As filed with the Securities and Exchange Commission on June 4, 2019

Registration No. 333-230817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

AMENDMENT NO. 2 TO

FORM S-4

____________

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAPITOL INVESTMENT CORP. IV

(Exact Name of Each Registrant as Specified in its Charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1300 17th Street, Suite 820

Arlington, VA 22209
(202) 654–7060

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Mark D. Ein
Capitol Investment Corp. IV
1300 17th Street, Suite 820

Arlington, VA 22209
(202) 654–7060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Paul Sheridan, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, DC 20004 Telephone: (202) 637-2200 Fax: (202) 637-2201	Matthew Gardner, Esq. Michael Johns, Esq. Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Telephone: (345) 949-8066 Fax: (345) 949-8080	Christian O. Nagler, Esq. Sean T. Wheeler, P.C. Brooks W. Antweil Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Telephone: (713) 836-3600 Fax: (713) 836-3601

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the included proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE(1)

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(2)	48,312,500	$10.1775	$491,700,468.75	$59,594.10
Redeemable Warrants(3)	18,450,000	$1.305	$24,077,250.00	$2,918.16
Common Stock(4)	18,450,000	$—	$—	$—
Total			$515,777,718.75	$62,512.26	(5)

____________

(1)      Immediately prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement, Capitol Investment Corp. IV, a Cayman Islands exempted company (“Capitol”), intends to effect a deregistration under the Cayman Islands Companies Law (2018 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Capitol’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered hereby will be issued by Capitol Investment Corp. IV (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the domestication (which will be renamed “Nesco Holdings, Inc.” upon consummation of the merger).

(2)      Represents shares of common stock to be issued to the holders of Capitol Class A ordinary shares and Class B ordinary shares upon consummation of the business combination. Pursuant to Rule 457(f)(1), based on the average of the high and low price of Capitol’s Class A ordinary shares on April 5, 2019.

(3)      Represents warrants to be issued in exchange for outstanding Capitol warrants upon consummation of the business combination. Pursuant to Rule 457(f)(1), based on the average of the high and low price of Capitol’s warrants on April 4, 2019.

(4)      Represents shares of common stock issuable upon exercise of outstanding Capitol warrants, each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share beginning 30 days after Capitol’s successful completion of a business combination. Pursuant to Rule 457(g), no separate registration fee is required for the securities underlying the warrants.

(5)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED JUNE 4, 2019

CAPITOL INVESTMENT CORP. IV

1300 17th Street, Suite 820

Arlington, VA 22209

NOTICE OF
EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [•], 2019

TO THE SHAREHOLDERS OF CAPITOL INVESTMENT CORP. IV:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Capitol Investment Corp. IV (“Capitol”), a Cayman Islands exempted company limited by shares, will be held at 10:00 a.m. eastern time, on [•], 2019, at the offices of Graubard Miller, general counsel to Capitol, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)    Proposal No. 1 — The Business Combination Proposals — To consider and vote upon two separate proposals as follows:

a.      a proposal, as a special resolution, that Capitol be deregistered under the Cayman Islands Companies Law and domesticate under Section 388 of the Delaware General Corporation Law, pursuant to which Capitol’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”) as the first step in the business combination described below; and

b.      a proposal, as an ordinary resolution, to approve and adopt the Agreement and Plan of Merger, dated as of April 7, 2019 (“Merger Agreement”), by and among Capitol, Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “Nesco Owner”), and NESCO Holdings I, Inc., a Delaware corporation (“Nesco”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including (i) the Domestication, (ii) the merger of Merger Sub with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol (the “Initial Merger”), and (iii) immediately after the Initial Merger, the merger of Nesco with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol (the “Subsequent Merger”, and together with the Initial Merger, the “Mergers”, and together with the Domestication, the “Transactions”) — we refer to these two sub proposals collectively as the “business combination proposals”;

(2)     Proposal No. 2 — The Charter Proposals — to consider and vote upon separate proposals, as special resolutions, to approve the following material differences between the constitutional documents of Capitol that will be in effect upon the closing of the Transactions and Capitol’s current amended and restated memorandum and articles of association: (i) the name of the public entity will be “Nesco Holdings, Inc.” as opposed to “Capitol Investment Corp. IV”; (ii) Capitol will have 250,000,000 authorized shares of common stock, and 5,000,000 authorized shares of preferred stock, as opposed to Capitol having 400,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares, and 1,000,000 authorized preference shares; and (iii) Capitol’s amended and restated memorandum and articles of association will be restated into a certificate of incorporation and bylaws (collectively, the “Restated Constitutional Documents”), and such constitutional documents, as restated, will include substantial changes, including the removal of various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated memorandum and articles of association contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) - we refer to these proposals collectively as the “charter proposals”;

(3)    Proposal No. 3 — The Director Election Proposal — to pass an ordinary resolution to elect seven directors who, upon consummation of the Transactions, will be the directors of Capitol — we refer to this proposal as the “director election proposal”;

(4)    Proposal No. 4 — The Incentive Plan Proposal — to consider and vote upon a proposal, as an ordinary resolution, to approve the 2019 Omnibus Incentive Plan (the “2019 Plan”), which is an incentive compensation plan for employees of Capitol and its subsidiaries following the Transactions, including Nesco — we refer to this proposal as the “incentive plan proposal”;

(5)    Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal, as an ordinary resolution, to adjourn the extraordinary general meeting to a later date or dates if it is determined by the chairman presiding over the extraordinary general meeting that more time is necessary for Capitol to consummate the Transactions — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus, which also includes as Annex A a copy of the Merger Agreement, as Annex B a copy of the form of Restated Constitutional Documents and as Annex C a copy of the 2019 Plan. We encourage you to read the attached proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO READ CAREFULLY THE SECTION ENTITLED “RISK FACTORS”.

Only holders of record of Capitol ordinary shares at the close of business on May 20, 2019 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments of the extraordinary general meeting.

After careful consideration, Capitol’s board of directors has determined that the business combination proposals, the charter proposals, the director election proposal, the incentive plan proposal and the adjournment proposal are fair to and in the best interests of Capitol and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the business combination proposals, “FOR” each of the charter proposals, “FOR” the election of all of the persons nominated by Capitol’s board of directors for election as directors, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented. When you consider Capitol’s board’s recommendation, you should keep in mind that Capitol’s directors and officers may have interests in the business combination that conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposals — Interests of Capitol’s Sponsors, Directors and Officers in the Business Combination.”

Consummation of the Transactions is conditioned on approval of each of the business combination proposals, each of the charter proposals, the director election proposal and the incentive plan proposal. If any of the proposals is not approved and the extraordinary general meeting is not adjourned, the other proposals will not be presented to shareholders for a vote.

All Capitol shareholders are cordially invited to attend the extraordinary general meeting in person. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of Capitol ordinary shares, you may also cast your vote in person at the extraordinary general meeting. If your ordinary shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of Capitol shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at the principal executive offices of Capitol for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ Mark D. Ein
Mark D. Ein Chairman of the Board and Chief Executive Officer

[•], 2019

IF YOU SIGN, DATE AND RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSALS IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING CAPITOL ORDINARY SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY VOTE ON THE BUSINESS COMBINATION PROPOSALS OR IF THEY ARE A HOLDER OF RECORD ON THE RECORD DATE. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, CAPITOL’S TRANSFER AGENT, NO LATER THAN TWO (2) DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE TRANSACTIONS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF CAPITOL — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated [•], 2019 and is first being mailed to Capitol Investment Corp. IV shareholders on or about [•], 2019.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on [•], 2019: Capitol’s proxy statement/prospectus is available at https://www.cstproxy.com/capitolacquisition/2019.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 4, 2019

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

CAPITOL INVESTMENT CORP. IV

_______________

PROSPECTUS FOR UP TO 48,312,500 SHARES OF COMMON STOCK,

18,450,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS,

AND 18,450,000 WARRANTS

_______________

The board of directors of Capitol Investment Corp. IV, a Cayman Islands exempted company limited by shares (“Capitol”), has unanimously approved the Agreement and Plan of Merger, dated as of April 7, 2019 (“Merger Agreement”), by and among Capitol, Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “Nesco Owner”), and NESCO Holdings I, Inc., a Delaware corporation (“Nesco”), pursuant to which (i) Capitol will domesticate as a Delaware corporation and will be renamed “Nesco Holdings, Inc.” (the “Domestication”), (ii) Merger Sub will merge with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol (the “Initial Merger”), and (iii) immediately after the Initial Merger, Nesco will merge with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol (the “Subsequent Merger”, and together with the Initial Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Nesco will become a limited liability company and a wholly-owned subsidiary of Capitol, with Nesco Owner becoming a securityholder of Capitol.

In connection with the Domestication, each outstanding Class A ordinary share of Capitol will automatically convert into one share of common stock of Capitol (which will be renamed “Nesco Holdings, Inc.”) on a one-for-one basis. The outstanding warrants of Capitol will automatically convert into warrants entitling the holders to purchase shares of common stock, on a one-for-one basis, beginning 30 days after the consummation of the business combination. Additionally, warrants to purchase up to 1,000,000 ordinary shares of Capitol that may be issued upon conversion of working capital loans would automatically convert into warrants entitling the holders to purchase shares of common stock, on a one-for-one basis, beginning 30 days after the consummation of the business combination. The outstanding Class B ordinary shares of Capitol will automatically convert into common stock, on a one-for-one basis, upon consummation of the business combination. Accordingly, this prospectus covers an aggregate of 66,762,500 shares of common stock of Capitol (including 18,450,000 shares of common stock underlying 18,450,000 warrants) and 18,450,000 warrants of Capitol issuable following consummation of the Transactions.

Pursuant to the Merger Agreement, in connection with the Mergers each outstanding share of Nesco common stock will be converted into the right to receive a pro rata portion of (i) $75,000,000 of cash (subject to adjustment as described in “The Business Combination Proposals — General — Consideration to Nesco Owner”), (ii) 17,464,235 shares of common stock (subject to adjustment as described in “The Business Combination Proposals — General — Consideration to Nesco Owner”), and (iii) warrants to purchase 2,500,000 shares of common stock. Nesco Owner will also have the right to receive up to 1,800,000 additional shares of common stock upon the happening of certain events as described in more detail in this proxy statement/prospectus.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of Capitol scheduled to be held on [•], 2019.

Capitol’s units, Class A ordinary shares and warrants are currently listed on the New York Stock Exchange under the symbols CIC.U, CIC, and CIC WS, respectively. Capitol intends to apply for listing, to be effective at the time of the business combination, of the common stock and warrants to be issued in connection with the Domestication and Mergers on the New York Stock Exchange under the proposed symbols NSCO and NSCO WS, respectively. Capitol will not have units traded following consummation of the business combination. It is a condition of the consummation of the business combination that Capitol’s common stock and warrants are approved for listing on a national securities exchange, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Transactions will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties.

Capitol is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the extraordinary general meeting of Capitol’s shareholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors.” These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2019, and is first being mailed to Capitol security holders on or about [•], 2019.

You should rely only on the information contained in this proxy statement/prospectus in determining whether to vote in favor of the business combination and other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Capitol securityholders nor the issuance by Capitol of common stock or warrants in connection with the business combination will create any implication to the contrary.

i

Frequently Used Terms

As used in this proxy statement/prospectus:

“Adjusted EBITDA” means net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, as further adjusted to give effect to non-cash and other items;

“Approved Stock Exchange” means the Nasdaq Stock Market, the New York Stock Exchange, or any other national securities exchange on which Capitol’s securities are then traded;

“Big 4” means AT&T, Sprint, T-Mobile and Verizon;

“Business Combination” or “business combination” means the Transactions contemplated by the Merger Agreement and related agreements;

“Capitol” means both Capitol Investment Corp. IV, a Cayman Islands exempted company limited by shares prior to the Domestication, and Capitol Investment Corp. IV, a Delaware corporation following the Domestication which will be renamed “Nesco Holdings, Inc.”;

“Charter” means the certificate of incorporation of Capitol following the Domestication;

“Code” means the Internal Revenue Code of 1986, as amended;

“Companies Law” means the Companies Law of the Cayman Islands (2018 Revision);

“CAGR” means compound annual growth rate;

“Deloitte” means Deloitte & Touche LLP, an independent registered public accounting firm, serving as Nesco’s auditors;

“DGCL” means the General Corporation Law of the State of Delaware;

“Debt Commitment Letter” means the commitment letter, dated April 7, 2019, among New Holdco, JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc.;

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or any replacement debt financing in the event any portion of the financing contemplated by the Debt Commitment Letter becomes unavailable;

“Domestication” means the domestication of Capitol into a Delaware corporation;

“EBITDA” means earnings before interest, taxes, depreciation and amortization;

“ECP” means Energy Capital Partners;

“ERS” means equipment rental and sales;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Initial Merger” means the merger of Merger Sub with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol;

“Initial Shares” means the 10,062,500 Class B ordinary shares of Capitol that were issued prior to Capitol’s initial public offering and, unless otherwise indicated, assumes conversion of those shares upon consummation of the Transactions into common stock on a one-for-one basis;

“Intermediate Holdings” means Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol;

“IRS” means the U.S. Internal Revenue Service;

“JOBS Act” means the Jumpstart Our Business Startups Act;

“Marcum” means Marcum LLP, an independent registered public accounting firm, serving as Capitol’s auditors;

“Mergers” means the Initial Merger and Subsequent Merger.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 7, 2019, by and among Capitol, Intermediate Holdings, Merger Sub, New HoldCo, Nesco Owner, and Nesco;

“Merger Sub” means Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol;

“New HoldCo” means Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Capitol;

“Nesco” means NESCO Holdings I, Inc. a Delaware corporation, and, as the context requires, its consolidated subsidiaries;

“Nesco Indebtedness” means indebtedness of Nesco pursuant to (i) that certain Credit Agreement, dated as of February 26, 2014, by and among, amongst others, Jurassic Holdings II, Inc., as holdings, Jurassic Holdings III, Inc., as borrower, and Barclays Bank PLC, as agent, as amended by Amendment No. 1, dated as of August 12 2015, as further amended by that certain Incremental Agreement No. 1 and Amendment No. 2, dated as of August 4, 2016, and as further amended or modified from time to time and (ii) the 6.875% senior secured second lien notes due 2021 issued by NESCO, LLC and co-issued by NESCO Finance Corporation;

“Nesco Owner” means NESCO Holdings, L.P., a Delaware limited partnership;

“NYSE” means the New York Stock Exchange;

“Ordinary Resolution” means, as a matter of Cayman Islands law, a resolution passed by the affirmative vote of a simple majority of the Capitol shareholders who attend and vote at the extraordinary general meeting;

“Private Warrants” means the 6,533,333 warrants of Capitol sold to the Sponsors and independent directors of Capitol simultaneously with Capitol’s initial public offering;

“PTA” means parts, tools and accessories;

“Public Shares” means the Class A ordinary shares included in the units issued in Capitol’s initial public offering;

“Public Shareholders” means holders of Public Shares, including the insiders to the extent they hold Public Shares, provided, that the Capitol Sponsors will be considered a “public shareholder” only with respect to any Public Shares held by them;

“Registration Rights Agreement” means the registration rights agreement to be entered into at or prior to the closing of the Transactions by Nesco Owner and affiliates of the Sponsors;

“Restated Constitutional Documents” means Capitol’s certificate of incorporation and bylaws adopted in connection with the Domestication and the Mergers;

“Revolving Credit Facility” means Nesco’s senior secured asset-based revolving credit facility with Barclays Bank PLC, as administrative agent, and lenders party thereto

“SEC” means the Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Special Resolution” means, as a matter of Cayman Islands law, a resolution passed by the affirmative vote of a majority of at least two-thirds of the Capitol shareholders who attend and vote at the extraordinary general meeting;

“Sponsor Support Agreement” means the support agreement entered into by the Sponsors in connection with the execution of the Merger Agreement;

“Sponsors” means Capitol Acquisition Management IV LLC, a Delaware limited liability company, and Capitol Acquisition Founder IV LLC, a Delaware limited liability company;

“Stockholders’ Agreement” means the stockholders’ agreement to be entered into on or prior to the closing of the Transactions between the Sponsors, Capitol, Nesco, and Nesco Owner;

“Subsequent Merger” means the merger of Nesco with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol;

“T&D” means electric utility transmission and distribution;

“Transactions” means the Domestication and the Mergers;

“UEO” means Utility Equipment Outfitters;

“U.S. GAAP” means generally accepted accounting principles in the United States; and

“2019 Plan” means the Capitol 2019 Omnibus Incentive Plan.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

•        The parties to the Transactions are Capitol, Intermediate Holdings, Merger Sub, New HoldCo, Nesco Owner and Nesco. Pursuant to the Merger Agreement, (i) Capitol will domesticate as a Delaware corporation and will be renamed “Nesco Holdings, Inc.”, (ii) Merger Sub will merge with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol and (iii) immediately after the Initial Merger Nesco will merge with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol. As a result of the Transactions, Nesco will become an indirect wholly-owned subsidiary of Capitol, with Nesco Owner becoming a securityholder of Capitol. See the section entitled “The Merger Agreement.”

•        Nesco is one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution (“T&D”), telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems.

•        Under the Merger Agreement, Nesco Owner will receive (i) $75,000,000 of cash (subject to adjustment as described in “The Business Combination Proposals — General — Consideration to Nesco Owner”), (ii) 17,464,235 shares of common stock (subject to adjustment as described in “The Business Combination Proposals — General — Consideration to Nesco Owner”), and (iii) warrants to purchase 2,500,000 shares of common stock. Nesco Owner will also have the right to receive up to 1,800,000 additional shares of common stock, for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if (x) the trading price of Capitol’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period or (y) a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock of the combined company exceeds $13.00 per share or $16.00 per share. The Sponsors will also agree to subject certain of their shares to a lockup with such shares being released from the lockup upon the same terms in which the 1,800,000 additional share consideration to Nesco Owner described above will be issued. See the section entitled “The Business Combination Proposals.”

•        Each outstanding Class A ordinary share of Capitol will automatically convert into a share of common stock of Capitol, on a one-for-one basis, following the Domestication. The outstanding warrants of Capitol will automatically convert into warrants entitling the holders to purchase shares of common stock of Capitol following the Domestication, on a one-for-one basis, beginning 30 days after the consummation of the business combination. The Class B ordinary shares of Capitol will automatically convert into shares of common stock of Capitol following the Domestication, on a one-for-one basis, upon the consummation of the business combination. Notwithstanding the foregoing, the Sponsors have agreed to forfeit a certain number of Initial Shares and Private Warrants immediately prior to the Domestication. See the section entitled “The Business Combination Proposals.”

•        Immediately after the closing of the Transactions, Nesco Owner and certain members of current Nesco management will hold approximately 26.6% of the issued and outstanding capital stock of Capitol while shareholders of Capitol will hold approximately 73.4% of the issued and outstanding capital stock of Capitol (assuming no holder of Capitol’s Public Shares exercises redemption rights as described in this proxy statement/prospectus). As a result, Nesco Owner and current Nesco management will be the single largest shareholder, as a group, of Capitol following consummation of the Transactions with no current shareholder of Capitol owning more than 10% of the issued and outstanding capital stock of Capitol. See the section entitled “The Business Combination Proposals.”

•        The Merger Agreement provides that either Capitol or Nesco may terminate the Merger Agreement if the Transactions are not consummated on or before the later of (x) August 21, 2019 or (y) if Capitol’s shareholders approve a later date for completion of a business combination, October 7, 2019. Additionally, the Merger Agreement may be terminated, among other reasons, by either Capitol or Nesco upon material breach of the other party if not cured within the time period specified within the Merger Agreement and subject to certain other conditions. See the section entitled “The Merger Agreement — Termination.”

•        In addition to voting on the Transactions, the shareholders of Capitol will vote on separate proposals to approve material differences between the constitutional documents of Capitol that will be in effect upon the closing of the Transactions and Domestication and Capitol’s current amended and restated memorandum and articles of association, including: (i) the name of the public entity will be “Nesco

Holdings, Inc.” as opposed to “Capitol Investment Corp. IV”; (ii) Capitol will have 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Capitol having 400,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares, and 1,000,000 authorized preference shares; and (iii) Capitol’s amended and restated memorandum and articles of association will be restated into a certificate of incorporation and bylaws, and such restated constitutional documents will not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated memorandum and articles of association contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). The shareholders of Capitol will also vote on proposals to elect seven directors who, upon consummation of the Transactions, will be the directors of Capitol, to approve the 2019 Plan and to approve, if necessary, an adjournment of the extraordinary general meeting. See the sections entitled “The Charter Proposals,” “Comparison of Corporate Governance and Shareholder Rights,” “The Director Election Proposal,” “The Incentive Plan Proposal” and “The Adjournment Proposal.”

•        Upon completion of the Transactions, if management’s nominees are elected, the directors of Capitol will be William Plummer (serving as Chairman), Jeffrey Stoops, Lee Jacobson (Nesco’s Chief Executive Officer), Doug Kimmelman (Senior Partner and Founder at ECP), Rahman D’Argenio (Partner at ECP), Mark D. Ein (Capitol’s Chairman and Chief Executive Officer who will serve as Vice Chairman) and L. Dyson Dryden (Capitol’s President and Chief Financial Officer). See the section entitled “The Director Election Proposal.”

•        Upon completion of the Transactions, the executive officers of Capitol will include Lee Jacobson (Chief Executive Officer) and Bruce Heinemann (Chief Financial Officer), as well as those persons described under “The Director Election Proposal — Information about Executive Officers, Directors and Nominees.” These individuals will generally hold the same positions with Nesco. See the section entitled “The Director Election Proposal.”

•        Pursuant to the Registration Rights Agreement, Nesco Owner and affiliates of the Sponsors will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the common stock of Capitol received by them in the Transactions, subject to certain conditions set forth therein.

•        Pursuant to the Stockholders’ Agreement to be entered into in connection with the closing of the Transactions, Capitol will agree to grant Nesco Owner and its affiliates certain board nomination rights and the Sponsors will agree to certain transfer restrictions and forfeiture terms with respect to the Sponsors’ earnout shares. See the section entitled “The Director Election Proposal.”

•        The Sponsors and Nesco Owner have entered into the Sponsor Support Agreement pursuant to which they have agreed to comply with the provisions of the Merger Agreement applicable to such Sponsors as well as the covenants set forth in the Sponsor Support Agreement, including voting all ordinary shares of Capitol beneficially owned by such Sponsors in favor of the transactions contemplated by the Merger Agreement.

•        In connection with the execution of the Merger Agreement, New HoldCo executed the Debt Commitment Letter pursuant to which the lender parties committed to provide Capitol with each of (i) $350 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions, solely to the extent that Capitol is unable to issue and sell senior second lien notes in a Rule 144A or other private placement yielding up to $400 million in gross proceeds on or prior to the closing of the Transactions. The funding of the Debt Financing in accordance with the Debt Commitment Letter is a condition to the obligations of Capitol, Merger Sub, Intermediate Holdings and New HoldCo to consummate the Transactions.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that may be important to Capitol shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the extraordinary general meeting.

Q.     Why am I receiving this proxy statement/ prospectus?

A.     Capitol and Nesco have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Capitol encourages its shareholders to read it in its entirety. Capitol’s shareholders are being asked to consider and vote upon separate proposals to approve the Merger Agreement, which, among other things, provides for (i) the Domestication, whereby Capitol will become a Delaware corporation and will be renamed “Nesco Holdings, Inc.”, (ii) the Initial Merger, whereby Merger Sub will merge with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol, and (iii) the Subsequent Merger, whereby Nesco will merge with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol. By virtue of the Transactions, Capitol will become a Delaware corporation, Nesco will become a limited liability company and a wholly-owned subsidiary of Capitol and Nesco Owner will become a securityholder of Capitol. See the section entitled “The Business Combination Proposals.”

Q.     Are there any other matters being presented to shareholders at the extraordinary general meeting?

A.     In addition to voting on the business combination, the shareholders of Capitol will vote on the following:

1.     Separate proposals to approve material differences between the constitutional documents of Capitol that will be in effect upon the closing of the Transactions (including the Domestication) and Capitol’s current amended and restated memorandum and articles of association, including: (i) the name of the public entity will be “Nesco Holdings, Inc.” as opposed to “Capitol Investment Corp. IV”; (ii) Capitol will have 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Capitol having 400,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares, and 1,000,000 authorized preference shares; and (iii) Capitol’s amended and restated memorandum and articles of association will be restated into a certificate of incorporation and bylaws, and such restated constitutional documents will not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated memorandum and articles of association contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). See the sections entitled “The Charter Proposal” and “Comparison of Corporate Governance and Shareholder Rights.”

2.     To elect seven directors who, upon consummation of the Transactions, will be the directors of Capitol. See the section entitled “The Director Election Proposal.”

3.     To approve the 2019 Plan. See the section entitled “The Incentive Plan Proposal.”

4.     To adjourn the extraordinary general meeting to a later date or dates if it is determined by the chairman presiding over the extraordinary general meeting that more time is necessary for Capitol to consummate the Transactions. See the section entitled “The Adjournment Proposal.”

Capitol will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.

Consummation of the Transactions is conditioned on approval of each of the business combination proposals, each of the charter proposals, the director election proposal and the incentive plan proposal. If any of the proposals is not approved, the other proposals will not be presented to shareholders for a vote.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.     I am a Capitol warrant holder. Why am I receiving this proxy statement/prospectus?

A.     Upon consummation of the Transactions, the Capitol warrants shall, by their terms, entitle the holders to purchase common stock of Capitol in lieu of ordinary shares of Capitol, at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Capitol and the business of Capitol and its subsidiaries following consummation of the Transactions. Because holders of Capitol warrants will be entitled to purchase common stock of Capitol upon consummation of the Transactions, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.     Why is Capitol proposing the business combination?

A.     Capitol was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On August 21, 2017, Capitol completed its initial public offering of units, with each unit consisting of one Class A ordinary share and one-third of one warrant, each whole warrant to purchase one Class A ordinary share at a price of $11.50, raising total gross proceeds of $402,500,000. Since the initial public offering, Capitol’s activity has been limited to the evaluation of business combination candidates.

Nesco is one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution, telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems.

Based on its due diligence investigations of Nesco and the industry in which it operates, including the financial and other information provided by Nesco in the course of their negotiations in connection with the Merger Agreement, Capitol believes that Nesco has a very appealing market opportunity and growth profile, strong position in its industry and a compelling valuation. As a result, Capitol believes that a business combination with Nesco will provide Capitol shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Proposals — Capitol’s Board of Directors’ Reasons for Approval of the Transactions.”

Q.     Did the Capitol board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A.     Capitol’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination with Nesco. The officers and directors of Capitol have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Capitol’s financial advisors, enabled them to make the necessary analyses and determinations regarding the business combination with Nesco. In addition, Capitol’s officers and directors and Capitol’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Capitol’s board of directors in valuing Nesco’s business, and assuming the risk that the board of directors may not have properly valued such business.

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you have the right to demand that Capitol redeem such shares for a pro rata portion of the cash held in Capitol’s trust account. We sometimes refer to these rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares. Accordingly, all Public Shares in excess of 20% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” will not be redeemed for cash.

Under Capitol’s amended and restated memorandum and articles of association, the business combination may only be consummated if Capitol has at least $5,000,001 of net tangible assets after giving effect to all holders of Public Shares that properly demand redemption of their shares into cash. This means that a substantial number of

Public Shares may be redeemed and Capitol can still consummate the business combination. However, Nesco is not required to consummate the Transactions if there is not at least $265 million available to Capitol after giving effect to payment of amounts that Capitol will be required to pay to redeeming shareholders upon consummation of the business combination.

Q.     How do I exercise my redemption rights?

A.     If you are a holder of Public Shares, regardless of whether you were a holder as of the record date, and wish to exercise your redemption rights, you must deliver your shares to Capitol’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System no later than two (2) days prior to the extraordinary general meeting. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $411,342,171, or approximately $10.22 per share, as of the record date). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. There are currently no owed but unpaid income taxes on the funds in the trust account. Your vote on any proposal will have no impact on your ability to exercise redemption rights or the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposals at the extraordinary general meeting. If you deliver your shares for redemption to Capitol’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Capitol’s transfer agent return the shares (physically or electronically). You may make such request by contacting Capitol’s transfer agent, Continental Stock Trust & Transfer Company, at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by Capitol’s transfer agent prior to the vote taken on the business combination proposals at the extraordinary general meeting. No demand for redemption will be honored unless the holder’s stock has been timely delivered (either physically or electronically) to the transfer agent and not timely withdrawn.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Capitol warrants that you may hold. Your whole warrants will become exercisable to purchase one share of common stock of Capitol, in lieu of one Class A ordinary share, for a purchase price of $11.50 upon consummation of the business combination.

Q.     Do I have appraisal rights if I object to the proposed business combination?

A.     No. Neither Capitol shareholders nor its unit or warrant holders have appraisal rights in connection with the business combination under Cayman Islands law. See the section entitled “Appraisal Rights.”

Q.     What happens to the funds deposited in the trust account after consummation of the business combination?

A.     Of the net proceeds of Capitol’s initial public offering and simultaneous private placement of warrants, $402,500,000 was placed in the trust account immediately following the initial public offering. After consummation of the business combination, the funds in the trust account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the business combination (including aggregate fees of approximately $14,087,500 to the underwriters of Capitol’s initial public offering as deferred underwriting commissions) and for Capitol’s working capital and general corporate purposes, including to pay the cash consideration to Nesco Owner pursuant to the Merger Agreement and to partially pay down the Nesco Indebtedness.

Q.     What happens if a substantial number of Public Shareholders vote in favor of the business combination proposals and exercise their redemption rights?

A.     Capitol’s Public Shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders. However, Nesco is not required to consummate the Transactions if there is not at least $265 million available to Capitol after giving effect to payment of amounts that Capitol will be required to pay to redeeming shareholders upon consummation of the Transactions. Also, with fewer Public Shares and Public Shareholders, the trading markets for Capitol’s common stock and warrants following the closing of the Transactions may be less liquid than the market for Capitol’s Class A ordinary shares and warrants were prior to the Transactions and Capitol may not be able to meet or maintain the listing standards of a national securities exchange. In addition, with less funds available from the trust account, the capital infusion from the trust account into Nesco’s business will be reduced and Nesco may not be able to achieve its plan of reducing its outstanding indebtedness.

Q.     What happens if the business combination is not consummated?

A.     If Capitol does not complete the business combination with Nesco for whatever reason, Capitol would search for another target business with which to complete a business combination. If Capitol does not complete the business combination with Nesco or another business combination by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association), Capitol must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses). The Sponsors have no redemption rights in the event a business combination is not effected in the required time period, and, accordingly, their Initial Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q.     How do the Sponsors and officers and directors of Capitol intend to vote on the proposals?

A.     Capitol’s Sponsors, as well as Capitol’s officers and directors, beneficially own and are entitled to vote an aggregate of 20% of Capitol’s outstanding ordinary shares. These holders have agreed to vote their shares in favor of the business combination proposals. The holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting.

Q.     When do you expect the business combination to be completed?

A.     It is currently anticipated that the business combination will be consummated promptly following the extraordinary general meeting which is set for [•], 2019; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the business combination, see the section entitled “The Merger Agreement — Conditions to the Closing of the Transactions.”

Q.     What do I need to do now?

A.     Capitol urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the business combination will affect you as a shareholder and/or warrantholder of Capitol. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of Capitol ordinary shares on the record date, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card to Capitol’s transfer agent at the address set forth below so that it is received prior to the vote at the extraordinary general meeting or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Capitol’s transfer agent, which must be received prior to the vote at the extraordinary general meeting. Shareholders may also revoke their proxy by attending the extraordinary general meeting in person.

Q.     What happens if I fail to take any action with respect to the extraordinary general meeting?

A.     If you fail to take any action with respect to the extraordinary general meeting and the business combination is approved by shareholders and consummated, your ordinary shares will become shares of common stock of Capitol (which will be renamed “Nesco Holdings, Inc.”) and/or your warrants will entitle you to purchase shares of common stock of Capitol. If you fail to take any action with respect to the extraordinary general meeting and the business combination is not approved, you will continue to be a shareholder and/or warrantholder of Capitol.

Q.     What should I do with my share and/or warrants certificates?

A.     Those shareholders who do not elect to have their Capitol shares redeemed for a pro rata share of the trust account do not need to deliver their shares to Capitol’s transfer agent in connection with the business combination as they will automatically convert into shares of Capitol common stock. Capitol shareholders who exercise their redemption rights must deliver their share certificates to Capitol’s transfer agent (either physically or electronically) no later than two (2) days prior to the extraordinary general meeting as described above.

Upon consummation of the Transactions, Capitol’s warrants will automatically convert into warrants to purchase common stock of Capitol (which will be renamed “Nesco Holdings, Inc.”). Therefore, warrant holders do not need to deliver their warrants to Capitol’s transfer agent in connection with the business combination.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Capitol shares.

Q.     Who can help answer my questions?

A.     If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Mr. L. Dyson Dryden

Capitol Investment Corp. IV
1300 17th Street, Suite 820

Arlington, VA 22209
Tel: (202) 654-7060
Fax: (202) 654-7070

or:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: CIC.info@morrowsodali.com

You may also obtain additional information about Capitol from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to Capitol’s transfer agent at the address below prior to the vote at the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the business combination, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Capitol

Capitol Investment Corp. IV is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Capitol was incorporated under the laws of the Cayman Islands on May 1, 2017.

On August 21, 2017, Capitol closed its initial public offering of 40,250,000 units, including 5,250,000 units subject to the underwriters’ overallotment option, with each unit consisting of one Class A ordinary share and one-third of one warrant, each whole warrant to purchase one Class A ordinary share at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $402,500,000. Simultaneously with the consummation of the initial public offering and the exercise of the underwriters’ over-allotment option, Capitol consummated the private sale of 6,533,333 Private Warrants at $1.50 per warrant for an aggregate purchase price of $9,800,000. A total of $402,500,000, was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-219146) that became effective on August 15, 2017. As of May 20, 2019, the record date, there was approximately $411,342,171 held in the trust account.

Capitol’s units, Class A ordinary shares and warrants are listed on the NYSE under the symbols CIC.U, CIC and CIC WS, respectively.

The mailing address of Capitol’s principal executive office is 1300 17th Street, Suite 820, Arlington, VA 22209. Its telephone number is (202) 654-7060. After the consummation of the business combination, Capitol’s principal executive office will be that of Nesco.

Intermediate Holdings

Capitol Intermediate Holdings, LLC is a wholly-owned subsidiary of Capitol formed solely for the purpose of effectuating the Mergers described herein. Intermediate Holdings was formed under the laws of Delaware as a limited liability company on March 19, 2019. Intermediate Holdings owns no material assets and does not operate any business.

The mailing address of Intermediate Holdings’ principal executive office is 1300 17th Street, Suite 820, Arlington, VA 22209. Its telephone number is (202) 654-7060. After the consummation of the business combination, its principal executive office will be that of Nesco.

Merger Sub

Capitol Investment Merger Sub 1, LLC is a wholly-owned subsidiary of Capitol formed solely for the purpose of effectuating the Mergers described herein. Merger Sub was formed under the laws of Delaware as a limited liability company on March 18, 2019. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 1300 17th Street, Suite 820, Arlington, VA 22209. Its telephone number is (202) 654-7060. After the consummation of the business combination, it will cease to exist.

New HoldCo

Capitol Investment Merger Sub 2, LLC is a wholly-owned subsidiary of Capitol formed solely for the purpose of effectuating the Mergers described herein. New HoldCo was formed under the laws of Delaware as a limited liability company on March 18, 2019. New HoldCo owns no material assets and does not operate any business.

The mailing address of New HoldCo’s principal executive office is 1300 17th Street, Suite 820, Arlington, VA 22209. Its telephone number is (202) 654-7060. After the consummation of the business combination, its principal executive office will be that of Nesco.

Nesco

Nesco, with its consolidated subsidiaries, is one of the largest specialty equipment rental providers to the growing T&D, telecom and rail industries in North America. Nesco’s specialized equipment is required for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco is a holding company with no operations of its own, and its business operations are conducted entirely through its indirect, wholly-owned subsidiary, Nesco, LLC.

Nesco is a Delaware corporation that was incorporated on December 18, 2013 and commenced operations in February 2014.

The mailing address of Nesco’s principal executive office is 6714 Pointe Inverness Way, Suite 220, Fort Wayne, IN 45894 and its telephone number is (800) 252-0043.

Nesco Owner

NESCO Holdings, LP, a Delaware limited partnership formed for the purpose of owning and acquiring Nesco through a series of transactions. Nesco Owner was formed in Delaware on January 23, 2014.

The mailing address of Nesco Owner is 6714 Pointe Inverness Way, Suite 220, Fort Wayne, IN 45894. Its telephone number is (800) 252-0043. Immediately after the closing of the Transactions, assuming no Capitol shareholders elect to redeem their shares for cash, Nesco Owner and certain members of current Nesco management will own approximately 26.6% of Capitol’s outstanding common stock, making Nesco Owner and current Nesco management the single largest shareholder of Capitol.

Emerging Growth Company

Capitol is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, Capitol is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Capitol has elected to take advantage of such extended transition period.

Capitol could remain an emerging growth company until the last day of its fiscal year following August 21, 2022 (the fifth anniversary of the consummation of Capitol’s initial public offering). However, if Capitol’s non-convertible debt issued within a three-year period or its total revenues exceed $1 billion or the market value of its shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Capitol would cease to be an emerging growth company as of the following fiscal year.

The Business Combination Proposals

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between Capitol and Nesco will be effected following the Domestication (whereby Capitol will become a Delaware corporation) through the Initial Merger, whereby Merger Sub will merge with and into Nesco with Nesco surviving as a wholly-owned subsidiary of Capitol, followed by the Subsequent Merger, whereby Nesco will merge with and into New HoldCo, with New HoldCo, a limited liability company, surviving as an indirect wholly-owned subsidiary of Capitol.

Organizational Structure

The following diagram illustrates the organizational structure of Capitol and Nesco immediately prior to the Transactions:

ECP funds
Capitol Sponsors
Public Shareholders
Nesco Management
NESCO Holdings GP, LLC
GP Interest
Capitol Investment Corp. IV "Capitol"
NESCO Holdings, LP "Nesco Owner"
Capitol Investment Merger Sub 1, LLC "Merger Sub"
Capitol Intermediate Holdings, LLC "Intermediate Holdings"
NESCO Holdings I, Inc. "Nesco"
Capitol Investment Merger Sub 2, LLC "New HoldCo"
Nesco Subsidiaries

The following diagram illustrates the structure of Capitol immediately following the Transactions:

Consideration to Nesco Owner

Pursuant to the Merger Agreement, Nesco Owner will receive (i) $75,000,000 of cash (subject to adjustment as described in “The Business Combination Proposals — General — Consideration to Nesco Owner”), (ii) 17,464,235 shares of common stock, and (iii) warrants to purchase 2,500,000 shares of common stock. Nesco Owner will also have the right to receive up to 1,800,000 additional shares of common stock (subject to adjustment as described in “The Business Combination Proposals — General — Consideration to Nesco Owner”), for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if the trading price of Capitol’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period.

Consideration to Capitol Holders

Upon consummation of the Transactions, including the Domestication, (i) each outstanding Class A ordinary share of Capitol will automatically convert into one share of common stock, (ii) the outstanding warrants to purchase ordinary shares of Capitol will automatically convert into warrants to purchase shares of common stock of Capitol, on a one-for-one basis, and (iii) the Class B ordinary shares of Capitol will automatically convert into shares of common stock on a one-for-one basis; provided that the Sponsors have agreed to forfeit a certain number of Initial Shares and Private Warrants immediately prior to the Domestication.

Pro Forma Ownership of Nesco Owner and Capitol Holders

Immediately after the closing of the Transactions, Nesco Owner and certain members of current Nesco management will hold approximately 26.6% of the issued and outstanding capital stock of Capitol while shareholders of Capitol will hold approximately 73.4% of the issued and outstanding capital stock of Capitol (assuming no holder of Capitol’s Public Shares exercises redemption rights). As a result, Nesco Owner and current Nesco management will be the single largest shareholder, as a group, of Capitol following consummation of the Transactions with no current shareholder of Capitol owning more than 10% of the issued and outstanding capital stock of Capitol.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposals — Capitol’s Board of Directors’ Reasons for Approval of the Transactions,” Capitol’s board of directors concluded that the Transactions met all of the requirements disclosed in the prospectus for its initial public offering, including that such business had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement (excluding the deferred underwriting commissions). See the section entitled “The Business Combination Proposals — General” for more information.

Additional Matters Being Voted On

The Charter Proposals

In addition to voting on the business combination proposals, the shareholders of Capitol will vote on separate proposals to approve material differences between the constitutional documents of Capitol that will be in effect upon the closing of the Transactions (including the Domestication) and Capitol’s current amended and restated memorandum and articles of association, including: (i) the name of the public entity will be “Nesco Holdings, Inc.” as opposed to “Capitol Investment Corp. IV”; (ii) Capitol will have 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Capitol having 400,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares, and 1,000,000 authorized preference shares; and (iii) Capitol’s amended and restated memorandum and articles of association will be restated into a certificate of incorporation and bylaws, and such restated constitutional documents will not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated memorandum and articles of association contain (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). The Restated Constitutional Documents are attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Restated Constitutional Documents in their entirety. See the sections entitled “The Charter Proposals” and “Comparison of Corporate Governance and Shareholder Rights.”

The Director Election Proposal

The shareholders of Capitol will also vote to elect seven directors who, upon consummation of the Transactions, will be the directors of Capitol. If the nominees set forth herein are elected, Lee Jacobson and L. Dyson Dryden will be Class A directors serving until the annual meeting of stockholders to be held in 2020, Jeffrey Stoops and Rahman D’Argenio will be Class B directors serving until the annual meeting to be held in 2021 and Mark Ein, Doug Kimmelman and William Plummer will be Class C directors serving until the annual meeting to be held in 2022 and, in each case, until their successors are elected and qualified. See the section entitled “The Director Election Proposal.”

The Incentive Plan Proposal

The proposed 2019 Plan will reserve up to 3,150,000 shares of common stock of Capitol for issuance in accordance with the plan’s terms, subject to certain adjustments. The purpose of the plan is to provide Capitol’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to Capitol’s growth and profitability, with an incentive to assist Capitol in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in Capitol. The plan is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the plan in its entirety. See the section entitled “The Incentive Plan Proposal.”

The Adjournment Proposal

If Capitol is unable to consummate the business combination for any reason, Capitol’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. See the section entitled “The Adjournment Proposal.”

Capitol Sponsors and Officers and Directors

As of May 20, 2019, the record date for the extraordinary general meeting, the Sponsors and Capitol’s officers and directors and affiliates beneficially owned and were entitled to vote an aggregate of 10,062,500 Class B ordinary shares. These individuals and entities also purchased an aggregate of 6,533,333 Private Warrants simultaneously with the consummation of Capitol’s initial public offering. The Initial Shares currently constitute 20% of Capitol’s outstanding ordinary shares.

In connection with the initial public offering, each Sponsor and officer and director agreed to vote the Initial Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the business combination proposals. Each Sponsor and officer and director has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the extraordinary general meeting.

In connection with the initial public offering, the holders of Capitol’s Initial Shares entered into a lock-up agreement pursuant to which they agreed not to transfer the Initial Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Capitol (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Sponsors have agreed to forfeit an aggregate of 2,000,000 Initial Shares and 2,500,000 Private Warrants immediately prior to the Domestication. In addition, 2,800,000 of the Sponsors’ remaining Initial Shares will be subject to an additional lock-up, to be released to the Sponsors simultaneously with the release of the additional share consideration to the Nesco Owner upon the occurrence of certain events, described in more detail elsewhere in this proxy statement/prospectus.

Date, Time and Place of Extraordinary General Meeting of Capitol

The extraordinary general meeting of shareholders of Capitol will be held at 10:00 a.m., Eastern time, on [•], 2019, at the offices of Graubard Miller, general counsel to Capitol, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the business combination proposals, the charter proposals, the incentive plan proposal, the director election proposal and/or if necessary, the adjournment proposal if Capitol is not able to consummate the Transactions for any reason.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Capitol ordinary shares at the close of business on May 20, 2019, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Capitol warrants do not have voting rights. On the record date, there were 50,312,500 ordinary shares of Capitol entitled to vote at the extraordinary general meeting, of which 40,250,000 were held by nonaffiliated shareholders with the rest being held by the Sponsors and officers and directors of Capitol.

Quorum and Vote of Capitol Shareholders

A quorum of Capitol shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Sponsors hold 20% of the outstanding Capitol ordinary shares. Such shares, as well as any ordinary shares acquired in the aftermarket by the Sponsors, will be voted in favor of the proposals presented at the extraordinary general meeting. The proposals presented at the extraordinary general meeting will require the following votes:

•        The Domestication requires approval of a Special Resolution while approval of the Merger Agreement and Mergers requires approval of an Ordinary Resolution.

•        Each of the charter proposals requires approval of a Special Resolution.

•        The director election proposal requires approval of an Ordinary Resolution.

•        The incentive plan proposal requires approval of an Ordinary Resolution.

•        The adjournment proposal requires approval of an Ordinary Resolution.

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but will not be counted for the purposes of determining the number of votes cast at the extraordinary general meeting and will therefore have no effect on the proposals.

Consummation of the Transactions is conditioned on approval of each of the business combination proposals, each of the charter proposals, the director election proposal, and the incentive plan proposal. If any proposal is not approved and the extraordinary general meeting is not adjourned, the other proposals will not be presented to the shareholders for a vote.

Redemption Rights

Pursuant to Capitol’s amended and restated memorandum and articles of association, a holder of Public Shares may demand that Capitol redeem such shares for cash if the business combination is consummated. Holders of Public Shares will be entitled to receive cash for these shares even if they do not vote on the proposals at the extraordinary general meeting or they are not holders of record on the record date. If the business combination is not completed, no shares will be redeemed for cash. If a holder of Public Shares demands redemption, Capitol will redeem each public share for a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. As of May 20, 2019, the record date, this would amount to approximately $10.22 per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of Capitol for cash and will no longer own the shares. See the section entitled “Extraordinary General Meeting of Capitol — Redemption Rights” for a detailed description of the procedures to be followed if you wish to have your shares redeemed for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares. Accordingly, all Public Shares in excess of 20% held by a public shareholder will not be redeemed for cash.

The business combination will not be consummated if Capitol has net tangible assets of less than $5,000,001 after taking into account holders of Public Shares that have properly demanded redemption of their shares for cash. This means that a substantial number of Public Shares may be redeemed and Capitol can still consummate the business combination. However, the Merger Agreement provides that Nesco is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, Capitol does not have at least $265 million available to it after giving effect to payment of amounts that Capitol will be required to pay to redeeming shareholders upon consummation of the Transactions. If Nesco does not waive its termination right and Capitol has less than the required amount of available cash, the Transactions will not be consummated.

Holders of Capitol warrants will not have redemption rights with respect to such securities.

Appraisal Rights

Neither shareholders of Capitol nor holders of units or warrants of Capitol have appraisal rights in connection with the Mergers under Cayman Islands law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Capitol has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Capitol — Revoking Your Proxy.”

Interests of Capitol’s Sponsors, Directors and Officers in the Business Combination

When you consider the recommendation of Capitol’s board of directors in favor of approval of the business combination proposals, you should keep in mind that the Sponsors (who are affiliated with certain of Capitol’s officers and directors) and Capitol’s directors and executive officers have interests in such proposal that may be different from, or in addition to, your interests as a shareholder or warrantholder. These interests include, among other things:

•        If the business combination with Nesco or another business combination is not consummated by August 21, 2019 (or such later date as may be approved by Capitol’s shareholders), Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,062,500 Initial Shares held by Capitol’s Sponsors, directors, officers and affiliates, which were acquired for an aggregate purchase price of $25,000 prior to Capitol’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $103,442,500 based upon the closing price of $10.28 per share on NYSE on May 20, 2019, the record date.

•        Capitol’s Sponsors, directors and officers purchased an aggregate of 6,533,333 Private Warrants from Capitol for an aggregate purchase price of approximately $9,800,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Capitol received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $10,257,333 based upon the closing price of $1.57 per warrant on NYSE on May 20, 2019, the record date. The Private Warrants will become worthless if Capitol does not consummate a business combination by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association).

•        The transactions contemplated by the Merger Agreement provide that Mark D. Ein and L. Dyson Dryden will be directors of Capitol after the closing of the Transactions (assuming they are elected at the extraordinary general meeting as described in this proxy statement/prospectus). As such, in the future each will receive any cash fees, stock options or stock awards that the Capitol board of directors determines to pay to its non-executive directors.

•        If Capitol is unable to complete a business combination within the required time period, Mark D. Ein and L. Dyson Dryden will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. If Capitol consummates a business combination, on the other hand, Capitol will be liable for all such claims.

•        Capitol’s Sponsors, officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Capitol fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Capitol may not be able to reimburse these expenses if the business combination with Nesco or another business combination, is not completed by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association). As of the date of this proxy statement/prospectus, Capitol’s Sponsors, officers, directors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.

•        The Merger Agreement provides for the continued indemnification of Capitol’s current directors and officers and the continuation of directors and officers liability insurance covering Capitol’s current directors and officers.

•        Since its inception, Capitol’s officers and directors (or their affiliates) have made loans from time to time to Capitol to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $950,000 principal amount of these loans are outstanding. These loans are convertible, at the option of the lenders, into warrants of Capitol at a price of $1.50 per warrant on the closing of the Transactions (subject to compliance with the terms of the Merger Agreement which restricts Capitol’s ability to convert such loans to warrants except in certain cases). If the business combination is not consummated, the notes will not be converted or repaid and will be forgiven except to the extent there are funds available to Capitol outside of the trust account.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Sponsors, Capitol’s officers and directors, Nesco or Nesco’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol’s ordinary shares or vote their shares in favor of the business combination proposals. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of two-thirds of the shares entitled to vote at the extraordinary general meeting to approve the business combination proposals vote in its favor and to reduce the number of redemptions such that Capitol has in excess of the required amount to consummate the business combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Capitol initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposals and other proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Capitol will have in excess of the required amount of cash available to consummate the business combination as described above.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. Capitol will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposals or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Shareholders

Capitol’s board of directors believes that the business combination proposals and the other proposals to be presented at the extraordinary general meeting are fair to and in the best interest of Capitol and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the business combination proposals, “FOR” each of the charter proposals, “FOR the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Transactions is conditioned on the Capitol shareholders approving the proposals by the required vote, and Capitol having at least $5,000,001 of net tangible assets after giving effect to all holders of Public Shares that properly demand redemption of their shares into cash.

In addition, the consummation of the Transactions is conditioned upon, among other things, (i) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions shall be in force; (ii) all necessary permits, approvals, clearances, and consents of or filings with any governmental authorities shall have been obtained or made, as applicable, and the completion of necessary proceedings; and (iii) the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

Nesco’s and Nesco Owner’s Conditions to Closing

The obligations of Nesco and Nesco Owner to consummate the Transactions also are conditioned upon, among other things:

•        the accuracy of the representations and warranties of Capitol, Merger Sub, Intermediate Holdings and New HoldCo (subject to certain bring-down standards);

•        performance of the covenants of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to be performed as of or prior to the closing;

•        Capitol filing a certificate of incorporation with the Secretary of State of the State of Delaware and adopting bylaws, each in such substantially the form as may be agreed by the parties attached to the Merger Agreement;

•        Capitol executing the Registration Rights Agreement;

•        Capitol executing the Stockholders’ Agreement;

•        the covenants of each Sponsor contained in the Sponsor Support Agreement having been performed in all material respects;

•        the Capitol common stock to be issued pursuant to the Merger Agreement shall have been approved for listing on a national securities exchange; and

•        the amount of cash available to be Capitol shall not be less than $265 million after giving effect to payment of amounts that Capitol will be required to pay to redeeming shareholders upon consummation of the business combination.

Capitol’s, Merger Sub’s, Intermediate Holdings’ and New HoldCo’s Conditions to Closing

The obligations of Capitol, Merger Sub, Intermediate Holdings and New HoldCo to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Nesco and Nesco Owner (subject to certain bring-down standards);

•        performance of the covenants of Nesco and the Nesco Owner to be performed as of or prior to the closing;

•        Nesco Owner executing the Registration Rights Agreement;

•        Nesco Owner executing the Stockholders’ Agreement;

•        delivery of a certification of non-foreign status to Capitol;

•        Receipt of the requisite approval of Capitol’s shareholders; and

•        the funding of the Debt Financing in accordance with the Debt Commitment Letter.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•        by mutual written consent of Capitol and Nesco;

•        by either Capitol or Nesco if the transactions are not consummated on or before the later of (x) August 21, 2019 or (y) if Capitol’s shareholders approve a later date for completion of a business combination, October 7, 2019;

•        by either Capitol or Nesco if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•        by either Capitol or Nesco if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

•        by either Capitol or Nesco if, at the Capitol shareholder meeting, the Transactions shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Tax Consequences of the Business Combination

For a description of the material United States federal income tax considerations regarding the Domestication, the exercise of redemption rights and the Mergers, please see the information set forth in “The Business Combination Proposals — U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Mergers will be accounted for as a reverse merger, in accordance with U.S. GAAP. Under this method of accounting, Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Nesco Owner being expected to have the largest minority interest of the combined company, Nesco Owner being represented on the Board of Directors of the combined company by up to three members in addition to the CEO of Nesco, Nesco’s senior management comprising the senior management of the combined company, the relative size of Nesco compared to Capitol, and Nesco’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Nesco issuing stock for the net assets of Capitol. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Nesco.

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware and the Cayman Islands necessary to effectuate the Transactions and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Capitol is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger.

Capitol’s consolidated balance sheet data as of March 31, 2019 and consolidated statement of operations data for the three months ended March 31, 2019 are derived from Capitol’s unaudited consolidated financial statements, included elsewhere in this proxy statement/prospectus.

Capitol’s balance sheet data as of December 31, 2018 and December 31, 2017 and statement of operations data for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017 are derived from Capitol’s audited financial statements, audited by Marcum LLP, independent registered public accountants, included elsewhere in this proxy statement/prospectus.

Nesco’s consolidated balance sheet data as of March 31, 2019 and consolidated statement of operations data and consolidated statement of cash flows data for the three months ended March 31, 2019 and 2018 are derived from Nesco’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Nesco’s consolidated balance sheet data as of December 31, 2018 and 2017 and consolidated statement of operations data and consolidated statement of cash flows data for the years ended December 31, 2018, 2017 and 2016 are derived from Nesco’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated balance sheet data as of December 31, 2016 are derived from Nesco’s 2016 audited consolidated financial statements not included in the proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each of Capitol and Nesco’s consolidated financial statements and related notes and “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Nesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Nesco or Capitol. All amounts are in US dollars.

Selected Historical Financial Information — Capitol

Income Statement Data:	For the three months ended March 31, 2019	For the three months ended March 31, 2018	For the year ended December 31, 2018	Period from May 1, 2017 (inception) through December 31, 2017
Revenue	$—	$—	$—	$—
Loss from operations	(536,154)	(413,244)	(1,553,651)	(777,471)
Interest income	2,274,691	1,367,437	6,684,245	—
Unrealized gain on marketable securities held in Trust Account	24,491	1,181	43,373	—
Net income (loss) attributable to common shareholders	1,763,028	955,374	5,173,967	(777,471)
Basic and diluted net income (loss) per share	(0.04)	0.03	0.02	(0.07)
Weighted average shares outstanding excluding shares subject to possible redemption – basic and diluted	11,909,851	11,928,013	11,932,714	10,433,838
Balance Sheet Data:	As of March 31, 2019	As of December 31, 2018	As of December 31, 2017
Working capital	$592,567	$378,721	$432,372
Trust account, restricted	410,026,800	407,727,618	402,500,000
Total assets	410,796,340	408,197,214	403,108,840
Total liabilities	15,014,473	14,178,375	14,263,968
Value of common stock which may be redeemed for cash	390,781,863	389,018,834	383,844,870
Stockholders’equity	5,000,004	5,000,005	5,000,002

Selected Historical Financial Information — Nesco

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016
Statement of Operations Data:
Revenue	$61,492	57,685	$246,297	$203,767	$187,098
Cost of revenue	41,140	37,568	164,679	146,022	157,512
Gross profit	20,352	20,117	81,618	57,745	29,586
Operating expenses	11,662	9,190	38,454	34,257	28,274
Operating income	8,690	10,927	43,164	23,488	1,312
Interest expense	14,993	13,384	56,698	53,710	48,203
Other (income) expense	(13)	316	287	366	(192)
Loss before income taxes	(6,290)	(2,773)	(13,821)	(30,588)	(46,699)
Income tax expense (benefit)	434	261	1,705	(3,493)	1,328
Net loss	$(6,724)	$(3,034)	$(15,526)	$(27,095)	$(48,027)

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$3,905	$(2,705)	$41,040	$17,219	$18,118
Investing activities	(6,935)	1,056	(27,438)	(21,366)	(11,154)
Financing activities	4,671	873	(12,422)	3,783	8,497
	As of March 31, 2019	As of December 31,
		2018	2017	2016
Balance Sheet Data (at period end):
Cash	$3,781	$2,140	$960	$1,324
Total assets	699,434	691,556	697,506	695,819
Total liabilities	864,698	850,312	841,470	813,789
Total stockholder’s deficit	(165,264)	(158,756)	(143,964)	(117,970)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma combined balance sheet as of March 31, 2019 combines the unaudited historical consolidated balance sheet of Nesco as of March 31, 2019 with the unaudited historical consolidated balance sheet of Capitol as of March 31, 2019, giving effect to the Transactions as if they had been consummated as of that date.

The following selected unaudited pro forma combined statement of operations for the three months ended March 31, 2019 combines the unaudited historical consolidated statement of operations of Nesco for the three months ended March 31, 2019 with the unaudited historical consolidated statement of operations of Capitol for the three months ended March 31, 2019, giving effect to the Transactions as if they had occurred on January 1, 2018.

The following selected unaudited pro forma combined income statement for the year ended December 31, 2018 combines the audited historical consolidated statement of operations of Nesco for the year ended December 31, 2018 with the audited historical statement of operations of Capitol for the year ended December 31, 2018, giving effect to the Transactions as if they had occurred on January 1, 2018.

The historical financial information of Nesco was derived from the following:

•        The unaudited consolidated financial statements of Nesco as of and for the three months ended March 31, 2019 included elsewhere in this proxy statement/prospectus.

•        The audited consolidated financial statements of Nesco as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 included elsewhere in this proxy statement/prospectus.

The historical financial information of Capitol was derived from the following:

•        The unaudited consolidated financial statements of Capitol as of and for the three months ended March 31, 2019 included elsewhere in this proxy statement/prospectus

•        The audited financial statements of Capitol as of December 31, 2018 and December 31, 2017 and for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017 included elsewhere in this proxy statement/prospectus.

This information should be read together with Nesco’s and Capitol’s audited and unaudited financial statements and related notes, “Nesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

The selected unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Nesco and Capitol have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Intermediate Holdings, Merger Sub or New HoldCo, and accordingly, no adjustments were required with respect to these entities in the selected pro forma combined financial statements.

The selected unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Capitol’s ordinary shares:

•        Scenario 1 — Assuming no redemptions for cash: This presentation assumes that no Capitol shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Transactions; and

•        Scenario 2 — Assuming redemptions of 14,310,769 Public Shares of Capitol for cash: This presentation assumes that Capitol shareholders exercise their redemption rights with respect to a maximum of 14,310,769 Public Shares upon consummation of the Transactions at a redemption price of approximately $10.19 per share. The maximum redemption amount is derived from a minimum of $265,000,000 of cash required from Capitol pursuant to the Merger Agreement, after giving effect to the payments to redeeming shareholders.

Selected Unaudited Pro Forma Financial Information

(dollars in thousands except per share amounts)

	Nesco	Capitol	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Statement of Operations Data – Three Months Ended March 31, 2019
Revenues	$61,492	$—	$61,492	$61,492
Operating expenses	$11,662	$536	$9,638	$9,638
Operating income (loss)	$8,690	$(536)	$10,714	$10,714
Net income (loss)	$(6,724)	$1,763	$(520)	$(1,769)
Net loss per common share – basic and diluted		$(0.04)	$(0.01)	$(0.03)

Statement of Operations Data – Year Ended December 31, 2018
Revenues	$246,297	$—	$246,297	$246,297
Operating expenses	$38,454	$1,554	$40,008	$40,008
Operating income (loss)	$43,164	$(1,554)	$41,610	$41,610
Net income (loss)	$(15,526)	$5,173	$(6,678)	$(11,564)
Net income (loss) per common share – basic and diluted		$0.02	$(0.10)	$(0.20)

Balance Sheet Data – As of March 31, 2019
Total current assets	$74,806	$769	$74,818	$74,818
Total assets	$699,434	$410,796	$699,446	$699,446
Total current liabilities	$62,449	$177	$60,116	$60,116
Total liabilities	$864,698	$15,014	$563,233	$634,017
Total stockholders’ equity (deficit)	$(165,264)	$5,000	$136,213	$65,429

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for Nesco and Capitol on a stand-alone basis and the unaudited pro forma combined share and equivalent share information for the three months ended March 31, 2019 and the year ended December 31, 2018 after giving effect to the Transactions, (1) assuming no Capitol shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Transactions; and (2) assuming that Capitol shareholders exercise their redemption rights with respect to a maximum of 14,310,769 Public Shares upon consummation of the Transactions.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Capitol and Nesco and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The Nesco pro forma equivalent per share financial information is calculated by multiplying the combined unaudited pro forma per share amounts by the exchange ratio, whereby each share of Nesco common stock will be converted into the right to receive 174,642 shares of Capitol’s common stock under Scenario 1 or 249,642 shares of Capitol’s common stock under Scenario 2.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Capitol and Nesco would have been had the companies been combined during the periods presented.

(in thousands, except share and per share data)

	Nesco	Capitol	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Three Months Ended March 31, 2019
Net (loss) income	$(6,724)	$1,763	$(520)	$(1,769)
Total stockholders’ (deficit) equity	(165,264)	5,000	136,213	65,429
Weighted average shares outstanding – basic and diluted		11,909,851	65,776,735	58,965,966
Basic and diluted net loss per share		(0.04)	(0.01)	(0.03)
Basic and diluted net loss equivalent per share			(1,746)	(7,489)
Stockholders’ equity per share – basic and diluted		0.42	2.07	1.11
Stockholders’ equity equivalent per share – basic and diluted			361,656	277,005

Year Ended December 31, 2018
Net (loss) income	$(15,526)	$5,173	$(6,678)	$(11,564)
Total stockholders’ (deficit) equity	(158,756)	5,000	137,001	68,805
Weighted average shares outstanding – basic and diluted		11,932,714	65,776,735	59,140,799
Basic and diluted net income (loss) per share		0.02	(0.10)	(0.20)
Basic and diluted net income (loss) equivalent per share			(17,464)	(49,928)

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Related to Capitol’s Business and Operations Following the Business Combination with Nesco

The value of your investment in Capitol following consummation of the business combination will be subject to the significant risks affecting Nesco and inherent in the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its ordinary shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Nesco and its consolidated subsidiaries unless the context clearly indicates otherwise.

Demand for our services is cyclical and vulnerable to industry downturns and regional and national downturns, which may result from the current economic conditions.

The demand for specialty equipment services in the T&D, telecommunications, and rail industries has been, and will likely continue to be, cyclical in nature and vulnerable to downturns specific to the industry, as well as to the United States economy in general. If the general level of economic activity were to decrease below historic norms, or the time frames for updating the electricity, telecommunications, and rail infrastructure, or compliance periods for government-regulated reliability levels were extended, financing conditions for our industry could be adversely affected and our customers may delay commencement of work on, or cancel, new projects or maintenance activity on existing projects. A number of other factors, including changes in government infrastructure spending programs, outside of our control could adversely affect T&D, telecommunications, and rail project spending, which would result in lower demand from our customers for our services. As a result, demand for our services could decline for extended periods, which could have a material adverse effect on our business, financial condition or results of operations. Additionally, each of T&D, telecommunication and rail industries may be affected at different times from market fluctuations specific to those industries. A worsening of economic conditions, in particular with respect to industrial activities, could cause weakness in our end markets and adversely affect our revenues and operating results.

Our revenue and operating results have historically fluctuated and may continue to fluctuate, which could result in a decline in our profitability and make it more difficult for us to grow our business.

Our revenue and operating results have historically varied from quarter to quarter. Periods of decline could result in an overall decline in profitability and make it more difficult for us grow our business. We expect our quarterly results to continue to fluctuate in the future due to a number of factors, including:

•        general economic conditions in the markets where we operate;

•        the cyclical nature of our customers’ business; (T&D, telecommunications and rail)

•        seasonal rental patterns of our customers, with rental activity tending to be lower in the winter and summer months;

•        severe weather and seismic conditions temporarily affecting the regions where we operate;

•        changes in governmental regulations specific to the industries in which we operate;

•        changes in government spending for infrastructure projects;

•        the effectiveness of integrating acquired businesses and new start-up businesses;

•        the cost and availability of capital to make acquisitions;

•        the cost and availability of equipment to replenish and grow our fleet;

•        changes in demand for, or utilization of, our equipment or in the prices we charge due to changes in economic conditions, competition or other factors;

•        increases in interest rates and related increases in our interest expense and our debt service obligations;

•        currency risks and other risks associated with international operations;

•        an overcapacity of fleet in the equipment rental industry; and

•        changes in the size of our rental fleet and/or in the rate at which we sell our used equipment.

Unfavorable conditions or disruptions in the capital and credit markets may adversely impact industry conditions and the availability of credit to our customers and suppliers, which may have a material adverse effect on our business, financial condition or results of operations.

Disruptions in the global capital and credit markets as a result of economic downturns, economic uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our customers’ ability to access capital. Additionally, unfavorable market conditions could impede the rate of economic recovery, which may depress demand for our products and services or make it more difficult for our customers to obtain financing and credit on reasonable terms. Also, more of our customers may be unable to meet their payment obligations to us, increasing delinquencies and credit losses. Moreover, our suppliers may be adversely impacted, causing disruption or delay of product availability.

In addition, if the financial institutions that commit to lend us money under any debt facilities we have entered into or may enter into in the future are adversely affected by the conditions of the capital and credit markets, they may become unable to fund borrowings under those commitments, which could have an adverse impact on our financial condition and our ability to borrow funds, if needed, for working capital, acquisitions, capital expenditures and other corporate purposes. These events could negatively impact our business, financial condition or results of operations.

We purchase a significant amount of our equipment from a limited number of manufacturers and suppliers. An adverse change in or termination of our relationships with any of those manufacturers or suppliers could result in our inability to obtain equipment on an adequate or timely basis, negatively impacting our relationships with our customers and having a material adverse effect on our business, financial condition or results of operations.

We purchase most of our equipment from a limited group of leading original equipment manufacturers (“OEMs”). For the year ended December 31, 2018, we purchased approximately 18.3% of our equipment from one manufacturer. We rely on these suppliers and manufacturers to provide us with equipment that we then rent to our customers. To the extent we are unable to rely on these suppliers and manufacturers, due to an adverse change in our relationships with them, if they fail to continue operating as a going concern, if they significantly raise their costs, if a large amount of our rental equipment is subject to simultaneous recalls that would prevent us from renting such equipment for a significant period of time, or such suppliers or manufacturers simply are unable to supply us with equipment or needed replacement parts in a timely manner, our business could be adversely affected through higher costs or the resulting potential inability to service our customers. We may experience delays in receiving equipment from some manufacturers due to factors beyond our control, including parts and material shortages, and, to the extent that we experience any such delays, our customer relationships could be hurt by the resulting inability to service our customers. In addition, the payment terms we have negotiated with the suppliers that provide us with the majority of our equipment may not be available to us at a later time. Although we believe that we have alternative sources of supply for the rental equipment we purchase in each of our core product categories, termination of one or more of our relationships with any of these major suppliers could have a material adverse effect on our business, financial condition or results of operations.

Changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect our business and results of operations.

The U.S. federal government or other governmental bodies may propose changes to international trade agreements, tariffs, taxes and other government rules and regulations. Any changes to the international trading system, or the emergence or escalation of an international trade dispute, could significantly impact our business and have a negative impact on our revenues. In addition, the U.S. and other countries from which materials used heavily in the industries that we serve may impose import and excise duties, tariffs and other taxes on products in varying amounts. Any significant increases in import and excise duties or other taxes on products that ultimately impact and are used in the industries in which we operate could have a material adverse effect on our business, liquidity, financial condition and/or results of operations.

In the United States and globally, international trade policy is undergoing review and revision, introducing significant uncertainty with respect to future trade regulations and existing international trade agreements. These major revisions include the negotiation of the United States-Mexico-Canada Agreement (USMCA) (in Canada, known as the Canada-United States-Mexico Agreement (CUSMA)), which is intended to supersede the North American Free Trade Agreement (NAFTA). which has not yet been ratified. USMCA/CUSMA has been signed but not ratified by the legislature of each of the United States, Canada and Mexico. NAFTA provides protection against tariffs, duties and other charges or fees and assures access by the signatories. The impact of USMCA/CUSMA, if ratified, on the industries in which we operate is uncertain but could have a material adverse effect on our business, financial condition or results of operations.

We are subject to competition, which may have a material adverse effect on our business by reducing our ability to increase or maintain revenues or profitability.

The specialty equipment rental industry is highly competitive and highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national and regional equipment rental companies to small, independent businesses with a limited number of locations. We generally compete on the basis of availability, quality, reliability, delivery and price. Some of our competitors have significantly greater financial, marketing and other resources than we do, and may be able to reduce rental rates or sales prices. In addition, we cannot be certain that our existing or prospective customers will continue to rent equipment in the future. If they instead choose to purchase equipment, it could have a material adverse effect on our business, financial condition or results of operations.

Effective management of our rental equipment is vital to our business.

Our rental equipment has a long economic life and managing this equipment is a critical element to our business. We must successfully maintain and repair our equipment cost-effectively to maximize the economic life of our products and the level of proceeds from the sale of such products. As the needs of our customers change, we may need to incur costs to relocate or retrofit our assets to better meet shifts in demand. If the distribution of our assets is not aligned with regional demand, we may be unable to take advantage of opportunities despite excess inventory in other regions. If we are not able to successfully manage our assets, our business, results of operations and financial condition may be materially adversely affected.

The cost of new equipment that we purchase for use in our rental fleet may increase and therefore we may spend more for such equipment, and in some cases, we may not be able to procure equipment on a timely basis due to supplier constraints.

The cost of new equipment from manufacturers that we purchase for use in our rental fleet may increase as a result of factors beyond our control, such as inflation, higher interest rates and increased raw material costs, including increases in the cost of steel, which is a primary material used in most of the equipment we use. For example, On March 1, 2018, the President of the United States announced a plan to indefinitely impose a 25 percent tariff on certain imported steel products and a 10 percent tariff on certain imported aluminum products under Section 232 of the Trade Expansion Act of 1962. Application of the tariffs commenced March 23, 2018, with temporary or long-term exemptions for a number of countries and subject to a product exemption process. These tariffs could increase the cost of steel to the manufacturers from whom we purchase our rental equipment, which in turn could increase our costs. Such increases could materially impact our financial condition or results of operations in future periods if we are not able to pass such cost increases through to our customers in the form of higher prices. In addition, based on changing demands of our customers, the types of equipment we rent to our customers may become obsolete resulting in a negative impact to our financial condition based on the increased capital expenditures required to replace the obsolete equipment, and our potential inability to sell the obsolete equipment in the used equipment market.

If our operating costs increase as our rental equipment fleet ages and we are unable to pass along such costs, our earnings will decrease. In addition, we may incur losses upon dispositions of our rental fleet due to residual value risk.

If the average age of our fleet of rental equipment were to increase, the cost of maintaining our equipment, if not replaced within a certain period of time, will likely increase. As of March 31, 2019, the average age of our rental equipment fleet was approximately 3.8 years, compared to 3.8 years at December 31, 2018, and 3.5 years at December 31, 2017.

The costs of maintenance may materially increase in the future. Any significant increase in such costs could have a material adverse effect on our business, financial condition or results of operations.

In addition, the market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

•        the market price for new equipment of a like kind;

•        wear and tear on the equipment relative to its age;

•        the time of year that it is sold (prices are generally higher during the construction seasons);

•        worldwide and domestic demands for used equipment;

•        the supply of used equipment on the market; and

•        general economic conditions.

We include in operating income the difference between the sales price and the depreciated value of equipment sold. Changes in our assumptions regarding depreciation could change our depreciation expense, as well as the gains or losses realized upon disposal of equipment. We cannot assure that used equipment selling prices will not decline. Any significant decline in the selling prices for used equipment could have a material adverse effect on our business, financial condition or results of operations.

We may be unsuccessful at acquiring companies or at integrating companies that we acquire and, as a result, may not achieve expected benefits, which could have a material adverse effect on our business, financial condition or results of operations.

One of our growth strategies is to selectively pursue, on an opportunistic basis, acquisitions of additional companies that will allow us to continue to expand our service offering and geographic footprint. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management’s attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on our business, financial condition or results of operations. In addition, we may not be able to obtain the necessary acquisition financing or we may have to increase our indebtedness in order to finance an acquisition. Furthermore, general economic conditions or unfavorable global capital and credit markets could affect the timing and extent to which we implement our strategy and limit our ability to successfully acquire new businesses. Our future business, financial condition and results of operations could suffer if we fail to successfully implement our acquisition strategy.

We might not be able to recruit and retain the experienced personnel we need to compete in our industries.

Our future success depends on our ability to attract, retain and motivate highly skilled personnel. Competition for personnel in our industry is intense and we must have talented personnel to succeed. Our ability to meet our performance goals depends upon the personal efforts and abilities of the principal members of our senior management, who provide strategic direction, develop the business, manage our operations, and maintain a cohesive and stable work environment. We cannot provide assurance that the company will retain or successfully recruit senior executives, or that their services will remain available to us. We will regularly evaluate on an ongoing basis our senior management capabilities in light of, among other things, our business strategy, changes to our capital structure, developments in our industry and markets and our ongoing financial performance and consider, where appropriate, supplementing, changing or otherwise enhancing our senior management team and operational and financial management capabilities in order to maximize our performance. Accordingly, our organizational structure and senior management team may change in the future. Changes to our senior management team could result in a material business interruption as a result of losing their services.

Our work force could become unionized in the future, which could negatively impact the stability of our production, materially reduce our profitability and increase the risk of work stoppages.

We currently operate with non-union employees. Our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union, and unions may conduct organizing activities in this regard. If our employees choose to form or affiliate with a union and the terms of a union collective bargaining agreement are significantly different from our current compensation and job assignment arrangements with our employees, these arrangements could negatively impact the stability of our production, materially reduce our profitability and increase the risk of work stoppages. In addition, even if our managed operations remain non-union, our business may still be adversely affected by work stoppages at any of our suppliers that are unionized.

Disruptions in our information technology systems or a compromise of security with respect to our systems could adversely affect our operating results by limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, implement strategic initiatives.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruption of these systems or the failure of any of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions. In addition, because our systems may contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other potential material adverse effects on our results of operations.

We may experience threats to our data and systems, including malware and computer virus attacks. We have implemented a multi layered approach to protect our data and systems from software attacks and conduct annual security awareness training sessions for all Nesco employees. Additionally, we support web filters in place that prevent users from accessing suspect sites and deploy endpoint protection on user computers in addition to multiple mail filters that are in place to help manage spam and phishing attempts. We rely on our security software layer vendors to stay current with threats, and if any of these breaches of security occur or are new threats that are not covered by our current software, we could be required to expend additional capital and other resources, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. In addition, because our systems sometimes contain information about individuals and businesses, our failure to appropriately maintain the security of the data we hold, whether as a result of our own error or the malfeasance or errors of others, could lead to unauthorized release of confidential or otherwise protected information or corruption of data. Our failure to appropriately maintain the security of the data we hold could also violate applicable privacy, data security and other laws and subject us to lawsuits, fines and other means of regulatory enforcement. Complying with any new regulatory requirements could force us to incur substantial expenses or require us to change our business practices in a manner that could harm our business. Further, any compromise or breach of our systems could result in adverse publicity, harm our reputation, lead to claims against us and affect our relationships with our customers and employees, any of which could have a material adverse effect on our business. Certain of our software applications are also utilized by third parties who provide outsourced administrative functions, which may increase the risk of a cybersecurity incident. Although we maintain insurance coverage for various cybersecurity risks, there can be no guarantee that all costs or losses incurred will be fully insured.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business.

If the cash that we generate from our business, together with cash that we may borrow under any debt facilities we have or may enter into in the future is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. However, we may not succeed in obtaining the requisite additional financing or such financing may include terms that are not satisfactory to us. We may not be able to obtain additional debt financing as a result of prevailing interest rates or other factors, including the presence of covenants or other restrictions under the agreements governing our current and future debt. In the event we seek to obtain equity financing, our stockholders may experience dilution as a result of the issuance of additional equity securities. This dilution may be significant depending upon the number of equity securities that we issue and the prices at which we issue such securities. If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, growth plans and refinancing existing indebtedness.

We are exposed to various risks related to legal proceedings or claims that could adversely affect our operating results. The nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage and thereby not fully protect us.

We are a party to lawsuits in the normal course of our business. Litigation in general can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against us, or legal actions that we may initiate, can often be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect our business, financial condition or results of operations, and we could incur substantial monetary liability and/or be required to change our business practices.

Our business exposes us to claims for personal injury, death or property damage resulting from the use of the equipment we rent or sell and from injuries caused in motor vehicle accidents in which our delivery and service personnel are involved and other employee related matters. Additionally, we could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which we operate.

We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims made during the respective policy periods. However, we may be exposed to multiple claims that do not exceed our deductibles and, as a result, we could incur significant out-of-pocket costs that could adversely affect our financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance we carry, as well as our historical experience and experience in our industry. Our existing or future claims may exceed the coverage level of our insurance, and such insurance may not continue to be available on economically reasonable terms. If we are required to pay significantly higher premiums for insurance, are not able to maintain insurance coverage at affordable rates, or if we must pay amounts in excess of claims covered by our insurance, or if we are exposed to multiple claims that do not exceed our deductibles, we could experience higher costs that could adversely affect our financial condition and results of operations.

Our business relies to some extent on third-party contractors to provide us with various services to assist us with conducting our business, which could adversely affect our business upon the termination or disruption of our third-party contractor relationships.

Our operations rely on third-party contractors to provide us with timely services to assist us with conducting our business. Any material disruption, termination, or substandard provision of these services could adversely affect our brand, customer relationships, operating results and financial condition. In addition, if a third-party contractor relationship is terminated, we may be adversely affected if we are unable to enter into a similar agreement with alternate providers in a timely manner or on terms that we consider favorable. Further, in the event a third-party relationship is terminated and we are unable to enter into a similar relationship, we may not have the internal capabilities to perform such services in a cost-effective manner.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets, which would negatively impact our operating results.

We have substantial balances of goodwill and identified intangible assets as a result of prior acquisitions and the merger and other transactions consummated in connection with the acquisition of us by Energy Capital Partners III, LP and certain of its affiliates. We are required to test goodwill and other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases. We may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our financial position and results of operations.

Our ability to obtain additional capital on commercially reasonable terms may be limited.

Although we believe our cash, as well as future cash from operations and availability under the any debt facilities we have or may enter into in the future, provide adequate resources to fund ongoing operating requirements for the foreseeable future, we may need to seek additional financing to compete effectively.

If we are unable to obtain capital on commercially reasonable terms, it could:

•        reduce funds available to us for purposes such as working capital, capital expenditures, strategic acquisitions and other general corporate purposes;

•        restrict our ability to introduce new products or exploit business opportunities;

•        increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

•        place us at a competitive disadvantage.

Federal and state legislative and regulatory developments that we believe should encourage electric power transmission infrastructure spending may fail to result in increased demand for our rental equipment.

In recent years, federal and state legislation has been passed and resulting regulations have been adopted that could significantly increase spending on electric power transmission infrastructure, including the Energy Act of 2005 and the American Recovery and Reinvestment Act of 2009 (the “ARRA”). However, much fiscal, regulatory and other uncertainty remains as to the impact this legislation and related regulations will ultimately have on the demand for our rental equipment and, as such, the effect of these regulations is uncertain and may not result in increased spending on the electric power transmission infrastructure. Continued uncertainty regarding the implementation of the Energy Act of 2005 and ARRA may result in slower growth in demand for our rental equipment.

Renewable energy initiatives, including ARRA, may not lead to increased demand for our rental equipment. In addition, we cannot predict when programs under ARRA will be implemented or the timing and scope of any investments to be made under these programs, particularly in light of capital constraints on potential developers of these projects. In addition, some of these programs have expired, which may affect the economic feasibility of future projects. Investments for renewable energy and electric power infrastructure under ARRA may not occur, may be less than anticipated or may be delayed, or any resulting contracts may not be awarded to us, any of which could negatively impact demand for our rental equipment.

We are subject to, and could be adversely affected by, safety and environmental requirements, which could force us to increase significant capital and other operational costs and may subject us to unanticipated liabilities.

Our operations are subject to federal, state and local occupational health and safety and environmental laws and regulations. We are subject to potential civil or criminal fines or penalties if we fail to comply with any of these requirements. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition or results of operations.

We have made, and will continue to make, expenditures to comply with environmental, health and safety laws and regulations, including, among others, expenditures for the investigation and cleanup of contamination at or emanating from currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. Some of these laws impose strict, and in certain circumstances joint and several liability on current and former owners or operators of contaminated sites and other potentially responsible parties for investigation, remediation and other costs.

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could materially adversely affect our results of operations, financial condition, liquidity and cash flows.

We are subject to federal, state and local environmental laws and regulations with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We cannot assure you that our tanks will at all times remain free from leaks or that the use of these tanks will not result in significant spills or leakage. If leakage or a spill occurs, it is possible that the resulting costs of cleanup, investigation and remediation, as well as any resulting fines, could be significant. We cannot assure you that compliance with existing or future environmental laws and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial condition, results of operations, liquidity or cash flows.

The U.S. Congress and other federal and state legislative and regulatory authorities in the U.S. and internationally have considered, and will likely continue to consider, numerous measures related to climate change and greenhouse gas emissions. Should rules establishing limitations on greenhouse gas emissions or rules imposing fees on entities deemed to be responsible for greenhouse gas emissions become effective, demand for our services could be affected, our vehicle, and/or other, costs could increase, and our business could be adversely affected.

If we are unable to collect on contracts with customers, our operating results would be adversely affected.

One of the reasons some of our customers find it more attractive to rent equipment than own equipment is the need to deploy their capital elsewhere. Some of our customers may have liquidity issues and ultimately may not be able to fulfill the terms of their rental agreements with us. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Further, delinquencies and credit losses generally can be expected to increase during economic slowdowns or recessions.

We have operations throughout the United States, which exposes us to multiple state and local regulations, in addition to federal law and requirements as a government contractor. Changes in applicable law, regulations or requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

We are geographically diverse and, as of March 31, 2019, operate 13 facilities and maintain access to more than 40 third-party service locations geographically dispersed across North America, which exposes us to a host of different state and local regulations, in addition to federal law and regulatory requirements. These laws and requirements address multiple aspects of our operations, such as worker safety, consumer rights, privacy, employee benefits and more, and there are often different requirements in different jurisdictions. Changes in these requirements, or any material failure by our branches to comply with them, can increase our costs, affect our reputation, limit our business, occupy management time and attention and otherwise impact our operations in adverse ways.

We are subject to certain risks arising from our Mexican operations.

We have operations in Mexico. As a result, we are subject to risks of doing business internationally, including changes in the economic strength of Mexico, difficulties in enforcing contractual obligations and intellectual property rights, burdens of complying with a wide variety of international and U.S. laws, economic sanctions and social, political and economic instability. We must also comply with applicable anti-corruption and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and local laws prohibiting corrupt payments to government officials. We cannot guarantee compliance with all applicable laws, and violations could result in substantial fines, sanctions, civil or criminal penalties, competitive or reputational harm, litigation or regulatory action and other consequences that might adversely affect our results of operations and our consolidated performance. Factors that substantially affect the operations of our business in Mexico may have a material adverse effect on our overall results of operations.

Our operations in Mexico are subject to changes in political or economic conditions and regulations in that country.

The risks with respect to Mexico or other developing countries include, but are not limited to: nationalization of properties, military repression, extreme fluctuations in currency exchange rates, criminal activity, lack of personal safety or ability to safeguard property, labor instability or militancy, mineral title irregularities and high rates of inflation. We may be affected in varying degrees by government regulation with respect to price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation and opposition from non-governmental organizations. The effect of these factors cannot be accurately predicted and may adversely impact our operations.

Escalating security disruptions in regions of Mexico we serve could adversely affect our Mexican operations, and, as a result, the levels of revenue and operating cash flow from our Mexican operations could be reduced.

In recent years, incidents of security disruptions throughout many regions of Mexico have increased. Drug-related gang activity has grown in Mexico. Certain incidents of violence have occurred in regions in which we operate and have resulted in the interruption of our operations, and these interruptions could increase in the future. To the extent that such security disruptions increase, the levels of revenue and operating cash flow from our Mexican operations could be reduced.

We have operations outside the United States. As a result, we may incur losses from currency conversions and have higher costs than we otherwise would have due to the need to comply with foreign laws.

Our operations in Canada and Mexico are subject to the risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates and the need to comply with foreign laws and regulations, as well as U.S. laws and regulations applicable to our operations in foreign jurisdictions. See “Nesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Qualitative and Quantitative Disclosures About Market Risk — Exchange Rate Risk.”

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, Nesco has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” until August 21, 2022 (the fifth anniversary of the consummation of Capitol’s initial public offering) or until such earlier time that we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Capitol has elected to take advantage of such extended transition period. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock and our share price may be more volatile.

We identified a material weaknes s in our internal control over financial reporting related to our reporting for rental equipment as of December 31, 2018. We may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2018, we identified a material weakness in our internal control over financial reporting related to accounting for rental equipment. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As of December 31, 2018, we did not have adequate controls in place to ensure that we have adequate review, including evidence of reviews in a sufficient amount of detail, of the activity in our rental equipment accounts. As a result, in the fourth quarter of 2018, we recorded adjustments to correct for rental equipment acquired using capital leases, as well as the classification of rental equipment on our consolidated balance sheet.

We have begun to implement changes to the design of controls to add a suite of key controls regarding the review of the activity in our rental equipment accounts, including lease financing activities. The changes in the design of controls include, but are not limited to, supplementing the internal rental equipment accounting personnel with three additional and experienced supervisory and managerial employees. These additional resources will augment the internal review procedures to include consultation and review over the monthly, quarterly and annual activity in rental equipment. Additionally, our management, under the supervision of our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the design and operation of our internal controls for rental equipment, inclusive of the aforementioned changes. The material weakness cannot be considered fully remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. We completed an evaluation as of March 31, 2019, and believe internal controls have been enhanced. We will be conducting ongoing quarterly evaluations and we currently expect to complete remediation of the material weakness by December 31, 2019; however, we can provide no assurances that the material weakness will be remediated on that timeline or at all.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we are unable to successfully remediate our existing or any future material weakness in our internal control over financial reporting, or identify any additional material weaknesses that may exist, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, we may be unable to prevent fraud, investors may lose confidence in our financial reporting, and our stock price may decline as a result. Additionally, our reporting obligations as a public company could place a significant strain on our management, operational and financial resources and systems for the foreseeable future and may cause us to fail to timely achieve and maintain the adequacy of our internal control over financial reporting.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. We cannot assure you that the measures we are currently undertaking or may take in the future will be sufficient to maintain effective internal controls or to avoid potential future deficiencies in internal control, including material weaknesses.

Neither our management nor an independent registered public accounting firm has ever performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. Our independent registered public accounting firm is not required to attest to and report on the effectiveness of our internal controls over financial reporting until after we are no longer an emerging growth company. At that time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal controls over financial reporting is documented, designed, or operating. Failing to maintain effective disclosure controls and internal controls over financial reporting could have a material and adverse effect on our business and operating results and could cause a decline in the price of our securities.

We intend to complete the Debt Financing, which may involve issuing second lien senior secured notes, to complete the business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

We intend to incur substantial debt pursuant to the Debt Financing, which may involve the issuance of second lien senior secured notes, to complete our business combination. The incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our common stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other disadvantages compared to our competitors who have less debt.

Risks Related to the Business Combination

The price of Capitol’s common stock may be volatile.

The price of Capitol’s common stock may fluctuate due to a variety of factors, including:

•        actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

•        mergers and strategic alliances in the industry in which Nesco operates;

•        market prices and conditions in the industry in which Nesco operates;

•        changes in government regulation;

•        potential or actual military conflicts or acts of terrorism;

•        the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

•        announcements concerning us or our competitors; and

•        the general state of the securities markets.

These market and industry factors may materially reduce the market price of our ordinary shares, regardless of our operating performance.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ordinary shares.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. However, there is no assurance that they will in fact publish reports on our company. Any projections included in research analyst reports may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. We cannot assure you that any research analysts will cover our securities and if no analysts commence coverage of us, the trading price and volume for our common stock could be adversely affected.

Capitol may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Capitol’s common stock.

Upon consummation of the Transactions, Capitol will have warrants outstanding to purchase up to an aggregate of 19,950,000 shares of common stock and may issue an aggregate of 1,800,000 shares of common stock to Nesco Owner upon achievement of milestone targets as described in this proxy statement/prospectus. Capitol will also have the ability to issue up to 3,150,000 shares under the 2019 Plan (assuming it is approved by shareholders at the extraordinary general meeting). Capitol may also issue additional shares of common stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Capitol’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•        Capitol’s existing stockholders’ proportionate ownership interest in Capitol will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; and

•        the market price of Capitol’s shares of common stock may decline.

Our charter will contain anti-takeover provisions that could adversely affect the rights of our shareholders.

Our amended and restated certificate of incorporation will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of control transactions, including, among other things:

•        provisions that authorize our board of directors, without action by our stockholders, to issue additional shares of common stock and preferred stock with preferential rights determined by our board of directors;

•        provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings; and

•        a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their common stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two general meetings of stockholders will generally be required in order to effect a change in a majority of our directors. Furthermore, we will be party to the Stockholders’ Agreement that require us to support the nomination and election of directors proposed to be nominated by the Nesco Owner for so long as it maintains certain ownership levels in us. The nomination provisions of our constitutional documents will be subject to the stockholders’ agreement for as long as it is in effect. Our staggered board of directors and the provisions of the stockholders’ agreement can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Capitol will not have any right to make damage claims against Nesco or Nesco Owner for the breach of any representation, warranty or covenant made by Nesco or Nesco Owner in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Transactions, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants to be performed in whole or in part after the closing. As a result, Capitol will have no remedy available to it if the Transactions are consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Nesco or Nesco Owner at the time of the Transactions.

The Capitol board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

Capitol’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination with Nesco. In analyzing the business combination, Capitol’s board and management conducted due diligence on Nesco and researched the industry in which Nesco operates and concluded that the business combination was fair to and in the best interest of Capitol and its shareholders. Accordingly, investors will be relying solely on the judgment of Capitol’s board of directors in valuing Nesco’s business, and the board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact Capitol’s ability to consummate the business combination or adversely affect Capitol’s liquidity following the consummation of the Transactions.

Future resales of common stock may cause the market price of Capitol’s securities to drop significantly, even if Capitol’s business is doing well.

Nesco Owner and affiliates of the Sponsors will be granted certain rights, pursuant to the Registration Rights Agreement, to require Capitol to register, in certain circumstances, the resale under the Securities Act of common stock held by them, subject to certain conditions. The sale or possibility of sale of these shares could have the effect of increasing the volatility in Capitol’s share price or putting significant downward pressure on the price of Capitol’s stock.

If Capitol’s shareholders fail to properly demand redemption rights, they will not be entitled to have their ordinary shares of Capitol redeemed for a pro rata portion of the trust account.

Capitol shareholders holding Public Shares may demand that Capitol redeem their shares for a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. Capitol shareholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to Capitol’s transfer agent two days prior to the extraordinary general meeting. Any Capitol shareholder who fails to properly deliver their shares will not be entitled to have his or her shares redeemed for a pro rata portion of the trust account. See the section entitled “Extraordinary General Meeting of Capitol — Redemption Rights” for the procedures to be followed if you wish to have your shares redeemed for cash.

Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

A public shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares. Accordingly, if you hold more than 20% of the Public Shares and the business combination proposals are approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Capitol cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Capitol’s shares of common stock after the business combination will exceed the per-share redemption price.

Capitol’s securities may not be listed on a national securities exchange after the business combination, which could limit investors’ ability to make transactions in Capitol’s securities and subject Capitol to additional trading restrictions.

Capitol has applied to have its securities post-business combination listed on the NYSE. Capitol will be required to meet the initial listing requirements to be listed, including having a minimum number of public stockholders. Capitol may not be able to meet those initial listing requirements. Even if Capitol’s securities are so listed, Capitol may be unable to maintain the listing of its securities in the future. If Capitol fails to meet the initial listing requirements and the NYSE does not list its securities and the related closing condition is waived by the parties, Capitol could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for the company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Capitol’s Sponsors, officers and directors own ordinary shares and warrants that will be worthless and have made loans and incurred reimbursable expenses that may not be reimbursed or repaid if the business combination is not approved. Such interests may have influenced their decision to approve the business combination with Nesco.

Capitol’s Sponsors, officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Initial Shares and Private Warrants that they purchased prior to, or simultaneously with, Capitol’s initial public offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the business combination with Nesco or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $113,699,833 based upon the closing prices of the shares and warrants on NYSE on May 20, 2019, the record date. Furthermore, the Sponsors and Capitol’s directors have loaned Capitol an aggregate of $950,000 as of the record date and the Sponsors and Capitol’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses are payable upon completion of the business combination with Nesco (although the lenders have the option to convert the loans into warrants of Capitol at a price of $1.50 per warrant on closing of the Transactions, subject to compliance with the terms of the Merger Agreement which restricts Capitol’s ability to convert such loans to warrants except in certain cases). However, if Capitol fails to consummate the business combination, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, Capitol may not be able to repay or reimburse these amounts if the business combination is not completed. See the section entitled “The Business Combination Proposals — Interests of Capitol’s Sponsors Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Capitol’s directors to approve the business combination with Nesco and to continue to pursue such business combination. In considering the recommendations of Capitol’s board of directors to vote for the business combination proposals and other proposals, its stockholders should consider these interests.

Certain of Capitol’s executive officers are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. They have also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced their decision to approve the business combination with Nesco.

If the business combination with Nesco or another business combination is not consummated by Capitol within the required time period, Mark D. Ein and L. Dyson Dryden will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. If Capitol consummates a business combination, on the other hand, Capitol will be liable for all such claims. Additionally, if Capitol does not consummate a business combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, Messrs. Ein and Dryden have agreed to advance such funds necessary to complete such liquidation and agreed not to seek repayment for such expenses. See the section entitled “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition and Liquidity” for further information.

These personal obligations of Messrs. Ein and Dryden may have influenced Capitol’s board of director’s decision to approve the business combination with Nesco and to continue to pursue such business combination. In considering the recommendations of Capitol’s board of directors to vote for the business combination proposals and other proposals, Capitol’s shareholders should consider these interests.

The exercise of Capitol’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Capitol’s shareholders’ best interest.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the Merger Agreement, would require Capitol to agree to amend the Merger Agreement, to consent to certain actions taken by Nesco or to waive rights that Capitol is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Nesco’s business, a request by Nesco to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Nesco’s business and would entitle Capitol to terminate the Merger Agreement. In any of such circumstances, it would be at Capitol’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Capitol and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. Capitol will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposals.

If Capitol is unable to complete the business combination with Nesco or another business combination by August 21, 2019 (or such later date as may be approved by Capitol’s shareholders), Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Capitol and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Capitol’s amended and restated memorandum and articles of association, Capitol must complete the business combination with Nesco or another business combination by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association), or Capitol must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Capitol. Although Capitol has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Capitol’s public stockholders. If Capitol is unable to complete a business combination within the required time period, the Mark D. Ein and L. Dyson Dryden have agreed they will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. However, Messrs. Ein and Dryden may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Capitol otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Capitol may not be able to return to its public stockholders at least $10.00.

Capitol’s shareholders may be held liable for claims by third parties against Capitol to the extent of distributions received by them.

If Capitol is unable to complete the business combination with Nesco or another business combination within the required time period, Capitol will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. Capitol cannot assure you that it will properly assess all claims that may be potentially brought against Capitol. As such, Capitol’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more). Accordingly, Capitol cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Capitol.

If Capitol is forced to file a bankruptcy petition or an involuntary bankruptcy petition is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Capitol’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Capitol’s shareholders. Additionally, if Capitol files a bankruptcy petition or an involuntary bankruptcy petition is filed against Capitol that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by shareholders. Furthermore, Capitol’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Shareholders from the trust account prior to addressing the claims of creditors. Capitol cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Capitol shareholders to increase the likelihood of approval of the business combination proposals and other proposals could have a depressive effect on Capitol’s shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, Capitol’s Sponsors, including its officers, directors and stockholders prior to the initial public offering, Nesco or Nesco’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of Capitol or vote their shares in favor of the business combination proposals. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the business combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Capitol common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

The Domestication may result in adverse tax consequences for holders of Capitol ordinary shares and warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of Capitol ordinary shares and warrants may be subject to U.S. federal income tax as a result of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of Capitol common stock may become subject to withholding tax on any dividends paid on Capitol common stock subsequent to the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Capitol ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of Capitol ordinary shares entitled to vote (and less than 10% of the total value of all classes of stock of Capitol), generally will recognize gain (but not loss) in respect of the Domestication unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the Capitol ordinary shares beneficially owned by such holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (which may include the deemed exchange of Capitol ordinary shares or warrants in connection with the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. These regulations, if finalized in their current form, may require U.S. Holders of Capitol ordinary shares or warrants to recognize gain and incur adverse consequences in connection with the Domestication, as further described in, and subject to the other considerations outlined in the discussion in, the section titled “The Business Combination Proposals — U.S. Federal Income Tax Considerations” below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Because the Domestication will occur immediately prior to any redemption of Capitol ordinary shares, U.S. Holders of Capitol ordinary shares exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “The Business Combination Proposals — U.S. Federal Income Tax Considerations”.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, Capitol’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

Capitol’s board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, Capitol is unable to consummate the business combination. If the adjournment proposal is not approved, Capitol’s board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, the business combination would not be completed.

FORWARD-LOOKING STATEMENTS

Capitol believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Capitol is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” “suggests,” “plan,” “should,” “could,” “would,” “will,” “forecast,” and “continue” or similar expressions. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

Capitol believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Capitol is not able to predict accurately or over which it has no control. The forward-looking statements included herein are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Capitol or Nesco in such forward-looking statements, including among other things:

•        the timing to and the ability of each of Capitol and Nesco to complete the Transactions;

•        the number and percentage of Capitol’s Public Shareholders voting against the business combination proposals and/or seeking redemption;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to maintain the listing of Capitol’s securities on a national securities exchange before or following the business combination;

•        the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemption of Public Shares by Capitol shareholders and Capitol’s level of indebtedness following the business combination;

•        changes adversely affecting the business in which Nesco is engaged;

•        the risks associated with cyclical demand for Nesco’s services and vulnerability to industry downturns and regional and national downturns;

•        fluctuations in Nesco’s revenue and operating results;

•        unfavorable conditions or further disruptions in the capital and credit markets;

•        Nesco’s ability to generate cash, service indebtedness and incur additional indebtedness;

•        competition from existing and new competitors;

•        Nesco’s relationships with equipment suppliers and dependence on key suppliers to obtain adequate or timely equipment;

•        increases in the cost of new equipment and Nesco’s ability to procure such equipment in a timely fashion;

•        Nesco’s ability to pass on increased operating costs related to the aging of its fleet;

•        Nesco’s ability to integrate any businesses it acquires;

•        Nesco’s ability to recruit and retain experienced personnel;

•        the effect of disruptions in Nesco’s information technology systems, including Nesco’s customer relationship management system;

•        risks related to legal proceedings or claims, including liability claims;

•        Nesco’s dependence on third-party contractors to provide us with various services;

•        a need to recognize additional impairment charges related to goodwill, identified intangible assets and fixed assets;

•        Nesco’s ability to obtain additional capital on commercially reasonable terms;

•        laws and regulatory developments that may fail to result in increased demand for Nesco’s services;

•        safety and environmental requirements that may subject Nesco to unanticipated liabilities; and

•        potential litigation involving Capitol or Nesco;

•        general economic conditions; and

•        the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Capitol, Nesco or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Capitol and Nesco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a shareholder grants its proxy or instructs how its vote should be cast or vote on each of the business combination proposals, the charter proposals, the director election proposal, the incentive plan proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Capitol and/or Nesco.

EXTRAORDINARY GENERAL MEETING OF CAPITOL

General

Capitol is furnishing this proxy statement/prospectus to Capitol’s shareholders as part of the solicitation of proxies by Capitol’s board of directors for use at the extraordinary general meeting of Capitol. This proxy statement/prospectus provides Capitol’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time, and Place

The extraordinary general meeting of Capitol will be held on [•], 2019, at 10:00 a.m., eastern time, at the offices of Graubard Miller, general counsel to Capitol, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, Capitol is asking holders of Capitol ordinary shares to:

•        consider and vote upon two separate proposals to approve the Domestication and adopt the Merger Agreement and approve the Initial Merger, Subsequent Merger, and the business combination contemplated thereby (the business combination proposals);

•        consider and vote upon separate proposals to approve the following differences between the constitutional documents of Capitol that will be in effect upon the closing of the Transactions (including the Domestication) and Capitol’s current amended and restated memorandum and articles of association including: (i) the name of the public entity will be “Nesco Holdings, Inc.” as opposed to “Capitol Investment Corp. IV”; (ii) Capitol will have 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Capitol having 400,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares, and 1,000,000 authorized preference shares; and (iii) Capitol’s amended and restated memorandum and articles of association will be restated into a certificate of incorporation and bylaws, and such restated constitutional documents will not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated memorandum and articles of association contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) (the charter proposals);

•        to elect seven directors who, upon consummation of the Transactions, will be the directors of Capitol, in each case, until their successors are elected and qualified (director election proposal);

•        to consider and vote upon a proposal to approve the 2019 Plan (incentive plan proposal); and

•        consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, in the event that Capitol is unable to consummate the business combination for any reason (adjournment proposal).

Recommendation of Capitol Board of Directors

Capitol’s board of directors has unanimously determined that each of the proposals described in this proxy statement/prospectus are fair to and in the best interests of Capitol and its stockholders; has unanimously approved each of the proposals described in this proxy statement/prospectus; unanimously recommends that stockholders vote “FOR” each of the business combination proposals; unanimously recommends that stockholders vote “FOR” each of the charter proposals; unanimously recommends that stockholders vote “FOR” the election of all of the persons nominated by Capitol’s management for election as directors; unanimously recommends that stockholders vote “FOR” the incentive plan proposal; and unanimously recommends that stockholders vote “FOR” an adjournment proposal if one is presented to the extraordinary general meeting.

Record Date; Persons Entitled to Vote

Capitol has fixed the close of business on May 20, 2019, as the “record date” for determining Capitol shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on May 20, 2019, there were 50,312,500 Capitol ordinary shares outstanding and entitled to vote. Each Capitol ordinary share is entitled to one vote per share at the extraordinary general meeting.

Pursuant to agreements with Capitol, the 10,062,500 Initial Shares held by the Sponsors and Capitol’s officers, directors and affiliates, and any ordinary shares acquired by them in the aftermarket, will be voted in favor of the business combination proposals. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the extraordinary general meeting.

Quorum

A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but will not be counted for the purposes of determining the number of votes cast at the extraordinary general meeting and will therefore have no effect on the proposals.

If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the business combination proposals, the charter proposals, the director election proposal and the incentive plan proposal.

Vote Required

The Domestication requires approval of a Special Resolution while approval of the Merger Agreement and Mergers requires approval of an Ordinary Resolution.

Each of the charter proposals requires approval of a Special Resolution.

The director election proposal requires approval of an Ordinary Resolution.

The incentive plan proposal requires approval of an Ordinary Resolution.

The adjournment proposal requires approval of an Ordinary Resolution.

Voting Your Shares

Each Capitol ordinary share that you own in your name, including those underlying any Capitol units you hold, entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Capitol’s board “FOR” the business combination proposals, the charter proposals, each director included in the director election proposal, the incentive plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You Can Attend the Extraordinary General Meeting and Vote in Person.    You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Capitol can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another signed proxy card with a later date;

•        you may notify Capitol’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Capitol ordinary shares, you may call Morrow Sodali LLC, Capitol’s proxy solicitor, at 800-662–5200 (banks and brokers can call collect at 203-658–9400), or L. Dyson Dryden, Capitol’s President and Chief Financial Officer, at (202) 654-7060.

Redemption Rights

Holders of Public Shares may seek to have their shares redeemed for cash, regardless of whether they are a holder of record on the record date or whether or not they vote on the business combination proposals. Any shareholder holding Public Shares may demand that Capitol redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.22 per share as of May 20, 2019, the record date), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, Capitol will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares. Accordingly, all Public Shares in excess of 20% held by a public stockholder will not be redeemed for cash.

Capitol’s Sponsors, officers and directors will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

Capitol shareholders who seek to have their Public Shares redeemed for cash must deliver their shares, either physically or electronically using Depository Trust Company’s DWAC System, to Capitol’s transfer agent no later than two days prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Ordinary shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares redeemed, once made, may be withdrawn at any time up to the vote on the business combination proposals. Furthermore, if a holder of a public share delivered its ordinary shares in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then Capitol’s Public Shareholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed for a full pro rata portion of the trust account, as applicable. In such case, Capitol will promptly return any shares delivered by public holders.

If Capitol would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding redemption of their shares to cash, Capitol will not be able to consummate the business combination.

The closing price of the Capitol Class A ordinary shares on May 20, 2019, the record date, was $10.28. The cash held in the trust account on such date was approximately $411,342,171 (approximately $10.22 per public share). Prior to exercising redemption rights, shareholders should verify the market price of Capitol Class A ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the conversion price. Capitol cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its Capitol ordinary shares for cash and will no longer own those shares.

Appraisal Rights

Neither shareholders, unitholders nor warrantholders of Capitol have appraisal rights in connection the business combination under Cayman Islands law.

Proxy Solicitation Costs

Capitol is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Capitol and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Capitol will bear the cost of the solicitation.

Capitol has hired Morrow Sodali LLC to assist in the proxy solicitation process. Capitol will pay that firm a fee of $22,500 plus disbursements. Such payment will be made from non-trust account funds.

Capitol will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Capitol will reimburse them for their reasonable expenses.

Capitol Sponsors, Officers and Directors

As of May 20, 2019, the record date for the extraordinary general meeting, the Sponsors, officers and directors (and their affiliates) of Capitol beneficially owned and were entitled to vote an aggregate of 10,062,500 Class B ordinary shares. These individuals and entities also purchased an aggregate of 6,533,333 Private Warrants simultaneously with the consummation of Capitol’s initial public offering. The Initial Shares currently constitute 20% of Capitol’s outstanding ordinary shares.

In connection with the initial public offering, each Sponsor, officer and director agreed to vote the Initial Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the business combination proposals. Each has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the extraordinary general meeting and will have no redemption rights with respect to Initial Shares in the event a business combination is not effected in the required time period. Accordingly, the Initial Shares will be worthless if no business combination is consummated by Capitol.

In connection with the initial public offering, the holders of Capitol’s Initial Shares entered into a lock-up agreement pursuant to which they agreed not to transfer the Initial Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Capitol (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Sponsors have agreed to forfeit an aggregate of 2,000,000 Initial Shares and 2,500,000 Private Warrants immediately prior to the Domestication. In addition, 2,800,000 of the Sponsors’ remaining Initial Shares will be subject to an additional lock-up, to be released to the Sponsors simultaneously with the release of the additional share consideration to the Nesco Owner upon the occurrence of certain events described in more detail elsewhere in this proxy statement/prospectus.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Sponsors, officers, directors, Nesco or Nesco Owner and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Capitol ordinary shares or vote their shares in favor of the business combination proposals. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the business combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposals and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Capitol will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposals or the net tangible asset threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSALS

The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

General

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between Capitol and Nesco will be effected through (i) the Domestication, whereby Capitol will become a Delaware corporation and will be renamed “Nesco Holdings, Inc.”, (ii) the Initial Merger, whereby Merger Sub will merge with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol, and (iii) the Subsequent Merger, whereby Nesco will merge with and into New HoldCo, with New HoldCo surviving as a wholly-owned subsidiary of Capitol. As a result of the business combination, Nesco will become a limited liability company and wholly-owned subsidiary of Capitol.

The Domestication

As a condition to consummating the Mergers, Capitol’s board has unanimously approved a change of Capitol’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Capitol will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Capitol will be domesticated and continue as a Delaware corporation. After the Domestication, Capitol will change its name to “Nesco Holdings, Inc.” The outstanding Class A ordinary shares of Capitol will automatically convert into shares of common stock of Capitol on a one-for-one basis following the Domestication. The outstanding warrants of Capitol will automatically convert into warrants to purchase a corresponding number of shares of common stock of Capitol following the Domestication, on a one-for-one basis, beginning 30 days after the consummation of the business combination. The Class B ordinary shares of Capitol will automatically convert into shares of common stock of Capitol on a one-for-one basis following the Domestication upon the consummation of the business combination, subject to adjustment as provided in Capitol’s current amended and restated memorandum and articles of association.

As a result of the Domestication, the rights of Capitol securityholders will change in material ways. See the section entitled “Material Differences between Rights of Holders of Capitol Securities Before the Domestication and Rights of Holders of Capitol Securities After the Domestication” for a description of some significant differences between the provisions of the Companies Law applicable Capitol before the Domestication and the laws of the State of Delaware that will be applicable to Capitol after the Domestication.

Consideration to Nesco Owner

Pursuant to the Merger Agreement, Nesco Owner will receive (i) $75,000,000 of cash (subject to adjustment as described below), (ii) 17,464,235 shares of Capitol’s common stock (subject to adjustment as described below) and (iii) warrants to purchase 2,500,000 shares of Capitol’s common stock.

To the extent that Public Shares are redeemed for a pro rata portion of the funds in Capitol’s trust account resulting in aggregate redemptions in excess of $25,000,000, (i) the $75,000,000 of cash received by Nesco Owner will be reduced until it is $0 (at an aggregate redemption amount of $100,000,000) and (ii) the number of common shares received by Nesco Owner will be proportionally increased by the amount the cash received is decreased at a rate of $10 per share (for example, if aggregate redemptions were $25,100,000 then Nesco Owner would receive $100,000 less cash and 10,000 more common shares and if aggregate redemptions were $100,100,000 then Nesco Owner would receive $75,000,000 less cash and 7,500,000 more common shares). No further adjustments are made to the cash received or common shares received in respect of aggregate redemption amounts in excess of $100,000,000.

Nesco Owner will also have the right to receive up to 1,800,000 additional shares of Capitol’s common stock, for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if the trading price of Capitol’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period, or upon a change of control (as defined in the Merger Agreement) of Capitol if the consideration paid or payable to Capitol’s stockholders equals or exceeds $13.00 per share or $16.00 per share (less any shares previously issued).

Consideration to Capitol Holders

Upon consummation of the Transactions, including the Domestication, (i) each outstanding Class A ordinary share of Capitol shall automatically be converted into one share of common stock of Capitol, (ii) the outstanding warrants to purchase ordinary shares of Capitol will automatically convert into warrants to purchase shares of common stock of Capitol on a one-for-one basis and (iii) each outstanding Class B ordinary share of Capitol shall automatically convert into one share of common stock of Capitol, subject to adjustment as provided in Capitol’s current amended and restated memorandum and articles of association.

Pro Forma Ownership of Nesco Owner and Capitol Holders

Immediately after the closing of the Transactions, after giving effect to the forfeitures by the Sponsors, Nesco Owner and certain members of current Nesco management will hold approximately 26.6% of the issued and outstanding capital stock of Capitol while shareholders of Capitol will hold approximately 73.4% of the issued and outstanding capital stock of Capitol (assuming no holder of Capitol’s Public Shares exercises redemption rights). As a result, Nesco Owner and current Nesco management will be the single largest shareholder, as a group, of Capitol following consummation of the Transactions with no current shareholder of Capitol owning more than 10% of the issued and outstanding capital stock of Capitol.

Sale Restrictions

In connection with the initial public offering, the holders of Capitol’s Initial Shares entered into a lock-up agreement pursuant to which they agreed not to transfer the Initial Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Capitol (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In addition, 2,800,000 of the Sponsors’ remaining Initial Shares will be subject to an additional lock-up, to be released to the Sponsors in two increments of 1,400,000 shares each simultaneously with the release of the conditional share consideration to the Nesco Owner as described above. If the Initial Shares subject to the additional lock-up are not released from the additional lock-up within five years of the closing of the Transactions, such shares will be forfeited to Capitol for no consideration.

Related Agreements

Stockholders’ Agreement

In connection with the closing of the Transactions, Capitol, Nesco Owner, certain affiliates of ECP and the Sponsors will enter into the Stockholders’ Agreement pursuant to which Nesco Owner (and its successors and assigns) will have the right to designate up to three persons to be appointed or nominated for election to the board of directors of Capitol, subject to reduction based on the aggregate ownership of Nesco Owner and its successors and assigns. Nesco Owner may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Capitol board of directors. If Nesco Owner has the right to designate one or more nominees and either has not exercised such right or no such nominee has not been elected, then Nesco Owner may designate one board observer. While the Stockholders’ Agreement is in effect, any change in the size of the Capitol board of directors will require the prior approval of Nesco Owner.

Under the Stockholders’ Agreement, the Sponsors have agreed to the sale restrictions on the 2,800,000 Initial Shares described above. In addition, Nesco Owner, certain affiliates of ECP and the Sponsors have agreed to a restriction on transfers of their respective shares of Capitol until the 180-day anniversary of the closing of the Transactions, subject to certain permitted transfers.

Registration Rights Agreement

Nesco Owner and affiliates of the Sponsors will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the common stock of Capitol received by them in the Transactions, subject to certain conditions set forth therein.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsors entered into the Sponsor Support Agreement pursuant to which they have agreed to comply with the provisions of the Merger Agreement applicable to such Sponsors as well as the covenants set forth in the Sponsor Support Agreement, including agreeing not to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of any of the Sponsors’ Initial Shares owned prior to the effectiveness of the Domestication.

Debt Commitment Letter

In connection with the execution of the Merger Agreement, New HoldCo executed the Debt Commitment Letter pursuant to which the lender parties committed to provide Capitol with each of (i) $350 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions and solely to the extent that Capitol is unable to issue and sell senior second lien notes in a Rule 144A or other private placement yielding up to $400 million in gross proceeds on or prior to the closing of the Transactions.

Headquarters; Stock Symbols

After completion of the Transactions:

•        the corporate headquarters and principal executive offices of Capitol will be located at 6714 Pointe Inverness Way, Suite 220, Fort Wayne, IN 45894, which are Nesco’s corporate headquarters; and

•        if the parties’ application for listing is approved, Capitol’s common stock and warrants will be traded on the NYSE under the symbols NSCO and NSCO WS, respectively.

Background of the Transactions

Capitol is a Cayman Islands exempted company incorporated on May 1, 2017 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The business combination with Nesco is the result of an extensive search for a potential transaction utilizing the global network and investing and transaction experience of our management team and board of directors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Capitol and Nesco. The following is a brief discussion of the background of these negotiations, the Merger Agreement and Transactions.

On August 21, 2017, Capitol completed its initial public offering. Prior to the consummation of the initial public offering, neither Capitol, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Capitol.

From the date of Capitol’s initial public offering through the signing of the Merger Agreement with Nesco on April 7, 2019, representatives of Capitol contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. During that period, Mark D. Ein, the Chairman and Chief Executive Officer of Capitol, L. Dyson Dryden, President and Chief Financial Officer of Capitol, Alfheidur Saemundsson, Executive Vice President and Secretary of Capitol, and Preston Parnell and Winston Lin, each consultants to Capitol:

•        identified and evaluated over four hundred potential target businesses from a wide range of industry segments including, among others, consumer products, retail, financial, technology, telecommunications, media, leisure, real estate, industrial, food & beverage and energy;

•        entered into substantial discussions with more than fifteen target businesses, including discussions regarding the type and amount of consideration to be provided relative to a potential transaction; and

•        provided a preliminary non-binding letter of intent to eleven target businesses.

The decision not to pursue the alternative target businesses that Capitol analyzed was generally the result of one or more of (i) Capitol’s determination that each business did not represent as attractive a target as Nesco due to a combination of business prospects, strategy, management teams, structure and valuation, (ii) a difference in valuation expectations between Capitol, on the one hand, and the target and/or its owners, on the other hand, (iii) a potential target’s unwillingness to engage with Capitol given the timing and uncertainty of closing due to the requirement for Capitol stockholder approval or (iv) a potential target’s unwillingness to engage with Capitol given conflicting business objectives on the target’s side.

On November 12, 2018, Guru Gupta of Morgan Stanley contacted Mr, Ein, Mr. Dryden and Ms. Saemundsson via email to present several potential target businesses for Capitol, including Nesco. Mr. Gupta introduced his colleagues Daniel Blank and Mehul Gandhi, as the Morgan Stanley representatives most knowledgeable of Nesco. In response, Mr. Dryden indicated an interest in having a discussion with Mr. Blank and Mr. Gandhi and scheduled a follow-up call.

On November 14, 2018, Mr. Ein, Mr. Dryden and representatives of Capitol had a call with Mr. Blank and Mr. Gandhi to discuss Morgan Stanley’s ideas for potential target businesses for Capitol, including Nesco. On this call, Capitol also outlined the advantages of a merger with Capitol. Mr. Blank indicated that Morgan Stanley would send additional materials to Capitol to evaluate the opportunities.

On December 3, 2018, Mr. Gandhi sent Mr. Dryden, Ms. Saemundsson and Mr. Parnell via email additional information on the potential target businesses, including Nesco. The parties exchanged further email correspondence to schedule a follow-up call to discuss the information.

On December 13, 2018, Mr. Dryden, Ms. Saemundsson, Mr. Parnell and Mr. Lin had a call with the team at Morgan Stanley, including Mr. Blank, to discuss Nesco, including its positioning in the industry. Following the call, the Capitol team had further email correspondence with representatives of Morgan Stanley to schedule a call with Rahman D’Argenio of Energy Capital Partners (“ECP”), the primary shareholder of Nesco, to discuss Nesco and the potential of a transaction with Capitol.

On December 19, 2018, Mr. Dryden had an introductory call with Mr. D’Argenio. The parties discussed the background of Nesco and ECP’s plans and objectives for a potential transaction. Mr. Dryden also reviewed Capitol’s successful track record with public investment vehicles and advantages of taking Nesco public through a merger with Capitol. Following the call, Mr. Gandhi reached out to the Capitol team to schedule a meeting with management in New York in the beginning of January 2019.

On January 2, 2019, Capitol executed a non-disclosure agreement with ECP regarding Nesco.

On January 3, 2019, Mr. Dryden, Mr. Parnell and Mr. Lin met with Lee Jacobson, the Chief Executive Officer of Nesco, and Bruce Heinemann, the Chief Financial Officer of Nesco, and Mr. D’Argenio, at the offices of Morgan Stanley, Nesco Owner’s financial advisor, in New York. Mr. Blank, Mr. Gandhi and Michael Toraason of Morgan Stanley were also in attendance. The parties discussed the background of Nesco, its growth plan and goals in a potential transaction, including refinancing its existing capital structure using proceeds from Capitol’s trust fund. Mr. Dryden also reviewed the advantages of a merger with Capitol as a means for Nesco to enter the public equity markets.

On January 8, 2019, Mr. Dryden and Mr. Parnell had a call with Mr. Blank and Mr. Gandhi to discuss next steps for a proposed transaction between the two companies. Mr. Blank indicated that Nesco’s management team was working on preparing a set of projections based on the potential investment from Capitol. Following the call, Mr. Dryden sent an initial due diligence request list to Mr. Blank, Mr. Gandhi and Kristen Zimmerman, also of Morgan Stanley. Subsequently, representatives of Morgan Stanley provided responses to Capitol’s due diligence requests, including overviews of Nesco’s services and customer base, historical financial statements, credit documents and industry research.

On January 15, 2019, Mr. Dryden, Ms. Saemundsson, Mr. Parnell and Mr. Lin had a call with Mr. Jacobson and Mr. Heinemann to discuss management’s projections for the business based on the potential investment from Capitol. Representatives from Morgan Stanley were also on the call.

On January 23, 2019, representatives of Capitol had a call with Mr. Jacobson and Mr. Heinemann, as well as representatives of Morgan Stanley to discuss Capitol’s additional business due diligence questions and related information requests for Nesco. Subsequently, Capitol began to develop a draft business combination proposal.

On January 28, 2019, Capitol submitted to Morgan Stanley a non-binding indication of interest (“First IOI”), which outlined a proposed fully diluted enterprise value of $1.096 billion and other key terms of the potential business combination. Subsequently, Mr. Dryden and Ms. Zimmerman had a call to discuss Morgan Stanley’s questions on Capitol’s proposal.

On January 30, 2019, Mr. Dryden had a call with representatives of Morgan Stanley to review the details of Capitol’s proposal and Morgan Stanley’s initial reactions. Following the call, Mr. Dryden shared an illustrative timeline for the proposed transaction.

On January 31, 2019, Mr. Ein had a call with Doug Kimmelman of ECP to discuss a potential transaction with Nesco and Capitol’s successful track record with public investment vehicles.

On January 31, 2019, Mr. Dryden and Ms. Saemundsson had a call with Mr. Blank and Ms. Zimmerman to discuss the transaction. Mr. Blank provided feedback on Capitol’s First IOI and presented a counter proposal on behalf of Nesco’s owners. The counter proposal provided a fully diluted enterprise value of $1.130 billion as well as certain other transaction terms. After careful consideration and review of the feedback from Morgan Stanley, Capitol began developing a revised proposal.

On February 2, 2019, representatives of Capitol had a conference call with representatives of Citigroup Global Markets (“Citi”), one of the underwriters in Capitol’s initial public offering, to discuss the likely receptiveness by public market investors to a transaction with Nesco and valuation ranges based on its latest financial projections.

On February 3, 2019, representatives of Capitol, Citi and Morgan Stanley had a conference call to discuss how Nesco would likely trade as a public company after closing of a proposed transaction.

On February 4, 2019, Capitol submitted a revised non-binding indication of interest to Morgan Stanley (the “Second IOI”). The Second IOI represented a fully diluted enterprise value of $1.133 billion and certain other transaction terms.

Following the submission of the Second IOI, Mr. Dryden had several conversations with Mr. Blank and Mr. D’Argenio over the course of the day to discuss the details of the revised proposal. The parties agreed to certain amendments to the Second IOI which were memorialized in a further revised non-binding indication of interest (the “Third IOI”) which Mr. Dryden submitted to Morgan Stanley on behalf of Capitol in the evening of February 4, 2019. The Third IOI contemplated a proposed fully diluted enterprise value of $1.143 billion.

Subsequently, Mr. D’Argenio communicated ECP’s interest in pursuing a transaction based on the terms communicated in Capitol’s Third IOI. Both parties then agreed to move forward and launch the next phase of Capitol’s diligence process.

On February 5 and February 6, 2019, representatives from Capitol and Morgan Stanley had conference calls to discuss next steps, including arranging a meeting at Nesco’s headquarters and a site visit, further diligence requirements and the process for reaching out to a select number of potential investors to gauge interest in the transaction on a confidential basis.

From February 5, 2019 to February 11, 2019, representatives of Nesco and Morgan Stanley provided additional diligence materials and Capitol conducted further diligence in preparation for meetings with Nesco’s management.

On February 11, 2019, representatives of Capitol met with Nesco management and representatives of Morgan Stanley in Bluffton, Indiana to conduct a site visit of Nesco’s operations. Following the site visit, the parties conducted a full day of diligence discussions both at Nesco’s offices in Bluffton and at Nesco’s headquarters in Fort Wayne, Indiana to review Nesco’s business and discuss the potential transaction. Attendees included Mr. Ein, Mr. Dryden, Ms. Saemundsson, Mr. Jacobson, Mr. Heinemann, Kevin Kapelke, Chief Operating Officer, Kent Upton, President of Nesco’s UEO business, as well as Matthew Musa and Andrew Rud, both of Citi, Capitol’s advisors, and Mr. Gandhi. Mr. Parnell and Mr. Lin also joined parts of the meeting telephonically. Following the diligence session, Mr. Dryden and Mr. Blank had a call to discuss next steps with respect to diligence and the overall transaction timeline.

From February 12 to March 12, 2019, representatives of Capitol, Nesco, ECP and Morgan Stanley conducted a series of conference calls and meetings to continue addressing Capitol’s diligence requirements, prepare for upcoming investor discussions and work on documentation for the transaction.

From February 20 to February 22, 2019, Mr. Ein and Mr. Dryden had introductory conversations with a small number of potential investors on a confidential basis to gauge their interest in making an equity investment in connection with the potential business combination. During these discussions, Messrs. Ein and Dryden reviewed with potential investors certain information regarding Nesco and the post-combination company, including certain financial projections regarding Nesco’s business. Each potential investor was informed in advance that the information that would be shared constituted material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of Capitol and Nesco and using the information for purposes other than such potential investor’s potential investment in connection with the business combination.

On February 26, 2019, Capitol held a regularly scheduled telephonic quarterly board meeting. At this meeting, Mr. Ein and Mr. Dryden provided an update on Capitol’s search for a proposed target business, including the proposed transaction with Nesco. Mr. Ein and Mr. Dryden answered questions from the independent directors on the search in general and on Nesco in particular and agreed to keep the board apprised of further developments with the Nesco negotiations and ongoing diligence.

On February 28, 2019, Messrs. Ein, Dryden, Jacobson, and Heinemann met in New York City to discuss the transaction, review their vision for the business and discuss the plan for investor meetings.

On March 5, 2019, Capitol received an initial draft of the Merger Agreement from Nesco’s counsel, Kirkland & Ellis LLP.

Capitol and its counsel reviewed the draft Merger Agreement and held a series of calls over the next several days to discuss how to address key issues in the Merger Agreement including transaction economics, representations, covenants, closing conditions and the post-merger corporate structure.

On March 5 and March 11, 2019, Mr. Ein had calls with Doug Kimmelman of ECP to discuss Nesco and various aspects of the contemplated transaction with Capitol.

On March 12, 2019, Capitol’s legal representatives provided Nesco and its counsel with a first round of comments to the draft Merger Agreement.

Between March 12, 2019 and the date of signing on April 7, 2019, representatives of Capitol, ECP, Nesco and their respective legal counsel continued to draft and negotiate terms of the Merger Agreement and other related agreements. During this same period, Capitol and its advisors continued to conduct business, financial, legal, tax and accounting diligence.

On March 14, 15, 18, 19, 25 and 26, 2019, Messrs. Ein, Dryden, Jacobson and Heinemann again met with potential investors on a confidential basis to discuss their interest in making an equity investment in connection with the potential business combination. During these meetings, Messrs. Ein, Dryden, Jacobson and Heinemann reviewed with potential investors certain information regarding Nesco and the post-combination company, including certain financial projections regarding Nesco’s business.

On March 21 and 27, 2019, Capitol’s Board of Directors met via teleconference. At these meetings, Mr. Ein and Mr. Dryden provided updates on the proposed transaction with Nesco. Mr. Ein and Mr. Dryden answered questions from the independent directors on the Nesco negotiations, diligence and investor meetings. Mr. Ein and Mr. Dryden agreed to keep the board apprised of further developments with the Nesco transaction.

On March 27, 2019, Capitol received results of tax diligence from the firm’s tax advisor, including an analysis of Nesco’s net operating loss carryforwards. Based on the $1.143 billion fully diluted enterprise value agreed to in the Third IOI and the results of the tax diligence with respect to net operating loss carryforwards, Capitol estimated that the net fully diluted enterprise value of the pro forma company would be $1.086 billion. This represented a multiple of 7.9 times 2019 projected Adjusted EBITDA and a multiple of 6.4 times 2020 projected Adjusted EBITDA.

On March 31, 2019, Capitol’s Board of Directors met via teleconference. The entire Board was present at the meeting. Also participating by invitation were Ms. Saemundsson, Messrs. Parnell and Lin and representatives of Latham & Watkins and Graubard Miller, Capitol’s legal advisors on the transaction. Mr. Ein gave an extensive presentation about the proposed business combination. After considerable review and discussion of the transaction, including the post-merger structure as a re-domesticated Delaware corporation, the Merger Agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend the approval of the merger transaction. The board also concluded that the fair market value of Nesco was equal to at least 80% of the funds held in Capitol’s trust account.

On April 7, 2019, New Holdco executed the Debt Commitment Letter with JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc., pursuant to which such parties committed to provide Capitol with each of (i) $350 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions, and solely to the extent that Capitol is unable to issue and sell senior second lien notes in a Rule 144A or other private placement yielding up to $400 million in gross proceeds on or prior to the closing of the Transactions.

The Merger Agreement was signed on April 7, 2019. Prior to the market open on April 8, 2019, Capitol and Nesco jointly issued a press release announcing the signing of the Merger Agreement and Capitol filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and discussing the key terms of the Merger Agreement in detail.

Capitol’s Board of Directors’ Reasons for Approval of the Transactions

Capitol’s board of directors, in evaluating the business combination, consulted with Capitol’s management and legal and financial advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed business combination, are advisable, fair to, and in the best interests of Capitol and its shareholders and (ii) to recommend that shareholders adopt and approve the Merger Agreement and approve the Transactions contemplated therein, Capitol’s board considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, the Capitol board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Capitol board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Capitol’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In approving the Transactions, the Capitol board determined not to obtain a fairness opinion. The officers and directors of Capitol have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Capitol’s financial advisors, including Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, enabled them to make the necessary analyses and determinations regarding the business combination with Nesco. In addition, Capitol’s officers and directors and Capitol’s advisors have substantial experience with mergers and acquisitions.

In considering the business combination, the Capitol board of directors gave considerable weight to the following factors:

•        Premier Industrial Growth Business.    Nesco is a leading provider of specialty rental equipment to support the critical maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems;

•        Compelling End-Market Opportunity.    The growing demand for Nesco’s specialty rental equipment is a direct result of attractive secular drivers in each of its three end-markets: (a) investments by electric utilities to replace an aging grid, integrate growing renewable and gas generation and strengthen grid reliability; (b) increased telecommunications infrastructure spending on 5G technology adoption; and (c) capital investment to support growing freight and intermodal rail volume together with commuter rail projects. Aggregate annual capital expenditures of companies that operate in these three end-markets exceeds $100 billion1;

•        Diversified, Long-Tenured and Blue-Chip Customer Base.    Nesco’s breadth of equipment and geographic reach allow it to uniquely meet the demands of its long-standing customers, as evidenced by the 16-year average relationship tenure with its top 10 customers as of December 31, 2018. This provides for significant recurring business, which is further supported by customers’ focus on long-term projects that often take years to complete. As a result, approximately 90% of Nesco’s revenue as of December 31, 2018 is generated from recurring customers;

•        Significant Embedded Investment in Specialized and Young Fleet.    Nesco has a young, specialized fleet of approximately 4,000 rental units with a 2018 average Original Equipment Cost, or OEC, of $547 million and an average unit age of only 3.8 years versus its expected useful life of up to 25 years;

____________

1        Evercore research, Deutsche Bank research and FactSet.

•        Strong Financial Performance and Attractive Unit Economics.    Adjusted EBITDA grew at a 24% CAGR from 2016 to 2018, from $79 to $122 million and is projected to grow by approximately 63% over the next three-year period from $122 million to $198 million. Nesco has demonstrated an ability to add new equipment with high financial returns as evidenced by certain of its equipment generating unlevered internal rates of return of approximately 30%;

•        Meaningful, Highly Visible Organic Growth Opportunities.    Nesco has foregone an increasing number of business opportunities – over 4,000 from 2017 to 2018 — due to lack of product availability. With a strengthened capital structure as a result of this merger, Nesco plans to make a significant investment in its fleet between 2019 and 2021 to capture this existing demand and growing end-market demand. Additional revenue growth is expected from increased customer penetration in parts, tools and accessories enabled by the recent acquisitions of N&L Line Equipment and Bethea Tool and Equipment and the roll out of four new PTA facilities by the end of 2020;

•        Accretive M&A in Fragmented Industry.    Six accretive tuck-in acquisitions since 2012 have broadened Nesco’s end-markets and product offerings. Nesco believes it has an actionable pipeline of additional opportunities available at accretive multiples;

•        Experienced Leadership Team with a Proven Track Record.    Lee Jacobson, Chief Executive Officer, has more than 19 years of experience in the utility equipment rental and sales industry, and prior to joining Nesco in 2012, he served as Vice President and General Manager with Terex Utilities, a key supplier and partner. Bruce Heinemann, Chief Financial Officer, has over 25 years of experience in finance and accounting for a range of industrial and manufacturing companies. Management has successfully executed six acquisitions since 2012, expanded into the adjacent telecommunications and rail end markets and established the growing parts, tools and accessories business;

•        Commitment of Current Shareholders.    Energy Capital Partners is retaining approximately 70% of their equity interests in the transaction, which the Capitol board believes reflects their belief in and commitment to the continued growth prospects of the combined company;

•        Top Tier Sponsorship from Energy Capital Partners.    Energy Capital Partners is a successful private equity firm with a long track record of investing in, building and growing energy infrastructure and related companies;

•        Majority Pro Forma Ownership.    Capitol stockholders will own a majority of Nesco’s shares post-transaction, helping to align the interests of the pro forma company with Capitol’s investors;

•        Capital Structure Optimization.    As part of the transaction Nesco is expected to significantly reduce leverage through capital structure optimization, including a new asset-based revolving credit facility and senior second lien notes which are expected to materially improve the company’s financial flexibility to execute its growth plan and drive interest expense savings; and

•        Attractive Valuation.    Capitol’s board believes Nesco’s implied valuation following the business combination relative to the current valuations experienced by comparable publicly traded companies in the specialty rental sector is favorable for Capitol.

The Capitol board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Benefits Not Achieved.    The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe; and

•        Other Risks.    Various other risks associated with the business of Nesco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Capitol board concluded that the potential benefits that it expected Capitol and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the board unanimously determined that the Merger Agreement and the Transactions contemplated therein, were advisable, fair to and in the best interests of the Capitol and its stockholders.

Certain Forecasted Financial Information for Nesco

Nesco provided Capitol with its internally prepared forecasts for each of the years in the three-year period ending December 31, 2021. This prospective financial information was not prepared with a view toward compliance with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These forecasts were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the transaction, as the forecasts may be materially different than actual results.

The forecasts are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Nesco’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The most significant assumptions upon which Nesco’s management based its projections and the reasonable and supportable basis for those assumptions are, among other things, (i) continued excess demand from existing customers, evidenced by more than 4,000 rental opportunities turned away from 2017 to 2018 due to lack of product availability, to be met by expansion of Nesco’s existing fleet through significant capital expenditure investment; (ii) increased parts, tools and accessories penetration of existing equipment rental customers by increasing the number of parts, tools and accessories servicing locations from two to six; and (iii) increased customer demand for Nesco’s specialty rental equipment due to secular drivers in each of the T&D, telecommunications and rail end-markets, including the need to repair the aging electric grid and integrate growing renewable and gas generation, increased telecommunications infrastructure spending on 5G technology upgrades and capital expenditures by the rail industry to support growing freight and intermodal volume together with commuter rail projects.

Nesco believes that the assumptions used to derive the projections are both reasonable and supportable for their intended purposes. Management derived its forecasts based on modeling revenue growth assumptions and estimates of controllable expenditures. In preparing the models, management relied on a number of factors, including the executive team’s significant experience in the specialty rental sector. Management also noted that the revenue growth rates, Adjusted EBITDA margins and Adjusted EBITDA growth rates used are in line with Nesco’s historical financial performance and expected end-market growth per third party research. Revenues are projected to grow at a 14% CAGR from 2018 to 2021, comparable with (i) Nesco’s 2016 to 2018 revenue CAGR of 15%, (ii) Stifel research’s 2018 to 2020 estimated CAGR of 12% for total transmission project spend, and (iii) Deutsche Bank research’s 2018 to 2020 estimated CAGR of approximately 20% for total communications construction spend. Revenue growth is further validated by Nesco’s excess demand, whereby the company has had to turn away more than 4,000 rental opportunities from 2017 to 2018 due to product availability; this excess demand is projected to be met by expansion of Nesco’s existing fleet through capital expenditure investment. Adjusted EBITDA is projected to grow at an 18% CAGR from 2018 to 2021. A significant portion of this growth is derived from Nesco’s estimated 14% revenue CAGR in the same period. In addition, Adjusted EBITDA margins are projected to grow to 54% in 2021 from 49% in 2018 due to (i) an increase in higher margin specialty equipment rental revenue as a percentage of total revenue due to expansion of the company’s rental fleet and (ii) increased operating leverage due to limited incremental selling, general and administrative investment required to meet the company plan.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by Nesco’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Nesco’s control. While all forecasts are necessarily speculative, Nesco believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that Nesco or its representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, Capitol for use as a component in its overall evaluation of Nesco, and are included in this proxy statement/prospectus on that account. Nesco has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Capitol. Neither Nesco’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Nesco compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Nesco will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Nesco does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of Nesco has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Capitol. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Nesco’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Nesco. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Nesco’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the forecasts provided to Capitol are summarized below:

	Fiscal Year Ended December 31,
($ in millions)	2019E	2020E	2021E
Revenue	$278	$330	$369
Adjusted EBITDA(1)(2)(3)	137	170	198
Capital Expenditures	91	119	74

____________

(1)      Nesco defines Adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, as further adjusted to give effect to non-cash and other items.

(2)      Forecasts include $2 million of estimated public company expenses, incremental to Nesco’s standalone plan.

(3)      Nesco is unable to predict with reasonable certainty factors such as costs and other one-time items related to this transaction, future changes in interest rates, effective income tax rate, the future impact of unusual gains and losses, restructuring, acquisition and integration-related costs and stock based compensation due to the timing of future awards, without unreasonable effort. These items are uncertain, and depend on various factors and so this reconciliation has not been provided. These items and factors could be material to Nesco’s results computed in accordance with GAAP.

Comparable Company Analysis

Capitol’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Nesco following a business combination with Capitol and this analysis was presented to the board. The relative valuation analysis was based on publicly-traded companies in the specialty rental sector, which were determined to be most comparable. The comparable companies the Capitol board reviewed within the specialty rental sector were Mobile Mini, Inc. (“Mobile Mini”), WillScot Corporation (“WillScot”) and McGrath RentCorp (“McGrath”). These companies were selected by Capitol as the publicly traded companies having businesses most similar to the combined company’s business in the specialty rental sector in the United States. However, Capitol’s board realized that no company was identical in nature to Nesco. Within the narrower industry of companies focused on specialty rental serving the T&D, telecommunications and rail end-markets in the United States, there are no publicly traded companies.

Capitol’s board of directors reviewed, among other things, the enterprise values of the selected companies, enterprise values as a multiple of estimated EBITDA for calendar years 2019 and 2020, projected revenue and EBITDA compound annual growth rates from calendar year 2018 through calendar year 2020 and projected EBITDA margin for calendar year 2018.

The enterprise values, multiples and growth rates for the selected comparable companies are summarized in the table below:

Company ($ in millions)	Enterprise Value	EV/CY 2019 EBITDA	EV/CY 2020 EBITDA	2018 EBITDA Margin	2018 – 2020 Revenue CAGR %	2018 – 2020 EBITDA CAGR %
Mobile Mini	$2,363	10.0x	9.3x	36.6%	5.2%	8.4%
WillScot	2,896	8.3x	6.8x	26.8%	4.6%	14.8%
McGrath	1,700	7.8x	7.4x	40.8%	5.0%	6.4%
Specialty Rental Average		8.7x	7.8x	34.7%	4.9%	9.8%

Note:   Estimates based on Wall Street research. Balance sheet data as of December 31, 2018. Enterprise values adjusted for the net present value of net operating losses where applicable.

The average multiples for specialty rental companies was 8.7x and 7.8x for calendar years 2019 and 2020 EBITDA, respectively.

Based on the review of these selected comparable publicly traded companies, Capitol’s board concluded that Capitol’s pro forma implied total enterprise value as a multiple of Adjusted EBITDA was below the similar benchmarks of such companies, while Capitol’s pro forma financial metrics were comparable or better than those of the comparable companies. This analysis supported the Capitol board’s determination that the terms of the business combination were fair to and in the best interests of Capitol and its stockholders.

Satisfaction of 80% Test

It is a requirement under Capitol’s amended and restated memorandum and articles of association that any business acquired by Capitol have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination.

As of April 7, 2019, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $396.1 million (excluding approximately $14.1 million of deferred underwriting commissions) and 80% thereof represents approximately $316.9 million. In reaching its conclusion on the 80% asset test, Capitol’s board of directors used as a fair market value an enterprise value of $1,046.4 million for Nesco, which was implied based on the terms of the Transactions agreed to by parties in negotiating the Merger Agreement. This fair market value was implied based on adding (i) the $249.6 million common equity value consideration to the current Nesco owners, and (ii) the $796.8 million of estimated net debt at closing. The parties to the Merger Agreement considered factors such as Nesco’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The board determined that the consideration being paid in the merger, which amount was negotiated at arms-length, was fair to and in the best interests of Capitol and its stockholders and appropriately reflected Nesco’s value. The board based this conclusion on (i) a comparison of (a) the ratio of enterprise value over estimated 2019 Adjusted EBITDA of 7.6x for Nesco, based on a $1,046.4 million enterprise value of Nesco to (b) the average enterprise value over estimated 2019 and 2020 Adjusted EBITDA of 8.7x and 7.8x, respectively, for the comparable companies within the specialty rental sector; (ii) a review of projections provided by Nesco showing material compounded annual growth in revenues and Adjusted EBITDA through 2021, as described above in the section “Certain Projected Financial Information for Nesco”; and (iii) a range of qualitative and quantitative factors such as Nesco’s end markets, leadership position, management experience, Adjusted EBITDA growth, strong operating metrics and future growth opportunities.

The Capitol board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Nesco met the 80% requirement. Based on the fact that the $1,046.4 million fair market value of Nesco as described above, is in excess of the threshold of approximately $316.9 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the Capitol board determined that the fair market value of Nesco was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Capitol’s Sponsors, Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of Capitol to vote in favor of approval of the business combination proposals, the charter proposals and the other proposals, shareholders should keep in mind that the Sponsors, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Capitol shareholders generally. In particular:

•        If the business combination with Nesco or another business combination is not consummated by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association), Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,062,500 Initial Shares held by Capitol’s Sponsors, directors and officers (and affiliates), which were acquired for an aggregate purchase price of $25,000 prior to Capitol’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $103,442,500 based upon the closing price of $10.28 per share on NYSE on May 20, 2019, the record date.

•        Capitol’s Sponsors, directors and officers purchased an aggregate of 6,533,333 Private Warrants from Capitol for an aggregate purchase price of approximately $9,800,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Capitol received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $10,257,333 based upon the closing price of $1.57 per warrant on NYSE on May 20, 2019, the record date. The Private Warrants will become worthless if Capitol does not consummate a business combination by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association).

•        The transactions contemplated by the Merger Agreement provide that Mark D. Ein and L. Dyson Dryden will be directors of Capitol after the closing of the Transactions (assuming they are elected at the extraordinary general meeting as described in this proxy statement/prospectus). As such, in the future each will receive any cash fees, stock options or stock awards that the Capitol board of directors determines to pay to its non-executive directors.

•        If Capitol is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. If Capitol consummates a business combination, on the other hand, Capitol will be liable for all such claims.

•        Capitol’s Sponsors, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Capitol fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Capitol may not be able to reimburse these expenses if the business combination with Nesco or another business combination, is not completed by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association). As of the date of this proxy statement/prospectus, Capitol’s Sponsors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.

•        The Merger Agreement provides for the continued indemnification of Capitol’s current directors and officers and the continuation of directors and officers liability insurance covering Capitol’s current directors and officers.

•        Since its inception, Capitol’s officers and directors (or their affiliates) have made loans from time to time to Capitol to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $950,000 principal amount of these loans are outstanding. These loans are convertible, at the option of the lenders, into warrants of Capitol at a price of $1.50 per warrant on the closing of the Transactions (subject to compliance with the terms of the Merger Agreement which restricts Capitol’s ability to convert such loans to warrants except in certain cases). If the business combination is not consummated, the notes will not be converted or repaid and will be forgiven except to the extent there are funds available to Capitol outside of the trust account.

Recommendation of Capitol’s Board of Directors

After careful consideration of the matters described above, particularly Nesco’s leading position in its industry, potential for growth and profitability, the experience of Nesco’s management, Nesco’s competitive positioning, its customer relationships, and technical skills, Capitol’s board determined unanimously that each of the business combination proposals, each of the charter proposals, the director election proposal, the incentive plan proposal and the adjournment proposal, if presented, is fair to and in the best interests of Capitol and its shareholders. Capitol’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Capitol board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Capitol board of directors.

U.S. Federal Income Tax Considerations

The following summary is a discussion of certain U.S. federal income tax considerations regarding the Domestication, an exercise of redemption rights in respect of Capitol common stock, and the Mergers that is generally applicable to holders of Capitol’s ordinary shares and warrants (or Capitol common stock and warrants after the Domestication) and with respect to Non-U.S. Holders (as defined below) the ownership and disposition of Capitol common stock and warrants after the Domestication and Mergers. This section applies only to holders that hold their Capitol ordinary shares or warrants (and Capitol common stock and warrants after the Domestication) as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsors or their affiliates, representatives, employees or other stakeholders. We refer to both Capitol ordinary shares and common shares as shares in this section.

This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•        a dealer in securities

•        a trader in securities that elects to use a mark-to-market method of accounting;

•        a tax-exempt organization;

•        a life insurance company, real estate investment trust or regulated investment company;

•        a person that owns or is treated as owning for purposes of the Code actually or constructively (including as a result of applicable attribution rules that would take into account a holder’s ownership of Capitol warrants) 10% or more (by vote or value) of Capitol’s stock;

•        a person that holds Capitol shares or warrants as part of a straddle or a hedging or conversion transaction;

•        a U.S. holder whose functional currency is not the U.S. dollar;

•        a person that received Capitol ordinary shares or warrants as compensation for services;

•        a U.S. expatriate;

•        a controlled foreign corporation; or

•        a passive foreign investment company.

This discussion is based on the Code, proposed, temporary and final Treasury Regulation promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspect of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication, an exercise of redemption rights or the Mergers. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such position would not be sustained by a court.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Capitol shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Capitol shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, an exercise of redemption rights or the Mergers.

THE FOLLOWING IS FOR INFORMATION PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, THE MERGERS AND OF OWNING AND DISPOSING OF CAPITOL SHARES AND WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a U.S. Holder means a beneficial owner of Capitol shares or warrants that is, for
U.S. federal income tax purposes:

•        An individual who is a citizen or resident of the United States,

•        A corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),

•        An estate whose income is subject to U.S. federal income tax regardless of its source, or

•        A trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders of Capitol Ordinary Shares or Warrants

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, Capitol will change its jurisdiction of incorporation from the Cayman Islands to Delaware. In connection with the Domestication, holders of Capitol ordinary shares and warrants to purchase Capitol ordinary shares will be deemed to have exchanged such shares and warrants for shares of Capitol common stock and warrants to purchase Capitol common stock.

It is intended that the Domestication qualify as an F Reorganization. The remainder of this discussion assumes the Domestication so qualifies. Assuming the Domestication so qualifies, U.S. Holders of Capitol ordinary shares or warrants generally should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effects of Section 367” and “PFIC Considerations”.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Capitol common stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders of Capitol ordinary shares considering exercising redemption rights with respect to Capitol common stock are urged to consult with their tax advisors with respect to the potential tax consequences of the Domestication and an exercise of redemption rights to them.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, (i) the tax basis of a Capitol share or warrant held by a U.S. Holder after the Domestication will equal the U.S. Holder’s tax basis in the Capitol ordinary share or warrant, as the case may be, immediately prior to the Domestication, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and (ii) the holding period of a share of Capitol common stock or a warrant to purchase Capitol common stock will include the holder’s holding period for the Capitol ordinary share or warrant to purchase Capitol ordinary shares deemed exchanged therefor.

Effects of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Capitol ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

A. U.S. Holders that own less than 10 percent of Capitol

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of applicable attribution rules that would take into account a holder’s ownership of Capitol warrants) Capitol ordinary shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Capitol ordinary shares entitled to vote (and less than 10% of the total value of all classes of stock of Capitol) will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such holder as described below.

Unless a U.S. Holder makes the “all earning and profits amount” election described below, such holder generally must recognize gain (but not loss) with respect to its Capitol ordinary shares as a result of the Domestication.

In lieu of recognizing gain, a U.S. Holder may elect to include in income the portion of Capitol’s earnings and profits attributable to its Capitol ordinary shares, determined pursuant to Section 367(b) of the Code and the Treasury Regulations promulgated thereunder (the “all earnings and profits amount”). There are, however, conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

1.      A statement that the Domestication is a Section 367(b) exchange;

2.      A complete description of the Domestication;

3.      A description of any stock, securities or other consideration transferred or received (or deemed transferred or received) in the Domestication;

4.      A statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

5.      A statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Capitol establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Capitol ordinary shares, and (B) a representation that the U.S. Holder has notified Capitol that the U.S. Holder is making the election; and

6.      Certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Capitol no later than the date such tax return is filed. In connection with the election, Capitol intends to provide U.S. Holders eligible to make such an election with information regarding Capitol’s earnings and profits upon request. A U.S. Holder can request such information by contacting Capitol at (202) 654-7060 or by email at info@capinvestment.com.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

B. U.S. Holders that own Capitol ordinary shares with a fair market value of less than $50,000.

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of applicable attribution rules that would take into account a holder’s ownership of Capitol warrants) stock of Capitol with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

All U.S. Holders of Capitol ordinary shares or warrants are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

PFIC Considerations

In addition to the discussion under the heading “— Effects of Section 367” above, the Domestication could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code.

A. Definition of a PFIC

In general, Capitol (prior to the Domestication) will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held Capitol ordinary shares or warrants, (a) at least 75% or more of Capitol’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Capitol’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Capitol would generally be considered to be passive income and cash held by Capitol would be considered to be a passive asset.

B. PFIC Status of Capitol

Based upon the composition of its income and assets, Capitol believes that it is likely treated as a PFIC.

C. Effects of PFIC Rules on the Domestication

As discussed above, Capitol believes that it is likely treated as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (which for these purposes may include the deemed exchange of warrants in connection with the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those regulations may require taxable gain recognition to a U.S. Holder of Capitol ordinary shares and/or warrants as a result of the Domestication if Capitol were classified as a PFIC at any time during such U.S. Holder’s holding period in such shares or warrants, unless a valid Pedigreed QEF Election applies (as described below) or a valid mark-to-market election was made (as described below). The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to undistributed earnings of Capitol.

Under these rules:

•        The U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Capitol ordinary shares or warrants;

•        The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Capitol was a PFIC, would be taxed as ordinary income;

•        The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•        The interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Any earnings and profits amount included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367” above) generally would be treated as gain subject to these rules.

We cannot predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, subject to the discussion below regarding Pedigreed QEF Elections and mark-to-market elections, U.S. Holders of Capitol ordinary shares or warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their ordinary shares or warrants have a fair market value in excess of their tax basis. An Electing Shareholder (as described below) generally would not be subject to the adverse PFIC rules discussed above with respect to the ordinary shares but rather would be subject to the rules governing such election.

D. Impact of PFIC Rules on U.S. Holders of Capitol Ordinary Shares and/or Warrants

The impact of the PFIC rules on a U.S. Holder will depend on whether the U.S. Holder has made a timely and effective election to treat Capitol as a “qualified electing fund” for the tax year that is the first year in the U.S. Holder’s holding period of Capitol ordinary shares during which Capitol qualified as a PFIC (a “Pedigreed QEF Election”) and whether the U.S. Holder owns Capitol warrants. A U.S. Holder’s ability to make a Pedigreed QEF Election with respect to Capitol is contingent upon, among other things, the provision by Capitol of a “PFIC Annual Information Statement” to such U.S. Holder. U.S. Holders can contact Capitol and request a copy of this statement. A U.S. Holder of Capitol that made a Pedigreed QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder of Capitol that did not make a Pedigreed QEF Election may be referred to as a “Non-Electing Shareholder”. The Treasury Regulations provide that a U.S. Holder is not able to make a Pedigreed QEF Election with respect to options; accordingly, if the proposed regulations described above apply, a U.S. Holder of Capitol warrants could be subject to tax under the special PFIC rules described above as a result of the Domestication.

The impact of the PFIC rules on a U.S. Holder of Capitol ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that Capitol ordinary shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Capitol ordinary shares. A mark-to-market election is not available with respect to Capitol warrants.

U.S. Holders are strongly urged to consult their tax advisors concerning the impact of the PFIC rules on the Domestication, including, without limitation, whether a Pedigreed QEF Election, a “mark to market” or any other election was available and the consequences of such election.

Effect to U.S. Holders of Capitol Shares Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of Capitol ordinary shares (which will be deemed exchanged for Capitol common stock in the Domestication) that exercises its redemption rights to receive cash in exchange for all or a portion of its Capitol common stock will depend on whether the redemption qualifies as a sale of the Capitol common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Capitol common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Capitol common stock redeemed.

The redemption of Capitol common stock generally will qualify as a sale of the Capitol common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in Capitol or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Capitol common stock actually owned by such U.S. Holder, but also shares of Capitol common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Capitol common stock owned directly, Capitol common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Capitol common stock such U.S. Holder has a right to acquire (including pursuant to the exercise of Capitol warrants).

The redemption of Capitol common stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Capitol’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Capitol common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of the Capitol common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Capitol common stock owned by certain family members and such U.S. Holder does not constructively own any other of Capitol’s shares. The redemption of Capitol common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Capitol. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Capitol common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Capitol’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Capitol common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the Capitol common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Capitol common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Capitol common stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication discussed further above. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO CAPITOL COMMON STOCK.

Effects of the Mergers on holders of Capitol Ordinary Shares and/or Warrants

Capitol stockholders that hold Capitol common stock and warrants to purchase Capitol common stock after the Domestication should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Mergers.

NON-U.S. HOLDERS

We do not expect for the Domestication to result in any U.S. tax consequences to non-U.S. Holders of Capitol’s ordinary shares or warrants to acquire Capitol ordinary shares. The following describes U.S. federal income tax considerations relating to the ownership and disposition of Capitol common stock and warrants by a non-U.S. Holder after the Domestication. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of Capitol common stock or warrants who or that is, for U.S. federal income tax purposes, not a U.S. Holder (as defined above) or an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Distributions

In general, any distributions made to a non-U.S. Holder on shares of Capitol common stock, to the extent paid out of Capitol’s current or accumulated earning and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies and so requires, that are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Capitol common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Capitol common stock, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Capitol Common Stock and Warrants” below.

Dividends paid by Capitol to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies and so requires, that are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax”.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Capitol Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Capitol common stock or warrants unless:

1.      Such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax,

2.      The gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if an applicable treaty so requires, is attributable to the conduct of trade or business through a permanent establishment or fixed base in the United States), in which case the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. Holders and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply), or

3.      Capitol is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Capitol common stock is not traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of Capitol’s common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of Capitol common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We would be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a non-U.S. holder following the mergers or any future time.

Information Reporting requirements and Backup

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Capitol common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Capitol’s common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Capitol’s common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Capitol’s common stock.

Anticipated Accounting Treatment

The Mergers will be accounted for as a reverse merger, in accordance with U.S. GAAP. Under this method of accounting, Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Nesco Owner being expected to have the largest minority interest of the combined company, Nesco Owner being represented on the Board of Directors of the combined company by up to three members in addition to the CEO of Nesco, Nesco’s senior management comprising the senior management of the combined company, the relative size of Nesco compared to Capitol, and Nesco’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Nesco issuing stock for the net assets of Capitol. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Nesco.

Regulatory Matters

The Transactions are not subject to any federal or state regulatory requirement or approval, except for the filings with the State of Delaware and the Cayman Islands necessary to effectuate the Transactions and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Required Vote

The Domestication requires approval of a Special Resolution while the approval of the Merger Agreement and Mergers requires approval of an Ordinary Resolution. Additionally, the business combination will not be consummated if Capitol has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that Capitol redeem their Public Shares for their pro rata share of the trust account.

The approval of each of the business combination proposals is a condition to the consummation of the business combination. If the business combination proposals are not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.

Full Text of the Resolutions to be Voted Upon

The language of the Special Resolution required in order to give effect to the Domestication is as follows:

         RESOLVED, AS A SPECIAL RESOLUTION, THAT Capitol Investment Corp. IV be de-registered in the Cayman Islands pursuant to Article 27 of the Amended and Restated Articles of Association of Capitol Investment Corp. IV and be registered by way of continuation as a corporation in the State of Delaware.

The language of the Ordinary Resolution required in order to give effect to approval of the Merger Agreement and Mergers is as follows:

         RESOLVED, AS AN ORDINARY RESOLUTION, THAT the Agreement and Plan of Merger, dated as of April 7, 2019 (“Merger Agreement”), by and among Capitol Investment Corp. IV (“Capitol”), Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol, Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “Nesco Owner”), and NESCO Holdings I, Inc., a Delaware corporation (“Nesco”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including (i) the merger of Merger Sub with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol (the “Initial Merger”), and (ii) immediately after the Initial Merger, the merger of Nesco with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol be confirmed, ratified and approved in all respects.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAPITOL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE BUSINESS COMBINATION PROPOSALS.

THE MERGER AGREEMENT

For a discussion of the merger structure and merger consideration provisions of the Merger Agreement, see the section entitled “The Business Combination Proposals.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Closing and Effective Time of the Transactions

The closing of the Transactions will take place three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to the Closing of the Transactions,” unless Capitol and Nesco agree in writing to another time or unless the Merger Agreement is terminated, except that the closing of the Transactions shall not be required to occur until the third business day following the expiration of the marketing period for the Debt Financing. The Transactions are expected to be consummated promptly after the marketing period of the Debt Financing, which will occur after the extraordinary general meeting of Capitol’s shareholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of Nesco relating, among other things, to proper organization; subsidiaries; the authorization, performance and enforceability against Nesco of the Merger Agreement; absence of conflicts; consent, approval or authorization of governmental authorities; pre-transaction capitalization; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; contracts and absence of defaults; benefit plans; labor matters; tax matters; brokers’ fees; insurance; assets and real property; environmental matters; absence of certain changes or events; transactions with affiliates; internal controls; intellectual property matters; permits; customers and suppliers; and statements made in this proxy statement/prospectus.

The Merger Agreement contains representations and warranties of Nesco Owner relating, among other things, to proper organization; the authorization, performance and enforceability against Nesco Owner of the Merger Agreement; title to Nesco common stock; absence of conflicts; governmental authorities and consents; litigation and proceedings; tax matters; statements made in this proxy statement/prospectus; and brokers’ fees.

The Merger Agreement contains representations and warranties of each of Capitol, Merger Sub, Intermediate Holdings and New HoldCo relating, among other things, to proper organization; the authorization, performance and enforceability against Capitol, Merger Sub, Intermediate Holdings and New Holdco of the Merger Agreement; absence of conflicts; litigation and proceedings; consent, approval or authorization of governmental authorities; financial ability and trust account; brokers’ fees; SEC reports, financial statements, Sarbanes-Oxley Act and absence of undisclosed liabilities; business activities; statements made in this proxy statement/prospectus; no outside reliance; tax matters; capitalization; NYSE listing; and the Debt Commitment Letter.

Covenants

Capitol and Nesco have each agreed to use commercially reasonable efforts to obtain any required governmental, regulatory or third-party consents and approvals and to take such other actions as may be reasonably necessary to consummate the Transactions. Nesco has also agreed to continue to operate its business in the ordinary course prior to the closing. Nesco has agreed that, unless otherwise required or permitted under the Merger Agreement, neither it nor its subsidiaries will take the following actions, among others, without the prior written consent of Capitol (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•        change or amend their certificates of incorporation, bylaws or other organizational documents;

•        make, declare or pay any dividend or distribution to the stockholders of Nesco;

•        effect any recapitalization, reclassification, split or other change in its capitalization;

•        authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

•        repurchase, redeem or otherwise acquire or offer to repurchase redeem or otherwise acquire any shares of capital stock or other equity interests;

•        enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any material contract, any lease related to the material leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) other than entry into such agreements in the ordinary course consistent with past practice or as required by law;

•        sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business, except for sales or dispositions of items or materials in an amount not in excess of $5,000,000 in the aggregate, other than (i) sales or leases of assets in the ordinary course of business and (ii) customary pledges of such assets in connection with Nesco’s existing credit facilities;

•        except as otherwise required by law or existing company benefit plans, policies or contracts of Nesco or its subsidiaries in effect on the date of the Merger Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager, except in the ordinary course of business consistent with past practice with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any company benefit plan, (iii) grant or provide any severance or termination payments or benefits to any employee or manager of Nesco or its subsidiaries, except in connection with the hiring or firing of any in the ordinary course of business consistent with past practice, or (iv) hire any employee of Nesco or its subsidiaries or any other individual who is providing or will provide services to Nesco or its subsidiaries other than any employee with annual base compensation below $200,000 in the ordinary course of business consistent with past practice;

•        except as set forth in the Merger Agreement, (i) fail to maintain its existence or purchase substantially all of the assets of another business entity, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses in excess of certain thresholds, or (ii) sell, transfer, license, assign, or otherwise dispose of or encumber material assets or intellectual property of Nesco or its subsidiaries in excess of $2,500,000, or acquire assets in excess of $2,500,000, except for pledges in connection with Nesco’s existing credit facility, licenses of intellectual property granted in the ordinary course of business, and the expiration of intellectual property rights in accordance with the applicable statutory term;

•        adopt or enter into a plan of reorganization of Nesco or its subsidiaries (other than those contemplated by the Merger Agreement);

•        make any loans or advances to any person, except advances to employees or officers of Nesco or its subsidiaries made in the ordinary course of business consistent with past practice;

•        make or change any material tax election or adopt or change any material tax accounting method, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, enter into any tax sharing or similar arrangement, or take or fail to take any other action that could have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of capitol and its affiliates after the closing;

•        take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the intended tax treatment of the Transactions;

•        enter into any agreement that restricts the ability of Nesco or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability to enter a new line of business;

•        enter into, renew or amend in any material respect certain material agreements or any agreement with an affiliate, or make any change, waive, terminate or modify any agreement set forth in the schedules to the Merger Agreement;

•        waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any material liability, other than in the ordinary course of business or that does not exceed $1,000,000 in the aggregate;

•        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than in connection with borrowings, extensions of credit and other financial accommodations under Nesco’s existing credit facilities, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding indebtedness, other than as set forth in the Merger Agreement;

•        make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Nesco or its subsidiaries, except insofar as may have been required by a change in U.S. GAAP or law;

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Nesco and its subsidiaries and their assets and properties; and

•        enter into any agreement to do any of the foregoing.

The Merger Agreement also contains additional covenants of the parties, including among other things covenants providing for:

•        the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•        Capitol to prepare and file this proxy statement/prospectus with Nesco’s cooperation to solicit proxies from the Capitol shareholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;

•        the preparation and filing by Capitol and Nesco of the notification required of each of them under the HSR Act in connection with the transactions contemplated by the Merger Agreement;

•        Nesco’s waiver of its rights to make claims against Capitol to collect from the trust fund established for the benefit of public shareholders for any monies that may be owed to Nesco by Capitol;

•        Capitol and Nesco to use commercially reasonable efforts to arrange and obtain the Debt Financing;

•        Capitol to cause the Domestication to become effective;

•        Capitol to comply in all material respects with its reporting obligations under applicable securities laws;

•        Nesco to provide reasonable cooperation, assistance and information in connection with any necessary PIPE investment;

•        customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Capitol and Nesco;

•        each party to use reasonable best efforts to effect the intended tax treatment of the Transactions; and

•        Capitol to take reasonable efforts to ensure that Capitol’s ordinary shares and warrants, and the Capitol common stock and warrants after the Domestication, remain listed on a national securities exchange;

Conditions to the Closing of the Transactions

General Conditions

Consummation of the Transactions is conditioned on the approval of the business combination proposals, each of the charter proposals, the director election proposal and the incentive plan proposal as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

•        all necessary permits, approvals, clearances, and consents of or filings with regulatory authorities, or as specified in the agreement being procured or made, as applicable;

•        no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

•        Capitol having at least $5,000,001 of net tangible assets remaining prior to the Mergers after taking into account the holders of Public Shares that properly demanded that Capitol redeem their Public Shares for their pro rata share of the trust account;

•        the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; and

•        the delivery by each party to the other party of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of execution of the Merger Agreement and as of the closing as well as the performance by such party of covenants contained in the Merger Agreement required to by complied with by such party prior to the closing.

Nesco’s and Nesco Owner’s Conditions to Closing

The obligations of Nesco and Nesco Owner to consummate the Transactions also are conditioned upon, among other things:

•        the accuracy of the representations and warranties of Capitol, Merger Sub, Intermediate Holdings and New HoldCo (subject to certain bring-down standards);

•        performance of the covenants of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to be performed as of or prior to the closing;

•        Capitol filing a certificate of incorporation with the Secretary of State of the State of Delaware and adopting bylaws, each in substantially the form as attached to the Merger Agreement;

•        Capitol executing the Registration Rights Agreement;

•        Capitol executing the Stockholders’ Agreement;

•        the covenants of each Sponsor contained in the Sponsor Support Agreement having been performed;

•        the Capitol common stock to be issued pursuant to the Merger Agreement shall have been approved for listing on a national securities exchange; and

•        the amount of cash available to Capitol shall not be less than $265 million after giving effect to payment of amounts that Capitol will be required to pay to redeeming shareholders upon consummation of the business combination.

Capitol’s, Merger Sub’s, Intermediate Holdings’ and New HoldCo’s Conditions to Closing

The obligations of Capitol, Merger Sub, Intermediate Holdings and New HoldCo to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Nesco and Nesco Owner (subject to certain bring-down standards);

•        performance of the covenants of Nesco and the Nesco Owner to be performed as of or prior to the closing;

•        Nesco Owner executing the Registration Rights Agreement;

•        Nesco Owner executing the Stockholders’ Agreement;

•        delivery of a certification of non-foreign status to Capitol;

•        receipt of the requisite approval of Capitol’s shareholders; and

•        the availability of the Debt Financing in accordance with the Debt Commitment Letter.

Waiver

Either Capitol or Nesco Owner may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Capitol’s current amended and restated memorandum and articles of association, Capitol cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining prior to the Mergers after taking into account the holders of Public Shares that properly demanded that Capitol redeem their Public Shares for their pro rata share of the trust account.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Capitol and what he may believe is best for himself in determining whether to grant a waiver in a specific situation. See “Risk Factors — Risks Related to the Business Combination — The exercise of Capitol’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Capitol’s shareholders’ best interest.”

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•        by mutual written consent of Capitol and Nesco;

•        by either Capitol or Nesco if the transactions are not consummated on or before the later of (x) August 21, 2019 or (y) if Capitol’s shareholders approve a later date for completion of a business combination, October 7, 2019;

•        by either Capitol or Nesco if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•        by either Capitol or Nesco if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

•        by either Capitol or Nesco if, at the Capitol shareholder meeting, the Transactions shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Effect of Termination

In the event of proper termination by either Capitol or Nesco, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as provided for in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions contemplated thereby will be paid by the party incurring such expenses, regardless of whether the Transactions are consummated.

Confidentiality; Access to Information

Nesco will afford Capitol and its financial advisors, accountants, counsel and other representatives prior to the completion of the Mergers reasonable access during normal business hours, upon reasonable notice, to all of Nesco’s properties, books, material contracts, commitments, tax returns, records and appropriate officers and employees to obtain all financial and operating data and other information concerning the affairs of Nesco and its subsidiaries. Capitol and Nesco will maintain in confidence any non-public information received from the other party and use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement, subject to customary exceptions.

Amendments

The Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. Capitol would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Capitol common stock as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. Capitol and Nesco have irrevocably submitted to the exclusive jurisdiction of federal and state courts the State of Delaware. All claims or causes of action based upon, arising out of, or related to the Debt Financing or the Debt Commitment Letter, the transactions contemplated thereby, or against the financial institutions identified in the Debt Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Capitol is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The unaudited pro forma combined balance sheet as of March 31, 2019 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the three months ended March 31, 2019 and the year ended December 31, 2018 give pro forma effect to the Transactions as if they had occurred as of January 1, 2018. This information should be read together with Nesco’s and Capitol’s respective audited and unaudited financial statements and related notes, “Nesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of March 31, 2019 has been prepared using the following:

•        Nesco’s unaudited historical consolidated balance sheet as of March 31, 2019, as included elsewhere in this proxy statement/prospectus; and

•        Capitol’s unaudited historical consolidated balance sheet as of March 31, 2019, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2019 has been prepared using the following:

•        Nesco’s unaudited historical consolidated statement of operations for the three months ended March 31, 2019, as included elsewhere in this proxy statement/prospectus; and

•        Capitol’s unaudited historical consolidated statement of operations for the three months ended March 31, 2019, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2018 has been prepared using the following:

•        Nesco’s audited historical consolidated statement of operations for the year ended December 31, 2018, as included elsewhere in this proxy statement/prospectus; and

•        Capitol’s audited historical statement of operations for the year ended December 31, 2018, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On April 7, 2019, Capitol entered into the Merger Agreement by and among Capitol, Intermediate Holdings, Merger Sub, New HoldCo, Nesco Owner, and Nesco, pursuant to which (i) Capitol will domesticate as a Delaware corporation and will be renamed “Nesco Holdings, Inc.”, (ii) Merger Sub will merge with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of Capitol and (iii) immediately after the Initial Merger, Nesco will merge with and into New HoldCo, with New HoldCo surviving as a wholly-owned subsidiary of Capitol. As a result of the Transactions, Nesco will become a wholly-owned subsidiary of Capitol, with Nesco Owner becoming a securityholder of Capitol.

In connection with the Domestication and the business combination, the outstanding Class A ordinary shares of Capitol will be automatically converted into shares of common stock of Capitol (which will be renamed “Nesco Holdings, Inc.”) on a one-for-one basis. The outstanding warrants of Capitol will automatically convert into warrants to purchase shares of common stock, on a one-for-one basis, beginning 30 days after the consummation of the business combination. The outstanding Class B ordinary shares of Capitol will automatically convert into common stock, on a one-for-one basis, upon consummation of the business combination. Additionally, pursuant to the Merger Agreement, in connection with the Mergers each outstanding share of Nesco common stock will be converted into the right to receive a pro rata portion of (i) $75,000,000 of cash (subject to adjustment as described below and in “The Business Combination Proposals — General — Consideration to Nesco Owner”), (ii) 17,464,235 shares of common stock (subject to adjustment as described below and in “The Business Combination Proposals — General — Consideration to Nesco Owner”), and (iii) warrants to purchase 2,500,000 shares of common stock.

Nesco Owner will also have the right to receive up to 1,800,000 additional shares of Capitol’s common stock, for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if the trading price of Capitol’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period, or upon a change of control (as defined in the Merger Agreement) of Capitol if the consideration paid or payable to Capitol’s stockholders equals or exceeds $13.00 per share or $16.00 per share (less any shares previously issued).

To the extent that Public Shares are redeemed for a pro rata portion of the funds in Capitol’s trust account resulting in aggregate redemptions in excess of $25,000,000, (i) the $75,000,000 of cash received by Nesco Owner will be reduced until it is $0 (at an aggregate redemption amount of $100,000,000) and (ii) the number of common shares received by Nesco Owner will be proportionally increased by the amount the cash received is decreased at a rate of $10 per share (for example, if aggregate redemptions were $25,100,000 then Nesco Owner would receive $100,000 less cash and 10,000 more common shares and if aggregate redemptions were $100,100,000 then Nesco Owner would receive $75,000,000 less cash and 7,500,000 more common shares). No further adjustments are made to the cash received or common shares received in respect of aggregate redemption amounts in excess of $100,000,000.

In connection with the execution of the Merger Agreement, New HoldCo executed the Debt Commitment Letter pursuant to which the lender parties committed to provide Capitol with each of (i) $350 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions and solely to the extent that Capitol is unable to issue and sell senior second lien secured notes in a Rule 144A or other private placement yielding up to $400 million in gross proceeds on or prior to the closing of the Transactions.

The new revolving credit facility will have a five-year term and a floating rate of interest based on either the federal funds rate or LIBOR, in each case, plus a margin ranging between 150 and 200 basis points depending on excess availability under the facility. Nesco’s availability under the revolving credit facility will be a percentage of the value of its accounts receivable, its parts inventory, its fleet inventory and its cash, in each case, subject to certain eligibility criteria. A portion of the revolving credit facility may be used for the issuance of letters of credit. The revolving credit facility will be guaranteed by Nesco’s wholly owned domestic subsidiaries and will be secured by substantially all assets of Nesco and the guarantors. Nesco can reduce the aggregate commitments under the revolving credit facility without premium or penalty. The revolving credit facility will contain covenants which, among other things, limit the incurrence of additional indebtedness (including acquired indebtedness), issuance of certain preferred stock, the payment of dividends, making restricted payments and investments, the purchase or acquisition or retirement for value of any equity interests, the provision of loans or advances to restricted subsidiaries, the sale or lease or transfer of any properties to any restricted subsidiaries, the transfer or sale of assets, and the creation of certain liens.

While Capitol does not expect to enter into any bridge loans, Capitol does expect to issue the $400 million of senior second lien secured notes in lieu thereof. Capitol currently expects that the interest rate on the notes will be 8.25% if there are no redemptions by Capitol shareholders or 8.75% in a maximum redemption scenario, based on indicative levels from Capitol’s financing advisors. The notes are expected to mature in seven years from the date of issuance and will be non-callable for the first three years after issuance. Thereafter, the notes are expected to be callable at half the coupon declining ratably to par at the end of the fifth year after issuance. Up to 10% of the notes are also expected to be callable at 103% of the principal amount in each of the first three years after issuance. Interest on the notes will be due semi-annually. The notes are expected to be guaranteed by Nesco’s wholly owned domestic subsidiaries. The indenture governing the notes is expected to contain covenants which, among other things, limit the incurrence of additional indebtedness (including acquired indebtedness), issuance of certain preferred stock, the payment of dividends, making restricted payments and investments, the purchase or acquisition or retirement for value of any equity interests, the provision of loans or advances to restricted subsidiaries, the sale or lease or transfer of any properties to any restricted subsidiaries, the transfer or sale of assets, and the creation of certain liens.

Accounting for the Domestication and Mergers

The Domestication is being proposed solely for the purpose of changing the legal domicile of Capitol and, as such, neither it, nor the exchange of Capitol securities described above, is expected to have any accounting impact.

The Mergers will be accounted for as a reverse merger, in accordance with U.S. GAAP. Under this method of accounting, Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Nesco Owner being expected to have the largest minority interest of the combined company, Nesco Owner being represented on the Board of Directors of the combined company by up to three members in addition to the CEO of Nesco, Nesco’s senior management comprising the senior management of the combined company, the relative size of Nesco compared to Capitol, and Nesco’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Nesco issuing stock for the net assets of Capitol. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Nesco.

As the issuance of the 1,800,000 of additional shares of Capitol’s common stock is contingent on the future performance of the trading price of Capitol’s common stock, they have been classified as an equity arrangement and therefore have not been recorded in the unaudited pro forma combined financial statements.

In addition to the merger of Capitol and Nesco, the Transactions involve utilizing the cash on Capitol’s balance sheet and funds from the issuance of the new revolving credit facility and the new senior second lien secured notes to redeem Nesco’s existing senior second lien secured notes, pay down Nesco’s existing revolving credit facility and Tranche B revolving credit facility, and make a one-time payment to Nesco Owner. The combined company, post recapitalization, will have substantially lower debt balances and leverage.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the combined company will experience. Nesco and Capitol have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Intermediate Holdings, Merger Sub or New HoldCo, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Capitol’s ordinary shares:

•        Scenario 1 — Assuming no redemptions for cash: This presentation assumes that no Capitol shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Transactions; and

•        Scenario 2 — Assuming redemptions of 14,310,769 Public Shares of Capitol for cash: This presentation assumes that Capitol shareholders exercise their redemption rights with respect to a maximum of 14,310,769 Public Shares upon consummation of the Transactions at a redemption price of approximately $10.19 per share. The maximum redemption amount is derived from a minimum of $265,000,000 of cash required from Capitol pursuant to the Merger Agreement, after giving effect to the payments to redeeming shareholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 17,464,235 and 24,964,235 ordinary shares to be issued to Nesco shareholders under Scenarios 1 and 2, respectively.

As a result of the Transactions and immediately following the closing of the Transactions, assuming no Capitol shareholders elect to redeem their shares for cash, Nesco Owner and certain members of current Nesco management will own approximately 26.6% of the Capitol shares to be outstanding immediately after the Transactions and Capitol shareholders will own approximately 73.4% of the Capitol shares, based on the number of Capitol shares outstanding as of December 31, 2018 (in each case, not giving effect to any shares issuable to them upon exercise of warrants). As a result, Nesco Owner and current Nesco management will be the single largest shareholder, as a group, of Capitol following consummation of the Transactions with no current shareholder of Capitol owning more than 10% of the issued and outstanding capital stock of Capitol.

If 14,310,769 ordinary shares are redeemed for cash, which assumes the maximum redemption of Capitol’s shares and providing for a minimum of $265,000,000 of cash after giving effect to payments to redeeming shareholders, Nesco will own approximately 42.3% and Capitol will own approximately 57.7% of the Capitol shares to be outstanding immediately after the Transactions (in each case, not giving effect to any shares issuable to them upon exercise of warrants). Prior to the consummation of the Transactions, all of Nesco’s outstanding phantom units and all Class B units of Nesco Owner will be cancelled and no consideration will be paid in respect thereof (except for a one time payment by Nesco Owner to Bruce Heinemann of approximately $0.5 million).

PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2019

(UNAUDITED)

(in thousands)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Nesco	(B) Capitol	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$3,781	$757	$410,027	(1)
			$(750	)(2)
			481,516	(3)
			(765,000	)(4)		$70,784	(3)
			(20,500	)(5)		(145,784	)(7)
			(31,050	)(6)
			(75,000	)(8)	$3,781	75,000	(8)	$3,781
Accounts receivable, net	50,768	—	—		50,768	—		50,768
Inventory	14,264	—	—		14,264	—		14,264
Prepaid expenses and other	5,993	12	—		6,005	—		6,005
Total Current Assets	74,806	769	(757)		74,818	—		74,818
Marketable securities held in Trust Account	—	410,027	(410,027	)(1)	—	—		—
Property and equipment, net	4,151	—	—		4,151	—		4,151
Rental equipment, net	321,747	—	—		321,747	—		321,747
Goodwill	228,714	—	—		228,714	—		228,714
Other intangible assets, net	70,016	—	—		70,016	—		70,016
Total Assets	$699,434	$410,796	$(410,784)		$699,446	$—		$699,446

Liabilities and Stockholder’s (Deficit)/Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$48,885	$177	$(2,510)(6)		$46,552	$—		$46,552
Accrued interest expense	4,682	—	—		4,682	—		4,682
Deferred rent income	1,325	—	—		1,325	—		1,325
Current maturities of long-term debt	7,557	—	—		7,557	—		7,557
Total Current Liabilities	62,449	177	(2,510)		60,116	—		60,116
Long-term debt and other debt	790,479	750	(750	)(2)
			481,516	(3)
			(760,148	)(4)
			(20,500	)(5)	491,347	70,784	(3)	562,131
Deferred tax liabilities	11,350	—	—		11,350	—		11,350
Deferred underwriting fee	—	14,087	(14,087	)(6)	—	—		—
Other liabilities	420	—	—		420	—		420
Total Liabilities	864,698	15,014	(316,479)		563,233	70,784		634,017

Commitments and Contingencies
Ordinary shares subject to redemption	—	390,782	(390,782	)(7)	—	—		—
Stockholder’s (Deficit)/Shareholders’ Equity
Common stock	—	—	4	(7)
			1	(8)		(2	)(7)
			1	(9)	6	1	(8)	5
Class A Ordinary Shares	—	—	—		—	—		—
Class B Ordinary Shares		1	(1	)(9)	—	—		—
Additional paid-in capital	259,428	—	390,778	(7)		(145,782	)(7)
			(70,002	)(8)	580,204	74,999	(8)	509,421
(Accumulated deficit)/Retained earnings	(424,384)	4,999	(14,453	)(6)
			(4,852	)(4)
			(4,999	)(8)	(443,689)	—		(443,689)
Accumulated other comprehensive loss	(308)	—	—		(308)	—		(308)
Total Stockholder’s (Deficit)/Shareholders’ Equity	(165,264)	5,000	296,477		136,213	(70,784)		65,429
Total Liabilities and Stockholder’s (Deficit) /Shareholders’ Equity	$699,434	$410,796	$(410,784)		$699,446	$—		$699,446

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(in thousands, except share data)

(A)    Derived from the unaudited consolidated balance sheet of Nesco as of March 31, 2019.

(B)    Derived from the unaudited consolidated balance sheet of Capitol as of March 31, 2019.

(1)    Reflects the release of cash from marketable securities held in the trust account.

(2)    Reflects the repayment of convertible promissory notes due to related parties.

(3)    Reflects the new debt financing from entering into the $350.0 million revolving credit facility and the issuance of $400.0 million notes in connection with the Transactions. In Scenario 1, which assumes no Capitol shareholders exercise their redemption rights, the Transaction contemplates $892.3 million in uses of funds including: (a) the repayment of $525.0 million senior secured second lien notes, $215.0 million revolving credit facility, and $25.0 million tranche B revolving credit facility, (b) the payment of a $75.0 million cash consideration to Nesco Owner, (c) $20.5 million of debt financing fees and expenses, (d) $0.8 million of promissory notes to related parties and (e) $31.0 million in deferred underwriting fees and other transaction fees and expenses. In Scenario 1, the sources of funds in the Transaction are: (a) $410.0 million of cash held in Capitol’s trust account, (b) $400.0 million from the issuance of new notes in connection with the Transaction, (c) $0.8 million of cash held on Capitol’s balance sheet, and (d) a draw on the new revolving credit facility for the remaining amount required of $81.5 million.

         In Scenario 2, which assumes the maximum number of shares are redeemed for cash by Capitol shareholders, $145.8 million would be paid out in cash to redeeming shareholders and the cash consideration to Nesco Owner would be reduced to zero. As a result, in Scenario 2, the Transaction contemplates $963.1 million in uses of funds including: (a) the payment of $145.8 million in cash to redeeming shareholders, (b) the repayment of $525.0 million senior secured second lien notes, $215.0 million revolving credit facility, and $25.0 million tranche B revolving credit facility, (c) $20.5 million of debt financing fees and expenses, (d) $0.8 million of promissory notes to related parties and (e) $31.0 million in deferred underwriting fees and other expenses. In Scenario 2, the sources of funds in the Transaction are: (a) $410.0 million of cash held in Capitol’s trust account, (b) $400.0 million from the issuance of senior secured second lien notes in connection with the Transaction, (c) $0.8 million of cash held on Capitol’s balance sheet, and (d) a draw on the new revolving credit facility for the remaining amount required of $152.3 million.

(4)    Reflects the repayment of prior existing long-term debt and corresponding amortization of the related remaining deferred financing costs in connection with the Transactions. The amortization of the deferred financing costs is reflected as an adjustment to accumulated deficit and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Transaction. With respect to income taxes, this adjustment will change the amount of Nesco’s income tax loss carryforwards; however, the tax effect of this adjustment has not been reflected as the associated deferred tax asset is offset by a valuation allowance.

(5)    Reflects the underwriting fees and expenses associated with the debt transactions in footnote 3. These fees and expenses include the asset based revolving credit facility underwriting fee, bridge commitment fee and notes underwriting fee of $17.5 million. In addition, this adjustment reflects financing transaction related legal and advisory expenses of $3.0 million. This adjustment is not reflected in the statement of operations since it is a nonrecurring charge resulting directly from the transaction. With respect to income taxes, this adjustment will change the amount of Nesco’s income tax loss carryforwards; however, the tax effect of this adjustment has not been reflected as the associated deferred tax asset is offset by a valuation allowance.

(6)    Reflects the payment of fees and expenses related to the Transactions, including the deferred underwriting fee of approximately $14.1 million, legal, financial advisory, accounting and other professional fees. The direct, incremental costs of the Transactions related to the legal, financial advisory, accounting and other professional fees of approximately $14.4 million is reflected as an adjustment to accumulated deficit and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Transaction. With respect to income taxes, this adjustment will change the amount of Nesco’s income tax loss carryforwards; however, the tax effect of this adjustment has not been reflected as the associated deferred tax asset is offset by a valuation allowance.

(7)    In Scenario 1, which assumes no Capitol shareholders exercise their redemption rights, all Class A ordinary shares previously subject to redemption for cash amounting to $390.8 million would be transferred to permanent equity, with an adjustment recorded to par value and additional paid in capital. In Scenario 2, which assumes the same facts as described in Items 1 through 6 above, but also assumes the maximum number of Class A ordinary shares are redeemed for cash by Capitol shareholders, $145.8 million would be paid out in cash. The $145.8 million, which is the amount required to redeem 14,310,769 Class A ordinary shares, represents the maximum redemption amount to leave a minimum of $265.0 million of cash from Capitol, including the cash to be released from Capitol’s trust account, after giving effect to payments to redeeming shareholders based on a consummation of the Transactions on March 31, 2019. In both Scenario 1 and Scenario 2, the redeemable Class A ordinary shares which are transferred to permanent equity but are not redeemed will automatically convert into common stock in the Transaction.

(8)    Reflects recapitalization of Nesco through (a) the contribution of all the share capital in Nesco to Capitol, (b) the payment of $75.0 million of cash consideration (under Scenario 1) or $0 cash consideration (under Scenario 2) in the Transactions and (c) the issuance of 17,464,235 shares of common stock (under Scenario 1) or 24,964,235 shares of common stock (under Scenario 2), with an adjustment recorded to par value and additional paid in capital, and (d) the elimination of the historical retained earnings of Capitol, the accounting acquiree.

(9)    Reflects the conversion of 8,062,500 Class B ordinary shares into Class A ordinary shares, on a one-for-one basis, at the consummation of the Transactions, with an adjustment recorded to par value and additional paid in capital. The Class A ordinary shares automatically convert into common stock in the Transaction.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2019
(UNAUDITED)
(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Nesco	(B) Capitol	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$61,492	$—	$—		$61,492	$—		$61,492
Cost of revenue	41,140	—	—		41,140	—		41,140
Gross profit	20,352	—	—		20,352	—		20,352
Operating expenses
Transaction expenses	2,510	—	(2,510	)(1)	—	—		—
Selling, general and administrative expenses	8,232	536	(50	)(1)	8,718	—		8,718
Amortization expense	724	—	—		724	—		724
Non-rental depreciation	46	—	—		46	—		46
Other operating expenses	150	—	—		150	—		150
Total operating expenses	11,662	536	(2,560)		9,638	—		9,638
Operating income (loss)	8,690	(536)	2,560		10,714	—		10,714

Other income (expense):
Interest income	—	2,275	(2,275	)(2)	—	—		—
Unrealized gain on marketable securities	—	24	(24	)(2)	—	—		—
Interest expense	(14,993)	—	13,511	(3)
			(9,331	)(4)	(10,813)	(1,249	)(4)	(12,062)
Other	13	—	—		13	—		13
(Loss) income before income taxes	(6,290)	1,763	4,441		(86)	(1,249)		(1,335)
Provision for income taxes	434	—	—	(5)	434	—	(5)	434
Net (loss) income	$(6,724)	$1,763	$4,441		$(520)	$(1,249)		$(1,769)
Weighted average shares outstanding, basic and diluted		11,909,851	53,866,884	(6)	65,776,735	(6,810,769	)(6)	58,965,966
Basic and diluted net loss per share		$(0.04)			$(0.01)			$(0.03)

PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018

(UNAUDITED)

(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(C) Nesco	(D) Capitol	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$246,297	$—	$—		$246,297	$—		$246,297
Cost of revenue	164,679	—	—		164,679	—		164,679
Gross profit	81,618	—	—		81,618	—		81,618
Operating expenses
Transaction expenses	440	—	—		440	—		440
Selling, general and administrative expenses	34,959	1,554	—		36,513	—		36,513
Amortization expense	2,826	—	—		2,826	—		2,826
Non-rental depreciation	219	—	—		219	—		219
Other operating expenses	10	—	—		10	—		10
Total operating expenses	38,454	1,554	—		40,008	—		40,008
Operating income (loss)	43,164	(1,554)	—		41,610	—		41,610

Other income (expense):
Interest income	—	6,684	(6,684	)(2)	—	—		—
Unrealized gain on marketable securities	—	43	(43	)(2)	—	—		—
Interest expense	(56,698)	—	47,600	(3)
			(37,198	)(4)	(46,296)	(4,886	)(4)	(51,182)
Other	(287)	—	—		(287)	—		(287)
(Loss) income before income taxes	(13,821)	5,173	3,675		(4,973)	(4,886)		(9,859)
Provision for income taxes	1,705	—	—	(5)	1,705	—	(5)	1,705
Net (loss) income	$(15,526)	$5,173	$3,675		$(6,678)	$(4,886)		$(11,564)
Weighted average shares outstanding, basic and diluted		11,932,714	53,844,021	(6)	65,776,735	(6,635,936	)(6)	59,140,799
Basic and diluted net income (loss) per share		$0.02			$(0.10)			$(0.20)

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(in thousands, except share data)

(A)    Derived from the unaudited consolidated statement of operations of Nesco for the three months ended March 31, 2019.

(B)    Derived from the unaudited consolidated statement of operations of Capitol for the three months ended March 31, 2019.

(C)    Derived from the audited consolidated statement of operations of Nesco for the year ended December 31, 2018.

(D)    Derived from the audited statement of operations of Capitol for the year ended December 31, 2018.

(1)    Represents an adjustment to eliminate direct, incremental costs of the Transaction which are reflected in the historical consolidated financial statements of Nesco and Capitol in the amount of $2,510 and $50, respectively, for the three months ended March 31, 2019. There were no such amounts recorded for the year ended December 31, 2018.

(2)    Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

(3)    Represents an adjustment to eliminate interest expense on Nesco’s Revolving Credit Facility, Tranche B Revolving Credit Commitments and Senior Secured Second Lien Notes as of the beginning of the period, as these will be repaid upon consummation of the Transactions.

(4)    Represents an adjustment to record interest expense on the new debt financing from the revolving credit facility and notes in connection with the Transactions. The following schedule outlines the details of the calculation of the interest expense on the new debt financing for the three months ended March 31, 2019 and for the year ended December 31, 2018 based on both Scenario 1 and Scenario 2.

	Three Months Ended March 31, 2019		Year Ended December 31, 2018
	Scenario 1: No Redemptions	Scenario 2: Maximum Redemptions	Scenario 1: No Redemptions	Scenario 2: Maximum Redemptions
New Revolving Credit Facility
Drawdown	$81.5	$152.3	$78.1	$146.3
LIBOR Assumption	2.57%	2.57%	2.57%	2.57%
Margin	1.50%	1.75%	1.50%	1.75%
Annual Interest Rate	4.07%	4.32%	4.07%	4.32%
Interest Expense (A)	$0.8	$1.6	$3.2	$6.3

Excess Availability	$268.5	$197.7	$271.9	$203.7
Commitment Fee Rate	0.375%	0.375%	0.375%	0.375%
Commitment Fee (B)	$0.3	$0.2	$1.0	$0.8

New Senior Secured Second Lien Notes
Principal	$400.0	$400.0	$400.0	$400.0
Annual Interest Rate	8.25%	8.75%	8.25%	8.75%
Interest Expense (C)	$8.3	$8.8	$33.0	$35.0
Total Interest Expense (A+B+C)	$9.3	$10.6	$37.2	$42.1

The interest rate under the new revolving credit facility is based on the Debt Commitment Letter. The interest rate on the notes is based on indications from Capitol’s financing advisors. The difference in interest rates between Scenario 1 and Scenario 2 is due to higher debt levels in Scenario 2.

(5)    To record the tax effect of the pro forma adjustments applied at Nesco’s blended federal and state income tax rate of 0% for the three months ended March 31, 2019 and for the year ended December 31, 2018. Nesco has historically determined that it has not been able to realize its deferred tax assets on a more likely than not basis and has recognized a valuation allowance against those assets. The reduction in loss before income taxes from the pro forma adjustments reduces the historical net operating loss recognized and the related valuation allowance on the combined entity’s deferred tax assets, resulting in an effective tax rate of 0%.

(6)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Capitol’s initial public offering occurred as of January 1, 2018. In addition, as the Transactions are being reflected as if they had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Transactions for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 19,950,000 shares of common stock because the inclusion of these securities would be anti-dilutive.

Three Months Ended March 31, 2019	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Capitol Public Shares	40,250,000	25,939,231
Capitol Sponsor shares	8,062,500	8,062,500
Capitol shares issued in Transactions	17,464,235	24,964,235
Weighted average shares outstanding	65,776,735	58,965,966
Percent of shares owned by Nesco Owner and Nesco management	26.6%	42.3%
Percent of shares owned by Capitol	73.4%	57.7%
Year Ended December 31, 2018	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Capitol Public Shares	40,250,000	26,114,064
Capitol Sponsor shares	8,062,500	8,062,500
Capitol shares issued in Transactions	17,464,235	24,964,235
Weighted average shares outstanding	65,776,735	59,140,799
Percent of shares owned by Nesco Owner and Nesco management	26.6%	42.2%
Percent of shares owned by Capitol	73.4%	57.8%

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve material differences between the constitutional documents of Capitol that will be in effect upon the closing of the Transactions (including the Domestication) and Capitol’s current amended and restated memorandum and articles of association, including:

•        the name of the new public entity will be “Nesco Holdings, Inc.” as opposed to “Capitol Investment Corp. IV”;

•        the public entity will have 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Capitol having 400,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares, and 1,000,000 authorized preferred shares; and

•        the constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated memorandum and articles of association contains.

In the judgment of Capitol’s board of directors, the charter proposals are desirable for the following reasons:

•        The name of the new public entity is desirable to reflect the business combination with Nesco and the combined business going forward.

•        The greater number of authorized number of shares of capital stock is desirable for Capitol to have sufficient shares to issue to the holders of common stock and warrants of Capitol and Nesco Owner to complete the business combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits (neither of which are currently contemplated).

•        The provisions that relate to the operation of Capitol as a blank check company prior to the consummation of its initial business combination and would not be applicable after the business combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Notwithstanding the foregoing, authorized but unissued shares of common and preferred stock may enable Capitol’s board of directors to render it more difficult or to discourage an attempt to obtain control of Capitol and thereby protect continuity of or entrench its management, which may adversely affect the market price of Capitol’s securities. If, in the due exercise of its fiduciary obligations, for example, Capitol’s board of directors were to determine that a takeover proposal were not in the best interests of Capitol, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Capitol to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Capitol currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Under the Merger Agreement, the approval of the charter proposals is a condition to the adoption of the business combination proposals and vice versa. Accordingly, if any of the business combination proposals are not approved, the charter proposals will not be presented at the extraordinary general meeting.

A copy of Capitol’s Restated Constitutional Documents, as will be in effect assuming approval of all of the charter proposals and upon consummation of the business combination (including the Domestication) and filing with the Delaware secretary of state, is attached to this proxy statement/prospectus as Annex B.

Required Vote

Each of the Charter Proposals requires the approval of a Special Resolution.

Full Text of the Resolution to be Voted Upon

The language of the resolution required in order to give effect to the Domestication Proposal is as follows:

RESOLVED, AS A SPECIAL RESOLUTION, THAT WITH EFFECT FROM THE REGISTRATION BY WAY OF CONTINUATION OF CAPITOL INVESTMENT CORP. IV AS A CORPORATION IN THE STATE OF DELAWARE:

(i)     the name of Capitol Investment Corp. IV is changed from “Capitol Investment Corp. IV” to “Nesco Holdings, Inc.”;

(ii)    Capitol shall have 250,000,000 authorized shares of common stock, and 5,000,000 authorized shares of preferred stock, as opposed to Capitol having 400,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares, and 1,000,000 authorized preference shares; and

(iii)   the Amended and Restated Memorandum and Articles of Association of Capitol Investment Corp. IV currently in effect be amended and restated by their deletion in their entirety and the substitution in their place of the Certificate of Incorporation and Bylaws in the form annexed to the proxy statement/prospectus as Annex B.

Board’s Recommendation

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAPITOL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Capitol (Cayman Islands) Compared to Capitol (Delaware)

Capitol is currently an exempted company limited by shares incorporated under the Companies Law. After the Domestication, Capitol will become a Delaware corporation and will be renamed “Nesco Holdings, Inc.”. Delaware law and Capitol’s certificate of incorporation and bylaws will govern Capitol’s securityholders after the Domestication.

The Companies Law differs in some material respects from laws generally applicable to corporations incorporated in the State of Delaware and their stockholders. In addition, the certificate of incorporation and bylaws of Capitol after the Domestication will differ in certain material respects from Capitol’s current memorandum and articles of association. As a result, after the Domestication your rights will differ in some regards as compared to your rights before the Domestication. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights according to applicable law and/or the organizational documents of Capitol before and after the Domestication. You also should review the certificate of incorporation and bylaws of Capitol (as same will become effective immediately prior to the Mergers) attached as Annex B to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Law, to understand how these laws apply to Capitol.

Corporate Law

Provision	Capitol (A Delaware Corporation)	Capitol (An Exempted Company under Cayman Islands Law)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Law (2018 Revision)
Mergers and Similar Arrangements

Subject to the certificate of incorporation:

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval - there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50% + 1 in number and 75% in value of shareholders in attendance and voting at a general meeting.

Special Vote Required for Combinations with Interested Stockholders/ Shareholders

A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person came to own at least 15% of the outstanding stock of the corporation without board approval and the vote of two thirds of the disinterested stockholders. A corporation may, however, explicitly opt out of this requirement in its certificate of incorporation.

No Similar Provision

Provision	Capitol (A Delaware Corporation)	Capitol (An Exempted Company under Cayman Islands Law)
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Generally, a shareholder of a publicly traded company does not have appraisal rights in connection with a non-Cayman Islands merger.
Stockholder/Shareholder Meetings; Quorum

Stockholder approval of mergers and amendments of constitutional documents require approval of a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a general meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of at least two-thirds of the shares present and voting at a general meeting is required.

	Quorum is set in the constitutional documents, but cannot be less than one-third of outstanding shares.	Quorum is set in the company’s articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written consent.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;

Except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Because the Capitol board is and will be classified after the closing of the Mergers, a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of Capitol entitled to vote in any annual election of directors or class of directors, voting together as a single class.

A company’s articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	Capitol (A Delaware Corporation)	Capitol (An Exempted Company under Cayman Islands Law)
	The board may increase the size of the board and fill any vacancies.	Subject to the articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors in certain limited circumstances.
Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Organizational Documents

Capitol (A Delaware Corporation)	Capitol (An Exempted Company under Cayman Islands Law)
Corporate Purpose
The purpose of Capitol shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The objects for which Capitol is established are unrestricted and Capitol shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Capital Stock

The total number of shares of all classes of capital stock which Capitol shall have authority to issue is 255,000,000 of which 250,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 5,000,000 shall be Preferred Stock of the par value of $0.0001 per share.

The share capital of Capitol is US$45,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

Capitol (A Delaware Corporation)	Capitol (An Exempted Company under Cayman Islands Law)

Preferred Stock.    The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Capitol entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation or applicable law. The resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Preferred Shares.    The Directors may allot, issue, grant options over or otherwise dispose of Preferred Shares (including fractions of a Preferred Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Law (2018 Revision) of the Cayman Islands and the articles of association) vary such rights.

Common Stock.    Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of Capitol entitled to vote.

Ordinary Shares.    The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Law (2018 Revision) of the Cayman Islands and the articles of association) vary such rights.

Directors; Classes

The Board of Directors shall be divided into three classes: Class A, Class B, and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at Capitol’s 2020 annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at Capitol’s 2021 annual meeting of stockholders, and the directors in Class C shall be elected for a term expiring at Capitol’s 2022 annual meeting of stockholders. Commencing at Capitol’s 2020 annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies

The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of these amended and restated Articles, the existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at Capitol’s first annual general meeting, the Class B Directors shall stand elected for a term expiring at Capitol’s second annual general meeting and the Class C Directors shall stand elected for a term expiring at Capitol’s third annual general meeting. Commencing at Capitol’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or general meetings called for the

Capitol (A Delaware Corporation)	Capitol (An Exempted Company under Cayman Islands Law)

in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in Capitol’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified or until their earlier death, resignation or removal. A director elected to fill a vacancy resulting from the death, resignation, or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal shall have created such vacancy and until his successor shall have been elected and qualified.

election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in Capitol’s charter documents), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Stockholder/Shareholder Voting
Election of directors need not be by ballot unless Capitol’s Bylaws so provide.	Votes of shareholders shall be decided on a poll.
Amendments to Constitutional Documents

The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws.

Subject to the Stockholders’ Agreement, the provisions of the Certificate of Incorporation may be amended or repealed by the affirmative vote of a majority of the outstanding shares of Capitol entitled to vote, as prescribed by the DGCL.

The memorandum and articles of association may only be amended by a special resolution of the shareholders.
Authority of the Directors

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by Capitol; subject, nevertheless, to the provisions of the statutes of Delaware law, of Capitol’s Certificate of Incorporation, and to Capitol’s Bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

The business of Capitol shall be managed by the Directors who may exercise all the powers of Capitol.
Liability and Indemnification of Directors

A director of Capitol shall not be personally liable to Capitol or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Capitol shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision by the stockholders of Capitol shall not adversely affect any right or protection of a director of Capitol with respect to events occurring prior to the time of such repeal or modification.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Capitol’s amended and restated memorandum and articles of association provides for indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Capitol (A Delaware Corporation)	Capitol (An Exempted Company under Cayman Islands Law)

Capitol, to the full extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification shall be paid by Capitol in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Capitol as authorized hereby.

Exclusive Forum

Unless Capitol consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction (such as in the case of claims brought to enforce any liability or duty created by the Exchange Act, in which case federal courts have exclusive jurisdiction), the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Capitol, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Capitol to Capitol or Capitol’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Capitol’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

No Similar Provision.

This exclusive forum provision will apply to state and federal law claims brought by stockholders (including claims pursuant to the Securities Act and the Exchange Act), although stockholders will not be deemed to have waived Capitol’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in Capitol’s Certificate of Incorporation to be inapplicable or unenforceable.

Business Opportunities

To the fullest extent permitted by law, the corporate opportunity doctrine and any other analogous doctrine is waived with respect to the directors of Capitol following the closing of the Mergers, ECP and its affiliates and the Sponsors, including with respect to any such person who serves as an officer or director of such entities, except with respect to corporate opportunities expressly and exclusively offered to a director or officer of Capitol in his or her capacity as such.

No Similar Provision.
Section 203 of DGCL
Capitol elects not to be governed by DGCL §203	No similar provision.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the extraordinary general meeting, seven directors will be elected who will be the directors of Capitol upon consummation of the Transactions. Capitol’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Capitol’s first general meeting of stockholders) serving a three-year term. If the nominees are elected, Lee Jacobson and L. Dyson Dryden will be Class A directors serving until the annual meeting of stockholders to be held in 2020, Rahman D’Argenio and Jeffrey Stoops will be Class B directors serving until the annual meeting to be held in 2021 and Mark Ein, Doug Kimmelman and William Plummer will be Class C directors serving until the annual meeting to be held in 2022 and, in each case, until their successors are elected and qualified. Pursuant to the Stockholders’ Agreement, Nesco Owner may designate two individuals to be nominated to the Capitol board and has designated Rahman D’Argenio and Doug Kimmelman for such purposes; provided, however, that if Nesco Owner beneficially owns 35% or more of Capitol’s issued and outstanding shares of common stock (on a non-fully diluted basis), then it shall have the right to designate three individuals and Capitol will be required to take all necessary steps to increase the size of the board to eight members to allow for Nesco Owner’s third designee to be appointed to the board.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If any of the business combination proposals are not approved or any of the charter proposals are not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the extraordinary general meeting.

Following consummation of the Transactions, the election of directors of Capitol will be governed by its charter documents and the laws of the State of Delaware.

Required Vote

The director election proposal requires the approval of an Ordinary Resolution. Although Capitol’s amended and restated memorandum and articles of association indicates that, prior to the closing of the business combination, holders of Class A ordinary shares shall have no right to vote on the appointment or removal of any director, the director election is being voted on by all holders of Capitol ordinary shares to satisfy exchange listing requirements.

Full Text of the Resolution to be Voted Upon

The language of the resolution required in order to give effect to the director election proposal is as follows:

RESOLVED, AS AN ORDINARY RESOLUTION OF THE HOLDERS OF THE CLASS B ORDINARY SHARES OF CAPITOL INVESTMENT CORP. IV, THAT the persons named below be elected as directors with immediate effect, to hold office in accordance with the Restated Constitutional Documents:

Lee Jacobson

William Plummer

Rahman D’Argenio

L. Dyson Dryden

Mark Ein

Doug Kimmelman

Jeffrey Stoops

Board’s Recommendation

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAPITOL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

Information about Executive Officers, Directors and Nominees

At the effective time of the business combination, in accordance with the terms of the Merger Agreement, and assuming the election of the nominees set forth above, the board of directors and executive officers of Capitol will be as follows:

Name	Age	Position
Executive Officers:
Lee Jacobson	65	Chief Executive Officer and Director
Robert Blackadar	50	President
Bruce Heinemann	59	Chief Financial Officer
Kevin Kapelke	53	Chief Operating Officer
Non-Employee Directors:
William Plummer(1)	60	Director (Chairman)
Rahman D’Argenio(3)	40	Director
L. Dyson Dryden(1)(3)	43	Director
Mark D. Ein(1)(2)	54	Director (Vice Chairman)
Doug Kimmelman(2)	58	Director
Jeffrey Stoops(2)(3)	60	Director

____________

(1)      Member of the Audit Committee

(2)      Member of the Nominating Committee

(3)      Member of the Compensation Committee

Lee Jacobson.    Mr. Jacobson joined Nesco as its Chief Executive Officer in 2012 and has served in such capacity since. Prior to joining Nesco, Mr. Jacobson spent 10 years with the Terex Utilities Division in multiple capacities, including Vice President & General Manager, Vice President of Commercial Operations, Vice President of Sales and Vice President of Business Development. Prior to his time at Terex, Mr. Jacobson served as the executive Vice President of Pacific Utility Equipment for two years. Mr. Jacobson received a B.S. in Business Administration from the University of Oregon and is a retired certified public accountant in the state of Oregon. We believe that Mr. Jacobson’s extensive experience in the utility equipment rental and sales industry as well as extensive leadership experience in operating and advising similar companies qualifies him to serve on our board of directors.

Robert Blackadar.    Mr. Blackadar joined Nesco as its President in May 2019. Prior to joining Nesco, Mr. Blackadar served as Vice President, Operations for BlueLine Rental from January 2016 until its acquisition by United Rentals in December 2018. Prior to that Mr. Blackadar served in other capacities at BlueLine Rental, including serving as Divisional Vice President from July 2015 until December 2015 and Regional Vice President from January 2015 to July 2015. Prior to that, Mr. Blackadar served in multiple roles, including as the Vice President, Global Sales (Strategic/Key Accounts), for Ritchie Bros. Auctioneers, the largest equipment auction company globally, starting in 2008. Prior to that Mr. Blackadar served in various roles at United Rentals from 2000 to 2008 and at Hertz Rental Equipment from 1993 to 2000. Mr. Blackadar received a B.S. in General Studies from Louisiana State University.

Bruce Heinemann.    Mr. Heinemann joined Nesco as its Chief Financial Officer in 2016 and has served in such capacity since. Prior to joining Nesco, Mr. Heinemann served as the Chief Financial Officer of Tyden Group, a portfolio company of Crimson Investment, from 2009 to 2016. Prior to that, Mr. Heinemann served as the Director of Supply Chain Operations for Unisys Corporation, a worldwide information technology consulting services and solutions company. Mr. Heinemann received a B.S. in Finance from Bowling Green State University.

Kevin Kapelke.    Mr. Kapelke joined Nesco as its Chief Operating Officer in 2012 and has served in such capacity since. Prior to joining Nesco, Mr. Kapelke served as the Region and Division Vice-President, Canada for Hertz Equipment Rental Corporation, a division of the Hertz corporation for approximately two years. Prior to that position, Mr. Kapelke served in various management roles with Hertz Equipment Rental Corporation starting in 1997. Mr. Kapelke received a B.A. in Business Administration from the University of Washington.

William Plummer.    Mr. Plummer served as the executive vice president and chief financial officer of United Rentals, Inc., a publicly-traded equipment rental company, from December 2008 until October 2018, remaining with the company in an advisory capacity until January 31, 2019. Mr. Plummer has more than two decades of financial leadership experience, including positions as chief financial officer of Dow Jones & Company and vice president and treasurer of Alcoa Inc. Previously, he held executive positions with Mead Corporation and General Electric Capital Corporation. Mr. Plummer currently serves on the boards of Global Payments, Inc. and John Wiley & Sons, Inc. Previously, he served on the board of UIL Holdings Corporation, an electric and natural gas utility company. Mr. Plummer received a B.S. and a M.S. in Aeronautics and Astronautics from the Massachusetts Institute of Technology and an M.B.A. from Stanford University. We believe that Mr. Plummer’s extensive experience with industrial growth companies and extensive public company experience qualifies him to serve on our board of directors.

Rahman D’Argenio.    Mr. D’Argenio joined Energy Capital Partners in 2010 and is currently a partner and a member of ECP’s Investment Committee where he is involved in all areas of the firm’s investment activities, with particular emphasis on fossil and renewable power generation and energy related services. He also currently serves on the board of directors of Nesco. Prior to joining ECP, Mr. D’Argenio spent seven years at First Reserve Corporation, an international energy-focused private equity firm based in Greenwich, Connecticut where his responsibilities included a leadership role in power, financial services and coal related investments. Prior to that, Mr. D’Argenio worked in the Energy & Utilities Investment Banking Group at Deutsche Bank Securities for approximately three years. Prior to that, Mr. D’Argenio began his career in the structured finance group at Sempra Energy Trading. Mr. D’Argenio currently serves on the boards of Sunnova Energy Corp., CM Energy, Triton Power Partners LP, and PLH Group, Inc. Previously, Mr. D’Argenio served on the boards of Brayton Point Power, LLC, EquiPower Resources Corp., Odessa Power Holdings, LLC and Red Oak Power Holdings, LLC. Mr. D’Argenio received a B.A. in Mathematics and Economics from the University of Pennsylvania. Because of his broad knowledge of the industry, we believe Mr. D’Argenio is well qualified to serve on our board of directors.

L. Dyson Dryden.    Mr. Dryden’s biographical information is set forth under the section titled “Other Information Related to Capitol—Directors and Executive Officers.” We believe that Mr. Dryden’s corporate finance and public company experience qualifies him to serve on our board of directors.

Mark D. Ein.    Mr. Ein’s biographical information is set forth under the section titled “Other Information Related to Capitol — Directors and Executive Officers.” We believe that Mr. Ein’s public company experience, operational experience and his business contacts qualify him to serve on our board of directors.

Doug Kimmelman.    Mr. Kimmelman established ECP in April 2005 and has since served as its Senior Partner. He is also a member of ECP’s Management Committee and Investment Committee. He also currently serves on the board of directors of Nesco. Prior to founding ECP, Mr. Kimmelman spent 22 years with Goldman Sachs, starting in 1983 in the firm’s Pipeline and Utilities Department within the Investment Banking Division. He was named a General Partner of the firm in 1996 and remained exclusively focused on the energy and utility sectors in the Investment Banking Division until 2002 when he transferred to the firm’s J. Aron commodity group to help form a new business for the firm in becoming an intermediary in electricity trading markets. While with the J. Aron commodity group, he was instrumental in developing the Constellation Power Source concept as the initial entry point for Goldman Sachs as a principal into electricity markets. Mr. Kimmelman also played a leadership role at Goldman Sachs in building a principal investing business in power generation and related energy assets. Mr. Kimmelman currently serves on the boards of Calpine Corporation, US Development Group, LLC, USD Partners, LP (NYSE: USDP) and Sunnova Energy Corp. Mr. Kimmelman received a B.A. in Economics from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania. Because of Mr. Kimmelman’s familiarity with Nesco’s business, broad knowledge of the industry, extensive directorship experience and experience in finance, we believe that Mr. Kimmelman is well qualified to serve on our board of directors.

Jeffrey A. Stoops.    Mr. Stoops joined SBA Communications Corporation in 1997 and has been the Chief Executive Officer since 2002. He was appointed a director of the company in 1999. He previously served as Chief Financial Officer and General Counsel where he was responsible for finance activities, capital markets, mergers and acquisitions and legal affairs of the organization, including the purchase of the first towers for the company. Before joining SBA, he was a partner in Gunster, a law firm in Florida, where he worked for thirteen years in the corporate, securities and mergers and acquisitions areas. Mr. Stoops is a current director and past chairman of the Board of the Wireless Industry Association (WIA), the trade organization of the wireless communications infrastructure industry. He is currently a member of the Board of Directors of the Raymond F. Kravis Center for the Performing Arts in West Palm

Beach, Florida; and the Board of Directors of the entity responsible for the Honda Classic PGA golf tournament held annually in Palm Beach Gardens, Florida. Mr. Stoops is the former chairman of the Board of St. Andrew’s School, Boca Raton, Florida. He graduated with a Bachelor’s and Juris Doctor’s degrees from Florida State University. We believe that Mr. Stoops’ company building, leadership and public company experience qualify him to serve on our board of directors.

Family Relationships

There are no family relationships between any of Capitol’s executive officers and directors or director nominees.

Independence of Directors

As a result of its common stock being listed on the NYSE following consummation of the business combination, Capitol will adhere to the rules of such exchange in determining whether a director is independent. The board of directors of Capitol has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Messrs. Plummer, Kimmelman, D’Argenio, Stoops, Dryden and Ein will be considered independent directors. Capitol’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

The board of directors of Capitol recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of Capitol at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and Capitol’s governing documents do not mandate a particular structure. This has allowed Capitol’s board the flexibility to establish the most appropriate structure for Capitol at any given time.

Capitol’s board of directors will oversee the risk management activities designed and implemented by its management. Capitol’s board of directors will execute its oversight responsibility both directly and through its committees. Capitol’s board of directors will also consider specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Capitol’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Capitol’s board of directors will delegate to the audit committee oversight of its risk management process, and Capitol’s other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

During the fiscal years ended December 31, 2018 and 2017, Capitol’s board of directors held three and two meetings, respectively. Capitol expects its directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Capitol’s current directors attended more than 75% of the meetings of the board and meetings of committees of which he was a member in fiscal year 2018 and 2017. Although Capitol does not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

Capitol has a separately standing audit committee, compensation committee, and nominating committee. The audit committee is composed of three independent directors and our compensation committee is composed solely of independent directors. Upon consummation of the business combination, Capitol will establish a separately standing nominating committee composed solely of independent directors.

Audit Committee Information

Messrs. Calcano, Coburn, and Donaldson currently serve as members of Capitol’s audit committee. Each member of the audit committee is financially literate and Capitol’s board of directors has determined that Mr. Calcano qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Upon consummation of the Transactions, the audit committee will consist of L. Dyson Dryden (chairman), William Plummer and Mark D. Ein. The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the NYSE listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Capitol will be required to certify to the exchange that the committee has, and will continue to have, at least one audit committee financial expert who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. After the Transactions, each of Messrs. Dryden, Plummer and Ein will be considered an audit committee financial expert. The audit committee will have a written charter.

The audit committee is responsible for:

•        meeting with our independent auditor regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of the Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the Offering; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

During the fiscal years ended December 31, 2018 and 2017, Capitol’s audit committee held four and two meetings, respectively. Each of our audit committee members attended all of the meetings of the audit committee in fiscal year 2018 and 2017.

Nominating Committee Information

Capitol’s nominating committee currently consists of Messrs. Calcano, Coburn and Donaldson, each of whom is an independent director under the NYSE’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Upon consummation of the Transactions, the nominating committee will consist of Mark D. Ein (chairman), Doug Kimmelman and Jeffrey Stoops. Each member of the nominating committee will be independent under the applicable listing standards. The nominating committee will have a written charter.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated should:

•        have demonstrated notable or significant achievements in business, education or public service;

•        possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Information

Capitol’s compensation committee currently consists of Messrs. Calcano, Coburn and Donaldson, each of whom is an independent director under the NYSE’s listing standards.

Upon consummation of the Transactions, the compensation committee will consist of Jeffrey Stoops (chairman), L. Dyson Dryden and Rahman D’Argenio. Each member of the compensation committee will be independent under the applicable listing standards. The compensation committee will have a written charter.

The compensation committee’s duties include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Code of Ethics

In August 2017, Capitol adopted a code of ethics that applies to all executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Capitol’s business. We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to Capitol Investment Corp. IV, 1300 17th Street, Suite 820, Arlington, VA 22209.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Capitol’s officers or employees. None of Capitol’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Capitol’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the Transactions, Capitol’s board of directors did not provide a process for shareholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Capitol’s ordinary shares at that time. However, management of Capitol following the Transactions may establish a process for shareholder and interested party communications in the future.

EXECUTIVE COMPENSATION

Capitol Executive Officer and Director Compensation

Capitol is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Capitol has received any cash compensation for services rendered to Capitol except Alfheidur H. Saemundsson, our executive vice president of corporate development, who has received aggregate consulting fees of $300,000 and $100,000 for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017, respectively. Commencing on August 21, 2017 through the consummation of a business combination, we pay Venturehouse Group, LLC, an affiliate of Mark D. Ein, and Dryden Capital Management, LLC, an affiliate of L. Dyson Dryden, an aggregate fee of $20,000 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide Messrs. Ein or Dryden compensation in lieu of a salary. Other than the $20,000 per month administrative fee and the payment of consulting or success fees, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our Sponsors, officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses.

Nesco Named Executive Officer and Director Compensation

Throughout this section entitled “Nesco Named Executive Officer and Director Compensation”, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Nesco and its consolidated subsidiaries. The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Executive Compensation

Overview

Our “Named Executive Officers” for the year ended December 31, 2018, include Lee Jacobson, our Chief Executive Officer, and Bruce Heinemann and Kevin Kapelke, our two most highly compensated executive officers other than our current Chief Executive Officer, who were serving as executive officers as of December 31, 2018 (collectively, the “Named Executive Officers” or “NEOs”).

Our compensation policies and philosophies are designed to align compensation with business objectives and the creation of stockholder value, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. We believe our executive compensation program must be competitive in order to attract and retain executive officers. We seek to implement compensation policies and philosophies by linking a significant portion of executive officers’ cash compensation to performance objectives and have historically provided a portion of their compensation as long-term incentive compensation in the form of equity awards in Nesco Owner.

To date, the compensation of our Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, equity compensation in Nesco Owner and health and welfare benefits. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances. Each of our executive officers, along with certain other members of our management, have been granted equity in Nesco Owner pursuant to the Limited Partnership Agreement of Nesco Owner (the “LP Agreement”), as further described below.

Nesco Owner has historically determined all of the components of compensation of our executive officers. As we transition from a private company to a publicly-traded company, the combined company will evaluate its compensation program as circumstances require. As part of the ongoing evaluation, it is expected that the compensation committee of the combined company will apply Nesco Owner’s policies and philosophies described above.

Nesco expects that Capitol will develop an executive compensation program that is consistent with Nesco’s existing compensation policies and philosophies following the business combination, which are designed to align compensation with business objectives and the creation of stockholder value, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. The compensation reported in this summary compensation table below is not necessarily indicative of how Nesco’s Named Executive Officers will be compensated in the future.

Compensation Tables

The following table presents summary information regarding the total compensation for the years ended December 31, 2018 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Lee Jacobson Chief Executive Officer	2018	370,078	18,504	—	—	185,039	21,220(3)	594,841
Bruce Heinemann Chief Financial Officer	2018	321,357	16,067	—	—	160,679	21,129(4)	519,232
Kevin Kapelke Chief Operating Officer	2018	258,744	19,406	—	—	129,372	20,587(5)	428,109

____________

(1)      Reflects amounts paid to each NEO that were over and above amounts earned by meeting performance metrics for each NEO’s applicable non-equity incentive bonus as a strategic decision by the Committee to reward efforts and retain key employees.

(2)      Reflects bonuses earned by each NEO pursuant to their respective employment agreements based on achievement of the applicable performance conditions, as described below in “Non-Equity Incentive Bonuses” section below.

(3)      Amounts reflect: $8,250 Company matching contribution and $2,250 Company profit sharing contribution, in each case, pursuant to the 401(k) Plan; $720 for Mr. Jacobson’s life insurance premiums paid by the Company under the applicable health and welfare plan; and $10,000 for an auto usage or allowance.

(4)      Amounts reflect: $8,250 Company matching contribution and $2,250 Company profit sharing contribution, in each case, pursuant to the 401(k) Plan; $575 for Mr. Heinemann’s life insurance premiums paid by the Company under the applicable health and welfare plan; $8,400 for an auto usage or allowance; and $1,654 for a tax gross-up with respect to the auto usage or allowance.

(5)      Amounts reflect: $7,762 Company matching contribution and $2,250 Company profit sharing contribution, in each case, pursuant to the 401(k) Plan; $575 for Mr. Kapelke’s life insurance premiums paid by the Company under the applicable health and welfare plan; and $10,000 for an auto usage or allowance.

Executive Employment Agreements

Each of the Named Executive Officers is a party to an employment agreement. Certain of the compensation paid to the Named Executive Officers reflected in the summary compensation table was provided pursuant to the Named Executive Officers’ respective employment agreements with Nesco Owner and Nesco.

The following summary sets forth the material terms of their existing employment agreements.

Lee Jacobson

Mr. Jacobson, Nesco Owner and Nesco are party to an employment agreement, dated February 26, 2014, which provides for at-will employment and for Mr. Jacobson to serve as the Chief Executive Officer of Nesco and a member of the Nesco Owner GP Board. Pursuant to his employment agreement, Mr. Jacobson is generally entitled to an annual base salary, currently $378,851, and is eligible to earn a target bonus of 50% of his annual base salary based on achievement of performance metrics established by the Nesco Owner GP Board. Additionally, Mr. Jacobson’s employment agreement entitled him to receive a grant of Class B Profit Interests pursuant to the Nesco Owner Executive Profits Interest Incentive Plan. For a discussion of the Nesco Owner Executive Profits Interest Incentive Plan, please see — “Management Equity Plan” below.

In the event of termination of Mr. Jacobson’s employment for any reason, he would generally be entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Jacobson participates in or benefits from. In the event that Mr. Jacobson’s employment is terminated either by Nesco without “cause” (as defined in the Profits Interest Plan) or by Mr. Jacobson for “good reason” (as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, Mr. Jacobson would be entitled to: (i) salary continuation for 18 months, and (ii) payment for 18 months’ of Mr. Jacobson’s premiums incurred for participation in COBRA coverage pursuant to a Nesco sponsored group health plan. Mr. Jacobson is subject to certain restrictive covenants, including but not limited to confidentiality, nondisparagement and 18-month noncompete and nonsolicitation covenants, under his restrictive covenant agreement.

Bruce Heinemann

Mr. Heinemann, Nesco Owner and Nesco are party to an employment agreement, dated September 26, 2016, which provides for at-will employment and for Mr. Heinemann to serve as the Chief Financial Officer of Nesco. Pursuant to his employment agreement, Mr. Heinemann is generally entitled to an annual base salary, currently $328,975, and is eligible to earn a target bonus of 50% of his annual base salary based on achievement of performance metrics established by the Chief Executive Officer of Nesco Owner (as defined in the operating agreement of Nesco Owner). Additionally, Mr. Heinemann’s employment agreement entitled him to receive a grant of Class B Profit Interest pursuant to the Nesco Owner Executive Profits Interest Incentive Plan. For a discussion of the Nesco Owner Executive Profits Interest Incentive Plan, please see — “Management Equity Plan” below.

In the event of termination of Mr. Heinemann’s employment for any reason, he would generally entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Heinemann participates in or benefits from. In the event that Mr. Heinemann’s employment is terminated either by Nesco without “cause” (as defined in the Profits Interest Plan) or by Mr. Heinemann for “good reason” (as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, Mr. Heinemann would be entitled to: (i) salary continuation for 12 months, and (ii) payment for 12 months’ of Mr. Heinemann’s premiums incurred for participation in COBRA coverage pursuant to a Nesco sponsored group health plan. Mr. Heinemann is subject to certain restrictive covenants, including but not limited to confidentiality, nondisparagement and 12-month noncompete and nonsolicitation covenants, under his restrictive covenant agreement.

Kevin Kapelke

Kevin Kapelke, Nesco Owner and Nesco are party to an employment agreement, dated February 26, 2014, which provides for at-will employment and for Mr. Kapelke to serve as the Chief Operating Officer of Nesco. Pursuant to such employment agreement, Mr. Kapelke is generally entitled to an annual base salary, currently $264,378, and is eligible to earn a target bonus of 50% of his annual base salary based on achievement of performance metrics established by the Nesco Owner GP Board. Additionally, Mr. Kapelke’s employment agreement entitled him to receive a grant of Class B Profit Interest pursuant to the Nesco Owner Executive Profits Interest Incentive Plan. For a discussion of the Nesco Owner Executive Profits Interest Incentive Plan, please see — “Management Equity Plan” below.

In the event of termination of Mr. Kapelke’s employment for any reason, he will generally be entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Kapelke participates in or benefits from. In the event that Mr. Kapelke’s employment is terminated either by Nesco without “cause” (as defined in the Profits Interest Plan) or by Mr. Kapelke for “good reason” (as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, Mr. Kapelke would be entitled to: (i) salary continuation for 18 months, and (ii) payment for 18 months’ of Mr. Kapelke’s premiums incurred for participation in COBRA coverage pursuant to a Company sponsored group health plan. Mr. Kapelke is subject to certain restrictive covenants, including but not limited to confidentiality, nondisparagement and 18-month noncompete and nonsolicitation covenants, under his restrictive covenant agreement.

For purposes of the employment agreements for Messrs. Jacobson, Heinemann and Kapelke:

“Cause” is defined under the Profits Interest Plan, as described in — “Management Equity Plan” below. Further, each executive’s employment provides that no termination will be considered a termination for Cause unless (x) a resolution was adopted by the board in good faith specifying in detail the failure, breach or violation deemed to constitute Cause,

(y) the executive received written notice of such board action and had a reasonable opportunity to consult with counsel and meet with the board regarding its determination, and (y) the executive failed to remedy (to the extent it can be remedied) the alleged failure, breach or violation within thirty (30) days after receipt of such written notice.

“Good Reason” (as defined under each applicable employment agreement) means the occurrence of any of the following events (i) a reduction in the executive’s salary or a material reduction in target bonus opportunity (as a percentage of salary), other than a reduction of less than 10% of total cash compensation opportunity made as part of an across-the-board reduction of cash compensation of all similarly situated senior executives; (ii) a material and sustained diminution in the executive’s authority and duties in the aggregate to a level that is inappropriate for the executive’s title or position; (iii) a relocation of the executive’s principal place of employment by more than 50 miles for Messrs. Heinemann and 35 miles for Messrs. Jacobson and Kapelke; (iv) any breach by Nesco of a material obligation under the executive’s employment agreement; or (v) any failure of a third party purchaser of all or substantially all of the assets of Nesco to expressly assume Nesco’s obligations under the executive’s employment agreement. Any event described in clauses (i) through (v) above will not constitute “Good Reason” unless Nesco fails to cure or cause to be cured such event within thirty (30) days after receipt from the executive of notice of good reason that sets forth the details regarding the events the executive asserts constitute Good Reason, Good Reason will cease to exist for an event on the 60th day following the later of its occurrence or the executive’s actual knowledge thereof, unless the executive has delivered a notice of good reason prior to such date.

Non-Equity Incentive Bonuses

Pursuant to the terms of their employment agreements, our Named Executive Officers are eligible to receive cash bonuses based on achievement of the performance metrics established by the board of Nesco Owner (and for Mr. Heinemann, the board and the Chief Executive Officer) and such other factors as may be determined in the board’s discretion and for Mr. Heinemann, the Chief Executive Officer and board’s discretion. Although we do not have a formal plan in place, the board sets performance targets within the first three months of each fiscal year and communicates these targets to our Named Executive Officers. Our performance bonus targets are generally based on a combination of metrics which includes both Company and individual components. The Company’s performance bonus makes up fifty percent (50%) of the target incentive bonus and is calculated by comparing the Company’s overall fiscal year performance with the corresponding budget and operating plan. The individual performance component makes up the remaining fifty percent (50%) of the target incentive bonus and is calculated by evaluating the individual on priorities established and communicated to the employee at the beginning of the fiscal year, which for fiscal year 2018, were generally related to key performance metrics in the area of each Named Executive Officer’s responsibility as well as other metrics, including team-related goals (both in development and across certain segments) and contributions to M&A activity. The table below sets forth the target bonus amounts and fiscal year payments related to the applicable metrics for each of our Named Executive Officers.

Name and Principal Position	Year	Target Incentive Bonus ($)	Actual Achievement Related to Company Performance (%)(1)	Actual Achievement Related to Individual Performance (%)(2)	Incentive Bonus Paid ($)(3)
Lee Jacobson Chief Executive Officer	2018	185,039	100%	100%	203,543
Bruce Heinemann Chief Financial Officer	2018	160 ,679	100%	100%	176,746
Kevin Kapelke Chief Operating Officer	2018	129,372	100%	100%	148,778

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(1)      Reflects actual performance percentage with respect to fifty percent (50%) of bonus target calculated based on the Company’s overall performance compared against its budget and operating plan.

(2)      Reflects actual performance percentage with respect to fifty percent (50%) of bonus target calculated based on individual performance as evaluated based on priorities established at the beginning of the fiscal year.

(3)      Reflects amounts paid based on 100% achievement of both Company and individual performance goals, as well as $18,504; $16,068 and $19,406 for Messrs. Jacobson, Heinemann and Kapelke, respectively, that were over and above amounts earned by meeting performance metrics, as a strategic decision by the Committee to reward efforts and retain key employees.

Management Equity Plan

Prior to the formation of Capitol, Nesco Owner granted each Named Executive Officer an interest in Nesco Owner by awarding Class B Profits Interest Units (as defined in the Amended and Restated Limited Partnership Agreement of Nesco Owner, dated February 26, 2014 (the “LP Agreement”)) of Nesco Owner (“Class B Units”) pursuant to the Nesco Owner Executive Profits Interest Incentive Plan, as amended from time to time (the “Profits Interest Plan”) and the LP Agreement. The Class B Units were reserved for issuance by Nesco Owner for attracting and retaining officers and employees and incentive purposes at the discretion of the general partner of Nesco Owner in accordance with the terms of the Profits Interest Plan and LP Agreement. There are 14,207 Class B Units in the aggregate available for awards under the Profits Interest Plan, and as of December 31, 2018, there were 14,207 Class B Units outstanding under the Profits Interest Plan.

Class B Units were granted to Messrs. Jacobson and Kapelke on February 26, 2014 and to Mr. Heinemann on September 26, 2016, for $0.01 consideration in the aggregate for each NEO, and such Class B Units are generally subject to specified distribution thresholds pursuant to the terms of their respective Class B Profits Interest Award Agreement, the Profits Interest Plan and the LP Agreement. The Class B Units held by the NEOs vest twenty percent on each of the first five anniversaries of the grant date, subject to their continued employment. Under the terms of each NEO’s award agreement, the Class B Units will fully vest immediately prior to a “change in control” (as defined in the LP Agreement). In the event that an NEO experiences a termination of employment, his unvested Class B Units will be cancelled without consideration and be forfeited. If an NEO’s termination of employment is for “cause” (as defined in the Profits Interest Plan), all Class B Units (vested or unvested) will be immediately forfeited without consideration, and if an NEO’s termination of employment is due to death or disability, the executive will immediately vest in the number of Class B Units, if any, that would have vested on the next scheduled vesting date. Further, if an NEO is terminated without “cause” or the NEO resigns for “good reason” within four months prior to a change in control, then all of the NEO’s Class B Units not previously vested or forfeited will fully vest immediately prior to the change in control as if the NEO had continued employment until such change in control. Upon a termination of an NEO’s employment other than for “cause”, the vested Class B Units are subject to repurchase by Energy Capital Partners III, LP; Energy Capital Partners III-A, LP; Energy Capital Partners III-B, LP; Energy Capital Partners III-C, LP; Energy Capital Partners III-D, LP and their respective permitted transferees and successors and assigns, Nesco Owner or the executive’s employer at a price equal to the fair market value of the award on the applicable repurchase calculation date, pursuant to the terms of the LP Agreement.

We believe that overall business success creates meaningful value to both unit holders and, through their equity holdings, Nesco’s executives. The Class B Units are designed as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, and provide an immediate and significant alignment between our NEOs and Nesco’s business. The number of Class B Units granted to each of the NEOs was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Class B Units is determined by the general partner of Nesco Owner in its sole discretion, after taking into account discussions with the Nesco’s management team and overall retention goals.

As profits interests, the Class B Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after Nesco Owner has realized a certain level of returns for the holders of its limited partnership units and any previously issued vested Class B Units. Distributions will be made first to Nesco Holdings GP, LLC until it has received $1.00 pursuant to all distributions to be made plus the reimbursement of reasonable, documented and out of pocket expenses in connection with its services as the general partner of Nesco Owner. Once Nesco Holdings GP, LLC has received these amounts, the holders of Class B Units are generally entitled to participate in any pro rata distributions together with the holders of “limited partnership units” (as defined in the LP Agreement, which includes Class A-1 and A-2 interest issued to and owned by the limited partners) in the proportions set forth in the LP Agreement based on their respective sharing percentages, provided that no Class B Unit is entitled to any portion of a distribution until the “distribution threshold” (as defined in the LP Agreement) with respect to such unit has been realized and such Class B Unit has vested. The threshold value of each Class B Unit is set forth in each Named Executive Officer’s award agreement, which will be no less than the liquidation value of Nesco Owner for the limited partnership units and Class B Units, and is subject to the terms provided in the Profits Interest Plan and LP Agreement.

In connection with the closing of the business combination, the Profits Interest Plan will be terminated and all Class B Units will be canceled for no consideration (except for a one time payment by Nesco Owner to Mr. Heinemann of approximately $0.5 million), as Capitol intends to award stock-based awards following the closing of the business combination under the Capitol 2019 Omnibus Incentive Plan, which is being submitted for shareholder approval.

For purposes of the Profits Interest Plan and each Named Executive Officer’s award agreement:

“Cause” (as defined in the Profits Interest Incentive Plan) means (A) acts or omissions by the executive which constitute intentional misconduct or a knowing violation of a material written policy, of the executive’s employer, (B) the executive personally receiving a benefit in money, property or services from the executive’s employer or from another person dealing with his employer, in knowing violation of applicable law or a violation of material written policy of the executive’s employer, (C) an act of fraud, conversion, misappropriation, or embezzlement by the executive involving the assets of the Nesco Owner or its affiliates or in the performance of the executive’s duties, (D) the executive’s conviction of, or entering a guilty plea or plea of no contest with respect to, (i) a felony or the equivalent thereof, or (ii) any other crime involving an act of moral turpitude and such other crime adversely affects the ability of the executive’s to perform the executive’s duties hereunder, (E) the executive’s using narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on the performance by the executive of the executive’s duties as an employee of the executive’s employer or on the reputation, business or business relationships of the executive’s employer, (F) gross negligence in the performance of the executive’s duties, (G) the commission in bad faith by the executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the executive’s employer, (H) the executive’s breach of the executive’s restrictive covenant agreement with Nesco (subject to the executive’s thirty (30)-day cure period, if curable), or (I) any other breach by the executive of the terms of any applicable employment agreement in any material respect. However, the executive’s employer will not be permitted to terminate the executive for Cause pursuant to subsections (E), (F), or (I) above if the executive was not previously provided a one-time only written notice from the executive’s employer that the executive committed any act set forth in subsections (E), (F) or (I) above which the executive failed to cure within thirty (30) days following receipt of such notice.

“Change in Control” (as defined in the LP Agreement) generally means (i) the sale of all or substantially all of the assets of Nesco Owner, Nesco or any intermediary entity or (ii) a merger, recapitalization or other sale by Nesco Owner or the limited partners of Nesco Owner or any of their respective affiliates, of equity interests that results in any person or group of persons (other than ECP (as defined below) or any employee benefit plan maintained by Nesco Owner or its affiliates or other person of which a majority of its voting power or other equity securities is owned (directly or indirectly) by Nesco Owner) owning more than 50% of (x) the “limited partnership units” (as defined therein) or voting power of Nesco Owner or Nesco and (y) the equity securities of Nesco or any intermediary entity between Nesco Owner and Nesco. Any event described in either clause (i) or (ii) above, as applicable, which results in Energy Capital Partners III, LP; Energy Capital Partners III-A, LP; Energy Capital Partners III-B, LP; Energy Capital Partners III-C, LP; Energy Capital Partners III-D, LP and their respective permitted transferees and successors and assigns (together, “ECP”) ceasing to control Nesco Holdings GP, LLC or otherwise hold the ability to elect a majority of the GP Board or a majority of any of the boards of directors of the entity which undertakes an initial public offering, Nesco or any intermediary entity between Nesco Owner and Nesco as applicable. For the avoidance of doubt, an initial public offering will not be considered a Change of Control.

“Good Reason” has the meaning as provided in each executive’s respective employment agreement, as described in “Management Equity Plan” above.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes, for each of the Named Executive Officers, the number of Class B Profit Interest Units of Nesco Owner held as of December 31, 2018.

		Equity Awards
Name and Principal Position	Grant Date	Number of Shares or Units of Stock That Have Not vested #(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Lee Jacobson Chief Executive Officer	2/26/2014	939.616	(2)	152,000
Bruce Heinemann Chief Financial Officer	9/26/2016	1,200.000	(3)	194,000
Kevin Kapelke Chief Operating Officer	2/26/2014	315.882	(4)	51,000

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(1)      Represents unvested Class B Units granted to each Named Executive Officer under the Profits Interest Plan. The Class B units are generally an interest in the future profits of Nesco Owner that vest in equal annual installments over five years beginning on the first anniversary of the date of grant. No value is realized as a result of vesting of those units. Please see “— Management Equity Plan” above for more details on the Class B Units.

(2)       Mr. Jacobson’s remaining unvested Class B Units are scheduled to vest on February 26, 2019. As of December 31, 2018, Mr. Jacobson held 3,758.464 Class B Units that previously vested in accordance with the time-based vesting schedule described above. Please see “— Management Equity Plan” above for more details regarding the potential distributions for vested Class B Units.

(3)      Mr. Heinemann’s remaining unvested Class B Units are scheduled to vest in equal annual installments on September 26, 2019, September 26, 2020 and September 26, 2021. Mr. Heinemann holds 800 Class B Units that previously vested in accordance with the time-based vesting schedule described above. Please see “— Management Equity Plan” above for more details regarding the potential distributions for vested Class B Units.

(4)      Mr. Kapelke’s remaining unvested Class B Units are scheduled to vest on February 26, 2019. As of December 31, 2018, Mr. Kapelke held 1,263.528 Class B Units that previously vested in accordance with the time-based vesting schedule described above. Please see “— Management Equity Plan” above for more details regarding the potential distributions for vested Class B Units.

(5)      The amounts reported in this column represent the estimated fair values of the Class B Units as of December 31, 2018. The fair values of the awards were estimated using a Monte Carlo simulation model. Two possible liquidity events were modeled using the Monte Carlo simulation: an IPO and a sale/recapitalization. Each scenario was assigned a probability of 50 percent. Other assumptions utilized included: expected volatility of 120%, no expected dividends, risk-free interest rate of 2.5%.

Health and Welfare Plans, and Retirement Plan

Health and Welfare Plans.    Nesco’s Named Executive Officers are eligible to participate in Nesco’s health and welfare benefit plans, including its medical, dental, vision, life, accidental death and dismemberment, disability, flexible spending account and health savings account and benefit plans, in each case on the same basis as all of its other employees.

Retirement Plan.    Nesco maintains a 401(k) and profit sharing plan (the “401(k) Plan”), a defined contribution plan intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended, (the “Code”) administered by Fidelity. Nesco employees meeting the 401(k) Plan’s age requirement are generally eligible to participate in the 401(k) Plan. The 401(k) Plan is available on the same terms to all of Nesco’s employees, including the Named Executive Officers. Each 401(k) Plan participant can elect to contribute between 1% and 60% of his or her eligible compensation on a pre-tax basis to the 401(k) Plan, subject to the annual Internal Revenue Service and Code limitations. The 401(k) Plan’s participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. The 401(k) Plan’s participants are also permitted to irrevocably designate a portion or all of their contributions as Roth contributions that are includable in the 401(k) Plan’s participant’s gross income at the time of deferral. Nesco may make discretionary matching contributions up to a specified percentage of each employee’s eligible contributions, and may also make discretionary profit sharing contributions on behalf of participants who are eligible under the terms of the 401(k) Plan declared on an annual basis. A 401(k) Plan participant is 100% vested in his or her deferrals, and any employer profit sharing contributions, matching contributions and earnings thereon vest ratably over four years (six years for participants who terminated employment prior to February 1, 2018). The account balance for each 401(k) Plan participant is invested in accordance with the election of the participant which can consist of a variety of investment options. For the 2018 fiscal year, Nesco currently makes matching contributions to the 401(k) Plan equal to 50% of the first 6% of a participant’s deferral, and also makes profit sharing contributions equal to 3% of eligible compensation, up to $75,000 of eligible compensation. Nesco made matching and profit sharing contributions to the Named Executive Officers with respect to the 2018 plan year, included as “All Other Compensation” in the “Summary Compensation Table” above.

Employment Agreement with New Nesco Employee

On May 13, 2019, Nesco entered into an employment agreement and restrictive covenant agreement with Robert Blackadar, pursuant to which Mr. Blackadar will serve as the President of Nesco, with a start date of May 20, 2019, and will continue to serve in such role for Capitol following the closing of the business combination.

Pursuant to the terms of Mr. Blackadar’s employment agreement, Mr. Blackadar is generally entitled to an annual base salary of $350,000, and is eligible to earn an annual cash bonus with a target of 50% of his annual base salary (pro-rated for 2019), based on achievement of performance metrics established by the Chief Executive Officer prior to the closing of the business combination, and by the board of directors of Capitol after the closing of the business combination. Additionally, Mr. Blackadar’s employment agreement entitles him to receive, subject to the closing of the business combination, a one-time grant of 200,000 stock options in Capitol that will be subject to time vesting in five equal annual instalments and is expected to be granted under the Capitol 2019 Omnibus Incentive Plan, which is being submitted for shareholder approval. For a discussion of the 2019 Plan, please see “The Incentive Plan Proposal.” Mr. Blackadar is also expected to be eligible to receive annual awards under the Company’s standard equity compensation programs as in effect from time to time, as determined by the Board. Mr. Blackadar is subject to certain restrictive covenants provided in his restrictive covenant agreement, including confidentiality, non-disparagement and 12-month noncompete and nonsolicitation covenants.

In the event of termination of Mr. Blackadar’s employment for any reason, he would generally be entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Blackadar participates in or benefits from. In the event that Mr. Blackadar’s employment is terminated either by Nesco without “cause” (as defined below) or by Mr. Blackadar for “good reason” (as defined below), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Blackadar would be entitled to: (i) salary continuation for 12 months, and (ii) payment for 12 months’ of Mr. Blackadar’s premiums incurred for participation in COBRA coverage pursuant to a Nesco sponsored group health plan.

For purposes of Mr. Blackadar’s employment agreement:

“Cause” means (A) Mr. Blackadar’s material breach of his employment agreement or any other material agreement entered into between Mr. Blackadar and the company, including his restrictive covenant agreement (as described above), (B) Mr. Blackadar’s gross negligence (other than as a result of disability) or willful misconduct in carrying out his duties hereunder, resulting in harm to the company, (C) Mr. Blackadar’s material breach of any of his fiduciary obligations as an officer of the company, including without limitation an act of fraud, conversion, misappropriation, or embezzlement by Mr. Blackadar involving the assets of the company or its affiliates or in the performance of Mr. Blackadar’s duties, or (D) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendere by Mr. Blackadar with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations. However, the company will not be permitted to terminate Mr. Blackadar for Cause pursuant to subsections (A), (B), or (C) if the company has not previously provided a one-time only written notice to Mr. Blackadar that he committed any act set forth in subsections (A), (B) or (C) which Mr. Blackadar failed to cure within thirty (30) days following receipt of such notice.

For the definition of “Good Reason”, please see the “Good Reason” definition described for Mr. Heinemann in “— Executive Employment Agreements” above, as Mr. Blackadar’s definition under his employment agreement is the same as the definition provided under Mr. Heinemann’s employment agreement.

Director Compensation

None of our directors received compensation for their services as a director for the year ended December 31, 2018.

Capitol Executive Officer and Director Compensation Following the Business Combination

Executive Compensation

Following the closing of the business combination, we intend to develop an executive compensation program that is consistent with Nesco’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to long-term success.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors, which will be established at the closing of the business combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

Base Salary

It is expected that our Named Executive Officers’ base salaries will initially continue as described under “— Nesco Executive Officer and Director Compensation — Executive Employment Agreements” subject to the terms of the employment agreements described under “— Nesco Executive Officer and Director Compensation — Executive Employment Agreements” and will be reviewed annually by the compensation committee based upon advice and counsel of its advisors.

Annual Bonuses

We intend to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the compensation committee may select performance targets, target amounts, target award opportunities and other term and conditions of the bonus opportunities for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which performance targets were achieved, if applicable, and the amount of the award that is payable to each of the Named Executive Officers.

Stock-Based Awards

We intend to use stock-based awards to reward long-term performance of the Named Executive Officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of Named Executive Officers with the interests of our stockholders and serve to motivate and retain the individual executives. Stock-based awards will be awarded under the 2019 Plan, which is being submitted to our shareholders for approval at the extraordinary general meeting. For a description of the 2019 Plan, please see the section of this proxy statement/prospectus under the heading “The Incentive Plan Proposal.”

Employment Agreements

We anticipate that the employment agreements for the Named Executive Officers will remain in place following the consummation of the business combination. Any new employment agreements for Named Executive Officers following the business combination will be subject to compensation committee approval.

Other Compensation

We expect to continue to maintain various employee benefit plans, including medical and 401(k) plans, in which the Named Executive Officers will participate.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain executive officers of a publicly-traded corporation, including the chief executive officer, chief financial officer and the three other most highly-paid executive officers. To retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of us and our stockholders and we expressly reserve the right to do so.

Director Compensation

Upon the consummation of the Transactions, we will issue an option to purchase 100,000 shares of common stock to each of Messrs. Plummer and Stoops for agreeing to serve as a member of our board of directors upon consummation of the Transactions. These options will have an exercise price equal to the trading price of the common stock at the time of grant, will vest over a period of years following the consummation of the Transaction, and will generally have an option term of ten years. The options will be granted pursuant to the 2019 Plan. We expect that our board of directors or compensation committee will determine the additional annual compensation to be paid to the board of directors upon completion of the Transactions.

THE INCENTIVE PLAN PROPOSAL

In connection with the business combination, Capitol intends to adopt the 2019 Plan. The 2019 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash based awards. Directors, officers and other employees of Capitol and its subsidiaries, as well as others performing consulting or advisory services for Capitol, are eligible for grants under the 2019 Plan. The purpose of the 2019 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in Capitol’s long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2019 Plan, which is qualified in its entirety by the text of the 2019 Plan, a copy of which is attached hereto as Annex C. For further information about the 2019 Plan, we refer you to the complete copy of the 2019 Plan, which is attached hereto as Annex C. As of [•], 2019, the latest practicable date, the closing price on the NYSE per Class A ordinary share, each of which shall be converted to one share of common stock of Capitol, was $[•].

Administration

The 2019 Plan will be administered by the Compensation Committee of Capitol’s board of directors. Among the Compensation Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2019 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2019 Plan as it deems necessary or proper. The Compensation Committee has authority to administer and interpret the 2019 Plan, to grant discretionary awards under the 2019 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of ordinary shares to be covered by each award, to make all other determinations in connection with the 2019 Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2019 Plan to Capitol’s executive officers.

Award Limits

The maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2019 Plan is 3,150,000 shares. Shares issued under the 2019 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. The 2019 Plan also includes annual limits on awards that may be granted to non-employee directors. The maximum aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718 (or any successor thereto), of awards granted to a non-employee director for services as a director under the 2019 Plan during any fiscal year may not exceed $700,000 per year (provided that such limit shall not apply in the first fiscal year of a director’s service with Capitol if the awards in excess of such amount are approved by other directors not receiving comparable or similar awards).

Share Counting Provisions

If an award under the 2019 Plan is terminated, expires or lapses or is exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in Capitol acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, the unused shares covered by the award will, as applicable, become or again be available for award grants under the 2019 Plan. With respect to stock appreciation rights and stock options settled in shares of common stock, upon settlement, only the number of shares delivered to a participant will count against the number of shares available for issuance pursuant to the 2019 Plan. If any shares are withheld to satisfy tax withholding obligations on an award issued under the 2019 Plan, the number of shares withheld shall again be available for purposes of awards under the 2019 Plan. Any award under the 2019 Plan settled in cash shall not be counted against the foregoing maximum share limitations. Dividend equivalents paid in cash will not be counted against the number of shares reserved under the 2019 Plan.

Eligibility

Employees, consultants and non-employee directors of Capitol or any of its subsidiaries (as defined in the 2019 Plan) who, in the opinion of the administrator of the 2019 Plan, are in a position to make important contributions to Capitol are eligible to participate in the 2019 Plan. As of the record date, Capitol and its subsidiaries had no employees, five nonemployee directors and four other service providers. Following the business combination, Capitol and its subsidiaries are expected to have approximately 260 employees, no consultants and six nonemployee directors who will be eligible to receive awards under the 2019 Plan.

Types of Awards

The 2019 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash based awards. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. Awards to eligible individuals shall be subject to the terms of an individual award agreement between Capitol and the individual, which must be signed indicating its acceptance by the participant. A brief description of each award type follows. Capitol generally does not presently expect to receive any consideration (other than service) for the granting or extension of awards.

•        Stock Options.    Stock options may be granted under the 2019 Plan, including both incentive stock options and non-qualified stock options, which provide the holder a right to purchase shares of common stock at a specified exercise price. The exercise price per share for each stock option shall be set by the administrator of the 2019 Plan, but shall not be less than the fair market value on the date of the grant (or 110% of the fair market value in the case of an incentive stock option granted to an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of Capitol). The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder of Capitol). The administrator of the 2019 Plan will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to the ten year limitation.

•        Stock Appreciation Rights.    The administrator of the 2019 Plan is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2019 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of Capitol’s common stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the company an amount determined by multiplying the difference between the price per share of the stock appreciation right and the value of the share on the date of exercise by the number of shares of common stock subject to the award. The maximum term for which stock appreciation rights may be exercisable under the 2019 Plan is ten years.

•        Restricted Stock.    The administrator of the 2019 Plan may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the administrator in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the administrator. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, subject to the limitations and restrictions established by the administrator in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award; however, if determined by the administrator, dividends with respect to unvested shares of restricted stock may be withheld and paid to the recipient only if and when the underlying shares vest.

•        Restricted Stock Units.    The 2019 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the administrator for each award. Restricted stock unit awards entitle recipients to acquire shares of Capitol’s common stock in the future under certain conditions. Holders of restricted stock units generally have no rights of ownership or as stockholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant and actual shares are issued in settlement of the award. Restricted stock units may be accompanied by the right to receive the equivalent value of dividends paid on shares of the company’s common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The administrator may provide that settlement of restricted stock units will occur upon or as soon as reasonably practicable after the restricted stock units vest or will instead be deferred, on a mandatory basis or at the participant’s election, in a manner intended to comply with Section 409A of the Code.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of Capitol’s common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Capitol’s common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, including any purchase price, performance goals (which may be based on performance criteria), transfer restrictions and vesting conditions.

Performance Based Awards

For purposes of the 2019 Plan, one or more performance criteria may be used in setting performance goals applicable to stock or cash based awards, which performance criteria may include but will not be limited to: gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices.

The administrator may also exclude the impact of an event or occurrence which the administrator determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The administrator may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control and Certain Other Transactions

The administrator of the 2019 Plan has broad discretion to take action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of a change in control or certain other transactions and events affecting Capitol’s common stock, such as dividends or other distributions (whether in the form of cash, common stock, other securities, or other property), reorganizations, mergers, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Capitol’s stockholders known as “equity restructurings,” the administrator will make equitable adjustments to outstanding awards.

Amendment and Termination

The administrator may amend, suspend or terminate the 2019 Plan at any time. However, no amendment may materially and adversely affect an award outstanding under the 2019 Plan without the consent of the affected participant. The Board is required to obtain stockholder approval for any amendment to the 2019 Plan to the extent necessary to comply with applicable laws. The 2019 Plan provides that in no event may an award be granted pursuant to the 2019 Plan after ten years from the earlier of (i) the date the Board adopted the Plan or (ii) the date Capitol’s stockholders approve the 2019 Plan.

Forfeiture and Claw-backs

All awards (including any proceeds, gains or other economic benefit obtained in connection with any award) made under the 2019 Plan are subject to any claw-back policy implemented by the company, including any claw-back policy adopted to comply with the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or award agreement.

Term

The 2019 Plan is scheduled to expire on the ten year anniversary of its effective date (which is the date of share-holder approval), unless terminated earlier by the Board.

Form S-8

After 60 days following the consummation of the business combination, we intend to file with the SEC a registration statement on Form S-8 covering the Capitol common stock issuable under the 2019 Plan.

United States Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances.

Incentive Stock Options

No income will be recognized by a participant for United States federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

Non-qualified Stock Options

No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a non-qualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights

There is expected to be no United States federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock

If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for United States federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for United States federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units

There will be no United States federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Excess Parachute Payments

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2019 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20 % excise tax on the amount thereof.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2019 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2015 Plan are not exempt from coverage. However, if the 2019 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the United States federal income tax consequences in respect of the 2019 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2019 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New 2019 Plan Benefits

Grants under the 2019 Plan will be made at the discretion of the compensation committee. The grants under the 2019 Plan are not yet determinable. The value of the awards granted under the 2019 Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2018, we had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2018 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	0	$—	0
Equity compensation plans not approved by security holders	0	$—	0

Required Vote

If the business combination proposals are not approved, the incentive plan proposal will not be presented at the annual meeting.

The incentive plan proposal requires the approval of an Ordinary Resolution.

Full Text of the Resolution to be Voted Upon

The language of the resolution required in order to give effect to the incentive plan proposal is as follows:

RESOLVED, AS AN ORDINARY RESOLUTION, THAT WITH EFFECT FROM THE REGISTRATION by way of continuation of Capitol Investment Corp. IV as a corporation in the State of Delaware, the 2019 Omnibus Incentive Plan in the form annexed to the proxy statement/prospectus as Annex C be adopted and approved in all respects.

Board’s Recommendation

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAPITOL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Capitol’s board of directors to submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, if Capitol is unable to consummate the business combination for any reason. In no event will Capitol solicit proxies to adjourn the extraordinary general meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the adjournment proposal is to provide more time to consummate the business combination. See the section entitled “The Business Combination Proposals — Interests of Capitol’s Sponsors, Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the extraordinary general meeting and is not approved by the stockholders, Capitol’s board of directors may not be able to adjourn the extraordinary general meeting to a later date if Capitol is unable to consummate the business combination (because either the business combination proposals are not approved or the conditions to consummating the business combination have not been met). In such event, the business combination would not be completed.

Required Vote

Adoption of the adjournment proposal requires the approval of an Ordinary Resolution. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

Full Text of the Resolution to be Voted Upon

The language of the resolution required in order to give effect to the adjournment proposal is as follows:

RESOLVED, AS AN ORDINARY RESOLUTION, THAT the adjournment of the extraordinary general meeting to a later date in accordance with the amended and restated articles of association of Capitol Investment Corp. IV be approved in all respects.

Board’s Recommendation

TO THE EXTENT THAT THE ADJOURNMENT PROPOSAL IS TABLED FOR CONSIDERATION AND APPROVAL AT THE EXTRAORDINARY GENERAL MEETING, THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAPITOL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

OTHER INFORMATION RELATED TO CAPITOL

Introduction

Capitol was incorporated on May 1, 2017 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Capitol’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, Capitol’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On August 21, 2017, Capitol closed its initial public offering of 40,250,000 units, including 5,250,000 units subject to the underwriters’ overallotment option, with each unit consisting of one Class A ordinary share and one-third of one warrant, each whole warrant to purchase one Class A ordinary share at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $402,500,000. Simultaneously with the consummation of the initial public offering and the exercise of the underwriters’ over-allotment option, Capitol consummated the private sale of 6,533,333 Private Warrants at $1.50 per warrant for an aggregate purchase price of $9,800,000.

After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Capitol from the initial public offering and private placement were $393,900,000 (up to an additional $14,087,500 of deferred underwriting expenses may be paid upon the completion of a business combination) and $9,800,000, respectively. Of these amounts, $402,500,000 was deposited into a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Capitol may withdraw from the trust account interest earned on the funds held therein necessary to pay our income taxes, if any, and for our working capital purposes, subject to an annual limit of $750,000. Except as described in the prospectus for Capitol’s initial public offering and described in the subsection below entitled “— Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Capitol’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Capitol acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts previously disbursed to management for working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the execution of a definitive agreement for its initial business combination, although Capitol may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Capitol’s board of directors determined that this test was met in connection with the proposed business combination with Nesco as described in the section titled “The Business Combination Proposals” above.

Shareholder Approval of Business Combination

Under Capitol’s amended and restated memorandum and articles of association, in connection with any proposed business combination, Capitol must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to have their Public Shares redeemed for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Capitol’s initial public offering. Accordingly, in connection with the business combination with Nesco, the Capitol Public Shareholders may seek to have their Public Shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Shareholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposals, all of Capitol’s Sponsors, including all of its officers and directors, have agreed to vote the Initial Shares as well as any ordinary shares acquired by them in the aftermarket in favor of such proposed business combination.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol Sponsors, Nesco or Nesco Owner and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares or vote their shares in favor of the business combination proposals. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Capitol’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into.

Liquidation if No Business Combination

Under Capitol’s amended and restated memorandum and articles of association, if Capitol does not complete the business combination with Nesco or another initial business combination by August 21, 2019 (or such later date as may be approved by Capitol shareholders in an amendment to its amended and restated memorandum and articles of association), Capitol will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Capitol’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Capitol’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of Capitol’s Sponsors, officers and directors has agreed to waive its rights to participate in any distribution from Capitol’s trust account or other assets with respect to the Initial Shares. There will be no distribution from the trust account with respect to Capitol’s warrants, which will expire worthless if Capitol is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Capitol’s creditors which would be prior to the claims of the Capitol Public Shareholders. Although Capitol has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Capitol has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Capitol will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Mark D. Ein and L. Dyson Dryden have agreed that they will be personally liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to it, but Capitol cannot ensure that they will be able to satisfy their indemnification obligations if they are required to do so. Additionally there are two exceptions to the personal indemnity they have given: they will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Capitol waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, such executives will not be personally liable to the Capitol Public Shareholders and instead will only have liability to Capitol. Furthermore, neither of Messrs. Ein or Dryden may be able to satisfy his indemnification obligations if he is required to do so as Capitol has not required such executives to retain any assets to provide for their respective indemnification obligations, nor has Capitol taken any further steps to ensure that such executives will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Capitol’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Capitol’s shareholders. To the extent any bankruptcy claims deplete the trust account, Capitol cannot assure you it will be able to return to the Capitol Public Shareholders at least approximately $10.00 per share. Capitol’s Public Shareholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the shareholders properly seek to have Capitol redeem their respective shares for cash upon a business combination which is actually completed by Capitol. In no other circumstances does a shareholder have any right or interest of any kind to or in the trust account.

If Capitol is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish the Capitol Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Capitol’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

If Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Capitol’s shareholders. Because Capitol intends to distribute the proceeds held in the trust account to its Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Capitol’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Shareholders from the trust account prior to addressing the claims of creditors. Capitol cannot assure you that claims will not be brought against it for these reasons.

Capitol will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account.

Facilities

Capitol currently maintains its principal executive offices at 1300 17th Street, Suite 820 Arlington, VA 22209 and maintains other offices as provided to it by its officers. The cost for this space is included in the $20,000 per-month aggregate fee Venturehouse Group, LLC and Dryden Capital Management, LLC charge Capitol for general and administrative services pursuant to a letter agreement between Capitol and such entities. Capitol believes, based on rents and fees for similar services in the D.C. metropolitan area, that the fee charged by Venturehouse Group, LLC and Dryden Capital Management, LLC is at least as favorable as Capitol could have obtained from an unaffiliated person. Capitol considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Upon consummation of the business combination, the principal executive offices of Capitol will be those of Nesco, at which time nothing more will be paid to Venturehouse Group, LLC and Dryden Capital Management, LLC.

Employees

Capitol has three executive officers. These individuals are not obligated to devote any specific number of hours to Capitol’s matters and intend to devote only as much time as they deem necessary to its affairs. Capitol does not intend to have any full time employees prior to the consummation of a business combination.

Directors and Executive Officers

Capitol’s current directors and executive officers are as follows:

Name	Age	Position
Mark D. Ein	54	Chairman and Chief Executive Officer
L. Dyson Dryden	43	President, Chief Financial Officer and Director
Alfheidur H. Saemundsson	39	Executive Vice President of Corporate Development and Secretary
Lawrence Calcano	56	Director
Brooke B. Coburn	49	Director
Richard C. Donaldson	59	Director

Mark D. Ein.    Mr. Ein has served as Capitol’s Chairman, Chief Executive Officer and a member of the board of directors since inception. Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 25-year career. During this time, Mr. Ein has been involved in the founding or early stages of six companies that have been worth over one billion dollars and has led over $1.5 billion of private equity, venture capital and public company investments. From July 2015 until June 2017, Mr. Ein was the Chairman of the Board and Chief Executive Officer of Capitol Acquisition Corp. III (“Capitol III”), a blank check company formed for substantially similar purposes as Capitol. In June 2017, Capitol III completed its business combination with Cision (NYSE:CISN), a leading media communication technology and analytics company. Mr. Ein has served as Vice-Chairman of the Board of Cision Ltd. since the closing of its business combination. From August 2010 to July 2015, Mr. Ein was the Chairman of the Board, Chief Executive Officer, Treasurer and Secretary of Capitol Acquisition Corp. II (“Capitol II”), a blank check company formed for substantially similar purposes as Capitol. In July 2015, Capitol II completed its business combination with Lindblad Expeditions, Inc. (NASDAQ:LIND), a global leader in expedition cruising and extraordinary travel experiences. Mr. Ein has served as Chairman of the Board of Capitol II (and now post-merger Lindblad Expeditions Holdings, Inc.) since the closing of the business combination. From June 2007 to October 2009, Mr. Ein was the Chief Executive Officer and Director of Capitol Acquisition Corp. (“Capitol I”), a blank check company formed for substantially similar purposes as Capitol. Capitol I completed its business combination with Two Harbors Investment Corp. (NYSE: TWO), a Maryland real estate investment trust, in October 2009. From October 2009 to May 2015, Mr. Ein served as the Non-Executive Vice Chairman of Two Harbors’ Board of Directors. Mr. Ein is the Founder of Venturehouse Group, LLC, a holding company that creates, invests in and builds companies, and has served as its Chairman and Chief Executive Officer since 1999. Venturehouse’s portfolio includes or has included the seed investment in Matrics Technologies in August 2000 (sold to Symbol Technologies in September 2004), the lead investment in the buyout of Cibernet Corporation from the CTIA in March 2003 (sold to MACH S.à.r.l. in April 2007), the acquisition of Visual Systems Group, Inc. (“VSGi”) from Net 2000 Communications, and an early investment in XM Satellite Radio. He has also been the President of Leland Investments Inc., a private investment firm, since 2005. Mr. Ein is Co-Chairman of Kastle Holding Company LLC, which through its subsidiaries conducts the business of Kastle Systems, LLC, a provider of building and office security systems that was acquired in January 2007. In 2008, Mr. Ein founded and is the owner of the Washington Kastles, the World Team Tennis franchise in Washington, D.C., that has won the league championship six times in its eleven years in the league. In September 2018, Mr. Ein founded Washington E-Sports Ventures, LLC and purchased an Overwatch League Team bringing the premier global esports league to Washington, D.C. Also in 2018, Mr. Ein formed MDE City Paper Holdings, LLC to acquire the Washington City Paper, the renowned weekly paper serving the Washington, D.C. metropolitan area since 1981. Mr. Ein has been a member of the World Economic Forum since 2016 and has served on the Board of Directors of Soho House Holdings Limited since September 2018. Mr. Ein is also the Chairman of the Board of the District of Columbia Public Education Fund and a Presidential Appointee to the board of the United States Tennis Association where he previously served for two terms as a member at large and then a term as Vice President of the Board and a member of the boards of The District of Columbia College Access Program (DC-CAP), the Smithsonian National Museum of Natural History and the International Tennis Hall of Fame. He was appointed by Mayor Vincent Gray to be a member of the D.C. Tax Revision Commission and also serves on the Executive Committee of the Federal City Council. In November 2018, Mr. Ein was inducted into the Washington Business Hall of Fame. In September 2009, Washington D.C. Mayor Adrian Fenty presented Mr. Ein with the Key to the City, highlighting not only his Washington Kastles success on the court, “but for their commitment to the District’s communities and our youth.” Previously in his career, Mr. Ein worked for The Carlyle Group, Brentwood Associates, and Goldman, Sachs & Co. Mr. Ein received a B.S. in Economics with a concentration in Finance from the University of Pennsylvania’s Wharton School of Finance and an M.B.A. from the Harvard Business School.

L. Dyson Dryden.    Mr. Dryden has served as Capitol’s President, Chief Financial Officer and a member of the board of directors since inception. From July 2015 until it completed its business combination in June 2017, Mr. Dryden was the President, Chief Financial Officer, Treasurer, Secretary and a Director of Capitol III. Since the closing of the business combination, Mr. Dryden has continued to serve as a director of Capitol III (now known as Cision Ltd.). From March 2013 to July 2015, Mr. Dryden served as the Chief Financial Officer and a Director of Capitol II. Mr. Dryden has continued to serve as a director of Lindblad Expeditions since the closing of its business combination. Mr. Dryden is also the founder of Dryden Capital Management, LLC, a private investment firm that invests in and builds private companies, and has served as its President since March 2013. Mr. Dryden has also been Vice Chairman of CDS Logistics Management, Inc., one of the largest providers of home improvement product delivery services in the United States, since 2009. From August 2005 to February 2013, Mr. Dryden worked in Citigroup’s Investment Banking division in New York, most recently as a Managing Director where he led the coverage effort for a number of the firm’s Global Technology, Media and Telecommunications clients. From 2000 to 2005, Mr. Dryden held the titles of Associate and Vice President at Jefferies & Company, a middle market investment banking firm. From 1998 to 2000, Mr. Dryden worked in the investment banking group at BB&T Corporation. Mr. Dryden is currently a member of the Board of Directors of Washington E-Sports Ventures, LLC, founded to purchase an Overwatch League Team and build other esports teams that will represent the capital region from Baltimore to Richmond including Washington D.C. and all of Maryland and Virginia. Mr. Dryden holds a B.S. in Business Administration with a dual concentration in finance and management from the University of Richmond.

Alfheidur H. Saemundsson has served as Capitol’s executive vice president of corporate development and secretary since July 2017. From October 2015 to June 2017, Ms. Saemundsson served as vice president of Capitol III. From May 2013 to July 2015, Ms. Saemundsson served as a consultant to Capitol II and has continued to serve as a consultant to Lindblad Expeditions since the closing of its business combination with Capitol II. From November 2011 to May 2013, Ms. Saemundsson was a vice president with Quadrangle Group LLC, a private investment firm focused on the communications, media and information sectors. Prior to joining Quadrangle, Ms. Saemundsson held the role of Vice President in Citigroup’s investment banking division in New York where she covered the media and telecommunications sectors. Previously, Ms. Saemundsson was an Analyst with British Sky Broadcasting in London. Ms. Saemundsson also previously served on the Board of Directors of NTELOS Holdings Corp. Ms. Saemundsson received a Bachelor of Arts degree from Yale University and an M.B.A. from the Yale School of Management where she was a Silver Scholar. Ms. Saemundsson is a CFA charterholder.

Lawrence Calcano has served as a member of Capitol’s board of directors since June 2017. Mr. Calcano is the Chief Executive Officer of iCapital Network, which he joined in January 2014. Prior to iCapital Network, Mr. Calcano co-founded i1 Biometrics, a privately held information and technology company developing protection and performance products for the sports and military markets, in June 2012 and served as the company’s Chief Executive Officer from June 2012 to September 2013. From January 2010 to June 2012, Mr. Calcano served as Chairman and Chief Executive Officer of Bite Tech, Inc., a maker of protective and performance oriented oral devices for the athletic marketplace. From September 2007 until its merger with Two Harbors in October 2009, Mr. Calcano served as a member of the Board of Directors of Capitol I. From March 2013 until its merger with Lindblad Expeditions, Mr. Calcano also served as a member of the Board of Directors of Capitol II. From September 2015 until its merger with Cision in June 2017, Mr. Calcano also served as a member of the Board of Directors of Capitol III. From 1990 to June 2006, Mr. Calcano was affiliated with Goldman, Sachs & Co., most recently serving as the co-head of the Global Technology Banking Group of the Investment Banking Division, prior to which he headed the firm’s east coast technology group and was the co-Chief Operating Officer of the High Technology Department. From 1985 to 1988, Mr. Calcano was an analyst at Morgan Stanley. Mr. Calcano was named to the Forbes Midas List of the most influential people in venture capital in 2001 (the inaugural year), 2002, 2004, 2005 and 2006. Mr. Calcano received a B.A. from College of the Holy Cross, and attended the Amos Tuck School of Business at Dartmouth College from 1988 to 1990, and graduated as a Tuck Scholar.

Brooke B. Coburn has served as a member of Capitol’s board of directors since June 2017. Mr. Coburn joined The Carlyle Group in 1996 and is currently Deputy Chief Investment Officer and Chief Operating Officer of Carlyle’s Real Assets segment, which includes Carlyle’s energy, power, infrastructure and real estate investment activities. He serves on the firm’s Management Committee. Mr. Coburn serves on the investment committees of Carlyle’s three principal Energy & Natural Resource funds: Carlyle International Energy Partners, Carlyle Power Partners and the Carlyle Global Infrastructure fund. Additionally, he represents Carlyle on the investment committee of the firm’s strategic partner for North American energy investing, NGP Energy Capital Management. He also serves on the investment committees of Carlyle’s Europe and Asia real estate funds. Mr. Coburn started his career with Carlyle’s U.S. Buyout team and is a founding member of Carlyle’s U.S. middle market buyout and growth capital business. Since he joined Carlyle in 1996, Mr. Coburn has led or co-led more than 25 Carlyle investments across a broad range of sectors including cybersecurity, communications, energy and natural resources, media, software and technology-enabled services. Investments include Apollo Global (acquired by Apollo Group), Bredbandsbolaget (acquired by Telenor), Catapult Learning, Coalfire Systems, Command Information (acquired by Salient Federal), Core Location (acquired by El Paso Global Networks), ECI Software, Gemcom Software (acquired by Dassault Systemes), Genesis Cable (acquired by Benchmark Communications), Matrics Technologies (acquired by Symbol Technologies), Neptune Communications (acquired by Global Crossing), NetMotion Wireless, NorthPoint Communications (IPO), Pacific Telecom Cable (acquired by management), Prime Communications (acquired by Comcast), PrimeSport, Sonitrol Holding Corp. (acquired by Stanley Works), WCI Cable (acquired by Alaska Communications), Wall Street English (acquired by Pearson plc), Wall Street Institute (acquired by Pearson plc) and Worldstrides (acquired by Metalmark and management). From June 2007 until its merger with Two Harbors in October 2009, Mr. Coburn served as a Special Advisor to Capitol I. Prior to joining Carlyle, Mr. Coburn was with Salomon Brothers, Inc. where he focused on M&A and capital raising assignments in the Media & Communications Group. Mr. Coburn is on the Board of Directors at Coalfire and Discover Exploration, and represents Carlyle as President of Regalwood Global Energy. Mr. Coburn

received his B.A. from Princeton University with honors. Mr. Coburn serves on the boards of several non-profit organizations, including the Washington National Cathedral, where he also serves as Chairman of the Investment Committee.

Richard C. Donaldson has served as a member of Capitol’s board of directors since June 2017. Mr. Donaldson is a Retired Partner with Pillsbury Winthrop Shaw Pittman LLP, a global law firm, where he started in 1985. Mr. Donaldson served as Pillsbury’s Chief Operating Officer and a member of the firm’s Executive Team from June 2006 until July 2017. Mr. Donaldson also served as a member of Pillsbury’s Board of Directors from May 2006 until May 2015. From September 2007 until its merger with Two Harbors in October 2009, Mr. Donaldson served as a member of the Board of Directors of Capitol I. From March 2013 until its merger with Lindblad Expeditions, Mr. Donaldson also served as a member of the Board of Directors of Capitol II. From September 2015 until its merger with Cision in June 2017, Mr. Donaldson also served as a member of the Board of Directors of Capitol III. Mr. Donaldson currently serves on the Board of Directors of Arizona Cardinals Holdings, Inc. From June 2000 to August 2001, Mr. Donaldson served as Managing Director of Venturehouse Group and he has served as a member of its Board of Directors since June 2000. He previously served on the Board of Directors of Greater DC Cares and the Board of Directors of the Woolly Mammoth Theatre Company in Washington, D.C. Mr. Donaldson received a B.A. from Cornell University in 1982 and a J.D. from The University of Chicago Law School in 1985.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Capitol, and Capitol has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Capitol has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Capitol’s annual reports contain financial statements audited and reported on by Capitol’s independent registered public accounting firm. Capitol has filed with the SEC its Annual Reports on Form 10-K covering the year ended December 31, 2018 and the period from May 1, 2017 (inception) through December 31, 2017 and Quarterly Reports covering the quarters ended June 30, 2017, September 30, 2017, March 31, 2018, June 30, 2018, September 30, 2018 and March 31, 2019.

Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Capitol’s financial condition and results of operations should be read in conjunction with Capitol’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Critical Accounting Policies

For a more detailed discussion of Capitol’s Accounting Policies, please see Note 2 to the consolidated financial statements of Capitol included elsewhere in this proxy statement/prospectus.

Ordinary Shares Subject to Possible Redemption

Capitol accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally convertible ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Capitol’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Capitol’s ordinary shares feature certain redemption rights that are considered by Capitol to be outside of Capitol’s control and subject to the occurrence of uncertain future events.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

Capitol has not generated any revenues to date. Capitol’s entire activity from inception up to the closing of the initial public offering on August 21, 2017 was in preparation for that event. Since the offering, Capitol’s activity has been limited to the evaluation of business combination candidates, and Capitol will not generate any operating revenues until the closing and completion of its initial business combination. Capitol expects to generate non-operating income in the form of interest income on cash and cash equivalents. Capitol currently incurs increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2019, Capitol had net income of $1,763,028, which consists of interest income on marketable securities held in the Trust Account of $2,274,691 and an unrealized gain on marketable securities held in the Trust Account of $24,491, offset by operating costs of $536,154.

For the three months ended March 31, 2018, Capitol had net income of $955,374, which consists of interest income on marketable securities held in the Trust Account of $1,367,437 and an unrealized gain on marketable securities held in the Trust Account of $1,181, offset by operating costs of $413,244.

For the year ended December 31, 2018, Capitol had net income of $5,173,967, which consists of interest income on marketable securities held in the trust account of $6,684,245 and an unrealized gain on marketable securities held in the trust account of $43,373, offset by operating costs of $1,553,651.

For the period from May 1, 2017 (inception) through December 31, 2017, Capitol had net loss of $777,471, which consists of operating and formation costs.

Financial Condition and Liquidity

As of March 31, 2019 and December 31, 2018, Capitol had cash of $756,973 and $468,253, respectively held outside the Trust Account. Until the consummation of the Offering, Capitol’s only source of liquidity was an initial purchase of ordinary shares by the Sponsors, and loans and advances from related parties.

On August 21, 2017, Capitol consummated its initial public offering of 40,250,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 5,250,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $402,500,000. Simultaneously with the closing of the initial public offering, Capitol consummated the sale of 6,533,333 Private Placement Warrants to our Sponsors and directors at a price of $1.50 per warrant, generating gross proceeds of $9,800,000.

Following the initial public offering and private placement, a total of $402,500,000 was placed in the trust account and Capitol had $1,052,665 of cash held outside of the trust account, after payment of all costs related to the offering, and available for working capital purposes. Capitol incurred $8,050,000 of underwriting fees at the closing of the initial public offering (up to an additional $14,087,500 of deferred underwriting fees may be paid upon closing of a business combination) and $565,157 of offering costs.

For the three months ended March 31, 2019, cash used in operating activities was $461,280. Net income of $1,763,028 was offset by interest earned on marketable securities held in the Trust Account of $2,274,691, an unrealized gain on marketable securities of $24,491 and changes in operating assets and liabilities, which provided of $74,874 of cash.

For the three months ended March 31, 2018, cash used in operating activities was $506,633, resulting primarily from interest earned on marketable securities held in the Trust Account of $1,367,437 and an unrealized gain on marketable securities held in our Trust Account of $1,181, offset by net income of $955,374. Changes in operating assets and liabilities used $93,379 of cash.

For the year ended December 31, 2018, cash used in operating activities was $1,533,672. Net income of $5,173,967 was offset by interest earned on marketable securities held in the trust account of $6,684,425, an unrealized gain on marketable securities of $43,373 and changes in operating assets and liabilities, which provided of $19,979 of cash.

For the period May 1, 2017 (inception) through December 31, 2017, cash used in operating activities was $707,918, consisting of a net loss of $777,471 and changes in operating assets and liabilities of $69,553.

As of March 31, 2019 and December 31, 2018, Capitol had cash and marketable securities held in the trust account of $410,026,800 and $407,727,618, respectively. Capitol may withdraw interest to pay income taxes, if any, and up to $750,000 annually for working capital needs. In March 2018, Capitol withdrew $750,000 of interest income from the trust account for working capital purposes. In October 2018, Capitol withdrew a further $750,000 of interest income from the trust account for working capital purposes. Capitol intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account not previously released (less taxes payable and deferred underwriting commissions) to complete the initial business combination. To the extent that Capitol’s equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Capitol intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Capitol has principally financed its operations from inception using proceeds from the sale of equity securities to shareholders prior to the initial public offering and such amount of proceeds from the initial public offering that were placed in an account outside of the trust account for working capital purposes, interest that has been earned on the funds in the trust account released for working capital needs, and through loans from officers, directors and shareholders. In March 2019, Capitol’s Chief Executive Officer, Mark D. Ein, President and Chief Financial Officer, L. Dyson Dryden, and its independent directors loaned Capitol an aggregate of $750,000. In May 2019, Capitol’s Chief Executive Officer, Mark D. Ein, President and Chief Financial Officer, L. Dyson Dryden, and its independent directors loaned Capitol an additional aggregate of $200,000. The loans, as well as any future loans that may be made by officers and directors (or their affiliates), will be evidenced by notes and would either be repaid upon the consummation of a business combination or up to $1,500,000 of the notes may be converted into warrants at a price of $1.50 per warrant at the option of the lender (subject to compliance with the terms of the Merger Agreement which restricts Capitol’s ability to convert such loans to warrants except in certain cases). In May 2019, the lenders under the loans made in March 2019 committed to loan Capitol an additional $102,000 if needed by the Capitol for its working capital requirements. Based on the foregoing, we believe we will have sufficient cash to meet our needs through the earlier of consummation of a business combination or August 21, 2019, the date that we will be required to cease all operations except for the purpose of winding up, if a business combination is not consummated.

If our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsors, officers and directors or their respective affiliates may, but are not obligated to, except as described above, loan us funds as may be required on a non-interest basis. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsors, officers, directors or their respective affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Moreover, we may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our trust account or because we become obligated to redeem a significant number of our Public Shares upon completion of the business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay two affiliates of our executive officers an aggregate monthly fee of $20,000 for office space and general and administrative services provided to the Company. We began incurring these fees on August 15, 2017 and will continue to incur these fees monthly until the earlier of the completion of a business combination and the Company’s liquidation.

Off-Balance Sheet Arrangements

Capitol did not have any off-balance sheet arrangements as of March 31, 2019 and December 31, 2018.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. Net proceeds from Capitol’s initial public offering of $402.5 million (which includes approximately $14 million of the proceeds attributable to the underwriters’ deferred discount from the initial public offering) have been placed in the trust account at J.P. Morgan Securities, with Continental Stock Transfer & Trust Company acting as trustee. As of March 31, 2019, the balance of restricted cash and cash equivalents held in the trust account was $410.0 million, including approximately $7.5 million of interest earned available for tax purposes. As of March 31, 2019, the proceeds held in trust were invested in United States Treasury Bills with a maturity date of 180 days or less or in certain money market funds that invest solely in United States Treasury Bills. Due to the short-term nature of these investments and the low interest rates related to these types of investments, Capitol believes there will be no material exposure related to interest rate risk. Capitol does not believe that the effect of other changes, such as foreign exchange rates, commodity prices and/or equity prices currently pose significant market risk for Capitol.

Stock Performance Graph

The following stock performance graph compares the cumulative total return for Capitol’s Class A ordinary shares from October 6, 2017 (the date our warrants and Class A ordinary shares commenced separate trading on the NYSE) through December 31, 2018 with the comparable cumulative return of two indices: the Standard & Poor’s (“S&P”) SmallCap 600 Index and the NASDAQ US Benchmark TR Index. The graph as assumes an initial investment of $100 on October 6, 2017 and reinvestment of dividends.

$110
$105
$100
$95
$90
10/6/2017
12/29/2017
12/31/2018
CIC
S&P SmallCap 600
NASDAQ US Benchmark TR

Independent Auditors’ Fees

Marcum acts as Capitol’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017 totaled $52,015 and $89,890, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    We did not pay Marcum for audit-related services for the years ended December 31, 2018 and 2017.

Tax Fees.    We did not pay Marcum for tax planning and tax advice for the years ended December 31, 2018 and 2017.

All Other Fees.    We did not pay Marcum for other services for the years ended December 31, 2018 and 2017.

Audit Committee Pre-Approval Policies and Procedures

Since Capitol’s audit committee was not formed until August 2017, the audit committee did not pre-approve any of the foregoing services that were incurred prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by Capitol’s board of directors. The audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the Exchange Act, before Capitol engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Code of Ethics

In August 2017, Capitol’s board of directors adopted a code of ethics that applies to all of Capitol’s executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Capitol’s business. Capitol will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Capitol’s code of ethics should be sent in writing to Capitol Investment Corp. IV, 1300 17th Street, Suite 820 Arlington, VA 22209.

Upon the consummation of the business combination, Capitol’s code of ethics will apply to all of the executive officers, directors, and employees of Capitol and its subsidiaries, including Nesco.

BUSINESS OF NESCO

Company Overview

Nesco is one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution (“T&D”), telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems.

With a young, coast-to-coast rental fleet of approximately 4,000 units as of March 31, 2019, Nesco has a diverse specialty fleet offering that includes insulated and non-insulated bucket trucks, digger derricks, line equipment, cranes, pressure diggers and underground equipment, with all-terrain options such as all-wheel drive, track mounting and rail mounting. Nesco’s rental fleet has an average unit age of only 3.8 years as of March 31, 2019, compared to an average expected useful life of 15 to 25 years. The long useful life of Nesco’s equipment assets is a key driver of attractive asset economics, with unlevered returns on invested capital approaching 3x and internal rates of return of approximately 30%. Nesco expects that a combination of highly attractive asset economics and long rental periods, averaging 13.2 months at March 31, 2019, will continue to drive strong profit margins. In addition to renting its fleet, the company opportunistically sells both new and used specialty equipment, which fosters strong customer relationships, facilitates fleet management and strengthens supplier relationships.

Through its parts, tools and accessories, or PTA, segment Nesco provides its customers a total job-site solution, offering a range of parts, tools and accessories for rent or sale to fully equip their equipment and crews for activity in the field. Nesco’s large PTA inventory includes stringing blocks, augers, insulated hotline tools, hoist and rigging equipment and grounding clamps. Nesco’s comprehensive PTA offering expands opportunities to serve its equipment rental and sales customers through the convenience of a single vendor for all of their specialty equipment and PTA needs. PTA segment revenue grew at a 45% CAGR from 2016 to 2018.

Nesco has an extensive geographic footprint which allows the company to supply equipment and services to major T&D, telecom and rail customers throughout North America. The company has 56 facilities with no state, province or territory representing more than 15% of revenues. This expansive footprint allows Nesco to opportunistically position its fleet in high-demand regions and across multiple end-markets, which drives high fleet utilization and results in superior customer connectivity. Nesco serves a diverse base of approximately 1,900 customers as of March 31, 2019, including many of the top national and regional electric utilities, telecoms, railroads and related contractors. Nesco’s top 10 customers have a 16-year average tenure with the company.

Nesco’s three end-markets present a large and compelling opportunity. The annual investment spend in the electric utility transmission and distribution, telecom and rail end-markets exceeds $100 billion.1 Investment spend in these end-markets grew at twice the rate of GDP from 2001 to 2017 and showed resiliency through the economic cycle.2 Continued growth is supported by multiple important and transformative long-term trends. The electric utility market is in the early years of a secular upcycle expected to persist through the 2020s, driven by utilities’ investment to replace or strengthen an aging electric grid, to integrate growing gas and renewable generation mandated by regulation and to meet the expanded demand from electric vehicles and electric heating with a growing focus on decarbonization. The 5G upgrade cycle is driving a new wave of telecom infrastructure spending with 5G capex by the Big 4 wireless providers expected to total approximately $240 billion over the next decade.3 Urban congestion and increased freight transportation needs have driven a nationwide investment in improving rail infrastructure with many major projects approved and under development across the U.S. See the section entitled “Business of Nesco — End-Market Overview” for additional detail.

Demand for Nesco’s equipment expanded significantly between 2016 and 2018, as evidenced by fleet utilization increasing from 70% in 2016 to 82% in 2018, with utilization at a maximum level for a number of key equipment categories. Over the same period, Nesco’s ability to invest in its fleet to meet growing end-market demand was limited by the company’s capital structure. As a result, Nesco turned away more than 4,000 rental opportunities from 2017 to 2018 due to lack of fleet availability. In comparison, Nesco serviced approximately 4,200 rental opportunities in 2018. With a strengthened capital structure following the Transaction, Nesco will be able to make a significant investment into its fleet from 2019 to 2021 to capture existing unmet demand as well as expected continued growth in demand from its end-markets.

____________

1        Evercore research, Deutsche Bank research and FactSet.

2        Federal Reserve Economic Data, Evercore research, USTelecom research and FactSet.

3        Morgan Stanley research.

For the year ended December 31, 2018, Nesco generated revenues of $246.3 million and a net loss of $15.5 million. In the same period, Adjusted EBITDA was $121.7 million, representing an Adjusted EBITDA margin of 49%. Nesco’s Adjusted EBITDA grew at a 24% CAGR from 2016 to 2018.

Company History

Nesco was founded in 1988 as a family-owned equipment sales and rental company in Bluffton, Indiana, focused on the electric utility market. Following its acquisition by ECP in early 2014, Nesco expanded and diversified its operations with the launch of the parts tools and accessories business in late 2015 and the entry into the telecom and rail markets in 2016. The PTA business allowed the company to cross-sell a complementary product offering to its existing customer base. The expansion into the telecom and rail industries represented a natural extension given that a significant portion of Nesco’s equipment has applications across the T&D, rail and telecom end-markets. Nesco’s telecom and rail expansion was facilitated by the company’s acquisition of V&H Leasing Services, a rail equipment rental business, in 2016. The acquisitions of Bethea Tool and Equipment Company in 2017 and N&L Line Equipment in 2018 further enhanced the PTA segment and positioned it for nationwide expansion. Bethea added manufacturing capacity of stringing blocks, the most significant product within the PTA portfolio. N&L added certified expertise in dielectric testing and manufacturing of certified live-line tools.

Recent Events

Non-Binding Letter of Intent

On May 13, 2019, Nesco entered into a non-binding letter of intent with a potential acquisition target in the equipment rental business. The purchase price is approximately $42 million, implying an approximately 5x multiple of reported Adjusted EBITDA prior to synergies and the full year impact of recent fleet additions. The acquisition remains subject to further diligence, negotiation of definitive agreements and satisfaction of the conditions negotiated therein. Accordingly, there can be no assurance that the potential acquisition will be concluded. Investors are further cautioned that those portions of the letter of intent that describe the proposed transaction, including the consideration to be issued therein, are non-binding and subject to change. If a definitive agreement is signed, the acquisition would not be expected to close until after the consummation of the Transactions.

Segments

Nesco operates in two segments:

•        Equipment Rental and Sales.    The Equipment Rental and Sales segment principally provides specialty equipment rental solutions to customers including electric utilities, telecom operators, railroad operators and related contractors. These customers use Nesco’s equipment in performing maintenance, repair, upgrade and installation services on critical infrastructure assets. Nesco also sells new and used equipment through this segment. The Equipment Rental and Sales segment generated $217.1 million of revenues in 2018 or 88% of total 2018 revenues. Equipment Rental and Sales segment revenue grew at a 12% CAGR from 2016 to 2018.

•        Parts, Tools and Accessories.    The PTA business was launched in 2015. Through this segment, Nesco offers customers sale and rental solutions for parts, tools and accessories to complement the company’s specialty equipment fleet. Customers include equipment rental customers, industry contractors and select distributors. The PTA segment generated $29.2 million of revenues in 2018 or 12% of total 2018 revenues. PTA segment revenue grew at a 45% CAGR from 2016 to 2018.

End-Market Overview

Nesco’s core end-markets are electric utility transmission and distribution, telecom and rail.

General End-Market Trends

Combined annual capital expenditures in Nesco’s end-markets exceeds $100 billion and grew 7.8% annually from 2001 to 2017 compared to 3.9% annual growth in U.S. GDP over the same period. 4 Nesco’s end-markets have demonstrated limited correlation with GDP growth and resiliency through the recent economic cycle, with a 0.51 correlation to GDP from 2001 to 2017 compared to the construction end-market’s 0.72 correlation to GDP in the same period.5

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4        Federal Reserve Economic Data, Evercore research, USTelecom research and FactSet.

5        Federal Reserve Economic Data, Evercore research, USTelecom research and FactSet.

Nesco’s Large and Growing End-Markets

**$60Bn+ Transmission and Distribution Spend**

**$30Bn+ Wireless Communication Spend**

**$10Bn+ Class I Rail Spend**

## Nesco Index Growth Has Limited Correlation with Broader Economy

| | Growth CAGR | | | | |
|---|---|---|---|---|---|
| | '01-'05 | '05-'09 | '09-'17 | '01-'17 | Correlation |
| **U.S. GDP** | 5.4% | 2.6% | 3.8% | 3.9% | 1.00 |
| **Construction[(1)]** | 7.3% | (5.0%) | 4.1% | 2.5% | 0.72 |
| **Nesco Index[(2)]** | 7.4% | 5.8% | 9.1% | 7.8% | 0.51 |

Source: Deutsche Bank and Evercore research, FactSet, Federal Reserve Economic Data and USTelecom research.

Notes: (1) Total construction spending from the Federal Reserve Economic Data. (2) The Nesco index is based on 2018 end-market mix of the core end markets: 82% T&D, 13% telecom and 5% rail. Index excludes other end-markets, which are primarily comprised of signage and lighting and represent approximately 4% of revenue. T&D is based on T&D capex from Evercore research. Telecom is based on wireless communication spend from USTelecom research. Rail is based on capex of the top six public railroads per FactSet.

The North American market has experienced a secular shift from equipment ownership to rental. Rental penetration of the broader equipment fleet in North America increased from 45% in 2007 to 53% in 2017 and is expected to reach 65% over the next decade.6 In comparison, other developed markets recorded higher rental penetration rates in 2017, including Europe at 65%, Japan at 80% and the U.K. at 80%, demonstrating the future potential of the North American market.7 Nesco believes that customers’ growing preference for equipment rental is driven by several factors including the avoidance of significant capital outlay, improved asset utilization, reduced storage and maintenance, access to a wider range of modern productive equipment, dedicated customer care and operational efficiencies.

Transmission and Distribution End-Market

Maintaining safe and effective transmission and distribution lines is critical to national infrastructure, as they carry the electricity that powers the nation. Transmission lines carry high voltage electricity long distances, while distribution lines carry electricity from local transformers to houses and businesses. Nesco’s specialty equipment is used in the maintenance and repair of live lines and installation of new lines. Capital expenditure spend in the electric utility transmission and distribution end-market exceeds $60 billion annually.8 This spend is driven by a number of attractive dynamics, demonstrating that the U.S. is likely in the very early innings of a multi-year T&D spending cycle.

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6        ARA/IHS Global Insight and Morgan Stanley research.

7        Jefferies research.

8        Evercore research.

Aging and Underinvested T&D Infrastructure.    Electricity delivery in the U.S. depends on an aging and complex patchwork system of power generation facilities, transmission grids, local distribution lines and substations. Most T&D lines were constructed in the 1950s and 1960s with a 50-year life expectancy and were not originally engineered to meet today’s load demands. Today, approximately 40 to 50% of existing T&D infrastructure is at or beyond its engineered life.9 Due in part to this aging infrastructure, costly electric emergency incidents and disturbances have increased more than sevenfold since 2000.10 Multiple costly fires have also been caused by aging and under-maintained transmission and distribution lines. As an example, in February 2019, Pacific Gas & Electric, an electric utility in California, announced that it is probable that its transmission line equipment caused the catastrophic fires in Paradise, CA three months prior, resulting in the deaths of eighty-five people. Maintenance work on the line had been delayed for several years.11 The company, which filed for bankruptcy protection in January 2019, recorded a $10.5 billion charge in anticipation of damage claims. California fire investigators have determined that Pacific Gas & Electric’s equipment also played a role in starting 18 blazes in 2017.12 The prevention of additional incidents associated with the continued operations of aging T&D infrastructure is expected to continue to drive increasing levels of maintenance and repair and replacement spend by utilities.

Changing Generation Landscape.    The ongoing transition from coal to gas and renewables continues to drive changes in the generation landscape and transmission project development. Twenty-nine states and Washington, D.C. have adopted renewable portfolio standards, which mandate that a certain percentage — most states target 10 to 45% — of electricity sold by a utility must come from renewable sources.13 Approximately 786 gigawatts of new renewables and natural gas-fired generating capacity is expected to be added through 2050.14 As a result, significant spend for new transmission lines will be required to interconnect these new sources of power with the electrical grid.

Increased Focus on Decarbonization.    With an increased societal focus on decarbonization, major fossil fuel driven sectors are shifting towards electrification. The electrification of vehicles, heating technology and industrial processes is expected to drive a significant increase in electricity demand and require a transmission investment of up to $90 billion by 2030.15

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9        Harris Williams research.

10      U.S. Department of Energy.

11      Wall Street Journal.

12      Wall Street Journal.

13      National Conference of State Legislatures.

14      EIA’s 2019 Annual Energy Outlook.

15      The Brattle Group.

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Source: Stifel research, Deutsche Bank research and Credit Suisse research.

Increased Outsourcing by Utilities.    Utilities are increasingly turning to specialized third-party contractors to fulfill construction and maintenance needs. This outsourcing trend is driven by the challenge of an aging workforce and desire to shift the management and responsibilities of non-core activities to external service providers. Outsourcing is a favorable trend for Nesco, given its rental penetration among T&D contractors who prefer to rent due to lower initial capital outlay, increased flexibility, improved asset utilization and productivity and significantly reduced storage and maintenance costs.

Nesco’s longstanding relationships, national scale and diverse fleet of specialty rental equipment makes the company a key supplier to many companies in the T&D end-market. Approximately 79% of Nesco’s revenue was generated from the T&D end-market in 2018.

Telecom End-Market

Telecommunications infrastructure, including telecom cells, towers and wirelines, are the backbone of telephonic interaction and the transportation of mobile data. Nesco provides the specialty equipment required to maintain and install telecom cells, towers and communication lines. Construction spend on telecommunications infrastructure exceeds $30 billion annually.16 This spend is expected to grow significantly into 2020 and continue throughout the next decade due largely to the advent of 5G technology.

Rapid technological advancements, including advanced digital and video service offerings, continue to increase demand for greater wireline and wireless network capacity and reliability. Data traffic is at an all-time high and is expected to substantially increase in the future. North American data traffic is expected to grow at a 24% CAGR from 2016 to 2021.17 In response to this demand, the Big 4 U.S. telecom operators are planning to increase speed and capacity through the deployment of 5G technology.

5G technology will require the installation of numerous higher bandwidth small cells to “densify” wireless networks and enhance performance. This is because small cells only deliver coverage within approximately a quarter mile of their location, compared to approximately five miles for the existing 4G and predecessor macro cells.18 As a result, approximately 20 times more small cells will need to be installed in order to provide the same level of coverage as the existing macro cells.19

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16      Deutsche Bank research.

17      Cisco VNI Complete Forecast Highlights.

18      Deutsche Bank research.

19      Deutsche Bank research.

The spend required by the Big 4 wireless providers to deploy 5G technology is expected to grow at a 40% CAGR from 2019 to 2023, continuing into 2030 with total 2019 to 2030 spend of approximately $240 billion.20

Emerging wireless technologies are also driving significant wireline deployments. A complementary wireline investment cycle is underway to facilitate the deployment of fully converged wireless and wireline networks. Continued recurring maintenance will be required on existing wireline infrastructure and new 5G infrastructure.

Approximately 12% of Nesco’s revenue was generated from the telecom end-market in 2018.

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Source: Deutsche Bank research and Credit Suisse research.

Note (1) Dycom based on fiscal year ended January 26, 2019 and January 27, 2018.

Rail End-Market

Freight and commuter rail are responsible for transporting products and people across the nation. Nesco’s rail mounted equipment is used for a variety of tasks including the installation of new rail and maintenance of the existing rail lines. The hi-rail equipment is utilized in projects for both installation and repair of track, electric lines, signal crossings and signs. The equipment is also often used for working on older infrastructure such as repairing bridges and terminals with more antiquated track and systems that are in need of upgrades with more modern systems like Positive Train Control (PTC) and others. The six largest public railroads spend more than $10 billion annually in capital expenditures, which is expected to continue to grow as freight demands increase.21 In addition to freight rail, spend on active commuter rail projects is significant with a growing pipeline.

Freight Rail.    Freight rail, one of the most cost-effective, energy-efficient modes of transport, carries about 40% of intercity freight as measured by ton-miles, more than any other mode of transportation.22 Total U.S. freight movements are expected to rise from around 18.0 billion tons in 2015 to around 25.3 billion tons in 2045 — a 41% increase.23 Nesco’s North American customers are principally Class I railroads and related contractors. Class I railroads operate in 44 states across the U.S. and account for 94% of freight rail revenues in North America.24

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20      Morgan Stanley research.

21      BMO research and Loop research.

22      Railroads of New York.

23      U.S. Department of Transportation.

24      Association of American Railroads.

Commuter Rail.    Trends such as population growth, increasing urbanization, a focus on sustainability, environmental awareness and increasing highway congestion are expected to drive continued investment in commuter rail. Furthermore, as a result of years of insufficient funding, transit systems across the U.S. are struggling to cope with aging infrastructure, creating a massive and increasing backlog. The most recent federal estimate quantifies the backlog of projects required to attain a “state of good repair”, meaning public transit is repaired to an age within its average service life, at $90 billion – projected to grow to $122 billion by 2032.25 In August 2018, the U.S. Senate approved a fiscal-year 2019 appropriations bill that provides $16.1 billion for public transit and intercity passenger rail. Also in 2018, the Los Angeles County Metropolitan Transportation Authority’s board adopted the Twenty-Eight by ‘28 plan, which calls for completing 28 transportation projects at an estimated cost of $26 billion ahead of the 2028 Summer Olympics and Paralympics in Los Angeles.

Approximately 5% of Nesco’s revenue was generated from the rail end-market in 2018.

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Source:   FactSet, BMO research, Loop research, FY19 Report of the Secretary of Transportation to the US Congress, Railway Technology, Massachusetts Department of Transportation, LA Metro’s Project Tracker and U.S. Department of Transportation.

Note (1)  Figures include Norfolk Southern, Kansas City Southern, Union Pacific, CSX, Canadian National and Canadian Pacific.

Other End-Markets

Approximately 4% of Nesco’s revenue was generated from other end-markets in 2018, primarily from lighting and signage.

Product and Services

Equipment Rental and Sales.    Nesco’s equipment rental fleet consists of approximately 4,000 units, which management believes is among the largest specialty equipment rental fleets in North America. Nesco’s fleet consists of more than 100 product variations to serve the specialized needs of its customers including various terrain options such as truck mounted, rail mounted, track mounted and all-wheel drive. Nesco’s equipment can reach transmission lines and cell sites in excess of 200 feet in the air, dig to a depth of 60 feet to install telephone and power line poles, provide power line and fiber line pulling capacity of up to 40,000 pounds and reach remote and inaccessible areas for rail maintenance. A large percentage of Nesco’s fleet is insulated, which allows customers to safely work on live electric lines. Nesco’s equipment is regularly tested for safety, which includes regulation-mandated dielectric testing of all insulated units to ensure safe operations near electrical wiring. The majority of Nesco’s equipment can be used across multiple end-markets and many of the company’s customers operate in multiple end-markets. Rental rates vary depending on product type, geography, demand and other factors.

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25      U.S. Department of Transportation.

Examples of Nesco’s equipment rental products include:

•        Bucket Trucks.    Trucks equipped with a bucket mounted on an insulated or non-insulated hydraulic lifting aerial device used to maintain and construct utility, rail or telecommunication lines.

•        Digger Derricks.    Trucks equipped with a boom and auger used to dig holes and set utility, rail and telephone poles.

•        Line Equipment.    Equipment used to string new and re-conduct overhead utility, rail, telecom or cable lines including pole trailers, reel handling trailers and other material handling trailers.

•        Cranes.    Trucks equipped with a boom crane used for large-scale transmission line repair and construction and in multiple rail applications for material handling and lifting.

•        Pressure Diggers.    Trucks equipped with a pressure drill used to dig holes for utility poles, structure bases and foundations through hard materials such as rock.

•        Underground Equipment.    Variety of equipment used to place and remove underground utility and telecom lines without disruption to the surface.

•        Trucks / Miscellaneous Equipment.    Hi-rail equipment including hi-rail service trucks, grapples, roto-dumps, PTC trucks, etc.

In addition to equipment rentals, Nesco opportunistically sells used equipment from its own fleet and new equipment as a qualified dealer for 16 of its suppliers.

Parts, Tools and Accessories.    Nesco’s parts, tools and accessories rental fleet consists of approximately 28,700 units, which management believes is the second largest PTA rental fleet in North America. Nesco also has a broad inventory of PTA available for purchase, including Nesco-manufactured stringing blocks and insulated tools as well as other OEM direct products. Nesco’s PTA products are a natural extension of the company’s core equipment rental offering and can be rented or purchased on an individual basis or in packaged specialty kits. A typical bucket truck on assignment will require a collection of parts, tools and accessories costing between $25,000 and $80,000.

The technical nature of certain PTA, such as insulated tools, requires periodic testing in a certified lab and expertise in specialized repairs, which Nesco provides at its test and repair facilities. Nesco is expanding its test and repair services nationwide, and expects to increase its number of locations from two at year-end 2018 to six by year-end 2020. These locations will serve as hubs for technical test and repair as well as PTA rental and sales.

Examples of Nesco’s PTA products and services include:

•        Stringing Blocks.    Stringing dollies and accessories used to string powerline, telephone line (including fiber), or cable, above ground or underground in the new construction, rebuild or maintenance of the lines

•        Augers.    Tool used to dig holes for power, telephone or cable poles and also used to dig holes for structure bases, pilings and foundation supports

•        Insulated Tools.    Extension arms, temp arms, insulated ladders, etc., used to insulate and dielectrically protect workers and temporarily reposition powerlines for safe execution of tasks while working at height in live line circumstances.

•        Other PTA.    Crimping tools and dies, pumps/motors, underground fiber laying tools and various other tools used in either utility, telecom or rail applications

•        Test and Repair Services.    Certified testing services for specialty equipment and PTA to meet annual requirements including dielectric testing and inspections, design requirements, rubber testing, etc. and repair services for replacement parts

Competitive Strengths

Nesco believes that the following competitive strengths have been instrumental in its success and position the company for continued growth:

Market Leader Across Compelling End-Markets.    We believe Nesco is a leader in each of the T&D, telecom and rail end-markets that the company serves with a fleet of over 4,000 units of specialty equipment. The company has established this position by leveraging its expansive fleet, national sales and service network, longstanding customer relationships and operational expertise. All three end-markets are in the early years of a secular upcycle that is expected to persist for years to come. Nesco is well positioned to benefit from this projected growth.

Comprehensive Product Offering.    Nesco has a broad product offering, including both a wide array of specialized rental equipment and a diverse range of ancillary parts, tools and accessories. The company believes that its diverse and comprehensive offering make Nesco a specialty equipment provider of choice for its customers. Its “one-stop-shop” value proposition sets Nesco apart from its competitors and strengthens the company’s relationships with its customers.

Focus on Rental.    Nesco has a rent-first business model. The company’s singular focus is on providing high quality specialty rental equipment and related products with best-in-class service. In comparison, for many of Nesco’s competitors, equipment manufacturing and sales is the primary focus with secondary attention given to servicing rental customers. Nesco’s rental-centric sales and service organization is highly responsive to all needs of its rental customers, providing a price quote within 30 minutes, swift equipment delivery and timely service support, either in the field or in the shop. Nesco believes its rent-first model enables the company to provide superior customer service and a best-in-class rental experience relative to competitors.

Expansive Geographic Footprint.    Nesco’s geographic presence spans the United States, Canada and Mexico with a network of 57 locations. Nesco’s strategically allocated fleet and wide-reaching service capabilities allow the company to quickly respond to both equipment and service requests from customers. The company’s broad reach also represents a competitive advantage in serving customers with nationwide operations who may prefer the convenience of interacting with a limited number of equipment providers.

Established Customer Relationships and Industry Expertise.    Nesco has longstanding relationships with its large and diverse group of customers. The company has built strong expertise of the equipment and product requirements in its end-markets and works closely with its customers to determine their needs by projects. Nesco’s top ten customers have an average of a 16-year tenure with the company. These established relationships represent a competitive advantage for Nesco.

Strong Financial Profile.    Robust growing demand for Nesco’s equipment and strong asset-level returns enabled the company to achieve a 15% revenue CAGR and a 24% Adjusted EBITDA CAGR from 2016 to 2018. Following the completion of Nesco’s merger with Capitol, the resulting company expects to have a significantly improved balance sheet with ample financial flexibility to pursue strategic growth opportunities through investments in the fleet, expansion of the PTA business and selective strategic activity, while still maintaining prudent capital management. Nesco will also benefit from the use of certain attractive tax attributes, including a federal net operating loss carryforwards of over $300 million and a state net operating losses carryforward of nearly $200 million, both as of December 31, 2018.

Proven and Experienced Management.    Nesco has a strong, highly experienced management team. CEO Lee Jacobson has more than 19 years of experience in the utility equipment rental and sales industry. Prior to joining Nesco in 2012, Lee served as Vice President and General Manager with Terex Utilities, a key supplier and partner. CFO Bruce Heinemann has over 25 years of experience in finance and accounting for a range of industrial and manufacturing companies. In the last three years, Nesco’s management team has successfully implemented several growth initiatives including the launch of the PTA business, expansion into the telecom and rail end-markets, internalization of equipment servicing, development of remounting capabilities and accretive acquisitions.

Growth Strategies

Nesco intends to maintain its leading market position and drive continued revenue and Adjusted EBITDA growth by pursuing the following strategies:

Invest in Fleet to Meet Growing Excess Demand.    As a result of increasing demand from customers and a lack of equipment availability in Nesco’s fleet, the company had to turn away over 4,000 rental opportunities from 2017 to 2018. Nesco had limited ability to invest in its fleet during this period due to capital structure constraints. The number of rental opportunities that Nesco was unable to service due to a lack of product availability grew from 810 rental opportunities in 2015 to 2,284 rental opportunities in 2018, indicating a growing need for increased capital investment. In comparison, the company serviced approximately 4,200 rental opportunities in 2018. Nesco tracks information on rental opportunities, including the reasons for opportunities not serviced, in its customer relationship management system.

With a strengthened capital structure, Nesco plans to make a significant investment in its fleet from 2019 to 2021 growing the fleet size by approximately 1,775 additional units. The company expects to address the existing and growing end-market demand with a targeted investment in product lines that have demonstrated the greatest excess demand, highest utilization and shortest payback periods. Nesco’s investments in its fleet will allow the company to leverage its highly attractive unit economics, with unlevered internal rates of return of approximately 30% and up to 3x unlevered returns on invested capital.

Increase Customer Penetration in Parts, Tools and Accessories.    Since its launch in 2015, the parts, tools and accessories business has demonstrated significant growth, indicating the strong appeal of the product offering to Nesco’s customer base. The segment grew revenue at a 45% CAGR from 2016 to $29.2 million in 2018 and PTA revenue as a percentage of equipment rental revenue reached 17% with only two locations and a limited product offering at each of those locations. Nesco believes PTA revenue as a percentage of equipment rental revenue indicates the level of cross-sell of the PTA segment into its existing customer base.

Following the acquisitions of N&L and Bethea in 2017 and 2018, Nesco is now well positioned to expand the PTA segment. N&L and Bethea added manufacturing capabilities of key PTA products, including stringing blocks and hotline tools, both of which are long-lived assets that represent the largest share of PTA rentals. N&L also added certified test and repair capabilities. Management believes the integration of these two operations provides Nesco a cost and expertise advantage compared to competitors.

Nesco plans to increase the number of PTA locations from two at the end of 2018 to six by the end of 2020. Each location will provide an expanded product offering of both insulated and non-insulated tools as well as certified test and repair services. Nesco believes that with an expanded footprint, PTA revenue can reach 32% of equipment rental revenue by year-end 2021.

Selectively Pursue Strategic Acquisitions.    Nesco has successfully sourced, executed and integrated six strategic acquisitions since 2012. These six accretive acquisitions have bolstered Nesco’s market leadership, fleet diversity, end market reach, product offerings and geographic footprint. The companies were acquired for a weighted average EBITDA multiple of 5.7x or 4.0x including realized synergies and 100% or more of the expected synergies were realized in each acquisition, demonstrating management’s ability to effectively source, execute and integrate acquisitions. Management is actively evaluating additional acquisition opportunities to allow Nesco to leverage its national platform and act as a preferred consolidator in a fragmented industry with many regional and local players.

Customers

Nesco serves a large base of approximately 1,900 customers, including many of the top national and regional electric utilities, telecoms, railroads and related contractors. Nesco has longstanding relationships with its customers, with approximately 90% of its revenue coming from recurring customers and an average tenure of 16-years among its top 10 customers

Rental Contracts

In excess of 95% of new rental orders use Nesco’s standard rental agreement, pre-negotiated master lease or national account agreements. The initial duration of Nesco’s rentals is 28 days or one month. Thereafter, the contract is automatically renewed in increments of 28 days or one month until the customer returns the equipment. Customers are billed on a monthly basis. The average rental duration of Nesco’s rental portfolio was 12.7 months as of year-end 2018. In addition to the monthly rental rates, customers are responsible for the costs of delivery and return to Nesco’s service locations, preventative maintenance and consumables, and any loss or damage beyond normal wear and tear. Nesco’s rentals require customers to maintain liability and property insurance covering the units during the rental term and to indemnify Nesco from losses caused by the negligence of the customer, their employees or contractors. Nesco also provides rental customers the opportunity to enter into Rental Purchase Option (“RPO”) contracts, when requested, which allow the customer to earn credit towards the purchase of the equipment based on the rental payments made. In 2018, approximately 14% of Nesco’s new contracts included an RPO provision, however, less than 25% of units rented with an RPO have been ultimately purchased by the customer.

Fleet Management

Nesco employs a disciplined and strategic approach to fleet management and optimization. The fleet management process includes the development of an annual plan for procurement, submission of purchase orders with key suppliers, monitoring and tracking maintenance and repair requirements and end of rental life decisions regarding remount or sale for each unit in the fleet. Nesco utilizes a third-party web-based fleet management information system for enhanced visibility into the transportation and service phases of the rental cycle, enabling the company to effectively manage service cost, uptime and utilization. The system provides Nesco’s sales and operations teams with remote access to real-time information, enabling fleet optimization and improving responsiveness. Nesco actively tracks utilization for each equipment piece and type to forecast availability and inform fleet investment decisions, while sales representatives and management closely follow developing projects and remain in constant communication with customers to forecast their equipment needs.

Nesco’s dedication to maintaining its fleet in like-new condition provides customers with more reliable, readily available equipment. Nesco’s expansive geographic footprint enables the company to quickly turn around newly off-rent equipment which supports high utilization levels. Fleet maintenance that occurs in a service facility is executed either at a Nesco operated service location, or a third party outsourced location. Fleet maintenance that occurs in the field is executed either by a Nesco employed technician or third-party field service technician. In 2018, excluding chassis repairs, Nesco executed approximately 75% of all inside servicing work in a Nesco operated shop, and approximately 55% of all field service work with a Nesco field technician. Major overhaul and repair jobs are typically performed by Nesco’s highly skilled internal service team. Third-party service providers typically perform routine maintenance work, including standard checks as equipment comes off rent, but are equipped to handle larger overhaul and repair jobs as needed. This unique service network improves Nesco’s maintenance response time, equipment reliability and utilization levels while allowing it to minimize fixed costs.

As units approach the targeted end of rental lives, based upon expected increasing maintenance cost curves and customers’ preference for newer equipment, Nesco’s technical fleet management team will evaluate each individual unit for potential retention, remount on a new chassis or sale. Dynamic review of aged fleet to determine remount applicability on key product lines occurs as a first screen for each unit. Nesco will look to sell equipment if a unit is not suitable for remount. Nesco realizes attractive used equipment sale values, driven by Nesco’s significant purchasing power with suppliers, industry leading maintenance programs and lead times associated with new equipment orders. Generally, fleet sales are executed with long standing rental customers looking to satisfy permanent fleet needs.

Suppliers

Nesco sources the specialty equipment and parts, tools and accessories it rents and sells from a limited number of middle market suppliers including Terex, S.D.P. Manufacturing and Versalift. Nesco is one of the largest customers for most of its key suppliers, making the company an important and highly strategic sales channel for OEMs. Management believes Nesco receives preferential pricing terms and production priority unavailable to smaller competitors. Nesco’s senior leadership maintains strong relationships with key suppliers. Some of these were established when certain members of Nesco’s management worked in supplier organizations prior to joining Nesco, including Lee Jacobson, CEO, who worked at Terex for 10 years, and Kent Upton, President of the PTA segment, who worked at Versalift for more than 18 years. The Company maintains a resilient supply chain network by sourcing equipment product lines from multiple manufacturers, keeping the market competitive and eliminating risk of disruptions from a single supplier.

Competition

Nesco’s competitors include local, regional and national companies within the T&D, telecom or rail end-markets. The national competitors within the specialty equipment rental segment include Altec Industries, Custom Truck One Source and Danella Companies. In most cases, these competitors focus on a primary activity other than rental such as manufacturing, truck upfitting or construction services. The only national competitor within the comparable parts, tools and accessories segment is Wagner-Smith Equipment Co. Outside of Nesco, no national provider has a comprehensive offering of both specialty equipment and adjacent parts, tools and accessories. In addition to national competitors, there are numerous local or regional competitors that serve Nesco’s target end-markets. These smaller competitors lack the scope of fleet, sales coverage, service coverage and PTA offering that is a part of Nesco’s customer value proposition.

Sales and Marketing

Sales

Nesco operates with a nationwide direct sales team to address the specialized needs of its customer base and cultivate strategic partnerships with key customers in the industry. The 57-member sales organization is led by 6 members of the senior management team including Presidents and Regional VPs. With an average tenure of over 18 years in the industry, Nesco’s field sales organization has developed “first-call” relationships with several of its largest customers while providing significant expertise in the technical nature of the equipment and projects.

For key national or regional accounts, Nesco employs a top to bottom sales approach with a focus on building partnerships at all levels within these key accounts and securing commitments to use Nesco as a preferred supplier. Strategic Account Managers are responsible for establishing and managing these relationships along with direct involvement from senior leadership to create more contact and touch points between the key decision makers and Nesco.

Nesco divides the remainder of its sales organization into regional go-to market teams for the equipment rental and PTA segments consisting of Territory Directors and Managers supported by Inside Rental Representatives and Assistants. Territory Directors and Managers are responsible for developing new relationships and maintaining communication with key decision makers at customer organizations and working with employees at both the corporate office and on individual job sites to ensure customer satisfaction. After a rental opportunity is generated, Inside Rental Representatives and Assistants serve in a support role by working directly with customers to finalize orders, schedule delivery, coordinate payment and handle inbound requests. This direct communication helps expedite future orders with an industry leading turnaround time of 30 minutes on rental equipment availability and rate quotes.

Marketing

Nesco utilizes targeted advertising, tradeshows, focused email distributions, a comprehensive equipment catalog and a company website for marketing its products and services. The rental catalog contains detailed technical information and diagrams for all Nesco products, while the website offers easy access to equipment specifications and rental listings. Nesco supplements these materials with ten to twelve major marketing publications annually. In addition to print and online publications, Nesco participates in national and select regional trade shows, which represent important customer touch points for the sales team to both approach new customers and maintain strong relationships with existing customers.

Facilities

Nesco headquarters is based in Fort Wayne, IN where it houses executive management, accounting, finance, information technology, human resources, marketing and procurement professionals. Nesco maintains a diverse geographic footprint in North America, with 13 facilities operated by Nesco. All Nesco operated facilities are leased which enhances operational flexibility. Additionally, the Company partners with more than 40 third-party service locations geographically disbursed throughout the U.S., Canada and Mexico. Nesco currently operates two PTA facilities in Bluffton, IN, and Poulsbo, WA. Plans are underway to expand the PTA footprint with new facilities in Tallahassee, FL and Alvarado, TX in 2019 and two additional independent PTA facilities to be opened by the end of 2020.

Intellectual Property

Nesco does not own or license any patents, patent applications or registered copyrights. Nesco owns a number of trademarks and domain names important to the business. Its material trademarks are registered or pending applications for registrations in the U.S. Patent and Trademark Office and various non-U.S. jurisdictions. The Company uses ‘‘Nesco’’ as an unregistered trademark and ‘‘Nesco Specialty Rentals’’, ‘‘Nesco Rentals’’ and “Bethea” as registered trademarks. Additionally, pursuant to an agreement with Terex, Nesco has a revocable, royalty-free, limited license to use certain Terex trademarks to promote the sale and servicing of Terex products, subject to certain conditions of use. Nesco believes the Company owns or licenses, or could obtain on reasonable terms, any intellectual property rights needed to conduct its business.

Environmental Compliance

Nesco is subject to various Canadian, federal, state, local and provincial environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination, and occupational health and safety. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. The Company is not aware of any material instances of non-compliance with respect to environmental regulations.

Employees

As of March 31, 2019, Nesco had approximately 260 employees across North America. Nesco has a non-union workforce and believes that relations with its employees are excellent.

Legal Proceedings and Insurance

From time to time, Nesco is subject to various lawsuits, claims and legal proceedings, the vast majority of which arise out of the ordinary course of business. The nature of Nesco’s business is such that disputes related to vehicles and accidents occasionally arise. Nesco assesses these matters on a case-by-case basis as they arise and it establishes reserves as and if required, based on its assessment of exposure. Nesco has insurance policies to cover general liability and workers’ compensation related claims. Management believes that none of the existing legal matters will have a material adverse effect on Nesco business or financial condition upon their final disposition. See Nesco’s audited consolidated financial statements and the notes thereto for additional detail.

NESCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we”, “us”, “our”, “Company”, “Nesco” or “Holdings I” refers to NESCO Holdings I, Inc. and its consolidated subsidiaries. The following discussion and analysis of financial condition and results of operations of Nesco should be read together with the financial statements and related notes included elsewhere in this proxy statement/prospectus. Such discussion and analysis reflects the historical results of operations and financial position of Nesco. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors”, “Forward-Looking Statements” and elsewhere in this proxy statement/prospectus.

OVERVIEW

Nesco is one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution (“T&D”), telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems.

With a young, coast-to-coast rental fleet of approximately 4,000 units as of March 31, 2019, Nesco has a diverse specialty fleet offering that includes insulated and non-insulated bucket trucks, digger derricks, line equipment, cranes, pressure diggers and underground equipment, with all-terrain options such as all-wheel drive, track mounting and rail mounting. Nesco’s rental fleet has an average unit age of only 3.8 years as of March 31, 2019, compared to an average expected useful life of 15 to 25 years. The long useful life of Nesco’s equipment assets is a key driver of attractive asset economics, with unlevered returns on invested capital approaching three times and internal rates of return of approximately 30 percent. Nesco expects that a combination of highly attractive asset economics and long rental periods, averaging 13.2 months at March 31, 2019, will continue to drive strong profit margins. In addition to renting its fleet, the company opportunistically sells both new and used specialty equipment, which fosters strong customer relationships, facilitates fleet management and strengthens supplier relationships.

Through its parts, tools and accessories, or PTA, segment Nesco provides its customers a total job-site solution, offering a range of parts, tools and accessories for rent or sale to fully equip their equipment and crews for activity in the field. Nesco’s large PTA inventory includes stringing blocks, augers, insulated hotline tools, hoist and rigging equipment and grounding clamps. Nesco’s comprehensive PTA offering expands opportunities to serve its equipment rental and sales customers through the convenience of a single vendor for all of their specialty equipment and PTA needs. PTA segment revenue grew at a 45 percent CAGR from 2016 to 2018.

Nesco has an extensive geographic footprint which allows the Company to supply equipment and services to major T&D, telecom and rail customers throughout North America. The Company has 56 facilities with no state, province or territory representing more than 15 percent of revenues. This expansive footprint allows Nesco to opportunistically position its fleet in high-demand regions and across multiple end-markets, which drives high fleet utilization and results in superior customer connectivity. Nesco serves a diverse base of approximately 1,900 customers as of March 31, 2019, including many of the top national and regional electric utilities, telecoms, railroads and related contractors. Nesco’s top 10 customers have a 16-year average tenure with the Company.

Nesco’s three end-markets present a large and compelling opportunity. The annual investment spend in the electric utility transmission and distribution, telecom and rail end-markets exceeds $100 billion.30 Investment spend in these end-markets grew at twice the rate of GDP from 2001 to 2017 and showed resiliency through the economic cycle.31 Continued growth is supported by multiple important and transformative long-term trends. The electric utility market is in the early years of a secular upcycle expected to persist through the 2020s, driven by utilities’ investment to replace or strengthen an aging electric grid, to integrate growing gas and renewable generation mandated by regulation and to meet the expanded demand from electric vehicles and electric heating with a growing focus on decarbonization. The 5G upgrade cycle is driving a new wave of telecom infrastructure spending with 5G capex by the Big 4 wireless providers expected to total approximately $240 billion over the next decade.32 Urban congestion and increased freight transportation needs have driven a nationwide investment in improving rail infrastructure with many major projects approved and under development across the U.S. See the section entitled “Business of Nesco — End-Market Overview” for additional detail.

____________

30      Evercore research, Deutsche Bank research and FactSet.

31      Federal Reserve Economic Data, Evercore research, USTelecom research and FactSet.

32      Morgan Stanley research.

Demand for Nesco’s equipment expanded significantly between 2016 and 2018, as evidenced by fleet utilization increasing from 70 percent in 2016 to 82 percent in 2018, with utilization at a maximum level for a number of key equipment categories. Over the same period, Nesco’s ability to invest in its fleet to meet growing end-market demand was limited by the company’s capital structure. As a result, Nesco turned away more than 4,000 rental opportunities from 2017 to 2018 due to lack of fleet availability. In comparison, Nesco serviced approximately 4,200 rental opportunities in 2018. With a strengthened capital structure following the Transaction, Nesco will be able to make a significant investment into its fleet from 2019 to 2021 to capture existing unmet demand as well as expected continued growth in demand from its end-markets.

For the year ended December 31, 2018, Nesco generated revenues of $246.3 million and a net loss of $15.5 million. In the same period, Adjusted EBITDA was $121.7 million, representing an Adjusted EBITDA margin of 49 percent. Nesco’s Adjusted EBITDA grew at a 24 percent CAGR from 2016 to 2018.

FINANCIAL OVERVIEW

Measures Related to our Fleet

We consider the following key operational measures when evaluating our performance and making day-to-day operating decisions:

Fleet count — Fleet count represents the average equipment units held in our rental fleet over any period.

Fleet utilization — Fleet utilization, with respect to the average equipment units held in our rental fleet over any period, is defined as the total number of days the rental equipment was rented during the period divided by the total number of days such rental equipment could have been rented during the same period, assuming that each piece of equipment could have been rented every day in the period (i.e. no maintenance or planned downtime is included in the calculation).

Equipment on rent — Equipment on rent is the original equipment cost (“OEC”) of units rented to customers at a given point in time. Average equipment on rent is calculated as the weighted average equipment on rent during the stated period. OEC represents the original equipment cost by fleet type over a period of time, exclusive of the effect of adjustments to rental equipment fleet acquired in business combinations. This adjusted measure of OEC is used by our creditors pursuant to our credit agreements, wherein this is a component of the basis for determining compliance with our financial loan covenants. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based off of OEC, and we measure a rate of return from our rentals and sales using OEC. OEC is a widely-used industry metric to compare fleet dollar value independent of depreciation.

Rental rate per day — Rental rate per day for the period is calculated as total rental revenue divided by the total billed rental days.

Fleet age — Fleet age represents the number of years from the manufacturer chassis year of the rental equipment unit through the current year end. We evaluate fleet age for each equipment type and our fleet as a whole. In order to calculate average fleet age by type and average total fleet age, we weight the fleet age by the number of units within the relevant group.

Net fleet investment — Net fleet investment is calculated as the total capital expenditures on fleet (including purchases of rental equipment and equipment acquired in business combinations) less proceeds received from used equipment sales during the stated period. When our purchases are greater than our proceeds, we express net fleet investment as a positive number.

Adjusted EBITDA

Adjusted EBITDA is a financial performance measure that we use to monitor our results from operations and to measure our performance against our debt covenants. This common metric is intended to align Nesco’s shareholder, debt holders, and management.

The presentation of these financial measures enhances an investor’s understanding of our financial performance because these measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. Such items are excluded pursuant to the definition of Adjusted EBITDA in our credit agreements; Adjusted EBITDA is the basis for several financial covenants therein. These financial measures will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use these financial measures for business planning purposes, for loan compliance purposes, and in measuring our performance relative to that of our competitors.

In analyzing and planning for our business, we supplement our use of financial measures based on U.S. GAAP with non-GAAP financial and other measures, as well as, use measures related to our specialized fleet of rental equipment, which are defined above. Nesco’s use of the terms EBITDA, Net Fleet Investment, and Adjusted EBITDA may vary from that of others in its industry and therefore are limited in their usefulness as comparative measures. These financial measures should not be considered as alternatives to net income (loss), operating income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Our non-GAAP financial measures should not be relied upon to the exclusion of U.S. GAAP financial measures. We encourage investors to review our non-GAAP financial measures together with our U.S. GAAP results and historical consolidated financial statements, and not in isolation. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair value of equipment as of the acquisition date, with depreciation recorded thereafter following our accounting policies; however, this may not be indicative of our actual cost to acquire new equipment that we add to our fleet apart from a business acquisition. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based off of OEC, and we measure a rate of return from our rentals and sales using OEC. As indicated above, our credit agreements define this adjustment to EBITDA, as such, and we believe this metric is a better indication of our true cost of equipment sales due to the removal of the purchase accounting adjustments.

Operating Results — Consolidated

We generated $61.5 million in revenue in the three months ended March 31, 2019 compared to $57.7 million in the same period in 2018. The $3.8 million or 6.6 percent increase is primarily the result of a $2.4 million increase in equipment sales, a $1.1 million increase in parts revenue and a $0.4 million increase in rental revenue. Average fleet count increased 196 units or 5.1 percent in the three months ended March 31, 2019 compared to the same period in 2018. Revenues from equipment and part rentals accounted for approximately 73.0 percent of total revenue in three months ended March 31, 2019 compared to 77.2 percent in the same period in 2018. Revenues from sales of new and used equipment accounted for 15.9 percent of the total revenues in three months ended March 31, 2019 compared to 12.8 percent in the same period in 2018. Parts sales accounted for 11.1 percent of total revenue in the three months ended March 31, 2019 compared to 10.0 percent in the same period in 2018.

We generated $246.3 million in revenue in 2018 compared to $203.8 million in 2017. The increase in revenue in 2018 is primarily a result of a $23.1 million increase in equipment rentals in addition to increased equipment sales of $17.1 million. Average fleet count increased 224 units or 6.0 percent in 2018 compared to 2017. Revenues from equipment and parts rentals accounted for approximately 73.7 percent, 77.7 percent, and 71.4 percent in 2018, 2017 and 2016 respectively, while revenues from sales of new and used equipment accounted for 18.0 percent in 2018 and 13.4 percent in 2017 and 22.8 percent in 2016. Parts sales accounted for 8.1 percent of total revenue in 2018 compared to 8.9 percent in 2017 and 5.8 percent in 2016.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2019	2018	2018	2017	2016
Total revenues	$61,492	$57,685	$246,297	$203,767	$187,098
Cost of revenue (excluding depreciation)	24,190	21,980	100,586	84,149	101,248
Depreciation	16,950	15,588	64,093	61,873	56,264
Total gross profit	20,352	20,117	81,618	57,745	29,586
Other operating expenses	11,662	9,190	38,454	34,257	28,274
Operating income	8,690	10,927	43,164	23,488	1,312
Other expense	14,980	13,700	56,985	54,076	48,011
(Loss) before income taxes	(6,290)	(2,773)	(13,821)	(30,588)	(46,699)
Income tax expense (benefit)	434	261	1,705	(3,493)	1,328
Net loss	$(6,724)	$(3,034)	$(15,526)	$(27,095)	$(48,027)

Total Revenues

Nesco generated revenues of $61.5 million for the three months ended March 31, 2019 compared to revenues of $57.7 million for the three months ended March 31, 2018. Consolidated revenue in the first quarter of 2019 improved in comparison to the same period of the prior year, by 6.6 percent, despite the prior year benefiting from incremental demand for rental equipment related to restoration and recovery activities in response to the effects from the hurricane in Puerto Rico, which impacted Rental Revenues by an estimated $1.3 million in the quarter compared to the prior year. Rental equipment revenue in our Equipment Rental and Sales segment (our largest segment) improved slightly, while our Parts, Tools and Accessories segment saw a robust 21.9 percent growth in revenue compared to the same quarter of the prior year, benefiting from the addition of product lines from N&L, which was acquired in the third quarter of 2018, as well as expanding demand for Parts Tools and Accessories’ products among Nesco’s customer base. Fleet utilization was 80.0 percent for the three months ended March 31, 2019 compared to 82.1 percent for the three months ended March 31, 2018. During the first quarter of 2019, inclement weather contributed to delays in the starts of some projects of our customers. In the first quarter of 2018, fleet utilization was favorably impacted by a net 3 percent from the restoration services directly related to the hurricane recovery activity in Puerto Rico.

Total revenues increased by $42.5 million or 20.9 percent, from $203.8 million for 2017 to $246.3 million in 2018. This increase is primarily due to increases in rental revenue and equipment sales ($40.2 million or 94.6 percent of the year over year increase). This is a result of an increase in demand from our end markets including: transmission and distribution, telecom and rail, supplemented by storm and fire recovery activity in areas including Puerto Rico.

Between 2016 and 2017, total revenues increased by $16.7 million or 8.9 percent. Contributing to the increase is a rise of 8.1 percent in average fleet utilization from 69.6 percent for 2016 to 77.7 percent for 2017. The increase primarily reflects increased rental revenue of $24.7 million due to increased demand in all of our end markets and an additional $7.4 million in PTA sales and service due to increased traction of the UEO business initiative. This was offset by a decrease of $15.4 million of equipment sales due to decreased availability and lower demand for used equipment.

Cost of Revenue, Excluding Depreciation

Total cost of revenue, excluding depreciation, for the three months ended March 31, 2019, increased by $2.2 million, or 10.1 percent compared to the same period in 2018. The increase is primarily due to increases in cost of equipment sales ($1.4 million or 21.7 percent compared to the same period in 2018) and increases in cost of parts sales and services ($1.2 million or 32.0 percent compared to the same period in 2018), which carry lower margins than rentals.

Total cost of revenue, excluding depreciation, increased $16.4 million, or 19.5 percent, from $84.1 million for 2017 to $100.6 million for 2018. The increase is primarily due to a $13.3 million increase in cost of equipment sales.

Total cost of revenue, excluding depreciation, decreased $17.1 million, or 16.9 percent, from $101.2 million for 2016 to $84.1 million for 2017. The decrease is primarily due to a $25.2 million decrease in cost of equipment sales slightly offset by a $5.4 million increase in parts and services cost.

Depreciation

Depreciation for the three months ended March 31, 2019, increased $1.4 million, or 8.7 percent compared to the same period in 2018. This increase is primarily due to increases in purchases of equipment ($5.9 million or 76.7 percent compared to the same period in 2018).

Depreciation for the years ended December 31, 2018 and 2017, increased $2.2 million, or 8.7 percent, and $5.6 million, or 10 percent, respectively. These increases are primarily due to increases in purchases of rental equipment in these years.

Other Operating Expenses

Other operating expenses for the three months ended March 31, 2019, increased $2.5 million or 26.9 percent compared to the same period in 2018). The increase is primarily due to an increase in transaction related expenses ($2.5 million compared to none in the same period in 2018).

Operating expenses increased $4.2 million, or 12.3 percent, from $34.3 million for 2017 to $38.5 million for 2018, primarily due to a selling, general, and administrative expense increase of $5.2 million. The Company also incurred $2.5 million in acquisition related expenses in 2018 compared to $1.9 million in 2017. The increase in selling, general, and administrative expenses in 2018 was led by a $3.2 million rise in selling expenses, primarily due to investment in sales teams focused on telecom, rail and UEO and an increase in bad debt expense. An increase of $0.4 million in commissions was also recognized as a result of the $42.5 million increase in revenue compared to 2017.

Operating expenses increased $6.0 million, or 21.2 percent, from $28.3 million for 2016 to $34.3 million for 2017, primarily due to a selling, general, and administrative expense increase of $4.6 million driven by growth initiatives in both the PTA and ERS segments to support continued growth in the telecom, rail, lighting, and signage end-markets.

Other Expense

Other expense for the three months ended March 31, 2019 increased by $1.3 million or 9.3 percent compared to the same period in 2018. The increase is primarily due to an increase in interest expense, net of $1.6 million or 12.0 percent compared to the same period in 2018 partially offset by a reduction in other expenses.

Other expense increased by $2.9 million from $54.1 million for 2017 to $57.0 million in 2018. This increase is primarily due to an increase in interest expense of $3.0 million, or 5.6 percent, from $53.7 million in 2017 to $56.7 million in 2018.

Between 2016 and 2017, total other expense increased from $48.0 million to $54.1 million or 12.6 percent due to an increase in interest expense of $5.5 million.

Income Tax Expense

Income tax expense was $0.4 million and $0.3 million for the three months ended March 31, 2019 and 2018, respectively. Due to our valuation allowance on our net operating loss and interest deduction limitation carryforwards, we have not recognized a deferred tax benefit when we report pretax losses because we have determined the realization of tax benefits for the carryforwards to be uncertain. Our income tax expense reflects an increase in our deferred tax liabilities associated with our non-tax deductible tradename intangible asset and goodwill, as well as, foreign taxes incurred in Canada and Mexico.

Income tax expense increased $5.2 million from a tax benefit of $3.5 million for 2017 to a tax expense of $1.7 million for 2018. The change in income tax expense recorded from 2017 to 2018 is due to the reduction of the U.S federal corporate tax rate from 35 percent to 21 percent as a result of the U.S. Tax Cuts and Jobs Act.

Income tax expense decreased $4.8 million from a tax expense of $1.3 million for 2016 to a tax benefit of $3.5 million for 2017. The decrease in income tax expense recorded from 2016 to 2017 is due to a greater taxable loss in 2016 and because we reduced our valuation allowance by $4.1 million in 2017.

Net Loss and Adjusted EBITDA

For the three months ended March 31, 2019, we reported a net loss of $6.7 million, which includes costs related to our merger with Capitol, of $2.5 million. In the same period, Adjusted EBITDA was $30.4 million, representing an Adjusted EBITDA margin of 49.5 percent. Nesco’s Adjusted EBITDA improved 4.3 percent for the three months ended March 31, 2019 as compared to the same period in 2018. Adjusted EBITDA in the first quarter of 2018 was favorably impacted by approximately $1 million from Puerto Rico restoration activities.

For the year ended December 31, 2018, we reported a net loss of $15.5 million compared to $27.1 million for the year ended December 31, 2017. Adjusted EBITDA increased $23.1 million, or 23.4 percent, from $98.6 million for 2017 to $121.7 million for 2018. This increase can be attributed to an increase in our consolidated revenue of $42.5 million, which contributed to a $11.6 million reduction in net loss for 2018 compared to 2017.

For the year ended December 31, 2017, we reported a net loss of $27.1 million compared to $48.0 million for the year ended December 31, 2016. In the same period, Adjusted EBITDA increased $19.9 million, or 25.2 percent, from $78.8 million for 2016 to $98.6 million for 2017. This increase can be attributed to an increase in our consolidated revenue for 2017 compared to 2016.

Financial Performance

We believe that our operating model, together with our highly variable cost structure, enable us to sustain high margins, strong cash flow generation and stable financial performance throughout various economic cycles. We are able to generate substantial free cash flow through our earnings, as well as sales of used equipment that reduce our net fleet investment. Our highly variable cost structure adjusts with the utilization of our equipment, thereby reducing our costs to match our revenue. As a result of our highly variable cost structure, we have maintained strong Adjusted EBITDA. Our financial performance is principally evaluated based on five measurements: Adjusted EBITDA, fleet count, fleet utilization, equipment dollars on rent and rental rate per day. The following tables summarize these operating metrics.

	Three Months Ended March 31,
	2019	2018	change	(%)
Adjusted EBITDA (in thousands)(a)	$30,434	$29,175	$1,259	4.3%
Fleet count:
Year to date average	4,075	3,879	196	5.1%
Fleet utilization(b):
Year to date average	80.0%	82.1%	(2.1)%	(2.6)%
Equipment on rent (in thousands)(c):
Year to date average	$453,646	$445,878	$7,768	1.7%
Rental rate per day(d):
Year to date average	$137	$139	$(2)	(1.4)%

____________

(a)      EBITDA represents net income before interest, income tax (benefit) provision, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, as further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, (3) major repairs, (4) share-based payments, and (5) other non-recurring items. These metrics are subject to certain limitations. See “Adjusted EBITDA” above.

(b)      Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days.

(c)      Year to date average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics.

(d)      Average rental rate per day for the period is calculated as total rental revenue divided by the total rental days.

(in thousands, except counts, and per day amounts)	2018	2017	Change:	(%)
Adjusted EBITDA(a):	$121,657	$98,604	$23,053	23.4%
Fleet count:
Full year average	3,950	3,726	224	6.0%
4th Quarter average	3,994	3,831	163	4.3%
Fleet utilization(b):
Full year average	81.9%	77.7%	4.2%	5.4%
4th Quarter average	82.2%	85.1%	(2.9)%	(3.4)%
Equipment on rent(c):
Full year average	$456,053	$408,862	$47,191	11.5%
4th Quarter average	$469,456	$454,479	$14,977	3.3%
Rental rate per day(d):
Full year average	$139	$136	$3	2.2%
4th Quarter average	$140	$139	$1	0.7%

(in thousands, except counts, and per day amounts)	2017	2016	Change:	(%)
Adjusted EBITDA(a):	$98,604	$78,750	$19,854	25.2%
Fleet count:
Full year average	3,726	3,496	230	6.6%
4th Quarter average	3,831	3,679	152	4.1%
Fleet utilization(b):
Full year average	77.7%	69.6%	8.1%	11.6%
4th Quarter average	85.1%	74.9%	10.2%	13.6%
Equipment on rent(c):
Full year average	$408,862	$346,376	$62,486	18.0%
4th Quarter average	$454,479	$382,400	$72,079	18.8%
Rental rate per day(d):
Full year average	$136	$139	$(3)	(2.2)%
4th Quarter average	$139	$134	$5	3.7%

____________

(a)      EBITDA represents net income before interest, income tax (benefit) provision, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, as further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, (3) major repairs, (4) share-based payments, and (5) other non-recurring items. These metrics are subject to certain limitations. See “Adjusted EBITDA” above.

(b)      Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days.

(c)      Year to date average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics.

(d)      Average rental rate per day for the period is calculated as total rental revenue divided by the total billable days.

Adjusted EBITDA

Adjusted EBITDA increased $1.3 million, or 4.3 percent, from $29.2 million for the three months ended March 31, 2018 to $30.4 million for the three months ended March 31, 2019. This increase can be attributed to a $3.8 million increase in total revenue for the three months ended March 31, 2019 as compared to the same period in 2018, offset by increases in cost of equipment sales and increases in cost of parts sales and services, which carry lower margins than rentals.

Adjusted EBITDA increased $23.1 million, or 23.4 percent, from $98.6 million for 2017 to $121.7 million for 2018. This increase can be attributed to a $23.1 million increase in rental revenue for 2018 compared to 2017. Adjusted EBITDA increased $19.9 million, or 25.2 percent, from $78.8 million for 2016 to $98.6 million for 2017. This increase can be primarily attributed to an increase of $24.7 million of rental revenues for 2017 compared to 2016.

The following is a reconciliation from U.S. GAAP net loss to Adjusted EBITDA and a reconciliation from Adjusted EBITDA to U.S. GAAP net cash provided by operating activities for the three months ended March 31, 2019 and 2018 and for the twelve months ended December 31, 2018, 2017 and 2016.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2019	2018	2018	2017	2016
Net loss	$(6,724)	$(3,034)	$(15,526)	$(27,095)	$(48,027)
Interest expense	14,993	13,384	56,698	53,710	48,203
Income tax expense (benefit)	434	261	1,705	(3,493)	1,328
Depreciation expense	16,996	15,639	64,312	62,083	56,474
Amortization expense	724	638	2,826	2,646	2,606
EBITDA	26,423	26,888	110,015	87,851	60,584
Adjustments:
Non cash purchase accounting impact(1)	611	832	3,631	4,284	12,931
Transaction and process improvement costs(2)	2,510	443	2,536	1,910	1,533
Major repairs(3)	762	422	1,436	2,758	2,293
Share-based payments(4)	128	290	1,130	1,101	541
Other non recurring items(5)	—	300	2,909	700	868
Adjusted EBITDA	$30,434	$29,175	$121,657	$98,604	$78,750
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2019	2018	2018	2017	2016
Adjusted EBITDA	$30,434	$29,175	$121,657	$98,604	$78,750
Adjustments:
Other non-recurring items(5)	—	(300)	(2,909)	(700)	(868)
Share based payments(4)	(128)	(290)	(1,130)	(1,101)	(541)
Major repairs(3)	(762)	(422)	(1,436)	(2,758)	(2,293)
Transaction and process improvement costs(2)	(2,510)	(443)	(2,536)	(1,910)	(1,533)
Non cash purchase accounting impact(1)	(611)	(832)	(3,631)	(4,284)	(12,931)
EBITDA	26,423	26,888	110,015	87,851	60,584
Add:
Interest expense	(14,993)	(13,384)	(56,698)	(53,710)	(48,203)
Income tax (expense) benefit	(434)	(261)	(1,705)	3,493	(1,328)
Amortization – financing costs	677	851	3,537	2,907	2,892
Share-based payments	128	290	1,130	1,101	541
Gain on sale of equipment-rental fleet	(1,977)	(2,774)	(3,644)	(1,792)	7,739
Gain on insurance proceeds – damaged equipment	(452)	—	—	—	—
Loss on asset acquisition	—	—	—	223	—
Major repair disposal and asset impairment	762	422	1,436	610	—
Deferred tax expense (benefit)	271	128	1,096	(4,339)	753
Bad debt expense, net of recoveries	692	892	4,302	2,774	1,524
Other assets	—	—	—	(2,130)	—
Changes in assets and liabilities:
Accounts receivable	1,823	(2,994)	(5,185)	(20,500)	(7,037)
Inventory	(4,299)	(2,297)	(8,023)	(8,739)	(897)
Prepaid expenses and other	(3,413)	3	351	(466)	363
Accounts payable	10,297	560	(4,307)	5,573	1,286
Accrued expenses	(8,163)	(11,291)	(1,203)	3,935	276
Deferred rental income	(3,437)	262	(62)	428	(375)
Net cash flow from operating activities	$3,905	$(2,705)	$41,040	$17,219	$18,118

____________

(1)       Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.

(2)      For the three months ended March 31, 2019, represents transaction costs related to our agreement and plan of merger with Capitol. For the years ended December 31, 2018, 2017 and 2016, represents the expenses incurred related to internal process improvements, realignments and transaction costs related to the N&L Line Equipment, Bethea Tool & Equipment and V&H Leasing Services acquisitions. These expenses are comprised of professional consultancy fees and transaction costs. Pursuant to our credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as, any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.

(3)      Represents the undepreciated cost of replaced chassis components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.

(4)      Represents non-cash stock compensation expense associated with the issuance of the Class B Profits Interest Awards by NESCO Holdings, LP (our ultimate parent) on February 26, 2014, which is an adjustment pursuant to our credit agreement. See Note 11, Share-Based Compensation Plans, to the Audited Consolidated Financial Statements for additional information.

(5)     For the three months ended March 31, 2018, and years ended December 31, 2018, 2017 and 2016, represents other adjustments pursuant to our credit agreement: Rental expense incurred in 2018 for fleet equipment that had been rented under the terms of an operating lease that was terminated in October 2018. The 2017 and 2016 adjustments are comprised of a state tax audit settlement and write-downs of inventory items, respectively.

Fleet count

Average fleet count was 4,075 for the three months ended March 31, 2019, an increase of 196 from an average fleet count of 3,879 for the three months ended March 31, 2018. Capital expenditures for the three months ended March 31, 2019 were predominately in the bucket and truck categories, driven by demand in transmission and distribution, telecom and rail end-markets.

Average fleet count was 3,950 for the year ended December 31, 2018, an increase of 224 from an average fleet count of 3,726 for the year ended December 31, 2017. The average fleet count for the year ended December 31, 2017, represents an increase of 230 from an average fleet count of 3,496 for year ended December 31, 2016. In 2018 and 2017 capital expenditures were predominately in the bucket and other truck categories, driven by demand in transmission and distribution, telecom and rail end-markets. In 2016 capital expenditures were predominately in bucket trucks and line equipment, due to demand in the transmission and distribution end-market.

Fleet utilization

Equipment on rent increased by 18 percent in the first quarter of 2019 compared to the first quarter of 2018. Additionally, Nesco added units to its fleet during the first quarter of 2019 that are being readied for placement with rental customers; however, the deployment of this new fleet was impacted by inclement weather in the first quarter of 2019. These factors contributed to the decrease in average utilization rates for the three months ended March 31, 2019 compared to the same period in 2018. The average overall utilization rate was 80.0 percent for the three months ended March 31, 2019 compared to 82.1 percent for the three months ended March 31, 2018. Utilization was also impacted by reduced activity in Puerto Rico related to the reconstruction efforts, which had a net impact of 3 percent in the first quarter of 2018. As demand for equipment by customers serving T&D end-markets and growth in the telecom and rail markets continue, we expect fleet utilization to remain at historically high levels throughout 2019. Our method of measuring rental equipment utilization rate may not be comparable with that of other companies.

Average utilization rates increased across all equipment categories in 2018 compared to 2017, driving our average overall utilization rate up to 81.9 percent from 77.7 percent. We expect our utilization levels to remain at current high levels as demand for equipment by customers serving T&D end-markets and growth in the telecom and rail markets continue. Our method of measuring rental equipment utilization rate may not be comparable with that of other companies. Average utilization rates increased across all equipment categories, except pressure diggers and underground equipment, in 2017 compared to 2016, driving overall utilization up to 77.7 percent from 69.6 percent. The large increase in utilization was driven by significant increases in distribution activity and in part due to diversification of the rental fleet with investment in telecom and rail focused equipment.

Equipment on rent

The average OEC on rent was $453.6 million for the three months ended March 31, 2019, an increase over the same period in 2018 of $7.7 million or 1.7 percent. The increase is due to increased fleet size slightly offset by lower utilization.

The average OEC on rent was $456.1 million for 2018, an increase over 2017 of $47.2 million or 11.5 percent. Average OEC on rent was $408.9 million for 2017, and $346.4 million in 2016, an increase of $62.5 million or 18.0 percent. The increase in both periods is due to increased fleet size and sustained higher utilization.

Rental rate per day

Average rental rate per day decreased 1.4 percent to $137 for the three months ended March 31, 2019 from $139 for the same period in 2018. This decrease is due to changes in fleet composition driven by demand and strategic diversification. Increases in the fleet related to telecom, distribution, and rail end markets have outpaced our other end markets. Rate per day is generally lower in these end markets due to the lower average OEC of equipment used.

Average rental rate per day increased 2.2 percent to $139 in 2018 from $136 for 2017. This increase is the result of rate increases implemented in 2017 and 2018. Average rental rate per day decreased 2.2 percent in 2017 from $139 in 2016 due to fleet investment and high demand in distribution, rail, and telecom equipment which carries a lower rental rate per day relative to transmission equipment.

Fleet age

We use fleet age by type to assist in our decision to sell and purchase a particular fleet category. Our overall average fleet age was 3.8 years as of March 31, 2019 compared to 3.8 years as of December 31, 2018.

We use fleet age by type to assist in our decision to sell and purchase a particular fleet category. Our overall average fleet age was 3.8 years as of December 31, 2018 compared to 3.5 years as of December 31, 2017. The increase in fleet age was primarily due to lower used sales quantities and increase in fleet size. The fleet age was 3.3 years as of December 31, 2016. The jump in age from 2016 and 2017 to 2018 was primarily due to the strategic sale of a significant volume of older fleet in 2016, lowering our year end average age for the period ended December 31, 2016.

Fleet composition

We own a diverse selection of equipment in order to meet the needs of our customers. Bucket trucks, digger derricks, line equipment and rail-mounted equipment make up a significant percentage of our fleet portfolio. Secondarily, we also carry cranes, pressure diggers, underground equipment, and other miscellaneous fleet items, making us a full service specialty equipment provider. All of our equipment is available for rent and our used equipment sales and new equipment purchases are partially driven by our desire to keep an optimal product mix and maintain a competitive fleet age.

Rental equipment cost for our fleet has grown $12.1 million, or 2.2 percent, from $541.5 million at December 31, 2018 to $553.6 million as of March 31, 2019. Average OEC as of March 31, 2019 was $559.6 million and as of December 31, 2018 was $547.3 million (an increase of 2.2 percent). The bucket trucks category represented the largest increase for the three months ended March 31, 2019 with an increase of $22.6 million, followed by $6.3 million in trucks and $5.6 million in cranes.

Rental equipment cost for our fleet has grown $35.3 million, or 7.0 percent, from $506.2 million at December 31, 2017 to $541.5 million as of December 31, 2018. Average OEC as of December 31, 2017 was $514.3 million and as of December 31, 2018 was $547.3 million (a year-over-year increase of 6.4 percent). The 28’ to 49’ sized bucket trucks category represented the largest increase for 2018 with an increase of $21.8 million, followed by $5.0 million in cranes and $5.0 million in diggers. Rental equipment cost for our fleet grew $31.3 million, or 6.6 percent, from $474.9 million at December 31, 2016 to $506.2 million as of December 31, 2017. The major contributor to this increase was a combination of sustained capital expenditures and a decrease in equipment sales for 2017 compared to 2016. The 28’ to 49’ sized bucket trucks category represented the largest increase for 2017 with an increase of $10.0 million followed by a $5.9 million increase in trucks, $5.3 million increase in stringing blocks and auger equipment, $2.5 million increase in underground equipment, and $2.2 million in digger derricks.

Operating Results By Segment

The Company manages its operations through two business segments: rental and sale of our fleet and equipment along with repair and maintenance related to those assets (Equipment Rental and Sales), and the rental and sale of parts, tools and accessories (PTA). See note 3 to our consolidated financial statements for additional information.

Equipment Rental and Sales Segment

Our Equipment Rental and Sales segment primarily provides equipment to contractors who install, repair and maintain infrastructure assets, including electric cabling (above and below ground), telecommunications networks and rail systems in addition to installing lighting and signage.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2019	2018	2018	2017	2016
Total revenues	$52,142	$50,014	$217,111	$179,365	$173,189
Cost of revenue (excluding depreciation)	18,435	17,357	84,399	69,383	93,028
Depreciation of rental equipment	15,880	14,761	60,436	58,877	54,206
Total gross profit	$17,827	$17,896	$72,276	$51,105	$25,955

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

Revenue in our Equipment Rental and Sales segment represented 84.8 percent and 86.7 percent of Nesco’s consolidated revenues for the three months ended March 31, 2019 and 2018, respectively. Total revenue in our Equipment Rental and Sales segment increased by $2.1 million or 4.3 percent for the three months ended March 31, 2019 compared to the same period in 2018. The increase was primarily due to an increase in used equipment sales of $2.9 million offset by a decrease in dealer sales of $0.5 million.

Rental revenue for the three months ended March 31, 2019 improved by 1 percent compared to the prior year quarter. The increase is a result of expanded demand from our end markets including market share gains in telecom and rail. During the first quarter of 2019, inclement weather contributed to delays in the starts of some projects of our customers. Rental revenue in the prior year benefited from incremental demand for rental equipment related to restoration and recovery activities in response to the effects from the hurricane in Puerto Rico with fleet utilization favorably impacted by a net 3 percent.

Cost of revenue, excluding depreciation, increased by $1.1 million or 6.2 percent for the three months ended March 31, 2019 compared to the same period in 2018 primarily due to a $2.0 million increase in the cost of used equipment sales offset by a $0.6 million decrease in the cost of dealer equipment sales.

Depreciation of our rental fleet represented a 7.6 percent increase for the three months ended March 31, 2019 compared to the same period in 2018 due to an increase in fleet count of 5.1 percent.

Our decrease in gross profit of $0.1 million or 0.4 percent for the three months ended March 31, 2019 compared to the same period in 2018 was driven by the $2.1 million increase in rental and sales revenue partially offset by a decrease in gross profit margin of 1.7 percent. Segment gross profit in the first quarter of 2018 was favorably impacted by approximately $1 million from Puerto Rico, as mentioned above.

2018 Compared to 2017

Rental and sales revenues of equipment grew by approximately $37.7 million or 21.0 percent between fiscal years 2017 and 2018. As reported above, this is a result of an increase in demand from our end markets including: market share gains in rail and telecom, supplemented by storm and fire recovery activity in areas including Puerto Rico. Revenue from Equipment Rental and Sales represented approximately 88 percent of Nesco’s revenues in both 2017 and 2018.

Cost of revenue, excluding depreciation, increased by $15.0 million or 21.6 percent between 2017 and 2018 due to a $13.3 million increase in the cost of equipment sales.

Depreciation of our rental fleet represented a 2.6 percent increase over 2017 due to an increase in fleet count of 6 percent.

Our increase in gross profit of $21.2 million or 41.4 percent between 2017 and 2018 was driven by the $37.7 million increase in rental and sales revenue partially offset by a $13.3 million increase in cost of equipment sales.

2017 Compared to 2016

Revenue from sales and rentals increased from 2016 to 2017 by $6.2 million or 3.6 percent. Revenue for rentals increased due to an increase in fleet utilization from 69.6 percent in 2016 to 77.7 percent in 2017, offset by equipment sales declining $15.4 million during the period.

Cost of revenue, excluding depreciation, declined by $23.6 million or 25.4 percent due to a $25.2 million decrease in the cost of equipment sales from 2016 to 2017.

Depreciation of our rental fleet was $58.9 million in 2017, representing a $4.7 million increase or 8.6 percent over 2016.

Our increase in gross profit of $25.2 million or 96.9 percent between 2016 and 2017 was driven primarily by the decline in cost of equipment sales.

Parts, Tools and Accessories Segment

The PTA segment of our business complements products and services provided by our Equipment Rental and Sales operating segment. PTA is a natural adjunct to our specialty equipment rental offering and is a one stop shop for parts, tools and accessories to the Nesco customer base. We produce, rent and sell parts, tools and accessories through our specialty equipment outfitters division, UEO.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2019	2018	2018	2017	2016
Total revenues	$9,350	$7,671	$29,186	$24,402	$13,909
Cost of revenue (excluding depreciation)	5,755	4,623	16,187	14,766	8,220
Depreciation of rental equipment	1,070	827	3,657	2,996	2,058
Total gross profit	$2,525	$2,221	$9,342	$6,640	$3,631

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

PTA revenues increased by $1.7 million or 21.9 percent for the three months ended March 31, 2019 compared to the same period in 2018. The increase was due to the acquisition of N&L Equipment, which was completed in July 2018, and expanding demand for PTA’s products among Nesco’s customer base. N&L Equipment contributed $0.9 million of revenue in the first quarter. The strategic acquisition of N&L Equipment added a new location and rounded out Nesco’s PTA offering for a complete suite of products, including insulated and non-insulated tools, as well as testing and repair services.

Cost of revenue, excluding depreciation, for this segment increased $1.1 million or 24.5 percent for the three months ended March 31, 2019 compared to the same period in 2018 primarily due to increased sales volumes.

Depreciation increased $0.2 million or 29.4 percent for the three months ended March 31, 2019 compared to the same period in 2018 related to parts and tools acquisition costs.

Total gross profit of $2.5 million for the three months ended March 31, 2019 represented a decrease of $0.5 million compared to the same period in 2018 due to changes in product mix.

2018 Compared to 2017

PTA revenues increased by $4.8 million or 19.6 percent from approximately $24.4 million in 2017 to $29.2 million in 2018. The majority of this increase is reflective of our acquisition of N&L Equipment in 2018 and Bethea Tool and Equipment in 2017 as these strategic acquisitions provide a complete PTA product offering for the transmission and distribution end markets and enable entrance into our other core markets within the PTA segment. These acquisitions provide the needed supply chain and service expertise enabling expansion into new geographic regions, including new locations, to improve responsiveness. We believe this establishes the perfect platform for significant market share gains.

Cost of revenue, excluding depreciation, for this segment increased $1.4 million or 9.6 percent primarily due to increased sales.

Depreciation increased $0.7 million or 22.1 percent from 2017 to 2018 related to parts and tools acquisition costs.

Total gross profit of $9.3 million in 2018 represented an increase of $2.7 million or 40.7 percent over 2017 due primarily to an increase in rental revenue while cost of revenue grew at a more modest 11.5 percent.

2017 Compared to 2016

Total revenues from the PTA operating segment grew by $10.5 million or 75.4 percent between 2016 and 2017. This increase is largely attributable to the strategic initiative of the UEO business to establish a dedicated sales force, hiring of key personnel, and leverage existing customer relationships.

Cost of revenue, excluding depreciation, increased by $6.5 million or 79.6 percent from 2016 to 2017 due to parts and tools costs related to the corresponding increase in revenues.

Depreciation increased $0.9 million or 45.6 percent from 2016 to 2017 related to acquisition costs.

The increase in gross profit of $3.0 million or 82.9 percent between 2016 and 2017 is related to the increase in rental review without a proportionate increase in costs.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). In applying accounting principles it is often required to use estimates. These estimates consider the facts, circumstances, and information available, and may be based on subjective inputs, assumptions, and information known and unknown to us. Material changes in certain of the estimates that we use, could potentially affect, by a material amount, our consolidated financial position and results of operations. Although results may vary, we believe our estimates are reasonable and appropriate. See Note 2 to our consolidated financial statements for a summary of our significant accounting policies. The following describes certain of our significant accounting policies that involve more subjective and complex judgments where the effect on our consolidated financial position and operating performance could be material.

Revenue Recognition

Rental Revenue.    Our rental contracts are for various equipment, parts, tools, and accessories under 28 day or monthly agreements which include automatic renewal provisions. The majority of our rental payments are due upon receipt, with a minority that are billed in arrears. Revenue is recognized ratably over the rental agreement period and in accordance with Accounting Standards Codification 840, Leases (“Topic 840”). Unearned revenue is reported in our deferred rent income line of our Consolidated Balance Sheet. We had deferred revenue of $1.3 million as of March  31, 2019, $4.8 million as of December 31, 2018 and 2017.

Equipment Sales.    We sell both new and used equipment. Our new equipment products are sold at list price. We do not discount or offer other pricing incentives or concessions. The contractual sales price for each individual product represents the standalone selling price. Our used equipment is of a sufficiently unique nature — based on the specifics of its age, usage, etc. — that it does not have an observable standalone selling price. Equipment sales revenue is recognized when vehicles are delivered, which is when the transfer of title, risks and rewards of ownership, and control are considered passed to the customer. Payment is usually due and collected within 30 days subsequent to transfer of control of the vehicle. There are no rights of return or warranties offered on equipment sales.

Parts Sales and Services.    We sell parts, tools and accessories in addition to services. We record revenue as parts and services are delivered. The amount of consideration we receive for parts is based upon a list price net of discounts and incentives. The amount of consideration received for service is based upon labor hours expended and parts utilized to perform and complete the necessary services for our customers. There are no rights of return or warranties offered on parts sales. Payment is usually due and collected within 30 days subsequent to delivery of parts or performance of service.

Useful Lives and Salvage Values of Rental Equipment and Property and Equipment

Our rentable equipment consists of parts, tools and accessories and specialized rental equipment. Purchases of our equipment are recorded at cost, the OEC and we depreciate OEC to an estimated salvage value. We depreciate our parts, tools, and accessories over their estimated useful rentable life of five years. We depreciate our rental equipment over its estimated useful rentable life of seven years with an estimated residual value of 15 percent of the OEC, using the straight-line method. Useful life is estimated based upon the expected period the equipment will be in the fleet as a rentable unit. A salvage value is estimated to approximate the value of the equipment at the end of its useful (i.e., rentable) life, allowing for a reasonable profit margin on the sale of the equipment when we remove the unit from the fleet. In establishing useful lives and salvage values, we consider factors related to customer demand of differing types of equipment in order for us to hold and maintain an optimal mix of equipment types in our fleet. We also continuously evaluate factors related to the condition and serviceability of the equipment in our fleet in order to make estimates of useful life and expected end-of-life value. Depreciation of our equipment is recognized as a component of our cost of revenue. For sold equipment, the carrying value of an item is recognized as cost of equipment sale within cost of revenue. Changes in estimated useful life and/or salvage value would impact our gross profit in our consolidated financial statements. To the extent that the useful lives of our rental equipment were to increase or decrease by one year, we estimate that our annual depreciation expense would increase or decrease by approximately $8 million, respectively. Similarly, to the extent the estimated salvage values of our rental equipment were to increase or decrease by one percentage point, we estimate that our annual depreciation expense would change by approximately $1 million. Any change in depreciation expense as a result of a hypothetical change in either useful lives or salvage values would generally result in a proportional increase or decrease in the gross profit we would recognize upon the ultimate sale of the asset.

Business Combinations

We have made acquisitions in the past and may continue to make acquisitions in the future. We allocate the cost of the acquired enterprise to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. Rental equipment generally represents the largest component and was 64.2 percent of total assets acquired over the last three years followed by goodwill at 15.7 percent and other intangible assets at 9.3 percent. Goodwill is attributable to the synergies and economies of scale expected from the combination of the businesses.

In addition to long-lived fixed assets, we also acquire other assets and assume liabilities. These other assets and liabilities typically include, but are not limited to, parts inventory, accounts receivable, accounts payable, deferred revenue and other working capital items. Because of their short-term nature, the fair values of these other assets and liabilities generally approximate the carrying values reflected on the acquired entities’ balance sheets. However, when appropriate, we adjust these carrying values for factors such as collectability and existence. The intangible assets that we have acquired are primarily goodwill, customer relationships, trade names, and non-compete agreements. Goodwill is calculated as the excess of the cost of the acquired entity over the fair value of the net assets acquired. Customer relationships, trade names, and non-compete agreements are valued based on an excess earnings or income approach with consideration to projected cash flows.

Our estimates of the values of tangible assets from our business combinations, principally rental equipment, utilize data that reflect quoted prices for similar assets available in active markets (such as the used equipment market). For this reason, estimates of the fair values of these items is not considered to be highly subjective or complex. However, to estimate the values of intangible assets we utilize income methods that involve forecasting future cash flow related to the acquired businesses. The estimates of future cash flow require us to establish expectations about customer demand, investments in maintaining or expanding infrastructure for the markets the businesses serve, and the supply and capacity of equipment in the rental market, among others. Additionally, we are required to establish expectations for the businesses’ cost of capital and ability to acquire and maintain equipment in the future. Changes in these assumptions would have an impact on the amount of intangible assets recorded and the resulting amortization expense.

Goodwill and the Evaluation of Goodwill Impairment

Goodwill represents the excess of cost over the fair value of identifiable net assets of businesses acquired. We review goodwill for impairment at least annually or more frequently as warranted by triggering events that indicate potential impairment. Goodwill is tested for impairment at the reporting unit level, which we have determined to be Equipment Rental and Sales and PTA. We use a variety of methodologies in conducting impairment assessments, including qualitative analysis, income and market approaches. The market value approach compares current and projected financial results to entities of similar size and industry to determine market value. The income approach utilizes assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These cash flows consider factors regarding expected future operating income and historical trends.

Factors that management must estimate when performing impairment tests include sales volume, prices, inflation, discount rates, tax rates and capital spending. Significant management judgment is involved in estimating these factors, and they include inherent uncertainties. The estimates of future cash flow require us to establish expectations about customer demand, investments in maintaining or expanding infrastructure for the markets each reporting unit serves, and the supply and capacity of equipment in the rental market, among others. Additionally, we are required to establish expectations for the businesses’ cost of capital and ability to acquire and maintain equipment in the future. Measurement of the recoverability of these assets is dependent upon the accuracy of the assumptions used in making these estimates, as well as how the estimates compare to our eventual future operating performance. Changes in these estimates could change our conclusion regarding the impairment of goodwill assets and potentially result in a non-cash impairment in the future period.

Liquidity and Capital Resources

Cash Flows and Liquidity

Our primary cash needs have been to meet debt service requirements and to fund working capital and capital expenditures. We fund these requirements from cash generated by our rental operations and cash received from the sale of equipment, as well as funds available under our Revolving Credit Facility. As of March 31, 2019, we had $3.8 million in cash compared to $2.1 million as of December 31, 2018. As of March  31, 2019, we had $215.0 million of outstanding borrowings under the Revolving Credit Facility with an additional $85.0 million in availability (subject to a borrowing base) compared to $209.0 million as of December 31, 2018.

Due to the condition and relatively young age of our fleet, we have the ability to significantly reduce or suspend capital expenditures during difficult economic times, to generate additional cash flow during these periods. We believe that our cash generated by our rental operations and cash received from the sale of equipment, as well as funds available under our Revolving Credit Facility (as defined below) will be adequate to meet our operating, investing and financing needs for the foreseeable future. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through the incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. Our ability to meet our operating, investing and financing needs depends to a significant extent on our future financial performance, which will be subject in part to general economic, competitive, financial, regulatory and other factors that are beyond our control, including those described elsewhere in this proxy statement/prospectus under the heading “Risk Factors.” In addition to these general economic and industry factors, the principal factors in determining whether our cash flows will be sufficient to meet our liquidity requirements will be changes in governmental regulations for the T&D industry, weather, and our customers’ ability to secure materials. In the event that we need access to additional cash, we may not be able to access the credit markets on commercially acceptable terms or at all. We expect to continually assess our performance, the economic environment and market conditions to guide our decisions regarding our uses of cash, including capital expenditures.

Tranche B Revolving Credit Commitments

In connection with the acquisition of V&H Leasing Service, on August 4, 2016, the Company entered into Incremental Agreement No. 1 and Amendment No. 2 (the “Incremental Amendment”) among the Company, NESCO Holdings II, Inc., NESCO Holdings I, Inc., the other guarantors party thereto, Energy Capital Partners III, L.P. and certain other funds as incremental lenders and Barclays Bank PLC, in its capacity as administrative agent for the lenders (in such capacity, the “Administrative Agent”). The Incremental Amendment amends the Credit Agreement dated as of February 26, 2014 (as amended by Amendment No. 1, dated as of August 12, 2015, and as further amended by the Incremental Amendment, the “Credit Agreement”) entered into among Holdings, the Company, the institutions from time to time party thereto as lenders, the Administrative Agent, and the other parties named therein.

The Incremental Amendment provides an incremental revolving credit increase in the form of a separate “first-in, last-out” tranche (the “FILO Tranche”) of up to $25 million in aggregate principal amount. Pursuant to the terms of the Credit Agreement, (i) all proceeds from the liquidation or other realization of the collateral shall be applied first to obligations owing under, or with respect to, the revolving credit facility (other than the FILO Tranche) and second to the FILO Tranche and (ii) the Company may not prepay loans under the FILO Tranche at any time that other revolving loans and/or unpaid drawings under letters of credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding.

The Company received gross proceeds of $25 million under the FILO Tranche. The proceeds were used to fund the acquisition of V&H Leasing Service, as described above (including the repayment of existing indebtedness of V&H Leasing Service) and to pay related fees and expenses. The loans under the FILO tranche bear interest, at the Company’s option, at either: (a) a Base Rate (as defined in the Credit Agreement) plus 6.00 percent or (b) a LIBOR rate for the relevant interest period (which will be one, two, three or six months or, subject to availability, twelve months or a period short than one month, as selected by the Company) plus 7.00 percent. The FILO Tranche is secured on a pari passu basis with the existing loans under the Credit Agreement and guaranteed by each guarantor of the existing loans under the Credit Agreement. The FILO Tranche matures on September 30, 2020 and contains the same restrictive covenants and events of default as the existing revolving credit facility.

Concurrently with the consummation of the Transactions, Nesco intends to repay and terminate all outstanding borrowings and commitments under the Incremental Amendment.

Revolving Credit Facility

Our obligations under the Revolving Credit Facility are guaranteed by Holdings and each of our direct and indirect, existing and future, material wholly-owned domestic subsidiaries. Obligations under the Revolving Credit Facility are secured by a first-priority lien on substantially all our and the guarantors’ assets. We are subject to certain customary financial and non-financial covenants under the Revolving Credit Facility, including covenants that impose restrictions on, among other things, additional indebtedness, liens, investments, advances, guarantees and mergers and acquisitions. These covenants also place restrictions on asset sales, dividends and certain transactions with affiliates. We believe we were in compliance with our financial debt covenants in the Revolving Credit Facility as of March 31, 2019.

On April 13, 2018, NESCO entered into Amendment No. 3 to the Credit Agreement (the “Third Amendment”) for our senior secured asset-based revolving credit facility with Barclays Bank PLC, as administrative agent, and lenders party thereto (the “Revolving Credit Facility”). The Third Amendment, among other things, amends the floor for the financial springing covenants to excess availability less than $25.0 million (previously $20.0 million) and extends the redemption date nineteen months to September 2020. The Third Amendment also amends the springing cash covenant from $20.0 million to $25.0 million and restricts NESCO and NESCO restricted subsidiaries’ ability to make net capital expenditures in any one year to the greater of $30.0 million or 25 percent of the last twelve months EBITDA, plus up to $10.0 million additional for highly performing fleet assets. The Third Amendment was approved by all the syndicate banks with one exception, a $40.0 million portion of the total facility of $250.0 million.

On June 7, 2018, NESCO entered into Amendment No. 4 to the Credit Agreement (the “Fourth Amendment”) for our Revolving Credit Facility. The Fourth Amendment amends the syndicate of banks for a new participant that funded the remaining $40.0 million.

On August 13, 2018, we entered into Amendment No. 5 to the Credit Agreement (the “Fifth Amendment”) for our Revolving Credit Facility. The Fifth Amendment, among other things, upsizes the existing ABL revolver by $50.0 million to $300.0 million. Additionally, the Fifth Amendment amends the floor for the financial springing covenants to excess availability less than $30.0 million (previously $25.0 million) and amends the springing cash covenant from $25.0 million to $30.0 million. The aggregate amount of borrowings available under the Revolving Credit Facility remains the same at $300.0 million through September 2020.

On January 16, 2019, we entered into Amendment No. 6 to the Credit Agreement (the “Sixth Amendment”) for our Revolving Credit Facility. The Sixth Amendment, changes the aggregate amount of specified capital expenditures permitted by the Credit Agreement from $10.0 million up to $35.0 million.

Concurrently with the consummation of the Transactions, Nesco intends to repay and terminate all outstanding borrowings and commitments under the Revolving Credit Facility.

Senior Secured Second Lien Notes (“the Notes”)

The Notes are guaranteed by each of our existing and future wholly-owned domestic subsidiaries that guarantee the Revolving Credit Facility or certain capital markets debt. The Notes rank equally in right of payment with all of our existing and future senior debt, will be senior in right of payment to all of our future subordinated debt and will be effectively subordinated to all of our existing and future secured indebtedness that is senior in priority to the extent of the value of the asset securing such indebtedness, including the Revolving Credit Facility. The Notes are secured by a second-priority lien in the collateral securing indebtedness under the Revolving Credit Facility. Any rights to payment and claims by noteholders are, therefore, effectively junior to any rights to payment or claims by our creditors under the Revolving Credit Facility with respect to distributions of such collateral.

Concurrently with the consummation of the Transactions, Nesco intends to redeem and retire all outstanding Notes.

Cash Flows

The following table summarizes NESCO’s sources and uses of cash for the three months ended March 31, 2019 and 2018 and the years ended December 31, 2018, 2017 and 2016:

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016
Net cash flow from operating activities	$3,905	$(2,705)	$41,040	$17,219	$18,118
Net cash flow from investing activities	(6,935)	1,056	(27,438)	(21,366)	(11,154)
Net cash flow from financing activities	4,671	873	(12,422)	3,783	(8,497)
Net increase (decrease) in cash	$1,641	$(776)	$1,180	$(364)	$(1,533)

As of March 31, 2019, we had cash of $3.8 million, an increase of $1.6 million from December 31, 2018. Generally, we manage our cash flow by using any excess cash, after considering our working capital and capital expenditure needs, to pay down the outstanding balance of the Revolving Credit Facility.

As of December 31, 2018, we had cash of $2.1 million, an increase of $1.2 million from December 31, 2017. As of December 31, 2017, we had cash of $1.0 million, a decrease of $0.4 million from December 31, 2016. Generally, we manage our cash flow by using any excess cash, after considering our working capital and capital expenditure needs, to pay down the outstanding balance of the Revolving Credit Facility.

Cash Flows from Operating Activities

Net cash provided by operating activities was $3.9 million for the three months ended March 31, 2019 as compared to net cash used in operating activities of $2.7 million in 2018. The increase is due to an $8.6 million increase in cash flows from operations from 2018 to 2019 from working capital changes. The increases in cash flows from operations from 2018 to 2019 is offset by a $3.7 million increase in net loss and a $2.2 million decrease in non-cash expenses. The decrease in non-cash items is primarily due to a $0.8 million decrease in gain on sale of rental equipment, a $0.1 million decrease in deferred tax expense and $1.4 million of additional depreciation in 2018 compared to 2019.

Net cash provided by operating activities was $41.0 million in 2018 as compared to net cash provided by operating activities of $17.2 million in 2017. The increase is due to a $11.6 million reduction in net loss from 2017 to 2018, as well as a $7.3 million increase in non-cash expenses. The increase in non-cash items is primarily due to a $1.9 million increase in gain on sale of rental equipment offset by a $5.4 million increase in deferred tax expense from 2017 to 2018. This was offset by $2.2 million of additional depreciation in 2018 compared to 2017. Finally, there was a $5.0 million increase in cash flows from operations from 2017 to 2018 for working capital changes.

Net cash provided by operating activities was $17.2 million in 2017 compared with $18.1 million in 2016. The decrease is attributable to a decrease in accounts receivable of $20.5 million offset by increases in accounts payable and accrued expenses of $9.5 million and increases in depreciation and amortization of $5.7 million and share based payments of $1.1 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $6.9 million for the three months ended March 31, 2019, as compared to cash provided by investing activities of $1.1 million in 2018. The increase in net cash used in investing activities is due to an increase in rental equipment fleet purchases of $5.9 million and a decrease in equipment sales proceeds of $3.3 million offset by a decrease in other property and equipment purchases of $0.5 million.

Net cash used in investing activities was $27.4 million during 2018, primarily consisting of cash paid for the N&L acquisition of $1.5 million, net of cash acquired, and $58.5 million of rental equipment fleet purchases offset by $33.3 million of equipment sales proceeds.

Net cash used in investing activities was $21.4 million during 2017, primarily consisting of cash paid for the GIM acquisition of $0.5 million, net of cash acquired, and $47.1 million of rental equipment fleet purchases offset by $26.6 million of equipment sales proceeds.

Net cash used in investing activities was $11.2 million during 2016, primarily consisting of cash paid for the V&H acquisition of $9.7 million, net of cash acquired, and $36.7 million of rental equipment fleet purchases offset by $35.6 million of equipment sales proceeds.

Cash Flows from Financing Activities

Net cash provided by financing activities was $4.7 million for the three months ended March 31, 2019, as compared to $0.9 million in 2018. The increase is primarily due to a decrease of repayments, net of new borrowings, under the Revolving Credit Facility, of $3.0 million.

Net cash used in financing activities was $12.4 million in 2018. This included $1.0 million of repayments, net of new borrowings, under the Revolving Credit Facility, in addition to $8.1 million of capital lease financing payments and $1.6 million finance costs paid.

Net cash provided by financing activities was $3.8 million in 2017. This included $8.0 million of borrowings, net of repayments, under the Revolving Credit Facility, offset by $3.9 million of capital lease financing payments.

Net cash used by financing activities was $8.5 million in 2016. This included credit facility borrowings of $31.0 million and repayments of credit facility borrowings of $47.0 million, repayments of notes payable of $14.2 million and payment for capital leases of $3.1 million.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2018:

	Payments due by period
	Total	Less than 1 year (2019)	1 to less than 3 years (2020 - 2021)	3 to less than 5 years (2022 - 2023)	5 or more years (after 2023)
Contractual obligations
Debt:
Revolving credit facility	$209,000	$—	$209,000	$—	$—
Tranche B	25,000	—	25,000	—	—
Senior secured notes	525,000	—	525,000	—	—
Notes payable	6,221	2,531	2,592	1,098	—
Interest on debt(1)	117,783	49,337	68,446	—	—
Purchase obligations	51,200	51,200	—	—	—
Capital leases	45,904	9,693	28,920	7,291	—
Operating leases	8,446	2,263	3,816	1,896	471
Total contractual obligations	$988,554	$115,024	$862,774	$10,285	$471

____________

(1)      Interest on debt is comprised of contractually required interest payments calculated using the interest rate in effect as of December 31, 2018 on our Revolving Credit Facility and Tranche B Credit Commitments (5.2 percent and 9.5 percent, respectively); and, semi-annual interest payments required under our Senior Second Lien Notes due 2021 at 6.875 percent.

Off-balance Sheet Financing Arrangements

We have no obligations, assets, or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.

Qualitative and Quantitative Disclosures About Market Risk

Interest rate risk

We are subject to interest rate market risk in connection with our long-term debt. Our principal interest rate exposure relates to outstanding amounts under the Revolving Credit Facility, which provides for variable rate borrowings of up to $300.0 million, subject to a borrowing base. Interest rate changes generally impact the amount of our interest payments and, therefore, our future net income and cash flows, assuming other factors are held constant. Assuming the Revolving Credit Facility is fully drawn, each one-eighth percentage point increase or decrease in the applicable interest rates would correspondingly change our interest expense on the Revolving Credit Facility by approximately $0.3 million per year. As of March 31, 2019, we had $215.0 million of outstanding borrowings against the Revolving Credit Facility.

We manage a portion of our risks from exposures to fluctuations in interest rates as part of our risk management program through the use of derivative financial instruments. The objective of controlling these risks is to limit the impact on earnings and cash flows caused by fluctuations, our primary exposure is from our variable-rate debt. We currently have an interest rate collar agreement in place as a hedge against fluctuations in the required interest payments due on our Revolving Credit Facility. All of our derivative activities are for purposes other than trading.

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our standard master agreements) on an individual counterparty basis.

Our interest rate collar contract (currently our only derivative contract) was executed under a standard master agreement that contains a cross-default provision to our borrowing agreement with the counterparty, which provides the ability of the counterparty to terminate the interest rate collar agreement upon an event of default under the borrowing agreement.

Exchange rate risk

During three months ended March 31, 2019, we generated $1.6 million and $0.2 million of U.S. dollar denominated revenues in Canadian dollars and Mexican pesos, respectively. Each 100 basis point increase or decrease in the average Canadian dollar to U.S. dollar exchange rate or Mexican peso to U.S. dollar exchange rate for the period would have correspondingly changed our revenues by approximately $0.1 million. During the twelve months ended December 31, 2018, we generated $6.3 million and $2.2 million of U.S. dollar denominated revenues in Canadian dollars and Mexican pesos, respectively. Each 100 basis point increase or decrease in the average Canadian dollar to U.S. dollar exchange rate or Mexican peso to U.S. dollar exchange rate for the period would have correspondingly changed our revenues by approximately $0.1 million and $0.4 million, respectively. We do not currently hedge our exchange rate exposure.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Capitol

The following table sets forth information regarding the beneficial ownership of Capitol’s common stock as of the record date and immediately following consummation of the business combination by:

•        each person known by Capitol to be the beneficial owner of more than 5% of Capitol’s outstanding shares of common stock either on the record date or after the consummation of the business combination;

•        each of Capitol’s current executive officers and directors;

•        each person who will become an executive officer or a director of Capitol upon consummation of the business combination;

•        all of Capitol’s current executive officers and directors as a group; and

•        all of Capitol’s executive officers and directors as a group after the consummation of the business combination.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol Sponsors, Nesco or Nesco Owner and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares or vote their shares in favor of the business combination proposals. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of two-thirds of the shares entitled to vote at the extraordinary general meeting to approve the business combination proposals vote in its favor and to reduce the number of redemptions such that Capitol has in excess of the required amount to consummate the business combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. Capitol will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposals and charter amendment proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Name and Address of Beneficial Owner(1)	Pre-Business Combination(2)		Post-Business Combination(3)
	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Ordinary Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Directors and Executive Officers Pre-Business Combination:
Mark D. Ein(4)	6,586,666	13.1%	7,734,854	11.3%
L. Dyson Dryden(5)	3,293,334	6.5%	3,867,428	5.8%
Alfheidur H. Saemundsson	—	—	—	—
Lawrence Calcano(6)	50,000	*	122,375	*
Brooke B. Coburn(6)	50,000	*	122,375	*
Richard C. Donaldson(6)	50,000	*	122,375	*
All directors and executive officers prior to the business combination as a group (six individuals)	10,030,000	19.9%	11,969,407	17.2%
Directors and Executive Officers Post-Business Combination:
Mark D. Ein(4)	6,586,666	13.1%	7,734,854	11.3%
L. Dyson Dryden(5)	3,293,334	6.5%	3,867,428	5.8%
Doug Kimmelman(7)(12)	—	—	—	—
Rahman D’Argenio(7)(12)	—	—	—	—
Lee Jacobson(8)	—	—	140,836	*
Bruce Heinemann	—	—	—	—
Kevin Kapelke(9)	—	—	46,945	*
Robert Blackadar	—	—	—	—
William Plummer(10)	48,000	*	48,000	*
Jeffrey Stoops(11)	—	—	1,166,667	1.7%
All directors and executive officers post-business combination as a group (ten individuals)	9,928,000	19.67%	13,004,730	18.4%
Five Percent Holders:
Nesco Owner(12)	—	—	19,563,468	28.7%
Capitol Acquisition Management IV, LLC(13)	6,586,666	13.1%	7,734,854	11.3%
Capitol Acquisition Founder IV, LLC(14)	3,293,334	6.5%	3,867,428	5.8%
Alyeska Investment Group, L.P.(15)	2,400,004	4.8%	2,400,004	3.6%
Brown Advisory Incorporated(16)	2,326,461	4.6%	2,326,461	3.5%
Polar Asset Management Partners Inc.(17)	2,141,600	4.3%	2,141,600	3.3%

____________

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is 1300 17th Street, Suite 820, Arlington, VA 22209.

(2)      The pre-business combination percentage of beneficial ownership of Capitol in the table below is calculated based on 40,250,000 Class A ordinary shares and 10,062,500 Class B ordinary shares outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable as a result of Capitol’s warrants as such warrants may not be exercisable within 60 days. Unless otherwise indicated, Capitol believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the business combination.

(3)      The post-business combination percentage of beneficial ownership of Capitol is calculated based on 65,776,735 shares of common stock outstanding. Such amount assumes the forfeiture of Initial Shares and Private Warrants from the Sponsors described herein and that no Public Shareholders properly elect to redeem their shares for cash. The amount of beneficial ownership for each individual or entity post-business combination includes shares of common stock issuable as a result of Capitol’s warrants (including those that may be issued upon conversion of working capital loans) as such warrants will become exercisable upon consummation of the business combination. It does not include shares of common stock that may be issuable to Nesco Owner upon the satisfaction of certain conditions, as such conditions may not occur within 60 days. Unless otherwise indicated, Capitol believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(4)      Represents shares held by Capitol Acquisition Management IV, LLC, an entity controlled by Mr. Ein. Does not include an aggregate of 17,360 shares held by two individuals that it may receive in the event such shares do not vest in accordance with restricted stock agreements between such individuals and Capitol Acquisition Management IV LLC. Post-business combination ownership includes 2,457,338 shares issuable upon exercise of Private Warrants.

(5)      Represents shares held by Capitol Acquisition Founder IV, LLC, an entity controlled by Mr. Dryden. Does not include an aggregate of 8,680 ordinary shares held by two individuals that it may receive in the event such shares do not vest in accordance with restricted stock agreements between such individuals and Capitol Acquisition Founder IV LLC. Post-business combination ownership includes 1,228,670 shares issuable upon exercise of Private Warrants.

(6)      Post-business combination ownership includes 82,313 shares issuable upon exercise of Private Warrants.

(7)      Excludes the shares of Capitol common stock owned by Nesco Owner that Messrs. Kimmelman and D’Argenio may be deemed to beneficially own as managing members of ECP ControlCo (as defined below) that share power to vote and dispose of the securities beneficially owned by ECP ControlCo, which ultimately controls Nesco Owner, with the other managing members of ECP ControlCo. Messrs. Kimmelman and D’Argenio each disclaims any such beneficial ownership except to the extent of his indirect pecuniary interest in such shares.

(8)      Post-business combination ownership includes 17,226 shares of common stock issuable upon exercise of warrants.

(9)      Post-business combination ownership includes 5,742 shares of common stock issuable upon exercise of warrants.

(10)    Does not include shares issuable upon exercise of options to purchase 100,000 shares of common stock which will be granted to Mr. Plummer for becoming a director of Capitol upon consummation of the Transactions.

(11)    Represents an aggregate of 1,166,667 shares issuable upon exercise of warrants that the Sponsors, Nesco Owner and/or their respective affiliates intend to sell to Calculated Risk Partners, LP, a family limited partnership the general partner of which is controlled by Mr. Stoops and his wife, upon consummation of the Transactions. Does not include shares issuable upon exercise of options to purchase 100,000 shares of common stock which will be granted to Mr. Stoops for becoming a director of Capitol upon consummation of the Transactions.

(12)    Represents shares held by Nesco Owner and includes 2,392,808 shares of common stock issuable upon exercise of the warrants (after taking into account the sale of warrants intended to be sold by Nesco Owner to Calculated Risk Partners, LP upon consummation of the Transactions as describe above in footnote 11). The business address of Nesco Owner is 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 45894. NESCO Holdings GP, LLC is the general partner of Nesco Owner and as such may be deemed to beneficially own the shares held by Nesco Owner. Energy Capital Partners III, LP, a Delaware limited partnership (“ECP III”), Energy Capital Partners III-A, LP, a Delaware limited partnership (“III-A”), Energy Capital Partners III-B, LP, a Delaware limited partnership (“III-B”), Energy Capital Partners III-C, LP, a Delaware limited partnership (“III-C”), Energy Capital Partners III-D, LP, a Delaware limited partnership (“III-D”), and Energy Capital Partners III (NESCO Co-Invest), LP, a Delaware limited partnership (collectively, the “ECP Funds”), collectively own 100% of NESCO Holdings GP, LLC and as such may be deemed to beneficially own the shares held by NESCO Holdings GP, LLC. ECP ControlCo, LLC (“ECP ControlCo”) is the managing member of Energy Capital Partners III, LLC (“ECP III GP LLC”), which is (i) the general partner of Energy Capital Partners GP III, LP (“ECP III GP LP”), which is the general partner of each of the ECP III, III-A, III-B, III-C and III-D, and, (ii) the managing member of Energy Capital Partners GP III Co-Investment (NESCO), LLC, which is the general partner of Energy Capital Partners III (NESCO Co-Invest), LP, and, as such, each of ECP Control Co, ECP III GP LLC, ECP III GP LP and Energy Capital Partners GP III Co-Investment (NESCO), LLC may be deemed to beneficially own the shares beneficially owned by the ECP Funds, as applicable. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP Control Co. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares. The address for each person and entity, other than Nesco Owner, in this footnote is 51 John F. Kennedy Parkway, Suite 200, Short Hills, New Jersey 07078.

(13)    Post-business combination ownership includes 2,457,338 shares issuable upon exercise of Private Warrants.

(14)    Post-business combination ownership includes 1,228,670 shares issuable upon exercise of Private Warrants.

(15)    The business address of this entity is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601. Alyeska Investment Group, L.P. is a registered investment advisor. Alyeska Fund GP, LLC is the general partner and control person of Alyeska Master Fund, L.P. Alyeska Fund 2 GP, LLC is the general partner and control person of Alyeska Master Fund 2, L.P. Anand Parekh is the chief executive officer and control person of Alyeska Investment Group, L.P. Information derived from a Schedule 13G/A filed on February 14, 2019.

(16)    The business address of this entity is 901 South Bond Street, Suite #400, Baltimore, Maryland 21231. Represents shares held by Brown Investment Advisory & Trust Company and Brown Advisory LLC, two subsidiaries of Brown Advisory Incorporated. Information derived from a Schedule 13G filed on May 10, 2019.

(17)    The business address of this entity is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4, Canada. Polar Asset Management Partners Inc. is the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”) with respect to the shares held by the Polar Vehicles. Information derived from a Schedule 13G filed on February 11, 2019.

Capitol’s Sponsors, including its officers and directors, beneficially own approximately 20% of its issued and outstanding ordinary shares as of the record date. Because of the ownership block held by Capitol’s Sponsors, such individuals may be able to effectively exercise control over all matters requiring approval by Capitol’s shareholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

In connection with the initial public offering, the holders of Capitol’s Initial Shares entered into a lock-up agreement pursuant to which they agreed not to transfer the Initial Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Capitol (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, 2,800,000 of the Sponsors’ Initial Shares will be subject to an additional lock-up, to be released to the Sponsors simultaneously with the release of the additional share consideration to the Nesco Owner upon the happening of certain events, described in more detail elsewhere in this proxy statement/prospectus.

In a private placement conducted simultaneously with the consummation of Capitol’s initial public offering, the Capitol initial shareholders purchased 6,533,333 Private Warrants. The purchasers have agreed that these warrants will not be sold or transferred by them (except to certain permitted transferees) until 30 days after Capitol has completed a business combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Capitol’s Code of Ethics requires Capitol to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Capitol or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Capitol’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Capitol’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Capitol enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Capitol requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Capitol Related Person Transactions

In May 2017, Capitol issued 10,062,500 shares of common stock to Capitol Acquisition Management IV, LLC and Capitol Acquisition Founder IV, LLC for $25,000 in cash, at a purchase price of approximately $0.0025 per share, in connection with Capitol’s organization. Capitol Acquisition Management IV, LLC and Capitol Acquisition Founder IV, LLC subsequently transferred a portion of these shares to certain individuals, including Capitol’s independent directors, for the same purchase price originally paid for such shares.

The Initial Shares are designated as Class B ordinary shares and will automatically convert into Class A ordinary shares on the first business day following the consummation of our initial business combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued and related to the closing of our initial business combination, the ratio at which Initial Shares will convert into Class A ordinary shares will be adjusted so that the number of Class A ordinary shares issuable upon conversion of all Initial Shares will equal, in the aggregate 20% of the sum of the ordinary shares outstanding upon the completion of the Offering plus the number of Class A ordinary shares and equity-linked shares issued or deemed issued in connection with our initial business combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private placement warrants issued. Any conversion of Class B ordinary shares described herein will take effect as a redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.

For purposes of the proposed business combination described in this proxy statement/prospectus, the Class B ordinary shares will automatically convert into common stock, in lieu of Class A ordinary shares, following the business combination, by virtue of the Domestication.

Capitol’s Sponsors, officers and directors purchased an aggregate of 6,533,333 Private Warrants (for a total purchase price of $9,800,000) from Capitol on a private placement basis simultaneously with the consummation of Capitol’s initial public offering. The Private Warrants are identical to the warrants included in the units sold in the initial public offering except that the Private Warrants: (i) are not redeemable by Capitol and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for the initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Capitol and exercisable by the holders on the same basis as the warrants included in the units being sold in the initial public offering. The initial purchasers of the Private Warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of Capitol’s initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Company’s Sponsors, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. The loans will be evidenced by notes and would either be repaid upon the consummation of a business combination or up to $1,500,000 of the notes may be converted into warrants at a price of $1.50 per warrant at the option of the lender (subject to compliance with the terms of the Merger Agreement which restricts Capitol’s ability to convert such loans to warrants except in certain cases). In March and May 2019, our Chief Executive Officer, Mark D. Ein, our President and Chief Financial Officer, L. Dyson Dryden, and our independent directors collectively loaned us an aggregate of $950,000.

The holders of Capitol’s Initial Shares, as well as the holders of the Private Warrants and any warrants Capitol’s Sponsors or their affiliates may be issued in payment of working capital loans made to Capitol (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of the initial public offering. The holders of a majority of these securities are entitled to make up to two demands that Capitol register such securities. The holders of a majority of the Private Warrants or warrants issued in payment of working capital loans made to Capitol (or underlying securities) can elect to exercise these registration rights at any time after Capitol consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Capitol’s consummation of a business combination. Capitol will bear the expenses incurred in connection with the filing of any such registration statements. This arrangement will be terminated in connection with the consummation of the Transactions and will be replaced by the Registration Rights Agreement.

The Company issued a $250,000 principal amount unsecured promissory note to the Company’s Chief Executive Officer on June 1, 2017. The note was non-interest bearing and payable on the earlier to occur of (i) June 1, 2018, (ii) the consummation of the initial public offering or (iii) the date on which the Company determined not to proceed with the initial public offering. This loan was repaid upon the consummation of the initial public offering.

Additionally, the Company’s Chief Executive Officer advanced an aggregate of $5,100 for costs related to the initial public offering. The advances were non-interest bearing, unsecured and due on demand and had been repaid as of December 31, 2017.

Venturehouse Group, LLC, an affiliate of Mark D. Ein, and Dryden Capital Management, LLC, an affiliate of L. Dyson Dryden, have agreed that, commencing on August 15, 2017 through the earlier of our consummation of our initial business combination or our liquidation, it will make available to us certain general and administrative services, including office space, utilities and administrative support, as we may require from time to time. We have agreed to pay these entities an aggregate of $20,000 per month for these services. Mr. Ein is the Chief Executive Officer of Venturehouse Group, LLC and Mr. Dryden is the sole member of Dryden Capital Management, LLC. Accordingly, they will benefit from the transaction to the extent of their interest in Venturehouse Group, LLC and Dryden Capital Management, LLC, respectively. However, this arrangement is solely for our benefit and is not intended to provide Messrs. Ein or Dryden compensation in lieu of a salary. We believe, based on rents and fees for similar services in the D.C. metropolitan area, that the fee charged by these entities are at least as favorable as we could have obtained from an unaffiliated person. Other than this $20,000 per month fee, the repayment of the $250,000 loan from the Company’s Chief Executive Officer and the payment of consulting or success fees (none of which payments will be made from the proceeds of the Offering held in the trust account prior to the completion of our initial business combination), no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our Sponsors, officers, directors or their respective affiliates, for services rendered to us prior to, or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

In September 2017, we entered into a consulting arrangement with Alfheidur H. Saemundsson, our executive vice president of corporate development, to provide assistance with due diligence, deal structuring, documentation and obtaining shareholder approval for any proposed business combination. For the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017, she received aggregate consulting fees of $300,000 and $100,000, respectively, pursuant to this arrangement.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. The amount of such compensation may not be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form  8-K, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Nesco Related Person Transactions with Respect to Persons Who Will Serve as a Director or an Executive Officer of Capitol Following the Transactions.

As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions or series of related transactions, between Capitol, Nesco, or any of Nesco’s subsidiaries, on the one hand, and any person who will serve as a director or executive officer of Capitol following consummation of the Transactions (or any of such person’s immediate family members or affiliates), on the other hand, of the type required to be reported pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Capitol’s directors, officers and persons owning more than 10% of Capitol’s ordinary shares to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Capitol, or representations from certain reporting persons that no other reports were required, Capitol believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2018.

DESCRIPTION OF CAPITOL’S SECURITIES AFTER THE TRANSACTIONS

The following description of the material terms of the share capital of Capitol following the Transactions includes a summary of specified provisions of the charter documents of Capitol that will be in effect upon completion of the Transactions. This description is qualified by reference to Capitol’s charter documents as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus and are incorporated into this section by reference.

General

After the Domestication, Capitol will be a Delaware corporation. Capitol’s charter will provide for 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock.

Common Stock

The holders of common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Holders of common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

The rights, preferences and privileges of the holders of common stock will be subject to those of the holders of any shares of preferred stock Capitol may issue in the future.

Preferred Stock

The certificate of incorporation of Capitol, as amended, will authorize the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Capitol’s board of directors. Capitol’s board of directors will be empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Capitol.

Voting Rights

Each holder of Capitol’s common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, unless otherwise provided by the certificate of incorporation of Capitol. The bylaws of Capitol provide that the presence, in person or by proxy, of holders of shares representing a majority of the issued and outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Restated Constitutional Documents or the Stockholders’ Agreement. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Liquidation Rights

If Capitol is involved in a consolidation, merger, recapitalization, reorganization, voluntary or involuntary liquidation, dissolution or winding up of affairs, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Warrants

After the Domestication, each outstanding whole warrant of Capitol shall be automatically converted into a warrant to purchase one share of common stock at a price of $11.50 per share, beginning 30 days from the completion of the business combination, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the business combination or earlier upon redemption or liquidation.

Capitol may call the warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Capitol calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock of Capitol underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of common stock of Capitol for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of shares of common stock of Capitol at the time the warrants are called for redemption, Capitol’s cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock of Capitol or any voting rights unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock of Capitol outstanding immediately after giving effect to such exercise.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, Capitol will, upon exercise, follow the requirements of the DGCL.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Class A common stock will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Listing

Capitol intends to apply for listing, to be effective at the time of the business combination, of the common stock and warrants to be issued in connection with the Domestication and Mergers on the NYSE under the proposed symbols NSCO and NSCO WS.

Certain Anti-Takeover Provisions of Delaware Law and Capitol’s Proposed Certificate of Incorporation

Upon consummation of the business combination and assuming approval of the Charter Proposals, Capitol will have certain anti-takeover provisions in place as follows:

Staggered board of directors

Capitol’s certificate of incorporation will provide that Capitol’s board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Furthermore, because the board will be classified, directors may be removed only with cause by a majority of our outstanding shares.

Special meeting of stockholders

The DGCL provides that special meetings of our stockholders may be called by the board of directors.

Advance notice requirements for stockholder proposals and director nominations

Capitol’s bylaws will provide that stockholders seeking to bring business before Capitol’s annual meeting of stockholders, or to nominate candidates for election as directors at Capitol’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Capitol’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding general meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Capitol’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Capitol stockholders from bringing matters before the general meeting of stockholders or from making nominations for directors at our general meeting of stockholders.

Authorized but unissued shares

Capitol’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Capitol by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Capitol’s certificate of incorporation will require, to the fullest extent permitted by law, that, unless Capitol consents in writing to the selection of an alternative forum, derivative actions brought in Capitol’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction (such as in the case of claims brought to enforce any liability or duty created by the Exchange Act, in which case federal courts have exclusive jurisdiction), the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision will apply to state and federal law claims brought by stockholders (including claims pursuant to the Securities Act and the Exchange Act), although stockholders will not be deemed to have waived Capitol’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in Capitol’s Certificate of Incorporation to be inapplicable or unenforceable. Although we believe this provision benefits our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Capitol’s directors and officers.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, we opted out of Section 203 of the DGCL and therefore are not subject to Section 203.

Limitation on Liability and Indemnification of Directors and Officers

Capitol’s certificate of incorporation provides that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, Capitol’s certificate of incorporation provides that directors will not be personally liable for monetary damages to Capitol for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or Capitol’s stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Capitol’s bylaws also permit Capitol to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Upon consummation of the Mergers, Capitol will have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Capitol’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and Capitol’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Capitol pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Capitol’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Material Differences between Rights of Holders of Capitol Securities Before the Domestication and Rights of Holders of Capitol Securities After the Domestication

Before the Domestication, Capitol is a Cayman Islands exempted company limited by shares. Cayman Islands companies are governed by the Companies Law. After the Domestication, Capitol will be a Delaware corporation. The Companies Law is modelled on English law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. See the section titled “Comparison of Corporate Governance and Shareholder Rights” for a summary of some significant differences between the corporate governance and shareholder rights before and after the Domestication.

INFORMATION ON CAPITOL’S SECURITIES AND DIVIDENDS

Capitol Investment Corp. IV

Market Price of Units, Ordinary Shares and Warrants

Capitol’s units, warrants and Class A ordinary shares are traded on the NYSE under the symbols CIC.U, CIC WS and CIC, respectively. The units commenced public trading on August 16, 2017, and the warrants and Class A ordinary shares commenced separate trading on October 6, 2017.

Holders

As of March 29, 2019, there was one holder of record of units, one holder of record of our Class A ordinary shares seven holders of record of our Class B ordinary shares and six holders of record of warrants. Management believes Capitol has in excess of 1,000 beneficial holders of its securities.

Dividends

Capitol has not paid any cash dividends on its ordinary shares to date and does not intend to pay dividends prior to the completion of the Transactions. The payment of dividends by Capitol subsequent to the Transaction will be entirely within the discretion of Capitol’s then board of directors and will be contingent upon Capitol’s revenues and earnings, if any, capital requirements, and general financial condition.

Capitol’s Transfer Agent and Warrant Agent

The transfer agent for Capitol’s shares of common stock and warrant agent for its warrants upon consummation of the Mergers will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Nesco

Market Price of Common Stock

Historical market price information regarding Nesco is not provided because there is no public market for its securities.

Holders

As of the date of this proxy statement/prospectus, there was one holder of record of Nesco’s common stock.

APPRAISAL RIGHTS

Neither Capitol shareholders nor Capitol warrantholders have appraisal rights under Cayman Islands law in connection with the Transactions.

STOCKHOLDER PROPOSALS

Assuming that the business combination is approved and consummated, the Capitol 2020 annual meeting of stockholders will be held on or about [•], 2020 unless the date is changed by the board of directors. If you are a stockholder of Capitol and you want to include a proposal in the proxy statement for the 2020 annual meeting, you need to provide it to Capitol by no later than [•]. You should direct any proposals to Capitol’s secretary at its principal office which will be located at 6714 Pointe Inverness Way, Suite 220, Fort Wayne, IN 45894. If you are a stockholder of Capitol and you want to present a matter of business to be considered at the 2020 annual meeting, under Capitol’s bylaws you must give timely notice of the matter, in writing, to Capitol’s secretary. To be timely, the notice has to be given no later than [•].

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Capitol’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Capitol Investment Corp. IV, 1300 17th Street, Suite 820, Arlington, VA 22209. Following the business combination, such communications should be sent in care of Nesco Holdings, Inc., 6714 Pointe Inverness Way, Suite 220, Fort Wayne, IN 45894. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Capitol Investment Corp. IV as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the related financial statement schedule of Nesco Holdings I, Inc. included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Graubard Miller has passed upon the validity of the securities of Capitol offered by this proxy statement/prospectus.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Capitol and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Capitol’s annual report to stockholders and Capitol’s proxy statement. Upon written or oral request, Capitol will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Capitol deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Capitol deliver single copies of such documents in the future. Stockholders may notify Capitol of their requests by calling or writing Capitol at its principal executive offices at 1300 17th Street, Suite 820, Arlington, VA 22209 or (202) 654-7060. Following the business combination, such requests should be made by calling or writing Nesco Holdings, Inc. at 6714 Pointe Inverness Way, Suite 220, Fort Wayne, IN 45894 or (800) 252-0043.

WHERE YOU CAN FIND MORE INFORMATION

Capitol has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. Our descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Capitol with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Capitol has been supplied by Capitol, and all such information relating to Nesco has been supplied by Nesco. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Mr. L. Dyson Dryden
Capitol Investment Corp. IV
1300 17th Street, Suite 820
Arlington, VA 22209
Tel. (202) 654-7060

CAPITOL INVESTMENT CORP. IV

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-11
Financial Statements
Balance Sheets as of December 31, 2018 and 2017	F-12
Statements of Operations for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017	F-13
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017	F-14
Statements of Cash Flows for the year ended December 31, 2018 and for the year period from May 1, 2017 (inception) through December 31, 2017	F-15
Notes to Financial Statements	F-16

CAPITOL INVESTMENT CORP. IV
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$756,973	$468,253
Prepaid expenses and other current assets	12,567	1,343
Total Current Assets	769,540	469,596

Cash and marketable securities held in Trust Account	410,026,800	407,727,618
Total Assets	$410,796,340	$408,197,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$176,973	$90,875
Total Current Liabilities	176,973	90,875

Convertible promissory notes – related parties	750,000	—
Deferred underwriting fee	14,087,500	14,087,500
Total Liabilities	15,014,473	14,178,375

Commitments

Class A Ordinary Shares, subject to possible redemption, 38,349,545 and 38,402,649 shares at redemption value as of March 31, 2019 and December 31, 2018, respectively	390,781,863	389,018,834

Shareholders’ Equity
Preference Shares, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 400,000,000 shares authorized; 1,900,455 and 1,847,351 shares issued and outstanding (excluding 38,349,545 and 38,402,649 shares subject to possible redemption) as of March 31, 2019 and December 31, 2018, respectively	190	185
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding as of March 31, 2019 and December 31, 2018	1,006	1,006
Additional paid-in capital	—	602,318
Retained earnings	4,998,808	4,396,496
Total Shareholders’ Equity	5,000,004	5,000,005
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$410,796,340	$408,197,214

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL INVESTMENT CORP. IV

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating costs	$536,154	$413,244
Loss from operations	(536,154)	(413,244)

Other income:
Interest income	2,274,691	1,367,437
Unrealized gain on marketable securities held in Trust Account	24,491	1,181
Net income	$1,763,028	$955,374

Weighted average shares outstanding, basic and diluted(1)	11,909,851	11,928,013

Basic and diluted net income (loss) per ordinary share(2)	$(0.04)	$0.03

____________

(1)      Excludes an aggregate of up to 38,349,545 and 38,403,218 shares subject to possible redemption at March 31, 2019 and 2018, respectively.

(2)      Net income (loss) per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $2,190,661 and $590,223 for the three months ended March 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL INVESTMENT CORP. IV

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid	(Accumulated Deficit)/Retained	Total Shareholders’
	Shares	Amount	Shares	Amount	in Capital	Earnings	Equity
Balance – January 1, 2018	1,865,513	$187	10,062,500	$1,006	$5,776,280	$(777,471)	$5,000,002
Change in value of ordinary shares subject to possible redemption	(18,731)	(2)	—	—	(955,372)	—	(955,374)
Net income	—	—	—	—	—	955,374	955,374
Balance – March 31, 2018 (unaudited)	1,846,782	185	10,062,500	1,006	4,820,908	177,903	5,000,002
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid	Retained	Total Shareholders’
	Shares	Amount	Shares	Amount	in Capital	Earnings	Equity
Balance – January 1, 2019	1,847,351	$185	10,062,500	$1,006	$602,318	$4,396,496	$5,000,005
Change in value of ordinary shares subject to possible redemption	53,104	5	—	—	(602,318)	(1,160,716)	(1,763,029)
Net income	—	—	—	—	—	1,763,028	1,763,028
Balance – March 31, 2019 (unaudited)	1,900,455	190	10,062,500	1,006	—	4,998,808	5,000,004

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL INVESTMENT CORP. IV
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cash Flows from Operating Activities:
Net income	$1,763,028	$955,374
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,274,691)	(1,367,437)
Unrealized gain on marketable securities held in Trust Account	(24,491)	(1,181)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(11,224)	(42,283)
Accounts payable and accrued expenses	86,098	(51,106)
Net cash used in operating activities	(461,280)	(506,633)

Cash Flows from Investing Activities:
Cash withdrawn from the Trust Account	—	750,000
Net cash provided by investing activities	—	750,000

Cash Flows from Financing Activities:
Proceeds from convertible promissory notes – related parties	750,000	—
Net cash provided by financing activities	750,000	—

Net Change in Cash	288,720	243,367
Cash – Beginning	468,253	501,925
Cash – Ending	$756,973	$745,292

Non-Cash Investing and Financing Activities:
Change in value of ordinary shares subject to possible redemption	$1,763,029	$955,374

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL INVESTMENT CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Note 1 — Organization and Plan of Business Operations

Capitol Investment Corp. IV (the “Company”) was incorporated in the Cayman Islands on May 1, 2017 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through March 31, 2019 relates to the Company’s formation, the Company’s initial public offering of 40,250,000 units (the “Offering”), the simultaneous sale of 6,533,333 warrants (the “Private Placement Warrants”) in a private placement (the “Private Placement”) to Capitol Acquisition Management IV LLC and Capitol Acquisition Founder IV LLC (collectively, the “Sponsors”), entities affiliated with the Company’s executive officers, and the Company’s directors, the Company’s search for a target business with which to complete a Business Combination and activities in connection with the proposed Business Combination with NESCO Holdings I, Inc., a Delaware corporation (“Nesco”), as described in Note 7.

The Company has three subsidiaries, Capitol Intermediate Holdings, LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on March 19, 2019 (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on March 18, 2019 (“Merger Sub”) and Capitol Investment Merger Sub 2, LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on March 18, 2019 (“New HoldCo”).

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Offering and such amount of proceeds from the Offering that were placed in an account outside of the Trust Account for working capital purposes. As of March 31, 2019, the Company had $756,973 held outside of the Trust Account. In March 2019, the Sponsors and Lawrence Calcano, Brooke Coburn and Richard C. Donaldson, each a member of the board of directors of the Company (collectively, the “Lenders”), loaned the Company an aggregate of $750,000. In May 2019, the Lenders committed to loan an additional $102,000 to the Company if needed for its working capital requirements. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or August 21, 2019, the deadline to complete a Business Combination pursuant to the Company’s amended and restated memorandum and articles of association (unless otherwise amended by shareholders).

Note 2 — Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 4, 2019, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The interim results for the three months ended March 31, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

CAPITOL INVESTMENT CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and marketable securities held in Trust Account

At March 31, 2019 and December 31, 2018, the assets held in the Trust Account were held in cash and U.S. Treasury Bills.

Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at March 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Offering and the Private Placement to purchase 19,950,000 ordinary shares, in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the periods presented.

Reconciliation of net income (loss) per ordinary share

The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted income (loss) per ordinary share is calculated as follows:

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$1,763,028	$955,374
Less: Income attributable to ordinary shares subject to possible redemption	(2,190,661)	(590,223)
Adjusted net income (loss)	$(427,633)	$365,151

Weighted average shares outstanding, basic and diluted	11,909,851	11,928,013

Basic and diluted net income (loss) per ordinary share	$(0.04)	$0.03

CAPITOL INVESTMENT CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Note 3 — Convertible Promissory Notes

On March 22, 2019, the Company issued an aggregate of $750,000 of convertible promissory notes to the Lenders. The loans are unsecured, non-interest bearing and are payable at the consummation by the Company of a Business Combination. Upon consummation of a Business Combination, the principal balance of the notes may be converted, at the holders’ option, to warrants at a price of $1.50 per warrant (subject to compliance with the terms of the Merger Agreement (defined in Note 7 below) which restricts the Company’s ability to convert such notes to warrants except in certain cases). The terms of the warrants would be identical to the Private Placement Warrants. If the Lenders convert the entire principal balance of the convertible promissory notes, they would receive warrants to purchase an aggregate of 500,000 ordinary shares of the Company. If a Business Combination is not consummated, the notes will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account.

Note 4 — Administrative Services Agreement

The Company presently occupies office space provided by two affiliates of the Company’s executive officers. Such affiliates have agreed that, until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company commenced paying such affiliates an aggregate of up to $20,000 per month for such services on August 15, 2017. For the three months ended March 31, 2019 and 2018, the Company incurred $60,000 in fees for these services. At March 31, 2019 and December 31, 2018, $10,000 in administrative fees are included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Note 5 — Commitments

The underwriters of the Offering are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Offering, or $14,087,500. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement executed in connection with the Offering.

The Company’s shareholders prior to the Offering (the “Initial Shareholders”), the holders of the Private Placement Warrants (and underlying Class A ordinary shares) and the holders of any warrants (and underlying Class A ordinary shares) issued upon conversion of working capital loans made by the Company’s Sponsors, officers, directors or their affiliates, if any such loans are issued, are entitled to registration rights with respect to their securities pursuant to an agreement dated as of August 15, 2017. The holders of the majority of the securities are entitled to demand that the Company register these securities at any time commencing after expiration of the transfer restrictions. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Subsequent to the consummation of the Offering, the Company entered into four consulting arrangements for services to help identify and introduce the Company to potential targets and provide assistance with due diligence, deal structuring, documentation and obtaining shareholder approval for a Business Combination in addition to certain executive assistant services. These agreements provide for aggregate annual fees of approximately $664,000 and aggregate success fees of $1,090,000 payable upon the consummation of a Business Combination.

CAPITOL INVESTMENT CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Note 6 — Shareholders’ Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2019 and December 31, 2018, there are no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 400,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, both with a par value of $0.0001 per share. As of March 31, 2019 and December 31, 2018, there were 1,900,455 and 1,847,351 Class A ordinary shares issued and outstanding, respectively, excluding 38,349,545 and 38,402,649 ordinary shares subject to possible redemption, respectively, and 10,062,500 Class B ordinary shares issued and outstanding.

Note 7 — Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On April 7, 2019, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “Nesco Owner”), and Nesco.

Pursuant to the Merger Agreement, (i) the Company will domesticate as a Delaware corporation and will be renamed “Nesco Holdings, Inc.” (the “Domestication”), (ii) Merger Sub will merge with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of the Company (the “Initial Merger”), and (iii) immediately after the Initial Merger, Nesco will merge with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of the Company (the “Subsequent Merger”, and together with the Initial Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Nesco will become a limited liability company and a wholly-owned subsidiary of the Company, with Nesco Owner becoming a securityholder of the Company.

Under the Merger Agreement, Nesco Owner will receive (i) $75,000,000 of cash (subject to adjustment), (ii) 17,464,235 shares of common stock and (iii) warrants to purchase 2,500,000 shares of common stock. Nesco Owner will also have the right to receive up to 1,800,000 additional shares of common stock, for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if (x) the trading price of the Company’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period or (y) a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock of the combined company exceeds $13.00 per share or $16.00 per share. The shares to be issued to Nesco Owner pursuant to the Merger Agreement will be issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”).

In connection with the Domestication, (i) each outstanding Class A ordinary share of the Company will automatically convert into one share of common stock of the Company, (ii) the outstanding warrants of the Company will automatically convert into warrants entitling the holders to purchase shares of common stock beginning 30 days after the consummation of the Business Combination and (iii) the outstanding Class B ordinary shares of the Company will automatically convert into common stock upon consummation of the Business Combination. In connection with

CAPITOL INVESTMENT CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Note 7 — Subsequent Events (cont.)

the Transactions, the Initial Shareholders (including Capitol’s independent directors) will forfeit a certain number of ordinary shares and warrants of the Company and will subject an additional number of other shares to an additional lockup that will be released upon the achievement of the $13.00 and $16.00 share triggers applicable to Nesco Owner described above.

In connection with the execution of the Merger Agreement, New HoldCo executed a commitment letter among New Holdco, JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc. pursuant to which the lender parties committed to provide the Company with each of (i) $350 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions and solely to the extent that the Company is unable to issue and sell senior second lien notes in a Rule 144A or other private placement yielding up to $400 million in gross proceeds on or prior to the closing of the Transactions.

The Transactions are expected to be consummated in the second quarter of 2019, after the required approval by the Company’s shareholders and the fulfillment of certain other conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors
of Capitol Investment Corp. IV

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Capitol Investment Corp. IV (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

New York, NY

March 4, 2019

CAPITOL INVESTMENT CORP. IV
BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current Assets
Cash	$468,253	$501,925
Prepaid expenses and other current assets	1,343	106,915
Total Current Assets	469,596	608,840

Cash and marketable securities held in Trust Account	407,727,618	402,500,000
Total Assets	$408,197,214	$403,108,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$90,875	$176,468
Total Current Liabilities	90,875	176,468

Deferred underwriting fee	14,087,500	14,087,500
Total Liabilities	14,178,375	14,263,968

Commitments

Class A Ordinary Shares, subject to possible redemption, 38,402,649 and 38,384,487 shares at redemption value as of December 31, 2018 and 2017, respectively	389,018,834	383,844,870

Shareholders’ Equity
Preference Shares, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 400,000,000 shares authorized; 1,847,351 and 1,865,513 shares issued and outstanding (excluding 38,402,649 and 38,384,487 shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	185	187
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding	1,006	1,006
Additional paid-in capital	602,318	5,776,280
Retain earnings (Accumulated deficit)	4,396,496	(777,471)
Total Shareholders’ Equity	5,000,005	5,000,002
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$408,197,214	$403,108,840

The accompanying notes are an integral part of these financial statements.

CAPITOL INVESTMENT CORP. IV
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2018	For the Period from May 1, 2017 (inception) through December 31, 2017
Operating costs	$1,553,651	$777,471
Loss from operations	(1,553,651)	(777,471)

Other income:
Interest income	6,684,245	—
Unrealized gain on marketable securities held in Trust Account	43,373	—
Net income (loss)	$5,173,967	$(777,471)

Weighted average shares outstanding, basic and diluted(1)	11,932,714	10,433,838

Basic and diluted net income (loss) per ordinary share(2)	$0.02	$(0.07)

____________

(1)      Excludes an aggregate of up to 38,402,649 and 38,384,487 shares subject to redemption at December 31, 2018 and 2017.

(2)      Net income (loss) per ordinary share - basic and diluted excludes income attributable to shares subject to possible redemption of $4,987,670 for the year ended December 31, 2018 (see Note 2).

The accompanying notes are an integral part of these financial statements.

CAPITOL INVESTMENT CORP. IV
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings/ (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – May 1, 2017 (inception)	—	$—	—	$—	$—	$—	$—

Ordinary shares issued to initial shareholders	—	—	10,062,500	1,006	23,994	—	25,000

Sale of 40,250,000 Units, net of underwriting discount and offering expenses	40,250,000	4,025	—	—	379,793,318	—	379,797,343

Sale of 6,533,333 Private Placement Warrants	—	—	—	—	9,800,000	—	9,800,000

Ordinary shares subject to possible redemption	(38,384,487)	(3,838)	—	—	(383,841,032)	—	(383,844,870)

Net loss	—	—	—	—	—	(777,471)	(777,471)

Balance – December 31, 2017	1,865,513	187	10,062,500	1,006	5,776,280	(777,471)	5,000,002

Ordinary shares subject to possible redemption	(18,162)	(2)	—	—	(5,173,962)	—	(5,173,964)

Net income	—	—	—	—	—	5,173,967	5,173,967

Balance – December 31, 2018	1,847,351	$185	10,062,500	$1,006	$602,318	$4,396,496	$5,000,005

The accompanying notes are an integral part of these financial statements.

CAPITOL INVESTMENT CORP. IV
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2018	For the Period from May 1, 2017 (Inception) through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$5,173,967	$(777,471)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(6,684,245)	—
Unrealized gain on marketable securities held in Trust Account	(43,373)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	105,572	(106,915)
Accounts payable and accrued expenses	(85,593)	176,468
Net cash used in operating activities	(1,533,672)	(707,918)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(402,500,000)
Cash withdrawn from Trust Account	1,500,000	—
Net cash provided by (used in) investing activities	1,500,000	(402,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to initial shareholders	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	394,450,000
Proceeds from sale of Private Placement Warrants	—	9,800,000
Proceeds from note payable to shareholder	—	250,000
Repayment of note payable to shareholder	—	(250,000)
Advances from related party	—	5,100
Repayment of advances from related party	—	(5,100)
Payment of offering costs	—	(565,157)
Net cash provided by financing activities	—	403,709,843

Net Change in Cash	(33,672)	501,925
Cash – Beginning	501,925	—
Cash – Ending	$468,253	$501,925

Non-cash Investing and Financing Activities:
Deferred underwriting fee payable	$—	$14,087,500
Initial classification of ordinary shares subject to redemption	$—	$384,612,780
Change in value of ordinary shares subject to redemption	$5,173,964	$(767,910)

The accompanying notes are an integral part of these financial statements.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 1 — Organization and Plan of Business Operations

Capitol Investment Corp. IV (the “Company”) was incorporated in the Cayman Islands on May 1, 2017 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company consummated its initial public offering (the “Offering”) on August 21, 2017. All activity through August 21, 2017 relates to the Company’s formation and the Offering, as described below. Since August 21, 2017, the Company has been searching for a target business with which to complete a Business Combination.

The registration statement for the Company’s initial public offering was declared effective on August 15, 2017. The Company consummated a public offering of 40,250,000 units on August 21, 2017, including 5,250,000 units subject to the underwriters’ over-allotment option, generating gross proceeds of $402,500,000 and net proceeds of $393,900,000 after deducting approximately $8,600,000 of transaction costs (not including up to an additional $14,087,500 of deferred underwriting commissions that may be paid to the underwriters in the Offering upon the completion of a Business Combination), which is discussed in Note 3. The units (“Units”) sold pursuant to the Offering were sold at an offering price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. In addition, the Company generated gross and net proceeds of $9,800,000 from a private placement (the “Private Placement”) of 6,533,333 warrants (“Private Placement Warrants”) at a price of $1.50 per warrant to Capitol Acquisition Management IV LLC and Capitol Acquisition Founder IV LLC (collectively, the “Sponsors”), entities affiliated with the Company’s executive officers, and the Company’s directors, which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Units are listed on the New York Stock Exchange (“NYSE”). Pursuant to the NYSE listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account (defined below), net of amounts previously released to the Company to pay its income tax obligations and for working capital purposes, subject to an annual limit of $750,000 and excluding the amount of deferred underwriting discounts held in the Trust Account, at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

Following the closing of the Offering and the Private Placement on August 21, 2017, an amount of $402,500,000 (or $10.00 per Class A ordinary share sold to the public in the Offering included in the Units (the “Public Shares”)) from the sale of the Units and Private Placement Warrants is being held in a trust account (the “Trust Account”) and may be invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations until the earlier of (i) the consummation of the Company’s first Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s income tax obligations and for the Company’s working capital purposes, subject to an annual limit of $750,000. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 1 — Organization and Plan of Business Operations (cont.)

In connection with any proposed initial Business Combination, the Company will either (1) seek shareholder approval of such initial Business Combination at a meeting called for such purpose or (2) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote), in each case where shareholders may seek to convert their Public Shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Notwithstanding the foregoing, if the Company seeks shareholder approval of such initial Business Combination, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking conversion rights with respect to 20% or more of the public shares without the Company’s prior written consent. The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares of the Company voted are voted in favor of the Business Combination. In connection with any shareholder vote required to approve any Business Combination, the Sponsors and other initial shareholders of the Company (collectively, the “Initial Shareholders”) have agreed (i) to vote any of their respective shares in favor of the initial Business Combination and (ii) not to convert any of their respective ordinary shares (or sell such shares to the Company in any related tender offer).

Holders of warrants sold as part of the Units will not be entitled to vote on the proposed Business Combination and will have no conversion or liquidation rights with respect to their ordinary shares underlying such warrants.

Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, if the Company is unable to complete its initial Business Combination by August 21, 2019, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, dissolve and liquidate. If the Company is unable to consummate an initial Business Combination and is forced to redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds of the Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for Class A ordinary shares will be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s shareholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s shareholders. Therefore, the actual per-share redemption price may be less than $10.00.

The Company’s executive officers have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise.

New York Stock Exchange Notice

On October 3, 2018, the Company received a notice from the staff of NYSE Regulation (the “Staff”) of the New York Stock Exchange (“NYSE”) stating that, based on the Staff’s records, the Company was not currently in compliance with Section 802.01B of the NYSE Listed Company Manual. Section 802.01B of the Listed Company Manual requires listed acquisition companies to maintain at least 300 public stockholders on a continuous basis. The Company has submitted to the Staff a plan to regain compliance with Section 802.01B of the Listed Company Manual within

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 1 — Organization and Plan of Business Operations (cont.)

18 months from the date of the notice (or by April 3, 2020), which plan was accepted by the Staff. The Company anticipates that it will satisfy this listing requirement within such time period once it locates a target business with which to consummate a Business Combination.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Offering and such amount of proceeds from the Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2018, the Company had $468,253 held outside of the Trust Account. In August and November 2018 and in February and March 2019, the Company’s Chief Executive Officer, Mark D. Ein, its President and Chief Financial Officer, L. Dyson Dryden, and the Company’s independent directors collectively committed to provide an aggregate of $418,000 in loans to the Company. The loans, as well as any future loans that may be made by the Company’s officers and directors (or their affiliates), will be evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,500,000 of the notes may be converted into warrants. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or August 21, 2019, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

Note 2 — Significant Accounting Policies

Basis of presentation

The accompanying financial statements are presented in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 2 — Significant Accounting Policies (cont.)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and cash equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Cash and marketable securities held in Trust Account

At December 31, 2018, the assets held in the Trust Account were held in U.S. Treasury Bills. At December 31, 2017, the assets held in the Trust Account were held in cash. During the year ended December 31, 2018, the Company withdrew $1,500,000 of interest income from the Trust Account for working capital purposes.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018 and 2017, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheet.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2018 and 2017, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 2 — Significant Accounting Policies (cont.)

The Company may be subject to potential examination by foreign taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company’s tax provision is zero because the Company is organized in the Cayman Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets. The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2018 and 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Offering and the Private Placement to purchase 19,950,000 ordinary shares, in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the periods.

Reconciliation of net income (loss) per ordinary share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted income (loss) per ordinary share is calculated as follows:

	Year Ended December 31, 2018	For the Period from May 1, 2017 (Inception) Through December 31, 2017
Net income (loss)	$5,173,967	$(777,471)
Less: Income attributable to ordinary shares subject to redemption	(4,987,670)	—
Adjusted net income (loss)	$186,297	(777,471)

Weighted average shares outstanding, basic and diluted	11,932,714	10,433,838

Basic and diluted net income (loss) per ordinary share	$0.02	$(0.07)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. At December 31, 2018 and 2017, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 2 — Significant Accounting Policies (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On August 21, 2017, the Company sold 40,250,000 Units at a price of $10.00 per Unit in the Offering. Each Unit consists of one Class A ordinary share and one third of one warrant (“Warrant”), totaling 13,416,667 Warrants. Each whole Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Warrants are exercisable commencing on the later of 30 days after the Company’s completion of a Business Combination or August 21, 2018 and expire five years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Class A ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, it will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold in the Offering, the Company is only required to use its best efforts to file the registration statement covering the shares underlying the Warrants within 15 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement. If a registration statement is not effective within 60 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis. If the Company is unable to consummate a Business Combination, the Company will redeem 100% of the Public Shares using the funds in the Trust Account as described in Note 1. In such event, the Warrants will be worthless.

Note 4 — Private Placement Warrants

Simultaneously with the Offering, the Company’s Sponsors and directors purchased an aggregate of 6,533,333 Private Placement Warrants at $1.50 per warrant (for an aggregate purchase price of $9,800,000) from the Company. All of the proceeds received from these purchases were placed in the Trust Account.

The Private Placement Warrants are identical to the Warrants included in the Units sold in the Offering, except that the Private Placement Warrants (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the ordinary shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Company’s initial Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsors, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis. If the Company completes its initial Business Combination, the Company would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 5 — Advances from Related Party

The Company’s Chief Executive Officer advanced an aggregate of $5,100 for costs related to the Offering. The advances were non-interest bearing, unsecured and due on demand. As of December 31, 2017, the advances were repaid in full.

Note 6 — Note Payable to Related Party

The Company issued a $250,000 principal amount unsecured promissory note to the Company’s Chief Executive Officer on June 1, 2017. The note was non-interest bearing and payable on the earlier to occur of (i) June 1, 2018, (ii) the consummation of the Offering or (iii) the date on which the Company determined not to proceed with the Offering. This loan was repaid upon the consummation of the Offering.

Note 7 — Administrative Services Agreement

The Company presently occupies office space provided by two affiliates of the Company’s executive officers. Such affiliates have agreed that, until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company commenced paying such affiliates an aggregate of up to $20,000 per month for such services on August 15, 2017. For the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017, the Company incurred $240,000 and $90,000 in fees for these services, of which $10,000 is included in accounts payable and accrued expenses in the accompanying balance sheets at December 31, 2018 and 2017.

Note 8 — Commitments

The underwriters of the Offering are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Offering, or $14,087,500. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement executed in connection with the Offering.

In August and November 2018 and in February and March 2019, the Company’s Chief Executive Officer, Mark D. Ein, its President and Chief Financial Officer, L. Dyson Dryden, and the Company’s independent directors collectively committed to provide an aggregate of $418,000 in loans to the Company (see Note 11). The loans, as well as any future loans that may be made by the Company’s officers and directors (or their affiliates), will be evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,500,000 of the notes may be converted into warrants at a price of $1.50 per warrant at the option of the lender. As of December 31, 2018, there were no amounts outstanding under the loans.

The Company’s Initial Shareholders, the holders of the Private Placement Warrants (and underlying Class A ordinary shares) and the holders of any warrants (and underlying Class A ordinary shares) issued upon conversion of working capital loans made by the Company’s Sponsors, officers, directors or their affiliates, if any such loans are issued, are entitled to registration rights with respect to their securities pursuant to an agreement dated as of August 15, 2017. The holders of the majority of the securities are entitled to demand that the Company register these securities at any time commencing after expiration of the transfer restrictions. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Subsequent to the consummation of the Offering, the Company entered into three consulting arrangements for services to help identify and introduce the Company to potential targets and provide assistance with due diligence, deal structuring, documentation and obtaining shareholder approval for a Business Combination. These agreements provide for aggregate annual fees of approximately $626,000 and aggregate success fees of $1,090,000 payable upon the consummation of a Business Combination.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 9 — Shareholder Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2018 and 2017, there are no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 400,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, both with a par value of $0.0001 per share.

In connection with the organization of the Company on May 1, 2017, a total of 10,062,500 Class B ordinary shares were sold to the Sponsors at a price of approximately $0.0025 per share for an aggregate of $25,000, of which 1,312,500 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full so that the Company’s Initial Shareholders would own 20% of the issued and outstanding shares after the Offering.

On closing of the Offering, the holders of the Class B ordinary shares agreed not to transfer such shares until one year after the date of the consummation of an initial Business Combination or earlier if, subsequent to an initial Business Combination, (i) the last sales price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

As of December 31, 2018 and 2017, there were 1,847,351 and 1,865,513 Class A ordinary shares issued and outstanding, respectively, excluding 38,402,649 and 38,384,487 ordinary shares subject to possible redemption, respectively, and 10,062,500 Class B ordinary shares issued and outstanding.

Note 10 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

CAPITOL INVESTMENT CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Note 10 — Fair Value Measurements (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018 and 2017, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2018	December 31, 2017
Assets:
Marketable securities held in Trust Account	1	$407,727,618	$—

At December 31, 2017, the assets held in the Trust Account were held in cash.

Note 11 — Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017.

	Three months ended March 31, 2018	Three months ended June 30, 2018	Three months ended September 30, 2018	Three months ended December 31, 2018	Year ended December 31, 2018
Operating costs	$413,244	$491,575	$324,052	$324,780	$1,553,651
Loss from operations	$(413,244)	$(491,575)	$(324,052)	$(324,780)	$(1,553,651)
Interest income	$1,367,437	$1,513,001	$1,742,255	$2,061,552	$6,684,245
Net income	$955,374	$1,020,245	$1,430,665	$1,767,683	$5,173,967
Weighted average shares outstanding, basic and diluted	11,928,013	11,909,282	11,922,402	11,970,802	11,932,714
Basic and diluted net income per ordinary share	$0.03	$0.02	$0.04	$0.04	$0.02
	May 1, 2017 (inception) through June 30, 2017	Three months ended September 30, 2017	Three months ended December 31, 2017	May 1, 2017 (inception) through December 31, 2017
Operating costs	$5,050	$167,016	$605,405	$777,471
Loss from operations	$(5,050)	$(167,016)	$(605,405)	$(777,471)
Net loss	$(5,050)	$(167,016)	$(605,405)	$(777,471)
Weighted average shares outstanding, basic and diluted	8,750,000	10,098,357	11,867,473	10,433,838
Basic and diluted net loss per ordinary share	$(0.00)	$(0.02)	$(0.05)	$(0.07)

Note 12 — Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In February and March 2019, the Company’s Chief Executive Officer, Mark D. Ein, its President and Chief Financial Officer, L. Dyson Dryden, and the Company’s independent directors collectively committed to provide an aggregate of $41,000 in loans to the Company.

NESCO Holdings I, Inc. and Subsidiaries

NESCO Holdings I, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share data)	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash	$3,781	$2,140
Accounts receivable, net of allowance of $1,533 and $7,562	50,768	52,559
Inventory	14,264	11,435
Prepaid expenses and other	5,993	2,483
Total current assets	74,806	68,617
Property and equipment, net	4,151	2,763
Rental equipment, net	321,747	320,722
Other Assets
Goodwill	228,714	228,714
Other intangible assets, net	70,016	70,740
Total other assets	298,730	299,454
Total Assets	$699,434	$691,556
Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$41,321	$20,867
Accrued expenses	7,564	6,359
Accrued interest expense	4,682	14,024
Deferred rent income	1,325	4,762
Current portion of capital lease obligations	5,025	4,866
Current maturities of long-term debt	2,532	2,531
Total current liabilities	62,449	53,409
Long term debt, net	763,386	756,872
Capital leases	27,093	28,418
Deferred tax liabilities	11,350	11,191
Other liabilities	420	422
Total long term liabilities	802,249	796,903
Commitments and contingencies	—	—
Stockholder’s Deficit
Common stock – $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, at March 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	259,428	259,300
Accumulated deficit	(424,384)	(417,660)
Accumulated other comprehensive loss	(308)	(396)
Total stockholder’s deficit	(165,264)	(158,756)
Total Liabilities and Stockholder’s Deficit	$699,434	$691,556

See accompanying notes to unaudited consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2019	March 31, 2018
Revenue
Rental revenue	$44,902	$44,534
Equipment sales	9,749	7,375
Parts sales and services	6,841	5,776
Total revenue	61,492	57,685
Cost of Revenue
Cost of rental revenue, excluding depreciation	10,838	11,525
Depreciation of rental equipment	16,950	15,588
Cost of equipment sales	7,740	6,359
Cost of parts sales and services	4,850	3,674
Major repair disposal	762	422
Total cost of revenue	41,140	37,568
Gross Profit	20,352	20,117
Operating Expenses
Transaction expenses	2,510	—
Selling, general, and administrative expenses	8,232	8,473
Amortization expense	724	638
Non-rental depreciation	46	51
Other operating expenses	150	28
Total operating expenses	11,662	9,190
Operating Income	8,690	10,927
Other Expense (Income)
Interest expense, net	14,993	13,384
Other (income) expense, net	(13)	316
Total other expenses	14,980	13,700
Loss Before Income Taxes	(6,290)	(2,773)
Income Tax Expense	434	261
Net Loss	$(6,724)	$(3,034)

Loss per share:
Basic and diluted	$(67,240.00)	$(30,340.00)
Weighted-average common shares outstanding:
Basic and diluted	100	100

See accompanying notes to unaudited consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	March 31, 2019	March 31, 2018
Operating Activities
Net loss	$(6,724)	$(3,034)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	16,996	15,639
Amortization – intangibles	724	638
Amortization – financing costs	677	851
Provision for losses on accounts receivable	692	892
Share-based payments	128	290
Gain on sale of equipment – rental fleet	(1,977)	(2,774)
Gain on insurance proceeds – damaged equipment	(452)	—
Major repair disposal	762	422
Deferred tax benefit	271	128
Changes in assets and liabilities:
Accounts receivable	1,823	(2,994)
Inventory	(4,299)	(2,297)
Prepaid expenses and other	(3,413)	3
Accounts payable	10,297	560
Accrued expenses and other liabilities	(8,163)	(11,291)
Deferred rental income	(3,437)	262
Net cash flow from operating activities	3,905	(2,705)

Investing Activities
Purchase of equipment – rental fleet	(13,704)	(7,755)
Proceeds from sale of equipment – rental fleet	7,628	10,940
Insurance proceeds from damaged equipment	797	—
Purchase of other property and equipment	(1,656)	(2,129)
Net cash flow from investing activities	(6,935)	1,056

Financing Activities
Borrowings under revolving credit facilities	15,000	16,000
Repayments under revolving credit facilities	(9,000)	(13,000)
Repayments of notes payable	(183)	(1,029)
Capital lease payments	(1,166)	(1,028)
Finance fees paid	20	(70)
Net cash flow from financing activities	4,671	873
Net Increase (Decrease) in Cash	1,641	(776)
Cash at Beginning of Period	2,140	960
Cash at End of Period	$3,781	$184

Supplemental Cash Flow Information
Cash paid for interest	$23,570	$21,780
Cash paid for income taxes	136	116
Non-Cash Investing Activities
Rental equipment transfers from parts inventory	1,470	1,083
Rental equipment purchases in accounts payable	20,868	6,404
Rental equipment sales in accounts receivable	3,050	809
Insurance recoveries accrued in accounts receivable	424	—
Capital leases	—	6,413

See accompanying notes to unaudited consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

	Three Months Ended March 31,
(in thousands)	2019	2018
Net loss	$(6,724)	$(3,034)
Other comprehensive loss
Interest rate collar (net of taxes of $112)	88	—
Other comprehensive loss	88	—
Comprehensive loss	$(6,636)	$(3,034)

There were no reclassifications from accumulated other comprehensive loss reflected in the Statement of Operations during the three months ended March 31, 2019 or 2018.

See accompanying notes to unaudited consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholder’s Deficit (unaudited)

(in thousands, except share data)	Number of Shares	Common Stock at Par	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
Balance, December 31, 2018	100	$—	$259,300	$(417,660)	$(396)	$(158,756)
Share-based payments	—	—	128	—	—	128
Net loss	—	—	—	(6,724)	—	(6,724)
Interest rate collar	—	—	—	—	88	88
Balance, March 31, 2019	100	$—	$259,428	$(424,384)	$(308)	$(165,264)

See accompanying notes to unaudited consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1: Business and Organization

NESCO Holdings I, Inc. (“Holdings I,” or “Ultimate Parent”), a Delaware corporation, is a wholly-owned subsidiary of NESCO Holdings, LP (“NHLP”), and is the surviving entity resulting from a series of acquisitions and mergers. Holdings I is indirectly owned by funds controlled by Energy Capital Partners III, LP (“ECP III”), a private equity firm, and co-investors, through NHLP.

Holdings I is the parent of NESCO Holdings II, Inc. (“Holdings II”, or “Parent”), a Delaware corporation which serves as the Parent for our primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, and its wholly owned subsidiaries (collectively, “we,” “our,” “us,” or “Nesco”), is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment.

Our wholly-owned subsidiaries include NESCO Finance Corporation, a Delaware corporation, NESCO Investments, LLC, a Delaware limited liability company, NESCO International, LLC, a Delaware limited liability company, and NESCO El Alquiler S. de R.L. de C.V., an operating company in Mexico.

We are a specialty equipment rental provider to the electric utility transmission and distribution, telecommunications and rail industries in North America. Our core business relates to our fleet of specialty rental equipment that is utilized by service providers in infrastructure improvement work. Specifically, we offer our specialized equipment to a diverse customer base, including utilities and contractors, for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems, as well as for lighting and signage. We rent and sell a broad range of new and used equipment, including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, and underground equipment, which forms our Equipment Rental and Sales segment. To complement our fleet, we also provide a one-stop shop, Utility Equipment Outfitters (“UEO”), for existing and prospective Nesco customers to purchase or rent parts, tools and accessories needed to outfit their specialty truck fleet. These activities form our Parts, Tools and Accessories (“PTA”) segment. We are positioned to serve all 50 U.S. states, 13 Canadian provinces and territories, and 31 Mexican states via our network of over 55 locations in the United States, Canada and Mexico.

Note 2: Summary of Significant Accounting Policies

Principles of Consolidation

Our consolidated financial statements include the accounts of all wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Our accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2018. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Therefore, these unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2018.

Use of Estimates

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, and accordingly, include amounts that require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and in the notes thereto. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives and salvage values of our rental equipment. Actual results may differ from these estimates and assumptions.

In the opinion of management, these financial statements reflect all normal recurring adjustments necessary for a fair presentation of the interim period results. These consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2018.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements

Leases

The FASB’s new guidance to account for leases (“Topic 842”) by entities that are lessees, requires (1) recognition of lease assets and lease liabilities on the balance sheet and (2) disclosure of key information about leasing arrangements. Topic 842 provides two classifications for leases: financing or operating.

Finance leases — The accounting and recognition for leases qualifying as finance leases is similar to the accounting and recognition of required under Topic 840 for capital leases. As of March 31, 2019, we have capital lease obligations of approximately $32 million. When we make our contractually required payments under the capital leases, we allocate a portion to reduce the capital lease obligation and a portion is recognized as interest expense. The assets leased under the capital leases are included in rental equipment, and depreciation thereon is recognized in cost of rental revenue.

Operating leases — Under Topic 842, operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under Topic 842, operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, upon adoption of Topic 842, we will use our estimated incremental borrowing rate at the commencement date to determine the present value of lease payments. The operating lease ROU assets will also include any lease payments made and exclude lease incentives. Our lease terms may include options to extend or terminate the lease that we are reasonably certain to exercise. Lease expense under Topic 842 will be recognized on a straight-line basis over the lease term. As of March 31, 2019, the aggregate remaining rental payments through the terms of these leases were approximately $10 million, which represents the undiscounted total of future lease payments. Upon adoption of Topic 842, we expect to recognize operating lease ROU assets and lease liabilities that reflect the present value of these future payments.

We will adopt Topic 842 effective January 1, 2020, using the transition method that allows us to recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption. A modified retrospective approach is required for adoption for all leases that exist at or commence after the date of initial application with an option to use certain practical expedients. We expect to use the package of practical expedients that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally expect to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component.

Under Topic 842, lessor accounting will remain substantially similar to the current accounting; however, certain refinements were made to conform the standard with the recently issued revenue recognition guidance in Topic 606, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. On July 30, 2018, the FASB issued ASU 2018-11, which created a practical expedient that provides lessors an option not to separate lease and non-lease components when certain criteria are met and instead account for those components as a single lease component. We are currently in the process of evaluating whether our lease arrangements will meet the criteria under the practical expedient to account for lease and non-lease components as a single lease component, which would alleviate the requirement upon adoption of Topic 842 that we reallocate or separately present lease and non-lease components.

Derivatives

In August 2017, the FASB issued issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities,” which includes changes to its accounting guidance for derivatives and hedging, which changes both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. Some changes resulting from this new guidance include the elimination of the concept of recognizing

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

periodic hedge ineffectiveness for cash flow hedges, changes to the recognition and presentation of changes in the fair value of the hedging instrument, enhancement of the ability to use the critical-terms-match method for the cash flow hedge of groups of forecasted transactions when the timing of the hedged transactions does not perfectly match the hedging instrument’s maturity date, and the addition of new disclosure requirements and amendments to existing ones. This new guidance is effective for us as of January 1, 2020. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Revenue Recognition

Following the adoption of ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), as of January 1, 2018, we recognized revenue in accordance with two different accounting standards: 1) Topic 606 and 2) ASC Topic 840, Leases (“Topic 840”), which addresses lease accounting, for which we will adopt an update to this standard using the modified retrospective approach, as described herein. For the three months ended March 31, 2019 and 2018, we recognized rental revenue in accordance with Topic 840 Leases, which is the lease accounting standard.

Under Topic 606, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A “performance obligation” is a promise in a contract to transfer a distinct good or service to a customer, and is the unit of account under Topic 606. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services. As reflected below, most of our revenue is accounted for under Topic 840. Our contracts with customers generally do not include multiple performance obligations. The inset below presents our revenue types based on the accounting standard used to determine the accounting.

Three months ended March 31, 2019
(in thousands)	Topic 840	Topic 606	Total
Rental:
Rental	$42,901	$—	$42,901
Shipping and handling	—	2,001	2,001
Total rental	42,901	2,001	44,902
Sales and services:
Equipment	—	9,749	9,749
Parts and services	—	6,841	6,841
Total sales and services	—	16,590	16,590
Total revenue	$42,901	$18,591	$61,492
Three months ended March 31, 2018
(in thousands)	Topic 840	Topic 606	Total
Rental:
Rental	$42,422	$—	$42,422
Shipping and handling	—	2,112	2,112
Total rental	42,422	2,112	44,534
Sales and services:
Equipment	—	7,375	7,375
Parts and services	—	5,776	5,776
Total sales and services	—	13,151	13,151
Total revenue	$42,422	$15,263	$57,685

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Rental Equipment

Rental equipment consisted of the following as of March 31, 2019 and December 31, 2018:

(in thousands)	2019	2018
Rental equipment	$553,611	$541,529
Less: accumulated depreciation	(231,864)	(220,807)
Rental equipment, net	$321,747	$320,722

We recorded a major repair disposal expense of $0.8 million and $0.4 million for the three months ended March 31, 2019 and 2018, respectively, related to units needing major repairs.

Income Taxes

We have historically calculated the provision or benefit for income taxes during interim reporting periods, including the three months ended March 31, 2018, by applying an estimate of the annual effective tax rate for the full fiscal year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. We determined that since small changes in estimated “ordinary” income would result in significant changes in the estimated annual effective tax rate, the historical method would not provide a reliable estimate for the three months ended March 31, 2019. Accordingly, we used a discrete effective tax rate method to calculate taxes for the three months ended March 31, 2019.

Note 3: Segments

We operate and have two reportable business segments, Equipment Rental and Sales (“ERS”) and Parts, Tools and Accessories (“PTA”). Equipment Rental and Sales provides rental solutions to utilities and contractors serving multiple end-markets, including electric transmission and distribution, telecom, rail, lighting and signage. We rent and sell specialized equipment to utilities and utility contractors that build and maintain critical transmission and distribution infrastructure. Utilizing our national platform and rental fleet, we expanded our focus on equipment rental to the telecom, rail, lighting and signage end-markets. The majority of our existing equipment can be used across multiple end-markets and many of our customers operate in multiple end-markets. We rent and sell a broad range of new and used equipment including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, rail mounted equipment and underground equipment. Our PTA segment offers customers sale and rental solutions for parts, tools and accessories to complement our specialty equipment line.

The following table presents our revenue by segment and type for the three months ended March 31, 2019 and 2018:

	Three Months Ended
(in thousands)	2019	2018
Equipment Rental and Sales
Rental	$41,653	$41,705
Sales and services	10,489	8,309
	52,142	50,014
Parts, Tools and Accessories
Rental	3,249	2,829
Sales and services	6,101	4,842
	9,350	7,671
Total Revenues	$61,492	$57,685

Our reportable segments align with the information our chief operating decision maker (“CODM”) receives on a regular basis to evaluate the performance of the business and to allocate resources. The accounting principles applied at the operating segment level in determining gross profit are generally the same as those applied at the consolidated

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 3: Segments (cont.)

financial statement level. There are no inter-segment revenues, and cost allocations to operating segment cost of revenue are minimal; that is, revenue, cost of equipment and parts sold or rented, depreciation of rental equipment and gross profit are directly attributed to each of the operating segments.

The following table presents our financial information by segment for the three months ended March 31, 2019 and 2018:

(in thousands)	Equipment Rental	Parts, Tools and Accessories	Total
Three Months Ended March 31, 2019
Revenue	$52,142	$9,350	$61,492
Cost of revenue and sales, excluding depreciation	18,435	5,755	24,190
Depreciation of rental equipment	15,880	1,070	16,950
Gross profit	$17,827	$2,525	$20,352

Capital expenditures, net of sales	$25,364	$—	$25,364
(in thousands)	Equipment Rental	Parts, Tools and Accessories	Total
Three Months Ended March 31, 2018
Revenue	$50,014	$7,671	$57,685
Cost of revenue and sales, excluding depreciation	17,357	4,623	21,980
Depreciation of rental equipment	14,761	827	15,588
Gross profit	$17,896	$2,221	$20,117

Capital expenditures, net of sales	$9,906	$—	$9,906

Total assets by segment are not disclosed herein because asset by operating segment data is not reviewed by the CODM as the basis to assess performance and allocate resources. Goodwill related to our Equipment Rental and Sales segment and PTA segment was $223.5 million and $5.3 million, respectively, as of March 31, 2019 and December 31, 2018.

Gross profit is the primary operating result whereby our segments are evaluated for performance and resource allocation. The following table presents a reconciliation of segment gross profit to consolidated loss before income taxes for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31,
(in thousands)	2019	2018
Gross profit	$20,352	$20,117
Transaction expenses	2,510	—
Selling, general and administrative expenses	8,232	8,473
Amortization expense	724	638
Non-rental depreciation	46	51
Other operating expenses	150	28
Interest expense, net	14,993	13,384
Other (income) expense	(13)	316
Loss before income taxes	$(6,290)	$(2,773)

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 3: Segments (cont.)

We are positioned to serve all 50 U.S. states, 13 Canadian provinces and territories and 31 Mexican states using our network of 57 locations in North America. The following table presents revenue by country for the three months ended March 31, 2019 and 2018 and total assets by country as of March 31, 2019 and December 31, 2018:

	Three Months Ended March 31,
(in thousands)	2019	2018
Revenue:
United States	$59,684	$54,814
Canada	1,655	2,391
Mexico	153	480
	$61,492	$57,685
(in thousands)	March 31, 2019	December 31, 2018
Assets:
United States	$682,009	$669,942
Canada	9,149	11,923
Mexico	8,276	9,691
	$699,434	$691,556

Note 4: Earnings Per Share

Basic earnings (loss) per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share assumes the vesting and conversion of our equity awards and performance awards, which the Company has pursuant to its phantom plan and profits interest award units as further described in Note 11, Share-Based Compensation Plans, to our audited consolidated financial statements for the year ended December 31, 2018, provided in each case the effect is dilutive. For the three months ended March 31, 2019 and 2018, phantom units (143,000 for 2019 and 2018) and profits interest units (14,907 for 2019 and 2018) have been excluded from diluted earnings per share because their effects are anti-dilutive.

The following table sets forth the computation of loss per share:

(amounts in thousands, except share and per share data)	2019	2018
Numerator:
Net loss attributable to NESCO Holdings I, Inc.	$(6,724)	$(3,034)
Denominator:
Basic and diluted
Weighted average common shares	100	100
Adjusted weighted average common shares	100	100
Basic and diluted loss per share	$(67,240.00)	$(30,340.00)

Note 5: Fair Value Measurements

FASB accounting standards provide a comprehensive framework for measuring fair value and sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. Levels within the hierarchy are defined as follows:

•        Level 1 — Unadjusted quoted prices for identical assets and liabilities in active markets;

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 5: Fair Value Measurements (cont.)

•        Level 2 — Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable for the asset or liability, either directly or indirectly; and

•        Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table sets forth the carrying values (exclusive of deferred financing fees) and fair values of our financial liabilities:

	Carrying	Fair Value
(in thousands)	Value	Level 1	Level 2	Level 3
March 31, 2019
Revolving Credit Facility	$215,000	$—	$215,000	$—
Tranche B Revolving Credit Commitments	25,000	—	25,000	—
Senior Secured Second Lien Notes due 2021	525,000	—	485,625	—
Note Payable	5,769	—	5,778	—
Derivative	420	—	420	—

December 31, 2018
Revolving Credit Facility	$209,000	$—	$209,000	$—
Tranche B Revolving Credit Commitments	25,000	—	25,000	—
Senior Secured Second Lien Notes due 2021	525,000	—	443,625	—
Note Payable	5,952	—	6,221	—
Derivative	396	—	396	—

Note 6: Commitments and Contingencies

We record a liability when we believe that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information.

Legal Matters

We are subject to various claims and legal actions that arise primarily in the ordinary course of business. These matters include, but are not limited to, general liability claims (including personal injury, product liability, property, and auto claims), indemnification and guarantee obligations, employee injuries and employment-related claims, and contract and real estate matters. We maintain insurance coverage for our operations and employees. Our major policies include coverage for property, general liability, auto, directors and officers, health, and workers’ compensation insurances. The ultimate legal and financial liability with respect to such matters generally cannot be estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements against us. Estimates for losses from litigation are made after consultation with outside legal counsel. In our opinion, after consultation with legal counsel, the disposition or ultimate resolution of such claims and actions will not have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Purchase Commitments

As of March 31, 2019, we had purchase commitments of $67.3 million related to the purchase of new equipment for the rental fleet, inventory, and other items due in 2019; we have no purchase commitments beyond 2020.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7: Subsequent Events

We evaluated subsequent events for potential recognition or disclosure through May 13, 2019, the date which the consolidated financial statements were available to be issued. Except as disclosed below and in the notes to the consolidated financial statements, no events have occurred requiring adjustments or disclosure in our consolidated financial statements.

On April 7, 2019, we and our parent, NESCO Holdings, LP (the “Nesco Owner”), entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among Capitol Investment Corp. IV, Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol Investment Corp. IV (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol Investment Corp. IV (“New HoldCo”).

Pursuant to the Merger Agreement, (i) Capitol Investment Corp. IV will domesticate as a Delaware corporation and will be renamed “Nesco Holdings, Inc.” (the “Domestication”), (ii) Merger Sub will merge with and into NESCO Holdings, Inc., with NESCO Holdings, Inc. surviving as a wholly-owned subsidiary of Capitol Investment Corp. IV (the “Initial Merger”), and (iii) immediately after the Initial Merger, NESCO Holdings, Inc. will merge with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol Investment Corp. IV (the “Subsequent Merger”, and together with the Initial Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, NESCO Holdings, Inc. will become a limited liability company and a wholly-owned subsidiary of Capitol Investment Corp. IV, with Nesco Owner becoming a securityholder of Capitol Investment Corp. IV.

Under the Merger Agreement, Nesco Owner will receive (i) $75,000,000 of cash (subject to adjustment), (ii) 17,464,235 shares of common stock and (iii) warrants to purchase 2,500,000 shares of common stock. Nesco Owner will also have the right to receive up to 1,800,000 additional shares of common stock, for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if (x) the trading price of Capitol Investment Corp. IV’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period or (y) a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock of the combined company exceeds $13.00 per share or $16.00 per share. The shares to be issued to Nesco Owner pursuant to the Merger Agreement will be issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”).

In connection with the Domestication, (i) each outstanding Class A ordinary share of Capitol Investment Corp. IV will automatically convert into one share of common stock of Capitol Investment Corp. IV, (ii) the outstanding warrants of Capitol Investment Corp. IV will automatically convert into warrants entitling the holders to purchase shares of common stock beginning 30 days after the consummation of the Business Combination and (iii) the outstanding Class B ordinary shares of Capitol Investment Corp. IV will automatically convert into common stock upon consummation of the Business Combination. In connection with the Transactions, the Initial Shareholders (including Capitol’s independent directors) will forfeit a certain number of ordinary shares and warrants of Capitol Investment Corp. IV and will subject an additional number of other shares to an additional lockup that will be released upon the achievement of the $13.00 and $16.00 share triggers applicable to Nesco Owner described above.

In connection with the execution of the Merger Agreement, New HoldCo executed a commitment letter among New Holdco, JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc. pursuant to which the lender parties committed to provide Capitol Investment Corp. IV with each of (i) $350 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions and solely to the extent that Capitol Investment Corp. IV is unable to issue and sell senior second lien notes in a Rule 144A or other private placement yielding up to $400 million in gross proceeds on or prior to the closing of the Transactions.

The Transactions are expected to be consummated in the second quarter of 2019, after the required approval by Capitol Investment Corp. IV’s shareholders and the fulfillment of certain other conditions.

On May 13, 2019, Nesco entered into a non-binding letter of intent with a potential acquisition target in the equipment rental business. The purchase price is approximately $42 million, implying an approximately 5x multiple of reported Adjusted EBITDA prior to synergies and the full year impact of recent fleet additions. The acquisition remains subject to further diligence, negotiation of definitive agreements and satisfaction of the conditions negotiated therein. Accordingly, there can be no assurance that the potential acquisition will be concluded. Investors are further cautioned that those portions of the letter of intent that describe the proposed transaction, including the consideration to be issued therein, are non-binding and subject to change. If a definitive agreement is signed, the acquisition would not be expected to close until after the consummation of the Transactions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of NESCO Holdings I, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NESCO Holdings I, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholder’s deficit, and cash flows, for each of the three years in the period ended December 31, 2018, and the related notes and the financial statement schedule (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Deloitte & Touche LLP

Indianapolis, Indiana
April 11, 2019

We have served as the Company’s auditor since 2016.

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Balance Sheets

	As of December 31, 2018	As of December 31, 2017
(in thousands, except share data)
Assets
Current Assets
Cash	$2,140	$960
Accounts receivable, net of allowance of $7,562 and $4,404	52,559	49,771
Inventory	11,435	8,043
Prepaid expenses and other	2,483	2,833
Rental assets held for sale	—	1,113
Total current assets	68,617	62,720

Property and equipment, net	2,763	2,619
Rental equipment, net	320,722	331,175
Other Assets
Goodwill	228,714	227,525
Other intangible assets, net	70,740	71,336
Other assets	—	2,131
Total other assets	299,454	300,992
Total Assets	$691,556	$697,506

Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$20,867	$22,660
Accrued expenses	6,359	7,118
Accrued interest expense	14,024	14,537
Deferred rent income	4,762	4,821
Current portion of capital lease obligations	4,866	2,740
Current maturities of long-term debt	2,531	1,577
Total current liabilities	53,409	53,453

Long term debt, net	756,872	754,647
Capital leases	28,418	23,275
Deferred tax liabilities	11,191	10,095
Other liabilities	422	—
Total long term liabilities	796,903	788,017

Commitments and Contingencies	—	—

Stockholder’s Deficit
Common stock – $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, at December 31, 2018 and 2017	0	0
Additional paid-in capital	259,300	258,170
Accumulated deficit	(417,660)	(402,134)
Accumulated other comprehensive loss	(396)	—
Total stockholder’s deficit	(158,756)	(143,964)
Total Liabilities and Stockholder’s Deficit	$691,556	$697,506

See accompanying notes to consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
(in thousands, except share and per share data)	2018	2017	2016
Revenue
Rental revenue	$181,402	$158,295	$133,611
Equipment sales	44,368	27,255	42,672
Parts sales and services	20,527	18,217	10,815
Total revenue	246,297	203,767	187,098

Cost of Revenue
Cost of rental revenue, excluding depreciation	49,023	47,408	44,771
Depreciation of rental equipment	64,093	61,873	56,264
Cost of equipment sales	37,788	24,475	49,629
Cost of parts sales and services	12,339	12,266	6,848
Major repair disposal	1,436	—	—
Total cost of revenue	164,679	146,022	157,512

Gross Profit	81,618	57,745	29,586

Operating Expenses
Transaction expenses	440	202	257
Selling, general, and administrative expenses	34,959	29,805	25,166
Amortization expense	2,826	2,646	2,606
Non-rental depreciation	219	210	210
Asset impairment	—	610	—
Other operating expenses	10	784	35
Total operating expenses	38,454	34,257	28,274

Operating Income	43,164	23,488	1,312

Other Expense
Interest expense, net	56,698	53,710	48,203
Other expense	287	366	(192)
Total other expense	56,985	54,076	48,011

Loss Before Income Taxes	(13,821)	(30,588)	(46,699)
Income Tax Expense (Benefit)	1,705	(3,493)	1,328
Net Loss	$(15,526)	$(27,095)	$(48,027)
Loss per share:
Basic and diluted	$(155,260.00)	$(270,950.00)	$(480,270.00)
Weighted-average common shares outstanding:
Basic and diluted	100	100	100

See accompanying notes to consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

	Year Ended December 31,
(in thousands)	2018	2017	2016
Net loss	$(15,526)	$(27,095)	$(48,027)

Other comprehensive loss
Interest rate collar	(396)	—	—
Other comprehensive loss	(396)	—	—

Comprehensive loss	$(15,922)	$(27,095)	$(48,027)

There were no reclassifications from accumulated other comprehensive loss reflected in the Statements of Operations during the years ended December 31, 2018, 2017, or 2016.

See accompanying notes to consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)	2018	2017	2016
Operating Activities
Net loss	$(15,526)	$(27,095)	$(48,027)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	64,312	62,083	56,474
Amortization – intangibles	2,826	2,646	2,606
Amortization – financing costs	3,537	2,907	2,892
Share-based payments	1,130	1,101	541
Gain on sale of equipment – rental fleet	(3,644)	(1,792)	7,739
Loss on asset acquisition	—	223	—
Major repair disposal and asset impairment	1,436	610	—
Deferred tax expense (benefit)	1,096	(4,339)	753
Bad debt expense, net of recoveries	4,302	2,774	1,524
Other assets	—	(2,130)	—
Changes in assets and liabilities:
Accounts receivable	(5,185)	(20,500)	(7,037)
Inventory	(8,023)	(8,739)	(897)
Prepaid expenses and other	351	(466)	363
Accounts payable	(4,307)	5,573	1,286
Accrued expenses	(1,203)	3,935	276
Deferred rental income	(62)	428	(375)
Net cash provided by operating activities	41,040	17,219	18,118
Investing Activities
Cash paid for acquisition, net of cash acquired	(1,524)	(478)	(9,697)
Purchase of equipment – rental fleet	(58,519)	(47,050)	(36,663)
Proceeds from sale of equipment – rental fleet	33,321	26,579	35,627
Purchase of other property and equipment	(716)	(418)	(496)
Other	—	1	75
Net cash used in investing activities	(27,438)	(21,366)	(11,154)
Financing Activities
Borrowings under revolving credit facilities	49,000	30,000	31,000
Repayments under revolving credit facilities	(50,000)	(22,000)	(47,000)
Borrowings under FILO Tranche	—	—	25,000
Repayments of notes payable	(1,658)	—	(14,157)
Capital lease payments	(8,119)	(3,891)	(3,111)
Finance fees paid	(1,645)	(326)	(229)
Net cash (used in) provided by financing activities	(12,422)	3,783	(8,497)
Net Increase (Decrease) in Cash	1,180	(364)	(1,533)
Cash at Beginning of Year	960	1,324	2,857
Cash at End of Year	$2,140	$960	$1,324

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(in thousands)	2018	2017	2016
Supplemental Cash Flow Information
Cash paid for interest	$53,763	$49,765	$45,967
Cash paid for income taxes	526	600	656
Non-cash Investing and Financing Activities
Rental equipment transfers from parts inventory	6,014	8,065	4,544
Rental equipment purchases in accounts payable	10,712	8,551	5,156
Rental equipment sales in accounts receivable	2,750	3,536	4,086
Capital leases	15,388	6,488	26,527
Acquisition (see Note 4)	$3,546	$5,967	$—

See accompanying notes to consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Statements of Stockholder’s Deficit

(in thousands, except share data)	Number of Shares	Common Stock at Par	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
Balance, December 31, 2015	100	$—	$256,528	$(327,012)	$—	$(70,484)
Share-based payments			541			541
Net loss				(48,027)		(48,027)
Balance, December 31, 2016	100	0	257,069	(375,039)	—	(117,970)
Share-based payments		—	1,101	—	—	1,101
Net loss		—		(27,095)	—	(27,095)
Balance, December 31, 2017	100	0	258,170	(402,134)	—	(143,964)
Share-based payments		—	1,130	—	—	1,130
Net loss		—		(15,526)	—	(15,526)
Interest rate collar		—		—	(396)	(396)
Balance, December 31, 2018	100	$0	$259,300	$(417,660)	$(396)	$(158,756)

See accompanying notes to consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business and Organization

NESCO Holdings I, Inc. (“Holdings I,” or “Ultimate Parent”), a Delaware corporation, is a wholly-owned subsidiary of NESCO Holdings, LP (“NHLP”), and is the surviving entity resulting from a series of acquisitions and mergers. Holdings I is indirectly owned by funds controlled by Energy Capital Partners III, LP (“ECP III”), a private equity firm, and co-investors, through NHLP.

Holdings I is the parent of NESCO Holdings II, Inc. (“Holdings II”, or “Parent”), a Delaware corporation which serves as the Parent for our primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, and its wholly owned subsidiaries (collectively, “we,” “our,” “us,” or “Nesco”), is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment.

Our wholly-owned subsidiaries include NESCO Finance Corporation, a Delaware corporation, NESCO Investments, LLC, a Delaware limited liability company, NESCO International, LLC, a Delaware limited liability company, and NESCO El Alquiler S. de R.L. de C.V., an operating company in Mexico.

We are a specialty equipment rental provider to the electric utility transmission and distribution, telecommunications and rail industries in North America. Our core business relates to our fleet of specialty rental equipment that is utilized by service providers in infrastructure improvement work. Specifically, we offer our specialized equipment to a diverse customer base, including utilities and contractors, for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems, as well as for lighting and signage. We rent and sell a broad range of new and used equipment, including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, and underground equipment, which forms our Equipment Rental and Sales segment. To complement our fleet, we also provide a one-stop shop, Utility Equipment Outfitters (“UEO”), for existing and prospective Nesco customers to purchase or rent parts, tools and accessories needed to outfit their specialty truck fleet. These activities form our Parts, Tools and Accessories (“PTA”) segment. We are positioned to serve all 50 U.S. states, 13 Canadian provinces and territories, and 31 Mexican states via our network of over 55 locations in the United States, Canada and Mexico.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Our accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and the accounting policies described below. Our consolidated financial statements include the accounts of all wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

We prepare our consolidated financial statements in conformity with GAAP, which requires us to use judgment to make estimates that directly affect the amounts reported in our consolidated financial statements and accompanying notes. Significant estimates are used for items including, but not limited to, the useful lives and salvage values of our rental equipment, and business combinations. In addition, estimates are used to test both long-lived assets and goodwill for impairment, and to determine the fair value of impaired assets, if any impairment exists. These estimates are based on our historical experience and on various other assumptions we believe to be reasonable under the circumstances. We review our estimates on an ongoing basis using information currently available, and we revise our recorded estimates as updated information becomes available, facts and circumstances change, or actual amounts become determinable. Actual results could differ from our estimates.

Accounts Receivable, net of Allowance

Accounts receivable are stated at invoiced amounts and are ordinarily due upon receipt of invoice. We record an allowance for doubtful accounts based on receivable aging. We also establish customer specific reserves for accounts

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

with known collection problems due to insolvency, disputes, or other issues. Accounts more than 90 days past due are considered delinquent. Delinquent receivables are written off when the amount is deemed uncollectible based on individual credit evaluations and specific circumstances related to the customer.

Bad debt expense is included in selling, general, and administrative expenses on our Consolidated Statements of Operations.

Accounts receivable, net of allowance consisted of the following as of December 31, 2018 and 2017:

(in thousands)	2018	2017
Trade receivables	$60,121	$54,175
Less: allowance for doubtful accounts	(7,562)	(4,404)
Accounts receivable, net of allowance	$52,559	$49,771

The relationship between bad debts expense and allowance for doubtful accounts is presented herein:

(in thousands)	2018	2017	2016
Allowance for doubtful accounts, beginning of year	$4,404	$1,940	$2,440
Accounts written off during the year	(1,144)	(310)	(2,024)

Recoveries	(177)	(316)	(143)
Bad debt expense, current year	4,479	3,090	1,667
Bad debt expense, net of recoveries	4,302	2,774	1,524

Allowance for doubtful accounts, end of year	$7,562	$4,404	$1,940

Inventory

Inventory primarily consists of equipment parts and new equipment held for dealer sale. Inventory is stated at the lower of cost or net realizable value, with net realizable value determined on a first-in, first-out basis.

Our parts inventory is used to repair and maintain our rental equipment and may also be available for sale or rental to customers. Inventory used in repair and maintenance activities is expensed as consumed. Parts inventory sold to customers becomes a component of cost of parts sales and services on the Consolidated Statements of Operations. Parts inventory rented to customers is reclassified to rental equipment on the Consolidated Balance Sheets and is depreciated over 60 months upon being placed in service.

Equipment inventory consists of equipment bought specifically for a dealer sale, generally within 90 days from date of purchase. These specific new purchases will be received directly into inventory. New equipment designated as inventory will not be depreciated. New equipment inventory sold becomes a component of cost of equipment sales on the Consolidated Statements of Operations. New equipment rented to customers is reclassified to rental equipment on the Consolidated Balance Sheets and is depreciated over 84 months upon being placed into service.

Inventory consisted of the following as of December 31, 2018 and 2017:

(in thousands)	2018	2017
Parts inventory	$11,229	$7,548
Equipment inventory	206	495
Inventory	$11,435	$8,043

Rental Equipment

The rental equipment we purchase is recorded at cost and depreciated over the estimated useful rentable life of the equipment using the straight-line method. Rental equipment is depreciated to a salvage value of 15 percent over a

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

seven year useful rentable life. Rental parts, tools, and accessories are depreciated over a five year useful rentable life. We periodically evaluate the appropriateness of the remaining estimated useful rentable life and salvage value assigned to rental equipment. We begin depreciation when rental equipment is placed in service and include depreciation expense in depreciation of rental equipment on our Consolidated Statements of Operations. Expenditures for repairs and maintenance are charged to cost of rental revenue, excluding depreciation on our Consolidated Statements of Operations, as incurred. Upon the sale or disposal of rental equipment, we charge the net carrying value to cost of equipment sales on our Consolidated Statements of Operations. Routine and recurring maintenance and repair activities are expensed as incurred or billed and continue to be captured in the “Cost of rental revenue, excluding depreciation” line on the Consolidated Statements of Operations. All rental equipment is available for lease, and therefore is classified as noncurrent. See Note 5, Rental Equipment, for additional information.

Other Intangible Assets

Other intangible assets consist of customer relationships, non-compete agreements and trade names. We amortize intangible assets with finite lives over the period the economic benefits are estimated to be consumed. Customer relationships are amortized using the straight-line method over their useful life, as we believe this method best matches the pattern of economic benefit. See Note 6, Goodwill and Other Intangible Assets, for additional information.

Impairment of Long-Lived and Intangible Assets

We evaluate the carrying value of long-lived assets held for use, including rental equipment and definite-lived intangible assets, for impairment whenever an event or circumstance has occurred (such as a significant adverse change in the business climate, operating performance metrics, or legal factors) which suggests that the carrying value may not be recoverable. Impairment of a long-lived asset held for use (or relative asset group, if applicable) is measured when the anticipated separately identifiable undiscounted cash flows from the asset are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily using anticipated cash flows discounted at a rate commensurate with the risk involved. See Note 6, Goodwill and Other Intangible Assets, for additional information.

Intangible assets with indefinite lives are not amortized but tested annually for impairment by comparing the carrying value of the asset to its fair value. We perform our impairment analysis on our intangible assets with indefinite lives annually on October 1 or more frequently if an event or circumstance indicates that an impairment loss may have occurred. See Note 6, Goodwill and Other Intangible Assets, for additional information.

During the 2nd half of 2017, we recorded an impairment of $0.6 million related to equipment acquired in the V&H acquisition. These units were mainly used in the coal and oil transfer sector which had low demand in 2016 causing an oversupply situation that significantly reduced the fair market value of work trucks such as grapples during this time period. This impairment was on a specific subset of equipment and is not reflective of a need to further impair the overall fleet.

Goodwill and Goodwill Impairment

We recognize goodwill when the purchase price of an acquired entity exceeds the fair value of net assets acquired. Goodwill is not amortized for financial reporting purposes. Goodwill is impaired when its carrying value exceeds its implied fair value. We perform our goodwill impairment analysis annually on October 1 or more frequently if an event or circumstance (such as a significant adverse change in the business climate, operating performance metrics, or legal factors) indicates that an impairment may have occurred. For our analysis conducted as of October 1, 2018 and 2017, we tested for impairment by comparing the estimated fair values of our reporting units to their carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired. If the carrying value of the reporting unit exceeds its fair value, then there is an indication impairment may exist.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

We estimate the fair value of our reporting units using a combination of an income approach based on the present value of estimated future cash flows and a market approach based on other corporations engaged in similar businesses. We believe this approach yields the most appropriate evidence of fair value. Determining the fair value of our reporting unit is judgmental and involves the use of significant estimates and assumptions. We based our fair value estimates on assumptions that we believe are reasonable. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for our reporting units. See Note 6, Goodwill and Other Intangibles, for additional information.

Deferred Financing Costs, net

Deferred financing costs, net, include legal, accounting, rating agency fees, and other direct costs incurred in connection with the issuance, and amendments thereto, of our debt. These costs are capitalized and amortized over the terms of the respective agreements using the effective interest method, or the straight-line method when not materially different than the effective interest method. Amortization of deferred financing costs was $3.5 million, $2.9 million, and $2.9 million for 2018, 2017, and 2016 respectively. The amortization is included in interest expense on our Consolidated Statements of Operations.

Cash Flow Hedges

Cash flow hedges are derivative instruments designated as and used to hedge the exposure to variability in expected future cash flows that are attributable to a particular risk. The derivative instruments that are designated and qualify as a cash flow hedge are reported on our consolidated balance sheets at fair value and the changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the anticipated cash flows of the underlying exposures being hedged. The net of the change in the hedge instrument and item being hedged for qualifying cash flow hedges is reported as a component of accumulated other comprehensive income or loss located in the consolidated balance sheets and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

We use interest rate collars that function to convert a portion of our Revolving Credit Facility debt to a fixed rate. The collars are designated as cash flow hedges. Interest expense on the debt is adjusted to include the payments made or received under the collar agreements. Cash proceeds from or payments to counterparties resulting from the termination of collars are classified as operating activities in our consolidated statements of cash flows. At December 31, 2018, 26.6 percent of our total long-term debt is at a variable rate. We have hedged 81.3 percent of our variable-rate debt through the use of an interest rate collar.

Fair Value Measurements

Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets and liabilities. These inputs can be readily observable, market corroborated, or generally unobservable.

Fair Value Hierarchy — In measuring fair value, we use observable market data when available and minimize the use of unobservable inputs. Unobservable inputs may be required to value certain financial instruments due to complexities in contract terms. Inputs used in fair value measurements are categorized into three fair value hierarchy levels for disclosure purposes. The entire fair value measurement is categorized based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are:

Level 1 — Inputs that reflect unadjusted quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur with both sufficient frequency and volume to provide pricing information on an ongoing basis.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Level 2 — Inputs that reflect quoted prices for similar assets and liabilities are available in active markets, and inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — Inputs that are generally less observable or from unobservable sources in which there is little or no market data. These inputs may be used with internally developed methodologies that result in our best estimate of fair value.

Valuation Techniques — Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

Market approach — Technique that uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach — Technique that converts future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing, and excess earnings models).

Cost approach — Technique that estimates the amount that would be required to replace the service capacity of an asset (i.e. replacement cost).

Assets and Liabilities with Recurring Fair Value Measurements — Certain assets and liabilities may be measured at fair value on an ongoing basis. We did not elect to apply the fair value option for recording financial assets and financial liabilities. We do not have any assets or liabilities which we measure at fair value on a recurring basis.

Assets and Liabilities with Nonrecurring Fair Value Measurements — Certain assets and liabilities are not measured at fair value on an ongoing basis. These assets and liabilities, which include long-lived assets, goodwill, and intangible assets, are subject to fair value adjustment in certain circumstances. From time to time, the fair value is determined on these assets as part of related impairment tests. For certain assets and liabilities acquired in business combinations, we record the fair value as of the acquisition date. Refer to Note 4, Business Combinations, for the fair values of assets acquired and liabilities assumed in connection with our business combinations. Other than acquisition and impairment accounting adjustments, no adjustments to fair value or fair value measurements were required for non-financial assets and liabilities for all periods presented. See Note 6, Goodwill and Other Intangible Assets and Note 7, Fair Value of Financial Instruments, for additional information.

Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2018 and 2017:

(in thousands)	2018	2017
Accrued payroll	$3,143	$4,595
Accrued sales taxes	1,724	1,642
Other	1,492	881
Accrued expenses	$6,359	$7,118

Revenue Recognition

Following the adoption of ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), we recognized revenue in accordance with two different accounting standards: 1) Topic 606 and 2) ASC Topic 840, Leases (“Topic 840”), which addresses lease accounting, for which we will adopt an update to this standard using the modified retrospective approach, as described herein. In 2018, we adopted updated FASB revenue recognition guidance using the full retrospective approach and the adoption had no impact to our consolidated financial statements. Topic 606 replaced ASC Topic 605, Revenue Recognition (“Topic 605”), which was the revenue recognition accounting standard in effect for the years ended December 31, 2017 and 2016. For each of the three years in the period ended December 31, 2018, we recognized rental revenue in accordance with Topic 840 Leases, which is the lease accounting standard.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Under Topic 606, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A “performance obligation” is a promise in a contract to transfer a distinct good or service to a customer, and is the unit of account under Topic 606. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services. As reflected below, most of our revenue is accounted for under Topic 840. Our contracts with customers generally do not include multiple performance obligations. The inset below presents our revenue types based on the accounting standard used to determine the accounting.

Year ended December 31, 2018(1)
(in thousands)	Topic 840	Topic 606	Total
Rental:
Rental	$173,871	$—	$173,871
Shipping and handling	—	7,531	7,531
Total rental	173,871	7,531	181,402
Sales and services:
Equipment	—	44,368	44,368
Parts and services	—	20,527	20,527
Total sales and services	—	64,895	64,895
Total revenue	$173,871	$72,426	$246,297
Year ended December 31, 2017(1)
(in thousands)	Topic 840	Topic 605	Total
Rental:
Rental	$151,193	$—	$151,193
Shipping and handling	—	7,102	7,102
Total rental	151,193	7,102	158,295
Sales and services:
Equipment	—	27,255	27,255
Parts and services	—	18,217	18,217
Total sales and services	—	45,472	45,472
Total revenue	$151,193	$52,574	$203,767
Year ended December 31, 2016(1)
(in thousands)	Topic 840	Topic 605	Total
Rental:
Rental	$128,320	$—	$128,320
Shipping and handling	—	5,291	5,291
Total rental	128,320	5,291	133,611
Sales and services:
Equipment	—	42,672	42,672
Parts and services	—	10,815	10,815
Total sales and services	—	53,487	53,487
Total revenue	$128,320	$58,778	$187,098

____________

(1)      Subsequent to the issuance of the 2018 consolidated financial statements, a disclosure error was identified in the previously reported amounts of rental revenue in the Topic 840 column for the years ended December 31, 2018, 2017 and 2016. In the above tabular disclosure, rental revenue previously reported in the Topic 840 column of $7,531, $7,102, and $5,291 is now separately presented as shipping and handling rental revenue in the Topic 606 column for the year ended December 31, 2018, and in the Topic 605 Column for the years ended December 31, 2017 and 2016. There is no change in total rental revenue disclosed or reported. This correction is not material to the consolidated financial statements.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Rental Revenue.    Our rental contracts are for various equipment, parts, tools, and accessories under 28 day or monthly agreements which include automatic renewal provisions. The majority of our rental payments are due upon receipt, with a minority that are billed in arrears. Revenue is recognized ratably over the rental agreement period and in accordance with Accounting Standards Codification 840, Leases (“Topic 840”). Unearned revenue is reported in our Deferred rent income line of our Consolidated Balance Sheet. We had deferred revenue of $4.8 million as of December 31, 2018 and $4.8 million as of December 31, 2017.

Equipment Sales.    We sell both new and used equipment. Our new equipment products are sold at list price. We do not discount or offer other pricing incentives or concessions. The contractual sales price for each individual product represents the standalone selling price. Our used equipment is of a sufficiently unique nature — based on the specifics of its age, usage, etc. — that it does not have an observable standalone selling price. Equipment sales revenue is recognized when vehicles are delivered, which is when the transfer of title, risks and rewards of ownership, and control are considered passed to the customer. Payment is usually due and collected within 30 days subsequent to transfer of control of the vehicle. There are no rights of return or warranties offered on equipment sales.

Parts Sales and Services.    We sell parts, tools and accessories in addition to services. We record revenue on a point in time as parts and services are delivered. The amount of consideration we receive for parts is based upon a list price net of discounts and incentives, and the impact of such variable consideration are factored into the amount of revenue we recognize at any point in time. The amount of consideration received for service is based upon labor hours expended and parts utilized to perform and complete the necessary services for our customers. There are no rights of return or warranties offered on parts sales. Payment is usually due and collected within 30 days subsequent to delivery of parts or performance of service.

We record sales tax billed to customers and remitted to governmental authorities on a net basis and, consequently, these amounts are excluded from revenues and expenses. Sales taxes are recorded as accrued expenses when billed.

Shipping and Handling Costs

We classify shipping and handling fees billed to customers as rental revenues on our Consolidated Statements of Operations. We include the related shipping and handling costs in cost of rental and sales revenues, excluding depreciation on our Consolidated Statements of Operations.

Advertising Costs

We promote our business through various industries media channels, and expense advertising costs as incurred.

Share-Based Compensation

The fair value of equity-classified awards is determined at the grant date using techniques appropriate for the awards, including Monte Carlo simulation model, which we use to determine compensation expense over the service period. The fair value of liability-classified awards is determined at the grant date and is remeasured at the end of each reporting period through the date of settlement and adjusted through compensation expense. We recognize compensation expense for our share-based payments over the requisite service period for the entire award. See Note 11, Share-Based Compensation Plans for additional information.

Income Taxes

We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial accounting and tax bases of assets and liabilities and are measured using the tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more-likely-than-not to be realized in future periods. A valuation allowance is established to reduce deferred tax assets if it is more likely

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

than not that a deferred tax asset will not be realized. The effect on net deferred tax assets and liabilities resulting from a change in tax rates is recognized as income or expense in the period that the change in tax rates is enacted.

We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments are applied in the calculation of the deferred income tax expense or benefit associated with certain deferred tax assets and liabilities. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period.

Our income tax returns are subject to examination by federal, state and foreign tax authorities. There may be differing interpretations of tax laws and regulations, and as a result, disputes may arise with these tax authorities involving the timing and amount of deductions and allocation of income. With the exception of net operating loss carryforwards (“NOLs”), we are no longer subject to federal, state, local, and foreign income tax examinations by tax authorities for years ending on or prior to December 31, 2014.

We recognize uncertain income tax positions if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Our determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet recognition and measurement standards. Our policy is to record interest and penalties related to unrecognized tax benefits in income tax expense (benefit) on our Consolidated Statements of Operations. As of December 31, 2018 and 2017, our uncertain income tax positions, unrecognized tax benefits, and accrued interest were not material.

Translation of Foreign Currency

Assets and liabilities of our Mexican subsidiary that have a functional currency other than U.S. dollars, are translated into U.S. dollars using exchange rates at the balance sheet date. Revenues and expenses are translated at average exchange rates effective during the year. Foreign currency translation is not material to our results of operations and consolidated financial statements.

Recently Issued Accounting Pronouncements

In March 2016, the FASB issued guidance (“Topic 842”) to increase transparency and comparability among organizations by requiring (1) recognition of lease assets and lease liabilities on the balance sheet and (2) disclosure of key information about leasing arrangements. Some changes to the lessor accounting guidance were made to align both of the following: (1) the lessor accounting guidance with certain changes made to the lessee accounting guidance and (2) key aspects of the lessor accounting model with revenue recognition guidance. Topic 842 is effective for public company fiscal years and interim periods beginning after December 15, 2018 and all other companies including, Emerging Growth Companies, in fiscal years beginning after December 15, 2019. A modified retrospective approach is required for adoption for all leases that exist at or commence after the date of initial application with an option to use certain practical expedients. We expect to use the package of practical expedients that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally expect to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component. We will adopt this guidance effective January 1, 2020, using the transition method that allows us to initially apply Topic 842 as of January 1, 2020 and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

The majority of our revenue is from leases of our equipment to customers (74%, 77% and 72% in 2018, 2017 and 2016, respectively). Leasing revenue is accounted for under Topic 840, and will be accounted for under Topic 842 when we adopt the new leasing standard.

We determine if an arrangement is a lease at inception. As of December 31, 2018, we had capital leases for rental equipment, as well as various operating leases for certain of our facilities. Our capital lease obligations were $33.3 million as of December 31, 2018, and are described in more detail in Note 9, Debt and Capital Leases. The capital leases addressed in Note 9 are expected to be accounted for as finance leases upon adoption of Topic 842, and we do not expect any significant changes to the accounting for such leases upon adoption.

With respect to our operating leases, the aggregate remaining rental payments as of December 31, 2018 through the terms of the leases were approximately $8.4 million, and are described in more detail in Note 8, Commitments and Contingencies. Under Topic 842, operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under Topic 842, operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, upon adoption of Topic 842, we will use our estimated incremental borrowing rate at the commencement date to determine the present value of lease payments. The operating lease ROU assets will also include any lease payments made and exclude lease incentives. Our lease terms may include options to extend or terminate the lease that we are reasonably certain to exercise. Lease expense under Topic 842 will be recognized on a straight-line basis over the lease term.

Upon the adoption of Topic 842, no significant changes to our revenue accounting are expected. Because of the transition method we will use to adopt Topic 842, the new standard will not be applied to periods prior to adoption and the adoption will have no impact on our previously reported results. The future minimum lease payments for our operating leases as of December 31, 2018 are discussed in Note 8, Commitments and Contingencies. The undiscounted total of such payments was $8.4 million. Upon adoption of Topic 842, we expect to recognize operating lease ROU assets and lease liabilities that reflect the present value of these future payments.

In August, 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities.” This update aims at improving the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. In addition, the amendments in this Update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP based on the feedback received from preparers, auditors, users, and other stakeholders. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. We will adopt this guidance effective as of January 1, 2020, and the impact on our consolidated financial position, results of operations, cash flows, and related disclosures is not currently estimable.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820).” ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820 Fair Value Measurement, based on considerations of costs and benefits. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range of weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. This guidance in this update is effective for all companies for fiscal years after December 15, 2019. Early adoption is permitted upon issuance of this Update. We will adopt this guidance effective as of January 1, 2020, and the impact on our consolidated financial position, results of operations, cash flows, and related disclosures is not currently estimable.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

In October 2018, the FASB issued ASU 2018-16, “Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (Topic 815).” During the hedge accounting project that led to the issuance of Update 2017-12, the Federal Reserve requested that the Overnight Indexed Swap rate based on Secured Overnight Financing Rate be considered eligible as a U.S. benchmark interest rate for purposes of applying hedge accounting under Topic 815. Similar to the OIS rate based on the Fed Funds Effective Rate, which is a swap rate based on the underlying overnight Fed Funds Effective Rate, the OIS rate based on SOFR will be a swap rate based on the underlying overnight SOFR rate. The Federal Reserve and Alternative Reference Rate Committee expressed the importance of including the OIS rate based on SOFR as a benchmark rate for hedge accounting purposes in facilitating broader use of the underlying SOFR rate in the marketplace. For entities that have not already adopted Update 2017-12, the amendments in this Update are required to be adopted concurrently with the amendments in Update 2017-12. For public business entities that already have adopted the amendments in Update 2017-12, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. All other entities are effective for fiscal years after December 15, 2019. We will adopt this guidance effective as of January 1, 2020, and the impact on our consolidated financial position, results of operations, cash flows, and related disclosures is not currently estimable.

In December 2018, the FASB issued ASU 2018-20, “Narrow Scope Improvements for Lessors (Topic 842).” ASU 2018-20 permits lessors, as an accounting policy election, to not evaluate whether certain sales taxes and other similar taxes are lessor costs (as described in paragraph 842-10-15-30(b)) or lessee costs. Instead, those lessors will account for those costs as if they are lessee costs. Consequently, a lessor making this election will exclude from the consideration in the contract and from variable payments not included in the consideration in the contract all collections from lessees of taxes within the scope of the election and will provide certain disclosures. The amendments in this Update related to certain lessor costs which require lessors to exclude from variable payments, and therefore revenue, lessor costs paid by lessees directly to third parties. The amendments also require lessors to account for costs excluded from the consideration of a contract that are paid by the lessor and reimbursed by the lessee as variable payments. A lessor will record those reimbursed costs as revenues, recognizing variable payments for contracts with lease and nonlease components and require lessors to allocate (rather than recognize as currently required) certain variable payments to the lease and nonlease components when the changes in facts and circumstances on which the variable payment is based occur. After the allocation, the amount of variable payments allocated to the lease components will be recognized as income in profit or loss in accordance with Topic 842, while the amount of variable payments allocated to nonlease components will be recognized in accordance with other Topics, such as Topic 606. The amendments in this Update affect the amendments in Update 2016-02, which are not yet effective but can be early adopted. The effective date and transition requirements for the amendments in this Update for entities that have not adopted Topic 842 before the issuance of this Update are the same as the effective date and transition requirements in Update 2016-02 (for example, January 1, 2019, for calendar-year-end public business entities). We will adopt this guidance effective as of January 1, 2020, and the impact on our consolidated financial position, results of operations, and cash flows is not currently estimable.

Note 3: Segments

We operate and have two reportable business segments, Equipment Rental and Sales (“ERS”) and Parts, Tools and Accessories (“PTA”). Equipment Rental and Sales provides rental solutions to utilities and contractors serving multiple end-markets, including electric transmission and distribution, telecom, rail, lighting and signage. We rent and sell specialized equipment to utilities and utility contractors that build and maintain critical transmission and distribution infrastructure. Utilizing our national platform and rental fleet, we expanded our focus on equipment rental to the telecom, rail, lighting and signage end-markets. The majority of our existing equipment can be used across multiple end-markets and many of our customers operate in multiple end-markets. We rent and sell a broad range of new and used equipment including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, rail mounted equipment and underground equipment. Our PTA segment offers customers sale and rental solutions for parts, tools and accessories to complement our specialty equipment line.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Segments (cont.)

The following table presents our revenue by segment and type for the years ended December 31, 2018, 2017, and 2016:

(in thousands)	2018	2017	2016
Equipment Rental and Sales
Rental	$172,743	$152,110	$130,517
Sales	44,368	27,255	42,672
	217,111	179,365	173,189
Parts, Tools and Accessories
Rental	11,819	8,779	5,290
Sales	17,367	15,623	8,619
	29,186	24,402	13,909
Total Revenues	$246,297	$203,767	$187,098

Our reportable segments align with the information our chief operating decision maker (“CODM”) receives on a regular basis to evaluate the performance of the business and to allocate resources. The accounting principles applied at the operating segment level in determining gross profit are generally the same as those applied at the consolidated financial statement level. There are no inter-segment revenues, and cost allocations to operating segment cost of revenue are minimal; that is, revenue, cost of equipment and parts sold or rented, depreciation of rental equipment and gross profit are directly attributed to each of the operating segments.

The following table presents our financial information by segment for the years ended December 31, 2018, 2017 and 2016:

	Equipment Rental and Sales	Parts, Tools and Accessories	Total
(in thousands)
2018
Revenue	$217,111	$29,186	$246,297
Cost of revenue and sales, excluding depreciation	84,399	16,187	100,586
Depreciation of rental equipment	60,436	3,657	64,093
Gross profit	72,276	9,342	81,618
Capital expenditures, net of sales	54,562	—	54,562
2017	Equipment Rental and Sales	Parts, Tools and Accessories	Total
Revenue	$179,365	$24,402	$203,767
Cost of revenue and sales, excluding depreciation	69,383	14,766	84,149
Depreciation of rental equipment	58,877	2,996	61,873
Gross profit	51,105	6,640	57,745
Capital expenditures, net of sales	40,039	—	40,039
2016	Equipment Rental and Sales	Parts, Tools and Accessories	Total
Revenue	$173,189	$13,909	$187,098
Cost of revenue and sales, excluding depreciation	93,028	8,220	101,248
Depreciation of rental equipment	54,206	2,058	56,264
Gross profit	25,955	3,631	29,586
Capital expenditures, net of sales	33,177	—	33,177

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Segments (cont.)

Total assets by segment are not disclosed herein because asset by operating segment data is not reviewed by the CODM as the basis to assess performance and allocate resources.

Gross profit is the primary operating result whereby our segments are evaluated for performance and resource allocation. The following table presents a reconciliation of segment gross profit to consolidated loss before income taxes.

(in thousands)	2018	2017	2016
Gross profit	$81,618	$57,745	$29,586
Transaction expenses	(440)	(202)	(257)
Selling, general and administrative expenses	(34,959)	(29,805)	(25,166)
Amortization expense	(2,826)	(2,646)	(2,606)
Non-rental depreciation	(219)	(210)	(210)
Asset impairment	—	(610)	—
Other operating expenses	(10)	(784)	(35)
Interest expense, net	(56,698)	(53,710)	(48,203)
Other (expense) income	(287)	(366)	192
Loss before income taxes	$(13,821)	$(30,588)	$(46,699)

We are positioned to serve all 50 U.S. states, 13 Canadian provinces and territories and 31 Mexican states using our network of 57 locations in North America as of December 31, 2018. The following table presents revenue by country for the years ended December 31, 2018, 2017 and 2016 and total asset by country as of December 31, 2018 and 2017:

(in thousands)	2018	2017	2016
Revenue
United States	$237,815	$193,600	$178,355
Canada	6,297	8,583	7,982
Mexico	2,185	1,584	761
	$246,297	$203,767	$187,098

Assets
United States	$669,942	$676,210
Canada	11,923	12,942
Mexico	9,691	8,354
	$691,556	$697,506

One customer served by both the Equipment Rental and the PTA segments generated 10.6 percent of our total revenue in 2018 with no customer over 10 percent in 2017 or 2016.

Note 4: Business Combinations

2018 Acquisition.    On July 2, 2018, Nesco acquired 100 percent of the common stock of N&L Line Equipment (“N&L”) for $5.0 million. N&L manufactures hot line tools and is a distributor for lineman’s equipment and supplies in the utility industry. In addition to distributing for a wide variety of manufacturers, N&L also has the capability to test, repair, and certify most of the equipment that is sold. N&L’s products will be sold through our existing distribution channels and N&L was added to our PTA segment. The acquisition was settled with $1.6 million cash consideration and the issuance of $3.5 million, 5 percent interest, five-year unsecured promissory notes to two former owners on July 2, 2018. N&L reported revenues of $2.1 million and $0.4 million pretax income during the July 2, 2018 to December 31, 2018 period.

2017 Acquisition.    On October 6, 2017, Nesco acquired assets of Bethea Tool & Equipment. Assets acquired consisted of the strategic stringing block inventory and rights to the supply chain from Bethea (“Acquiree” or “Bethea”) for

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Business Combinations (cont.)

$6.0 million (“the Transaction”). The Bethea tradename is recognized in the industry as the premier brand of stringing blocks for both their quality and innovative design. The Transaction expands our rental offering in high demand stringing blocks and secures a Chinese foundry supply chain. Bethea was added to our PTA segment. The Transaction was funded through the establishment of a $2.3 million accounts payable and the issuance of a $3.7 million note payable. The unsecured note payable shall be paid with a $1.0 million lump sum payment due 90 days after October 6, 2017, followed by quarterly installment payments of $0.2 million through December 2021 subject to 5 percent interest. Bethea reported revenues of $0.7 million and $0.2 million pretax income during the October 6, 2017 to December 31, 2017 period.

2016 Acquisition.    On August 4, 2016, we acquired 100 percent of the equity interests of V&H Leasing Services, Inc. (“V&H Leasing”) from V&H, Inc. for $10.6 million in cash. The cash consideration transferred and concurrent payoff of V&H Leasing’s third party debt assumed by the Company, was funded through a $25 million credit facility (see Note 9). V&H Leasing is a Wisconsin corporation and was a wholly owned subsidiary of V&H, Inc. On September 1, 2016 V&H Leasing was formally dissolved and merged into Nesco. V&H Leasing’s primary business is the renting of rail and other heavy duty truck equipment under rental agreements with rail equipment users and operators. The acquisition is part of our Equipment Rental Segment (“ERS”). The V&H Leasing acquisition was accounted for using the acquisition method of accounting, with the purchase consideration allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed as determined by the Company with the assistance of independent third parties. V&H reported revenues of $3 million and $2.4 million pretax loss during the August 4, 2016 to December 31, 2016 period. Transaction costs associated with the acquisition were expensed as incurred.

We accounted for the acquisitions using the acquisition method of accounting. The purchase price has been allocated to the fair value of the tangible and identifiable intangible assets acquired as determined by management with the assistance of independent third parties. The results of operations of N&L and Bethea, have been included with the Company’s results since the dates of each acquisition. Transaction costs associated with the acquisitions were expensed as incurred subsequent to the acquisition.

The fair value of the assets acquired and liabilities assumed as of the acquisition dates were as follows:

	2018	2017	2016
(in thousands)	N&L (July 2, 2018)	Bethea (October 6, 2017)	V&H (August 4, 2016)
Cash	$69	$—	$911
Accounts receivable	559	—	1047
Inventory	270	654	—
			34
Property and equipment	474	—	—
Rental equipment	1,056	—	22,788
Customer relationships	1,610	450	—
Trademarks	530	500	—
Non-competition agreements	90	290	—
Total identifiable assets acquired	4,658	1,894	24,780

Accounts payable and other liabilities	(378)	—	(169)
			(375)
			(27)
Note payable	(504)	—	(14,157)
Total liabilities assumed	(882)	—	(14,728)
Goodwill	1,189	4,073	556
Total consideration	$4,965	$5,967	10,608

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Business Combinations (cont.)

Intangible assets of $2.2 million and goodwill of $1.2 million arising from the N&L acquisition consists largely of the synergies and economies of scale expected from expanding to meet high demand for hot line tools and lineman’s supplies in the utility industry. Goodwill of $4.1 million arising from the Bethea acquisition consists largely of the synergies and economies of scale expected from expanding our high demand stringing block offering and securing the supply chain. None of the goodwill recognized is expected to be deductible for income tax purposes.

Unaudited Pro forma Information.    The operating results of these acquisitions have been reflected in the Company’s consolidated financial statements since the dates of each acquisition. The following unaudited pro forma information is presented for comparison purposes as if the V&H acquisition was completed as of January 1, 2016 (pro forma information related to N&L and Bethea are not material to the Company’s consolidated results):

Year ended December 31, 2016
Total revenue	$191,052
Net (loss)	(50,252)

Note 5: Rental Equipment

Rental equipment consisted of the following as of December 31, 2018 and 2017:

(in thousands)	2018	2017
Rental equipment	$541,529	$506,188
Less: accumulated depreciation	(220,807)	(175,013)
Rental equipment, net	$320,722	$331,175

Depreciation expense related to our rental equipment was $64.1 million, $61.9 million, and $56.3 million for years ended December 31, 2018, 2017, and 2016 respectively.

Company recorded a $1.4 million major repair disposal expense in 2018. This impairment was on specific units needing major repairs and is not reflective of a need to further impair the overall fleet.

Note 6: Goodwill and Other Intangible Assets

Annual goodwill impairment testing and Nesco trade name and customer relationships impairment testing are performed in the fourth quarter of each year; unless events or circumstances indicate earlier impairment testing is required. No goodwill or intangibles impairment loss was recognized in the years ending December 31, 2018, 2017 or 2016. As of December 31, 2018 and 2017, cumulative goodwill, trade names and customer relationships impairment losses were $190.7 million, $9.9 million and $114.4 million, respectively.

As of December 31, 2018 and 2017, the balances of intangible assets were as follows:

(in thousands)	Amortization Period	Gross Amount	Accumulated Amortization	Net Intangible Assets
2018
Goodwill		$228,714	$—	$228,714
Nesco trade name	Indefinite	28,000	—	28,000
Trade names	15 years	1,030	(59)	971
Non-compete agreements	3 years	380	(130)	250
Customer relationships	15–20 years	50,060	(8,541)	41,519
		$308,184	$(8,730)	$299,454

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Goodwill and Other Intangible Assets (cont.)

(in thousands)	Amortization Period	Gross Amount	Accumulated Amortization	Net Intangible Assets
2017
Goodwill		$227,525	$—	$227,525
Nesco trade name	Indefinite	28,000	—	28,000
Trade name	15 years	500	(8)	492
Non-compete agreements	3 years	290	(24)	266
Customer relationships	15–20 years	48,450	(5,872)	42,578
		$304,765	$(5,904)	$298,861

Goodwill related to our Equipment Rental and Sales segment and PTA segment was $223.5 million and $5.3 million, respectively, as of December 31, 2018 ($223.5 million and $4.1 million as of December 31, 2017).

Our amortization expense on intangibles was $2.8 million, $2.6 million, and $2.6 million for 2018, 2017, and 2016 respectively.

As of December 31, 2018, our estimated amortization expense for other intangible assets for each of the next five years and thereafter is estimated to be as follows:

(in thousands)
2019	$2,896
2020	2,872
2021	2,800
2022	2,800
2023	2,791
Thereafter	28,581
Total	$42,740

Note 7: Fair Value of Financial Instruments

Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets and liabilities. These inputs can be readily observable, market corroborated, or generally unobservable.

Fair Value Hierarchy — In measuring fair value, we use observable market data when available and minimize the use of unobservable inputs. Unobservable inputs may be required to value certain financial instruments due to complexities in contract terms. Inputs used in fair value measurements are categorized into three fair value hierarchy levels for disclosure purposes. The entire fair value measurement is categorized based on the lowest level of input that is significant to the fair value measurement.

Valuation Techniques — Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

Market approach — Technique that uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach — Technique that converts future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing, and excess earnings models).

Cost approach — Technique that estimates the amount that would be required to replace the service capacity of an asset (i.e. replacement cost).

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (cont.)

Assets and Liabilities with Recurring Fair Value Measurements — Certain assets and liabilities may be measured at fair value on an ongoing basis. We did not elect to apply the fair value option for recording financial assets and financial liabilities. We do not have any assets or liabilities which we measure at fair value on a recurring basis.

Assets and Liabilities with Nonrecurring Fair Value Measurements — Certain assets and liabilities are not measured at fair value on an ongoing basis. These assets and liabilities, which include long-lived assets, goodwill, and intangible assets, are subject to fair value adjustment in certain circumstances. From time to time, the fair value is determined on these assets as part of related impairment tests. For certain assets and liabilities acquired in business combinations, we record the fair value as of the acquisition date. Refer to Note 4, Business Combinations.

Business Combinations, for the fair values of assets acquired and liabilities assumed in connection with our business combinations. Other than acquisition and impairment accounting adjustments, no adjustments to fair value or fair value measurements were required for nonfinancial assets and liabilities for all periods presented. See Note 4, Business Combinations.

We classify our financial instruments based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect our estimate of the fair value of our liabilities and their placement within the fair value hierarchy levels.

As of December 31, 2018 and 2017, the fair values and carrying values of our debt instruments were as follows:

	2018		2017
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Revolving Credit Facility	$209,000	$209,000	$210,000	$210,000
Tranche B Revolving Credit Commitments	25,000	25,000	25,000	25,000
Senior Secured Second Lien Notes due 2021	525,000	443,625	525,000	446,250
Notes Payable	6,221	5,952	3,770	3,665

We record our debt instruments on contractual terms, net of any applicable premium or discount. Our debt instruments consist of senior notes payable, borrowings under our Revolving Credit Facility, and a Note Payable and are classified as Level 2 (see Note 9, Debt and Capital Leases). The fair value of our senior notes payable and our Revolving Credit Facility are based upon third party pricing sources, which generally do not represent daily market activity, nor do they represent data obtained from an exchange. The interest rates on our Revolving Credit Facilities, including Tranche B Revolving Credit Commitments, are adjusted regularly to reflect current market rates; therefore, carrying value approximates fair value for these borrowings.

Level 3 inputs were used in determining fair value when performing the annual test for impairment of goodwill and long-lived assets, including other intangible assets for 2018 and 2017. See Note 6, Goodwill and Other Intangible Assets, for additional information.

During the 2nd half of 2017, we recorded an impairment of $0.6 million related to certain rental equipment classified as held for sale. The fair value was based on market values and management estimates and is classified as Level 3.

(in thousands)	Carrying Value	Fair Value	Recognized loss
Rental assets held for sale	$389	$—	$389

Derivatives and Hedging

We entered into an interest rate collar on December 4, 2018 (“the Collar”). The Collar has a notional amount of $170 million to hedge the interest rate risk associated with our Revolving Credit Facility. The Collar is designated as a cash flow hedge and has a term extending to September 30, 2020. Under the terms of the Collar, we are required to pay the counterparty to the agreement an amount equal to the difference between a monthly LIBOR-based interest

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (cont.)

rate and a defined interest rate floor; conversely, we are entitled to receive from the counterparty an amount equal to the excess of a LIBOR-based interest rate and a defined interest rate cap. The required payments due to or due from the counterparty are calculated by applying the interest rate differential to the notional amount, and are determined monthly through September 30, 2020.

The fair value of derivatives as of December 31, 2018 and 2017, is presented below.

	2018		2017
(in thousands)	Assets	Liabilities	Assets	Liabilities
Cash flow derivatives:
Interest rate collars	$—	$396	$—	$—

All derivatives are marked to fair value on our consolidated balance sheet using Level 2 inputs. Changes in the fair value of cash flow hedges are recorded in a separate component of equity (referred to as Accumulated Other Comprehensive Income or Loss, or “AOCI” or “AOCL”), net of income taxes, and recorded in earnings in the period in which the hedged transaction occurs. The effects of derivatives on our consolidated financial statements is presented in the table below.

	Gain (Loss) Recognized in AOCL		Gain (Loss) Reclassified from AOCL into Earnings
(in thousands)	2018	2017	2018	2017
Cash flow derivatives:
Interest rate collars	$(396)	$—	$—	$—

The total pre-tax amount in AOCL related to cash flow hedges was a $0.4 million loss at December 31, 2018, which we do not expect to be recognized in earnings within the next 12 months because of the match in terms of the derivative and the hedged variable-rate debt. We evaluate each quarter, the effectiveness of the hedge through a comparison of the terms. No amount of ineffectiveness was recorded in earnings for the cash flow hedge in the year ended December 31, 2018.

Note 8: Commitments and Contingencies

We record a liability when we believe that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information.

Legal Matters

We are subject to various claims and legal actions that arise primarily in the ordinary course of business. These matters include, but are not limited to, general liability claims (including personal injury, product liability, property, and auto claims), indemnification and guarantee obligations, employee injuries and employment-related claims, and contract and real estate matters. We maintain insurance coverage for our operations and employees. Our major policies include coverage for property, general liability, auto, directors and officers, health, and workers’ compensation insurances. The ultimate legal and financial liability with respect to such matters generally cannot be estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements against us. Estimates for losses from litigation are made after consultation with outside legal counsel. In our opinion, after consultation with legal counsel, the disposition or ultimate resolution of such claims and actions will not have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Commitments and Contingencies (cont.)

Purchase Commitments

As of December 31, 2018, we had purchase commitments of $51.2 million related to the purchase of new equipment for the rental fleet, inventory, and other items due in 2019; we have no purchase commitments beyond 2020.

Operating Leases

We lease certain facilities under various operating leases. Our lease agreements include customary renewal options and base rental escalation clauses, for which the related rent expense is accounted for on a straight-line basis during the terms of the respective leases. Additionally, certain leases may require us to pay maintenance, insurance, taxes, and other expenses in addition to the stated rental payments. Rent expense included in cost of rental revenue excluding depreciation was $1.5 million for 2018, $1.3 million in 2017, and $0.9 in 2016. Rent expense included in selling, general, and administrative expenses was $0.3 million in 2018, $0.3 million in 2017 and $0.3 in 2016.

We lease certain fleet equipment under a master lease agreement. Our lease agreement is for a five year period at the end of which we can return or purchase the equipment, or extend the life of the lease. Related rent expense is accounted for on a straight-line basis during the term of the lease. The equipment lease requires us to pay maintenance, insurance, taxes, and other expenses in addition to the stated rental payments. Rent expense included in cost of rental revenue excluding depreciation for 2018, 2017, and 2016 was $5.0 million, $2.6 million, and $1.5, respectively.

As of December 31, 2018, minimum lease payments for each of the next five years and thereafter were as follows:

(in thousands)
2019	$2,263
2020	2,012
2021	1,804
2022	1,145
2023	751
Thereafter	471
Total	$8,446

Note 9: Debt and Capital Leases

Debt obligations and associated interest rates consisted of the following as of December 31, 2018 and 2017:

(in thousands)	2018	2017	2018	2017
Revolving Credit Facility	$209,000	$210,000	5.2%	3.6%
Tranche B Revolving Credit Commitments	25,000	25,000	9.5%	9.5%
Senior Secured Second Lien Notes due 2021	525,000	525,000	6.9%	6.9%
Notes Payable	5,952	3,665
Total debt outstanding	764,952	763,665
Deferred finance fees	(5,549)	(7,441)
Net debt	759,403	756,224
Less current maturities	(2,531)	(1,577)
Long-term debt	$756,872	$754,647

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Debt and Capital Leases (cont.)

Revolving Credit Facility

NESCO Holdings I, Inc. and Merger Sub, entered into a credit agreement consisting of a senior secured asset-based revolving credit facility with a syndicate of lenders, for an aggregate principal amount of $250.0 million. The Revolving Credit Facility had an original maturity date of February 26, 2019.

At our option, interest varies with LIBOR or the lead bank’s base rate (prime or federal funds rate) and is payable at the end of the applicable interest period, with respect to LIBOR loans, or quarterly, with respect to base rate loans. As of December 31, 2018, the Revolving Credit Facility bore interest at 5.2 percent, with a principal balance of $209.0 million.

Borrowings under the Revolving Credit Facility are limited to certain borrowing base calculations that vary with eligible accounts receivable and eligible rental equipment. As of December 31, 2018, there was $91.0 million, subject to a borrowing base, in borrowing availability under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility are secured by substantially all of our assets and a pledge of Holdings II’s equity interests in us and our subsidiaries. The Revolving Credit Facility contains various restrictive covenants, including the maintenance of certain financial ratios.

On August 4, 2016 we entered into Incremental Agreement No. 1 and Amendment No. 2 (“the Incremental Agreement”) to the Credit Agreement for our Revolving Credit Facility with Barclays Bank PLC, as administrative agent, and lenders party thereto. The Incremental Agreement, provided us with $25.0 million of “Tranche B Revolving Credit Commitments” in a “first-in-last-out” tranche (the “FILO Tranche”) with ECP III, among others, as the Incremental Lenders. The FILO Tranche is secured on a pari passu basis with the existing loans under the Credit Agreement and guaranteed by each guarantor of the existing loans under the Credit Agreement. All proceeds from the liquidation or other realization of the collateral shall be applied first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the FILO Tranche) and second to the FILO Tranche, and loans under the FILO Tranche may not be prepaid by the Company at any time that other revolving loans and/or unpaid drawings under letters of credit are outstanding, subject to certain exceptions. The FILO Tranche had an original maturity date of September February 26, 2019.

On April 13, 2018, Nesco entered into Amendment No. 3 to the Credit Agreement (the Third Amendment) for our Revolving Credit Facility with Barclays Bank PLC, as administrative agent, and lenders party thereto. The Third Amendment, among other things, amends the floor for the financial springing covenants to excess availability less than $25.0 million (previously $20.0 million) and extends the redemption date of the Revolving Credit Facility and the FILO Tranche nineteen months to September 2020. The Third Amendment also amends the springing cash covenant from $20.0 million to $25.0 million and restricts Nesco and Nesco restricted subsidiaries’ ability to make net capital expenditures in any one year to the greater of $30.0 million or 25 percent of the last twelve months EBITDA, plus up to $10.0 million additional for highly performing fleet assets. The Third Amendment was approved by all the syndicate banks with one exception, a $40.0 million portion of the total facility of $250.0 million.

On June 7, 2018, Nesco entered into Amendment No. 4 to the Credit Agreement (the Fourth Amendment) for our Revolving Credit Facility. The Fourth Amendment amends the syndicate of banks for a new participant that funded the remaining $40.0 million.

On August 13, 2018, we entered into Amendment No. 5 to the Credit Agreement (the “Fifth Amendment”) for our Revolving Credit Facility. The Fifth Amendment, among other things, upsizes the existing ABL revolver by $50.0 million to $300.0 million. Additionally, the Fifth Amendment amends the floor for the financial springing covenants to excess availability less than $30.0 million (previously $25.0 million) and amends the springing cash covenant from $25.0 million to $30.0 million.

On January 16, 2019, we entered into Amendment No. 6 to the Credit Agreement (the “Sixth Amendment”) for our Revolving Credit Facility. The Sixth Amendment, changes the aggregate amount of Specified Capital Expenditures in Section 8.30(i)(z) from $10.0 million up to $35.0 million.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Debt and Capital Leases (cont.)

Interest expense incurred on the Revolving Credit Facility and Tranche B Revolving Credit Commitments was $11.5 million, $10.7 million, and $7.2 million for 2018, 2017, and 2016 respectively.

Senior Secured Second Lien Notes due 2021 (the “Notes”)

Nesco and NESCO Finance Corporation, completed a private offering for the Senior Secured Second Lien Notes due 2021. The notes do not have registration rights. The aggregate principal amount of the Notes was $525.0 million.

The Notes bear interest at a rate of 6.875 percent per annum payable semi-annually, in cash in arrears, on February 15 and August 15 of each year, commencing on August 15, 2014. Interest expense incurred on the Notes was $36.1 million for 2018, 2017, and 2016 respectively. We include this amount in interest expense, net on our Consolidated Statements of Operations.

Capital Leases

On December 29, 2015 we entered into a master lease agreement to lease certain fleet equipment. Our lease agreements are for a five year period at the end of which we can return or purchase the equipment, or extend the life of the lease, depending on the agreement. Fleet under capital lease as of December 31, 2018 was $33.3 million. Fleet under capital lease as of December 31, 2017 was $26.0 million, of which $3.9 million related to a sales lease back provision. No gain or loss was recognized on the sales lease back transaction. Additionally, the equipment lease will require us to pay maintenance, insurance, taxes, and other expenses in addition to the stated rental payments. Accumulated depreciation for fleet under capital lease as of December 31, 2018 was $9.3 million, and $4.8 million as of December 31, 2017.

As of December 31, 2018, the capital lease obligations outstanding over the next five years and thereafter were as follows:

(in thousands)	Capital Leases
2019	$9,693
2020	9,691
2021	19,229
2022	4,649
2023	2,642
Thereafter	—
Total	45,904
Less amounts representing interest	(12,620)
$33,284

Notes Payable

In connection with the N&L acquisition, see Note 4, Business Combinations, we entered into notes payable with the two former owners. Owner A’s share will be paid with annual installment payments of $0.5 million through December 2022, subject to a 5 percent interest computed on a 365-day year basis. Owner B’s share will be paid with a single $1.3 million payment due July 2, 2019, subject to a 5 percent annual interest rate on a 365-day year basis. As of December 31, 2018, the Notes has an aggregate carrying value of $3.9 million, net of $0.2 million of unamortized original issue discount.

In connection with the Bethea acquisition, see Note 4, Business Combinations, we entered into a note payable with the former owner for $3.7 million. The unsecured note payable shall be paid with a $1.0 million lump sum payment due 90 days after closing, followed by quarterly installment payments of $0.2 million through December 2021 subject to 5 percent interest computed on a 365-day year basis. As of December 31, 2018, the Note had an aggregate carrying value of $2.1 million, net of $0.1 million of unamortized original issue discount.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Debt and Capital Leases (cont.)

Loan Covenants and Compliance

As of December 31, 2018, we believe we were in compliance with all of the covenants and other provisions of the Notes and Revolving Credit Facility disclosed above. Any failure to be in compliance with any material provision or covenant of these agreements could have a material adverse effect on our liquidity and operations.

The financial maintenance covenants include a borrowing base availability, fixed charge coverage ratio, funded indebtedness limit, and capital expenditure caps.

Debt Maturities

As of December 31, 2018 the principal payments of debt outstanding over the next five years and thereafter were as follows:

(in thousands)	Note Payable	Long-Term Debt
2019	$2,531	$—
2020	1,313	234,000
2021	1,279	525,000
2022	549	—
2023	549	—
Thereafter	—	—
Total	$6,221	$759,000
Less unamortized discount	(269)
	$5,952

Note 10: Earnings Per Share

Basic earnings (loss) per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share assumes the vesting and conversion of our equity awards and performance awards, which the Company has pursuant to its phantom plan and profits interest award units as further described in Note 11, Share-Based Compensation Plans, provided in each case the effect is dilutive. For the years ended December 31, 2018, 2017 and 2016, phantom units (146,000 for the years ended December 31, 2018 and 2017, and 129,000 for the year ended December 31, 2016) and profits interest units (14,207 for the years ended December 31, 2018, 2017 and 2016) have been excluded from diluted earnings per share because their effects are anti-dilutive.

The following table sets forth the computation of basic earnings per share:

(amounts in thousands, except share and per share data)	2018	2017	2016
Numerator:
Net income attributable to NESCO Holdings I, Inc.	$(15,526)	$(27,095)	$(48,027)

Denominator:
Basic and diluted
Weighted average common shares	100	100	100
Adjusted weighted average common shares	100	100	100
Basic and diluted earnings per share	$(155,260.00)	$(270,950.00)	$(480,270.00)

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Share-Based Compensation Plans

During the periods presented, we maintained the following two share-based payment plans to which we applied stock compensation accounting:

2014 Plan

On February 26, 2014, we created the 2014 Phantom Profit Participation Plan (the “2014 Plan”) to incentivize and retain new and existing members of management and key employees (the “2014 Participants”). The 2014 Plan establishes a bonus pool that is payable to the 2014 Participants upon an exit or liquidation event by us, which is defined as the date on which our shareholder has sold, transferred, or otherwise disposed of all its interests in us. The bonus pool is payable in cash or shares in an initial public offering (“IPO”) at our shareholder’s election. The 2014 Plan establishes a maximum number of 150,000 Phantom Units, each of which is worth 1/150,000 of the total bonus pool. At our shareholder’s discretion, we may reissue Phantom Units forfeited by 2014 Participants. The 2014 Plan’s bonus pool is based on the amount realized by our shareholder upon an exit or liquidation event net of our shareholder’s invested capital. The Phantom Units vest upon the occurrence of an exit or liquidation event. Additionally, the 2014 Participants must be employed as of the exit or liquidation event by our shareholder to vest in the award.

A summary of our 2014 Plan activity is as follows:

Units
Outstanding 12/31/2015	131,000
Granted	5,000
Forfeited	(7,000)
Outstanding 12/31/2016	129,000
Granted	28,000
Forfeited	(11,000)
Outstanding 12/31/2017	146,000
Granted	—
Forfeited	—
Outstanding 12/31/2018	146,000

We account for the Phantom Units as share-based compensation. We have initially accounted for the Phantom Units as equity-classified awards with performance conditions. We recognize compensation expense on awards granted under the 2014 Plan when it is probable that the performance criteria will be met and any requisite service period has been met. Accordingly, we have recognized no related compensation expense for 2018 or 2017. On the date in which it is probable that the performance conditions associated with the Phantom Units have been met, the Phantom Units will become liability-classified and will be remeasured at fair value. At such time, we will recognize compensation expense.

Class B Profits Interest Awards

Under the Class B Profits Interest Awards units vest on each of the first five anniversaries of the initial grant date and vest in their entirety upon a change in control of NHLP. The NHLP Class B Units have no contractual maximum term. To the extent that cash distributions from NHLP in excess of the amount of capital invested by ECP III are declared, Class B Participants receive cash distributions subject to the vesting requirements. No distributions were made during 2018 and 2017. In the event that NHLP or a subsidiary completes an IPO or is contributed to an entity which completes an IPO, the NHLP Class B Units also entitle the holders to conversion shares in the new public entity. The conversion shares vest on the same schedule as the NHLP Class B Units.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Share-Based Compensation Plans (cont.)

A summary of our outstanding NHLP Class B Unit activity is as follows:

	Units	Weighted Average Grant Date Fair Value
Outstanding as of 12/31/2015	14,812	$442
Granted	2,500	134
Forfeited	(3,105)	442
Outstanding as of 12/31/2016	14,207	388
Granted	—	—
Forfeited	—	—
Outstanding as of 12/31/2017	14,207	388
Granted	—	—
Forfeited	—	—
Outstanding as of 12/31/2018	14,207	$388

As of December 31, 2018, there were 10,026 vested NHLP Class B Units.

NHLP has pushed down all compensation accounting. We account for the NHLP Class B Units as share-based compensation. We treated the NHLP Class B Units as equity-classified awards with service conditions. The fair value of the NHLP Class B Units at the grant date was estimated using a Monte Carlo simulation model.

Non-cash stock compensation expense related to the NHLP Class B Units was $1.1 million, $1.1 million, and $0.5 million for 2018, 2017, and 2016 respectively, with no related tax benefit. We include stock compensation expense associated with the NHLP Class B Units in selling, general, and administrative expenses on our Consolidated Statements of Operations. Compensation cost related to the NHLP Class B Units not yet recognized as of December 31, 2018 was $0.6 million, which is expected to be recognized over a period of 1.9 years.

Note 12: Income Tax

The provision for income tax expense (benefit), including the amount of domestic and foreign loss before taxes, is as follows:

(in thousands)	2018	2017	2016
Components of loss before tax:
Domestic	$(12,454)	$(29,211)	$(46,055)
Foreign	(1,367)	(1,377)	(644)
Total loss before tax	(13,821)	(30,588)	(46,699)

Current tax expense:
Federal	—	—	—
Foreign	514	766	532
State	95	98	44
Total current tax expense	609	864	576

Deferred tax expense (benefit):
Federal	852	(4,843)	2,501
Foreign	—	—	—
State	244	486	(1,749)
Total deferred tax expense	1,096	(4,357)	752

Total tax expense (benefit)	$1,705	$(3,493)	$1,328

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Tax (cont.)

A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rates (21 percent for the year ended December 31, 2018 and 35 percent for the years ended December 31, 2017 and 2016) is as follows:

	2018	2017	2016
Expected federal income statutory tax rate	21.0%	35.0%	35.0%
Tax effect of differences:
Permanent items
Foreign operations	(3.0)%	(1.6)%	(0.7)%
Share-based payments	(1.8)%	(1.3)%	(0.4)%
Effect of state income taxes, net of federal income tax benefit	(0.8)%	0.9%	3.0%
Impact of TCJA	—%	(37.6)%	—%
Change in valuation allowance	(27.4)%	13.6%	(39.6)%
Other	(0.7)%	2.4%	(0.1)%
Effective income tax rate	(12.7)%	11.4%	(2.8)%

We are subject to taxation in all jurisdictions in which we operate within the United States, Canada, and Mexico. More than 90 percent of our income before income taxes for all periods presented is U.S. sourced. The foreign income tax amounts above relate to withholding taxes for revenues earned on our rental equipment held in Canada attributable to our U.S. operations.

The components of the deferred tax assets and liabilities as of December 31, 2018 and 2017 are as follows:

(in thousands)	2018	2017
Deferred tax assets
Accounts receivable	$2,105	$1,323
Inventory	731	334
Transaction and debt costs	2,661	4,245
Compensation and benefits	46	410
Net operating loss carryforwards	79,423	82,474
Section 163j interest disallowance	4,824	—
Foreign tax credits, accrued expenses, and other	1,092	924
Total deferred tax assets	90,882	89,710
Less: valuation allowance	(31,610)	(28,384)
Total deferred tax assets, net	59,272	61,326

Deferred tax liabilities
Rental equipment	(50,164)	(52,555)
Intangible assets	(20,299)	(18,866)
Total deferred tax liabilities	(70,463)	(71,421)
Net deferred tax liability	$(11,191)	$(10,095)

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act (the TCJA) was enacted. The TCJA makes many significant changes to the Internal Revenue Code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) creating a 30 percent limitation on deductible interest expense; and (3) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. There were no material adjustments to the provisional amounts that were recorded in the year ended December 31, 2017.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Tax (cont.)

Pursuant to the enactment of the TCJA, the Company remeasured existing deferred income tax balances as of December 31, 2017 to reflect the decrease in the corporate income tax rate from 35 percent to 21 percent, which resulted in a reduction to the provisional net deferred income tax liability of approximately $5.2 million and a corresponding increase to deferred income tax benefit. The TCJA also requires a one time transition tax for deemed repatriation of accumulated earnings for post-1986 foreign investments previously untaxed. The Company did not have previously untaxed foreign income and, as a result, was not subject to the transition tax. There were no material adjustment to the provisional amounts that were recorded in the year ended December 31, 2017.

As of December 31, 2018, we had NOLs of approximately $312.5 million for U.S. Federal income tax purposes and $193.8 million for state income tax purposes. As of December 31, 2017, we had NOLs of approximately $323.5 million for U.S. Federal income tax purposes and $201.4 million for state income tax purposes. The NOLs expire at various dates commencing during 2027 through 2037 for U.S. Federal income tax purposes and 2018 through 2038 for state income tax purposes. As of December 31, 2018, we had approximately $3.9 million state NOLs that expire between 2018 and 2021.

We record a valuation allowance against deferred tax assets when we determine that it is more likely than not that all or a portion of a deferred tax asset will not be realized. We have recorded a valuation allowance of $31.6 million, $28.3 million and $32.5 million as of December 31, 2018, 2017, and 2016, respectively. We utilized NOLs in 2017 which provided a tax benefit of $4.8 million, which reduced the valuation allowance.

The following presents changes in the valuation allowance for the years ended December 31, 2018, 2017 and 2016:

(in thousands)	2018	2017	2016
Valuation allowance – beginning of year	$(28,384)	$(32,528)	$(14,026)
(Increase) decrease to allowance – charged to benefit (expense)	(3,226)	4,144	(18,502)
Valuation allowance – end of year	$(31,610)	$(28,384)	$(32,528)

Note 13: Concentration Risks

Concentration of Credit Risks

Financial instruments that potentially subject us to significant concentrations of credit risk include cash and accounts receivable. We maintain cash with federally insured financial institutions and may maintain deposits in excess of financial insured limits. However, we believe that we are not exposed to significant credit risks due to the financial position of the depository institutions in which our deposits are held. One customer accounted for 10.6 percent of 2018 consolidated operating revenues. No customer accounted for more than 10.0 percent of 2017 or 2016 consolidated operating revenues. No customer accounted for more than 10.0 percent of consolidated receivables as of December 31, 2018 and December 31, 2017.

Vendor Concentrations

In 2018 and 2017, three vendors accounted for more that 10.0 percent of purchases. No vendors represented more than 10.0 percent of our 2016 purchases and only one vendor represented more than 10.0 percent of accounts payable as of December 31, 2018. No vendors represented more than 10.0 percent as of December 31, 2017.

NESCO Holdings I, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Concentration Risks (cont.)

Geographic Concentrations

We consider our rental and sales activities collectively as one segment for financial reporting purposes. We rent, lease, and sell utility, telecommunications, and rail equipment throughout the United States, Canada, and Mexico. Revenue and Original Equipment Cost (“OEC”) for Mexico and Canada was as follows:

(in thousands)		Mexico	Canada
Revenue	2018	$2,185	$6,297
	2017	1,584	8,583
	2016	761	7,982

OEC	2018	$14,865	$25,363
	2017	11,376	24,504
	2016	7,384	26,814

Note 14: Related Parties

In the course of business, we have transactions between our consolidating companies which are eliminated upon financial statement consolidation. We have lease arrangements with a family member of an employee, as well as, with the former owners of two acquired businesses who are now employees of the Company. Rental payments made under these leases were $0.5 million in 2018 ($0.3 million in 2017 and 2016). Additionally, we have notes payable to these former owners in the principal amount of $4.0 million maturing in 2021.

On August 4, 2016 we entered into Incremental Agreement No. 1 and Amendment No. 2 (“the Incremental Agreement”) to the Credit Agreement for our Revolving Credit Facility with Barclays Bank PLC, as administrative agent, and lenders party thereto. The Incremental Agreement, provided us with $25.0 million of “Tranche B Revolving Credit Commitments” in a “first-in-last-out” tranche (the “FILO Tranche”) with ECP III, among others, as the Incremental Lenders. On April 13, 2018, we amended the FILO Tranche which extended the maturity date to September 30, 2020. The outstanding balance on the FILO Trance was $25.0 million as of December 31, 2018 and 2017.

Note 15: Subsequent Events

On April 7, 2019, Nesco entered into an Agreement and Plan of Merger (“the Merger Agreement”) by and among; Capitol Investment Corp. IV (“Capitol”), Capitol Investment Merger Sub 1, LLC, Capitol Intermediate Holdings, LLC, Capitol Investment Merger Sub 2, LLC, Nesco Holdings, LP and Nesco Holdings I, Inc. Under the terms of the proposed transaction, the current Nesco shareholders will receive $75 million of cash consideration (subject to adjustment), 17.5 million shares of common stock (subject to adjustment), warrants to purchase 2.5 million shares of common stock, and incentive earnout shares totaling up to 1.8 million additional common shares, issued in 0.9 million increments when the combined entity’s stock price reaches $13.00 and $16.00 per share. The net cash proceeds from the proposed transaction are expected to be used to pay down Nesco’s existing debt.

The boards of directors of both Capitol and Nesco have unanimously approved the proposed transaction. Completion of the transaction, which is expected in the second quarter of 2019, is subject to approval by Capitol stockholders and other customary closing conditions.

Nesco has evaluated subsequent events for potential recognition or disclosure through April 11, 2019, the date which the consolidated financial statements were available to be issued. Except as disclosed herein, and in the notes to the consolidated financial statements, no further events have occurred requiring adjustments or disclosure in our consolidated financial statements.

FINANCIAL STATEMENT SCHEDULE

Condensed Financial Information of NESCO Holdings I, Inc.
for the years ended December 31, 2018, 2017 and 2016

FINANCIAL STATEMENT SCHEDULE.

Condensed Financial Information of Parent

NESCO Holdings I, Inc.

Parent Company Balance Sheets

	As of December 31, 2018	As of December 31, 2017
(in thousands, except share and per share data)
Total Assets	$—	$—

Liabilities and Stockholder’s Deficit
Deferred tax liabilities	11,191	10,095
Negative investment in subsidiaries	152,553	137,727
Total long term liabilities	163,744	147,822
Commitments and contingencies	—	—

Stockholder’s Deficit
Common stock – par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid in capital	254,312	254,312
Accumulated deficit	(417,660)	(402,134)
Accumulated other comprehensive loss	(396)	—
Total stockholder’s deficit	(163,744)	(147,822)
Total Liabilities and Stockholder’s Deficit	$—	$—

See accompanying notes to condensed financial statements.

NESCO Holdings I, Inc.

Parent Company Statements of Operations

	Year Ended December 31,
(in thousands, except share and per share data)	2018	2017	2016
Income from operations	$—	$—	$—

Other Income (Expense)
Equity in net income (loss) of subsidiaries	(13,821)	(30,588)	(46,699)
Other expense	—	—	—
Total other income (expense)	(13,821)	(30,588)	(46,699)

Loss Before Income Taxes	(13,821)	(30,588)	(46,699)
Income Tax Expense (Benefit)	1,705	(3,493)	1,328
Net Loss	$(15,526)	$(27,095)	$(48,027)

Loss per share:
Basic and diluted	$(155,260.00)	$(270,950.00)	$(480,270.00)
Weighted average shares outstanding:
Basic and diluted	100	100	100

See accompanying notes to condensed financial statements.

NESCO Holdings I, Inc.

Parent Company Statements of Comprehensive Loss

	Year Ended December 31,
(in thousands)	2018	2017	2016
Net loss	$(15,526)	$(27,095)	$(48,027)

Other comprehensive loss:
Equity in comprehensive loss of subsidiaries (net of income taxes)	(396)	—	—
Other comprehensive loss	(396)	—	—

Comprehensive loss	$(15,922)	$(27,095)	$(48,027)

See accompanying notes to condensed financial statements.

NESCO Holdings I, Inc.

Parent Company Statements of Cash Flows

(in thousands)	2018	2017	2016
Cash flow from operating activities	$(14,430)	$(31,453)	$(47,273)
Investing Activities
Changes in investment in subsidiaries	14,430	31,453	47,273
Cash flows from in investing activities	14,430	31,453	47,273
Cash flows from financing activities	—	—	—
Net Change in Cash	—	—	—
Cash at Beginning of Period	—	—	—
Cash at End of Period	$—	$—	$—

See accompanying notes to condensed financial statements.

NESCO Holdings I, Inc.

Notes to Condensed Financial Statements

Note 1: Basis of Presentation

NESCO Holdings I, Inc. (“Holdings I”), a Delaware corporation, is a wholly-owned subsidiary of NESCO Holdings, LP (“NHLP”), and is the surviving entity resulting from a series of acquisitions and mergers. Holdings is indirectly owned by funds controlled by Energy Capital Partners III, LP (“ECP III”), a private equity firm, and co-investors, through NHLP. Holdings I is the parent company of a consolidated subsidiary, NESCO, LLC, whose restricted net assets exceeds 25% of Holdings I’s net assets, and these financial statements are being presented on that basis.

Holdings I is the parent of NESCO Holdings II, Inc. (“Holdings II”), a Delaware corporation which serves as the parent for Holdings I’s primary operating company, NESCO, LLC. Holdings I owns 100% of Holdings II, Holdings I and Holdings II are holding companies that have no operating activities. NESCO, LLC, an Indiana limited liability company, and its wholly owned subsidiaries, is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment. For federal and state income tax purposes, NESCO, LLC is not a taxable entity; accordingly, its income is reported on the consolidated tax returns of Holdings I.

These parent company condensed financial statements should be read in conjunction with the NESCO Holdings I, Inc. (“Holdings I”) consolidated financial statements and the accompanying notes thereto. For purposes of these condensed financial statements, Holdings I’s wholly owned subsidiaries are recorded based upon its proportionate share of the subsidiaries’ net assets (similar to presenting them on the equity method).

Note 2: Debt

Holdings I’s subsidiaries have debt obligations under a revolving credit facility that are guaranteed by Holdings II, and each of its direct and indirect, existing and future, material wholly-owned domestic subsidiaries. Obligations under the revolving credit facility will be secured by a first-priority lien on substantially all the assets of NESCO, LLC and Holdings II. The obligations contain customary financial and non-financial covenants, including covenants that impose restrictions on, among other things, additional indebtedness, liens, investments, advances, guarantees and mergers and acquisitions. These covenants also place restrictions on asset sales, dividends and certain transactions with affiliates. Refer to Note 9, Debt and Capital Leases, to the Holdings I consolidated financial statements for information about Holdings I’s subsidiaries’ debt obligations.

Note 3: Commitments and Contingencies

Refer to Note 8, Commitments and Contingencies, to the Holdings I consolidated financial statements for information about commitments and contingencies.

Note 4: Income Taxes

Refer to Note 12, Income Tax, to the Holdings I consolidated financial information about Holdings I’s subsidiaries’ income taxes.

Note 5: Subsequent Events

Holdings I evaluated subsequent events for potential recognition or disclosure through April 11, 2019, the date which these parent company condensed financial statements were available to be issued. Except as disclosed in the notes herein, and in the notes to Holdings I’s consolidated financial statements, no events have occurred requiring adjustments or disclosure in the financial statements.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

April 7, 2019

by and among

CAPITOL INVESTMENT CORP. IV,

CAPITOL INVESTMENT MERGER SUB 1, LLC,

CAPITOL INTERMEDIATE HOLDINGS, LLC,

CAPITOL INVESTMENT MERGER SUB 2, LLC,

NESCO HOLDINGS, LP

and

NESCO HOLDINGS I, INC.

TABLE OF CONTENTS

Page
Article I CERTAIN DEFINITIONS		A-2

1.01	Definitions	A-2
1.02	Construction	A-12
1.03	Knowledge	A-12
1.04	Equitable Adjustments	A-12

Article II THE MERGERS; CLOSING; EARNOUT		A-12

2.01	Mergers	A-12
2.02	Effects of the Mergers	A-13
2.03	Closing; Effective Time	A-13
2.04	Certificate of Incorporation and Bylaws of the Interim Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company	A-13
2.05	Directors and Officers of the Interim Corporation; Managers and Officers and the Surviving Company	A-13
2.06	Earnout	A-14

Article III EFFECTS OF THE MERGERS		A-15

3.01	Conversion of Shares of Company Common Stock	A-15
3.02	Delivery of Merger Consideration	A-15
3.03	Cancellation of Sponsor Shares and Sponsor Warrants	A-15
3.04	Acquiror Warrants	A-15
3.05	Withholding	A-16
3.06	Payment of Expenses	A-16
3.07	Repayment of Indebtedness and other Obligations	A-16
3.08	Closing Statement	A-17

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-18

4.01	Corporate Organization of the Company	A-18
4.02	Subsidiaries	A-18
4.03	Due Authorization	A-19
4.04	No Conflict	A-19
4.05	Governmental Authorities; Consents	A-19
4.06	Capitalization	A-19
4.07	Financial Statements	A-20
4.08	Undisclosed Liabilities	A-20
4.09	Litigation and Proceedings	A-20
4.10	Compliance with Laws	A-20
4.11	Contracts; No Defaults	A-21
4.12	Company Benefit Plans	A-22
4.13	Labor Matters	A-24
4.14	Taxes	A-24
4.15	Brokers’ Fees	A-26
4.16	Insurance	A-26
4.17	Real Property; Assets	A-26
4.18	Environmental Matters	A-27

A-i

A-ii

A-iii

TABLE OF CONTENTS

Page
12.11	Publicity	A-57
12.12	Severability	A-57
12.13	Jurisdiction; WAIVER OF TRIAL BY JURY	A-57
12.14	Enforcement	A-58
12.15	Non-Recourse	A-58
12.16	Nonsurvival of Representations, Warranties and Covenants	A-58
12.17	Acknowledgements	A-58
EXHIBITS
Exhibit A — Form of Registration Rights Agreement
Exhibit B — Form of Stockholders’ Agreement
Exhibit C-1 — Form of First Certificate of Merger
Exhibit C-2 — Form of Second Certificate of Merger
Exhibit D-1 — Certificate of Incorporation of Acquiror
Exhibit D-2 — Bylaws of Acquiror

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 7, 2019, is entered into by and among Capitol Investment Corp. IV, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Capitol Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “NESCO Owner”), and NESCO Holdings I, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Law (2018 Revision) of the Cayman Islands (the “Domestication”);

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, each of Merger Sub, Intermediate Holdings and New HoldCo is a newly-formed, wholly-owned, direct or indirect Subsidiary of Acquiror and was formed solely for purposes of the Mergers;

WHEREAS, the parties hereto desire that, subject to the terms and conditions hereof, Merger Sub will merge with and into the Company pursuant to the Initial Merger with the Company surviving as the Interim Corporation and a wholly-owned Subsidiary of Acquiror, and such Interim Corporation shall merge with and into New HoldCo in the Subsequent Merger with New HoldCo surviving as the Surviving Company and an indirect wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Mergers, the NESCO Owner shall receive Merger Consideration on the terms and subject to the conditions and limitations set forth herein;

WHEREAS, in connection with the Transactions, the NESCO Owner, Acquiror and the other parties thereto are to enter into the Registration Rights Agreement at Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, the NESCO Owner, Acquiror and the other parties thereto are to enter into the Stockholders’ Agreement at Closing in the form attached hereto as Exhibit B (the “Stockholders’ Agreement”);

WHEREAS, the respective boards of directors, general partners, sole members or similar governing bodies of each of Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, NESCO Owner and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with, as applicable, the DGCL, the Delaware Limited Liability Company Act, as amended (“DLLCA”), and/or the Companies Law (2018 Revision) of the Cayman Islands (“Cayman Law” and, together with the DGCL and the DLLCA, “Applicable Organization Law”);

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”); and

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code, as amended (the “Code”) and Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Mergers, taken together, shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i), (ii) and (iii) collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, NESCO Owner and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Stock” means (i) prior to the effectiveness of the Domestication, Acquiror’s Class A ordinary shares, par value $0.0001 per share, and (ii) upon the effectiveness of the Domestication, Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Common Stock Price” means, on any date after the Closing, the closing sale price per share of Acquiror Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Deadline” has the meaning specified in Section 11.01(b).

“Acquiror Organizational Documents” means (i) prior to the effectiveness of the Domestication, Acquiror’s memorandum and articles of association, as then in effect and (ii) upon the effectiveness of the Domestication, Acquiror’s certificate of incorporation and bylaws, as then in effect.

“Acquiror Representations” means the representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo.

“Acquiror Sponsor Stock” means (i) prior to the effectiveness of the Domestication, Acquiror’s Class B ordinary shares, par value $0.0001 per share, and (ii) upon the effectiveness of the Domestication, the shares of Acquiror common stock, par value $0.0001 per share, which such Class B ordinary shares are converted into in connection with the Domestication.

“Acquiror Stock” means Acquiror Common Stock and Acquiror Sponsor Stock.

“Acquiror Stockholder” means a holder of Acquiror Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(c).

“Acquiror Unit” means the units issued by Acquiror, each consisting of one share of Acquiror Common Stock and one-third of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Stock per warrant, pursuant to the terms of the Warrant Agreement.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.20.

“Agreement” has the meaning specified in the preamble hereto.

“Alternate Debt Financing” has the meaning specified in Section 8.12(d).

“Annual Meeting” means the annual general meeting of the Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, Corruption of Foreign Public Officials Act (Canada), Mexico’s Ley Federal Anticorrupción en Contrataciones Públicas, and similar Laws relating to anti-bribery or anti-corruption applicable to the Company from time to time.

“Applicable Organization Law” has the meaning specified in the Recitals hereto.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange (“NYSE”) or any other national securities exchange that may be agreed upon by the parties hereto.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account and the aggregate net proceeds of all PIPE Investments (if any), minus (ii) the aggregate amount of all redemptions of Acquiror Stock by any Redeeming Stockholders.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Cayman Islands are authorized or required by Law to close.

“Cash Merger Consideration” means $75,000,000 in cash minus the Redemption Adjustment Amount.

“Cayman Law” has the meaning specified in the Recitals hereto.

“Change in Control” means the occurrence of the following event: any one Person (other than the NESCO Owner or its Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding the NESCO Owner or its Affiliates), acquiring ownership of equity securities of Acquiror which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Acquiror; provided, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of Acquiror through one or more transactions, the “price per share” paid or payable to the stockholders of Acquiror for purposes of Section 2.06(b) shall be the last price per share paid by such Person(s) in connection with all such transactions.

“Change in Control Consideration” means the amount per share to be received by a holder of shares of Acquiror Common Stock in connection with a Change in Control, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.

“Charter Proposal” has the meaning specified in Section 9.02(c).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Date Certificate” has the meaning specified in Section 3.08.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Compliant” means, with respect to the Required Information, that:

a.      the Required Financial Information would be sufficient to permit a registration statement on Form S-1 for the offering of non-convertible debt securities by a non-accelerated filer using such financial statements to be declared effective by the SEC throughout the Marketing Period;

b.      such Required Information (subject to the qualifications and exclusions set forth therein) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made;

c.      no independent auditor shall have withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any financial statements contained in the Required Information;

d.      the Company or any of its Affiliates or its independent auditors shall not have determined to restate any audited or unaudited financial statements included in the Required Information and none of the Company or any of its Affiliates or its auditors shall have issued a public statement indicating its intent to restate any financial statements of the Company or that any such restatement is under consideration or may be a possibility (unless such restatement has been completed and the relevant Required Information has been amended or the Company has determined that no restatement shall be required in accordance with GAAP); and

e.      the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the Debt Financing Sources (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day of the Marketing Period, and drafts of such comfort letters have been provided to such Debt Financing Sources prior to the commencement of such Marketing Period.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“Debt Commitment Letter” means that certain executed commitment letter and corresponding customarily redacted fee letter, in each case, dated as of the date hereof, copies of which are delivered to the Company on or prior to the date hereof, from the financial institutions identified therein (as amended in accordance with the terms hereof), pursuant to which such financial institutions have committed to lend to Acquiror the amounts set forth therein for the purpose of financing the Transactions and related fees and expenses.

“Debt Documents” means, collectively, the definitive agreements with respect to the Debt Financing together with the Debt Commitment Letter.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or any Alternate Debt Financing.

“Debt Financing Sources” means the financial institutions identified in the Debt Commitment Letter or any commitment letter entered into in connection with any Alternate Debt Financing, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Person that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to the Debt Commitment Letter or otherwise, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates, their respective Affiliates’ directors, officers, employees, advisors and representatives and their respective successors and assigns.

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in Section 9.02(c).

“Discharge” has the meaning specified in Section 3.07(b).

“DLLCA” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Earnout Period” has the meaning specified in Section 2.06(a).

“Earnout Shares” has the meaning specified in Section 2.06(a).

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” has the meaning specified in Section 4.12(a).

“ERISA Affiliate” has the meaning specified in Section 4.12(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FILO Agreement” means that certain Incremental Agreement No. 1 and Amendment No. 2 to the First Lien Credit Agreement, dated as of August 4, 2016, by and among, amongst others, NESCO, LLC, NESCO Holdings II, Inc., funds controlled by Energy Capital Partners III, LP, as incremental lenders, and Barclays Bank PLC, as administrative agent, as amended or modified from time to time.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“First Certificate of Merger” has the meaning specified in Section 2.01.

“First Effective Time” has the meaning specified in Section 2.01.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of February 26, 2014, by and among, amongst others, Jurassic Holdings II, Inc., as holdings, NESCO, LLC (as successor in interest to Jurassic Holdings III, Inc.), as borrower, and Barclays Bank PLC, as agent, as amended or modified from time to time.

“Foreign Subsidiary” has the meaning specified in Section 4.14(l).

“Form S-4” means the registration statement on Form S-4 of Acquiror with respect to registration of the Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Domestication and the Mergers.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Initial Merger” has the meaning specified in Section 2.01.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Corporation” has the meaning specified in Section 2.01.

“Interim Period” has the meaning specified in Section 7.01.

“Intermediate Holdings” has the meaning specified in the preamble hereto.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“LTIP” has the meaning specified in Section 8.10.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement during, throughout and on the last day of which (i) Acquiror shall have received the Required Information and the Required Information is Compliant (for the avoidance of doubt, if at any time during the Marketing Period the Required Information provided at the commencement of the Marketing Period is not or ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced until Acquiror shall have received Required Information that is Compliant and the other requirements of this definition have been satisfied); provided, that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Acquiror a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Information unless Acquiror in good faith reasonably believes the Company has not completed the delivery of the Required Information (or Acquiror cannot confirm whether the Company has completed the delivery of the Required Information) and within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating, to the extent reasonably practicable, which Required Information the Company has not delivered), (ii) the conditions set forth in Article X have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which shall be capable of being satisfied) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article X to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 15 consecutive Business Day period, and (iii) the Acquiror Stockholder Approval shall have been obtained; provided that for purposes of calculation of such 15 consecutive Business Day period, July 5, 2019 shall be excluded and provided, further, that if such 15 consecutive Business Days period shall not have fully elapsed on or prior to August 17, 2019, then such 15 consecutive Business Days period shall commence no earlier than September 3, 2019.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Material Permits” has the meaning specified in Section 4.23.

“Maximum Target” has the meaning specified in Section 2.06(a)(ii).

“Merger Consideration” has the meaning specified in Section 3.01(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in Section 2.01.

“Minimum Target” has the meaning specified in Section 2.06(a)(i).

“Multiemployer Plan” has the meaning specified in Section 4.12(e).

“Name Change Proposal” has the meaning specified in Section 9.02(c).

“Nasdaq” means the Nasdaq Stock Market.

“NESCO Owner” has the meaning specified in the preamble hereto.

“NESCO Owner Organizational Documents” means the Amended and Restated Limited Partnership Agreement of NESCO Owner, dated as of February 26, 2014, as amended and/or restated from time to time after the date hereof.

“NESCO Owner Representations” means the representations and warranties of the NESCO Owner expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the NESCO Owner Representations are solely made by the NESCO Owner.

“NESCO Owner Specified Representations” has the meaning specified in Section 10.02(a)(i).

“New HoldCo” has the meaning specified in the preamble hereto.

“NYSE” has the meaning specified in the definition of Approved Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda or circulars, information memoranda and packages and lender and investor presentations in connection with the Debt Financing.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.06(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.06(a).

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interest in real property owned by the Company or any Subsidiary.

“Per Share Merger Consideration” has the meaning specified in Section 3.01(b).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent reflected or reserved against in the balance sheet included in the Financial Statements, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property and (v) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 8.09.

“Proposals” has the meaning specified in Section 9.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Annual Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of Acquiror to be used for the Annual Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Acquiror Stock and Acquiror Warrants to be issued to the Acquiror Stockholders in the Domestication and the effect of the Transactions on the Acquiror Sponsor Stock and Sponsor Warrants pursuant to Section 3.03, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed.

“Real Estate Lease Documents” has the meaning specified in Section 4.17(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Stockholder” means an Acquiror Stockholder who validly demands that Acquiror redeem its Acquiror Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Redemption Adjustment Amount” means an amount equal to the aggregate amount, if any, of redemptions of Acquiror Stock by any Redeeming Stockholders in excess of $25,000,000, up to a maximum of $100,000,000. For the avoidance of doubt, in no event shall the Redemption Adjustment Amount be less than $0 or greater than $75,000,000. For illustrative purposes, if the aggregate amount of redemptions of Acquiror Stock by any Redeeming Stockholders is $50,000,000, then the Redemption Adjustment Amount shall be $25,000,000.

“Redemption Documents” has the meaning specified in Section 3.07(a).

“Registered Intellectual Property” has the meaning specified in Section 4.22(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Repaid Indebtedness” means all Indebtedness pursuant to the First Lien Credit Agreement, the FILO Agreement and the Second Lien Notes and any Financial Derivative/Hedging Arrangement (excluding any Financial Derivative/Hedging Agreement that Acquiror and the Company mutually agree will not be treated as Repaid Indebtedness; provided, that Acquiror and the Company hereby agree that the Financial Derivative/Hedging Agreements set forth on Schedule 1.01(b) shall not be treated as Repaid Indebtedness).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Financial Information” means the financial statements required pursuant to paragraph 10 of Exhibit D to the Debt Commitment Letter.

“Required Information” means (i) the Required Financial Information, which, with respect to any quarterly financial statements included therein, shall have been reviewed by the Company’s independent auditor as provided in the procedures specified by the Public Company Accounting Oversight Board in AS Section 4105, Reviews of Interim Financial Information, (ii) customary “flash” or “recent development” revenue information (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis) for any fiscal periods ended prior to the Closing that are reasonably estimable by the Company and that, in the opinion of the Debt Financing Sources, are reasonably necessary for the successful marketing thereof, (iii) to the extent determinable by the Company without unreasonable cost or delay, sales, EBITDA, total assets and total liabilities for (and as of the end of) the most recently completed last 12-month period for which financial statements are included in the Required Information with respect to entities that are guarantors (on an aggregate basis for such guarantors) and entities that are non-guarantors (on an aggregate basis for such non-guarantors) (provided that Acquiror shall have identified such guarantor and non-guarantor entities) and (iv) such other financial information and financial data and other information regarding the Company and its Subsidiaries as may be requested by Acquiror and that is customarily included in a confidential information memorandum for a syndicated bank and in an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-K and Regulation S-X under the Securities Act); provided, that such information shall not include (1) a description of the Debt Financing, including any “description of notes,” or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, beneficial ownership or other post-Closing pro forma adjustments or (2) financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rules 3-09, 3-10 and 3-16 of Regulation S-X, Item 402 of Regulation S-K or any other information customarily excluded for an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.01.

“Second Lien Notes” means the 6.875% senior secured second lien notes due 2021 issued by Jurassic Holdings III, Inc. (whose obligations were assumed by NESCO, LLC and NESCO Finance Corporation).

“Second Lien Notes Indenture” means the Indenture, dated as of February 7, 2014, by and among Jurassic Holdings III, Inc. (whose obligations were assumed by NESCO, LLC and NESCO Finance Corporation), as issuer, Jurassic Holdings II, Inc., as guarantor, and Wilmington Trust, National Association, as trustee and second lien collateral agent (as amended or supplemented from time to time), governing the Second Lien Notes.

“Second Lien Notes Issuers” means NESCO, LLC and NESCO Finance Corporation.

“Second Lien Notes Redemption” has the meaning specified in Section 3.07(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company which would qualify as a “significant subsidiary” pursuant to Rule 1-02(w) of Regulation S-X.

“Sponsor Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsors, Acquiror, the Company and the NESCO Owner, as amended or modified from time to time.

“Sponsor Share” means a share of Acquiror Sponsor Stock held by any of the Sponsors as of immediately prior to the Effective Time.

“Sponsor Warrant” means an Acquiror Warrant held by any of the Sponsors as of immediately prior to the Effective Time.

“Sponsors” means (i) Capitol Acquisition Management IV LLC, a Delaware limited liability company, (ii) Capitol Acquisition Founder IV LLC, a Delaware limited liability company, (iii) Lawrence Calcano, (iv) Brooke Coburn, (v) Richard Donaldson, (vi) Preston Parnell and (vii) Winston Lin.

“Stock Consideration” means (i) (a) 15,464,235 shares of Acquiror Common Stock plus (b) a number of shares of Acquiror Common Stock, if any, equal to the quotient obtained by dividing the Redemption Adjustment Amount by $10.00 (in the case of this clause (b), rounded up or down, as applicable, to the nearest whole number) and (ii) 2,000,000 shares of Acquiror Sponsor Stock.

“Stockholder Note” means a promissory note, loan note or similar instrument of Indebtedness issued by Acquiror or its Subsidiaries to any Sponsor, Acquiror Stockholder or director, officer, employee or Affiliate of any Sponsor or Acquiror or their respective Subsidiaries (other than any such note or instrument between Acquiror and any of its Subsidiaries).

“Stockholders’ Agreement” has the meaning specified in the Recitals hereto.

“Subsequent Merger” has the meaning specified in Section 2.01.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, Intermediate Holdings shall be a Subsidiary of Acquiror.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Domestication and the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 15, 2017 between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

“Warrant Consideration” means Acquiror Warrants to acquire 2,500,000 shares of Acquiror Common Stock. For so long as they are held, directly or indirectly, by the NESCO Owner or its Affiliates or their respective permitted transferees, such Acquiror Warrants shall be on substantially the same terms and shall have the same rights as the Sponsor Warrants, including with respect to the cashless exercise thereof.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Currency amounts referenced herein are in U.S. Dollars.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, Lee Jacobson and Bruce Heinemann, and, in the case of Acquiror, Mark Ein and Dyson Dryden.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Acquiror Stock will be appropriately adjusted to provide to the NESCO Owner and the holders of Acquiror Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGERS; CLOSING; EARNOUT

2.01 Mergers. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, NESCO Owner and Merger Sub shall cause Merger Sub to be merged with and into the Company (the “Initial Merger”). Immediately following the Initial Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Initial Merger (the “Interim Corporation”). Immediately following the Initial Merger, the Interim Corporation shall be merged with and into the New HoldCo (the “Subsequent Merger” and collectively or in seriatim with the Initial Merger, as appropriate, the “Mergers”), with New HoldCo (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) surviving the Subsequent Merger and the separate corporate existence of Interim Corporation shall cease. The Mergers shall be consummated in accordance with this Agreement and Applicable Organization Law and evidenced by (a) a Certificate of Merger between Merger Sub and the Company in the form of Exhibit C-1 (the “First Certificate of Merger”), such Initial Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”), and (b) subsequently, immediately after filing the First Certificate of Merger, a Certificate of Merger between New HoldCo and the Interim Corporation in the form of Exhibit C-2 (the “Second Certificate of Merger”), such Subsequent Merger to be consummated immediately after the First Effective Time or at such later time as may be agreed by Acquiror, New HoldCo and the Company in writing and specified in the Second Certificate of Merger (the “Effective Time”).

2.02 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and Applicable Organization Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Interim Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Interim Corporation, and (b) at the Effective Time, all the property, rights, privileges, powers and franchises of the Interim Corporation shall vest in the Surviving Company, and all debts, liabilities and duties of Interim Corporation shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is three Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing; provided, that, notwithstanding the foregoing, if the Marketing Period has not ended prior to the time of the satisfaction or waiver of the conditions to Closing set forth in Article X (other than conditions which, by their nature, are to be satisfied on the Closing Date), then the Closing shall instead occur following the satisfaction or waiver of such conditions to Closing on the date that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by Acquiror on no less than two Business Days’ prior written notice to the Company and (b) the third Business Day immediately following the expiration of the Marketing Period, or at such other place, date and time as Acquiror and the Company shall agree in writing (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article X as of the date determined pursuant to this proviso). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub and the Company shall cause the First Certificate of Merger and the Second Certificate of Merger to each be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and DLLCA, as applicable. The Initial Merger shall become effective at the First Effective Time, and the Subsequent Merger shall become effective at the Effective Time.

2.04 Certificate of Incorporation and Bylaws of the Interim Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company. At the First Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall become the certificate of incorporation of the Interim Corporation, until thereafter amended in accordance with its terms and as provided by Applicable Organization Law, and (b) the bylaws of the Company as in effect immediately prior to the First Effective Time shall become the bylaws of the Interim Corporation, until thereafter amended as provided therein or by Applicable Organization Law. At the Effective Time, (i) the certificate of formation of New HoldCo as in effect immediately prior to the Effective Time shall become the certificate of formation of the Surviving Company, until thereafter amended in accordance with its terms and as provided by Applicable Organization Law, and (ii) the limited liability company agreement of New HoldCo as in effect immediately prior to the Effective Time shall become the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein or by Applicable Organization Law.

2.05 Directors and Officers of the Interim Corporation; Managers and Officers and the Surviving Company. The directors and officers of the Company immediately prior to the First Effective Time shall be the directors and officers of the Interim Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; provided that the Surviving Company shall be a member-managed limited liability company and shall not have a board of managers, board of directors or comparable governing body. The officers of the Interim

Corporation immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.06 Earnout.

(a) From and after the Closing until the fifth anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within five Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), Acquiror shall issue, up to an additional 1,800,000 shares of Acquiror Common Stock (the “Earnout Shares”) to the NESCO Owner as additional consideration for the Transactions (and without the need for additional consideration from the NESCO Owner), fully paid and free and clear of all Liens other than applicable Securities Law restrictions:

(i) if the Acquiror Common Stock Price is greater than $13.00 (such share price as adjusted pursuant to this Section 2.06, the “Minimum Target”) for any period of 20 trading days out of 30 consecutive trading days, 900,000 shares of Acquiror Common Stock; and

(ii) if the Acquiror Common Stock Price is greater than $16.00 (such share price as adjusted pursuant to this Section 2.06, the “Maximum Target”) for any period of 20 trading days out of 30 consecutive trading days, 900,000 shares of Acquiror Common Stock plus the amount of shares of Acquiror Common Stock issuable pursuant to Section 2.06(a)(i), if not previously issued.

(b) Upon the first Change in Control to occur during the Earnout Period, Acquiror shall, no later than immediately prior to the consummation of such Change in Control, issue to the NESCO Owner as additional consideration for the Transactions (and without the need for additional consideration from the NESCO Owner), free and clear of all Liens other than applicable Securities Law restrictions, a number of Earnout Shares equal to the following:

(i) if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Maximum Target, 900,000 shares of Acquiror Common Stock less any shares of Acquiror Common Stock previously issued pursuant to Section 2.06(a)(i); and

(ii) if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with such Change in Control is equal to or greater than the Maximum Target, 1,800,000 shares of Acquiror Common Stock less any shares of Acquiror Common Stock previously issued pursuant to Section 2.06(a)(i) or Section 2.06(a)(ii).

For the avoidance of doubt, if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with the first Change in Control to occur during the Earnout Period is less than the Minimum Target, then no Earnout Shares shall be issuable pursuant to this Section 2.06(b).

(c) At all times during the Earnout Period, Acquiror shall keep available for issuance a sufficient number of unissued shares of Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 2.06 and shall take all actions required to increase the authorized number of shares of Acquiror Common Stock if at any time there shall be insufficient unissued shares of Acquiror Common Stock to permit such reservation.

(d) Acquiror shall take such actions as are reasonably requested by the NESCO Owner to evidence the issuances pursuant to this Section 2.06, including, if requested, through the delivery of duly and validly executed certificates or instruments representing the Earnout Shares.

(e) If Acquiror shall at any time during the Earnout Period pay any dividend on shares of Acquiror Stock by the issuance of additional shares of Acquiror Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Acquiror Stock (by reclassification or otherwise) into a greater or lesser number of shares of Acquiror Stock, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Acquiror Stock (including any other shares so reclassified as Acquiror Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Stock that were outstanding immediately prior to such event, and (ii) the Acquiror Common Stock Price values set forth in Sections 2.06(a)(i) and (ii) above shall be appropriately adjusted to provide to the NESCO Owner the same economic effect as contemplated by this Agreement prior to such event.

(f) During the Earnout Period, Acquiror shall use reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the shares of Acquiror Common Stock (including, when issued, the Earnout Shares) to be tradable over, an Approved Stock Exchange and (ii) the Earnout Shares, when issued, to be approved for listing on an Approved Stock Exchange; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 2.06(b) above, Acquiror shall have no further obligations pursuant to this Section 2.06(f).

Article III
EFFECTS OF THE MERGERS

3.01 Conversion of Shares of Company Common Stock.

(a) At the First Effective Time, by virtue of the Initial Merger, and without any action on the part of NESCO Owner, each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than shares of Company Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Initial Merger and which shares shall not constitute “Company Common Stock” hereunder), shall thereupon be converted into and become the right to receive the Per Share Merger Consideration.

(b) The “Merger Consideration” shall comprise, collectively, (i) the Cash Merger Consideration, (ii) the Stock Consideration and (iii) the Warrant Consideration. The “Per Share Merger Consideration” shall comprise, collectively, each of the items (i)-(iii) in the definition of Merger Consideration, in each case, divided by the total number of issued and outstanding shares of Company Common Stock immediately prior to the First Effective Time.

(c) All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Common Stock shall have been converted in the Initial Merger.

(d) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of Acquiror or Merger Sub, all of the outstanding limited liability company membership interests of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.01 per share, of the Interim Corporation.

(e) At the Effective Time, by virtue of the Subsequent Merger and without any action on the part of Acquiror, New HoldCo, the Interim Corporation, the Surviving Company or any holder of any equity interests of the Interim Corporation or the Surviving Company, each share of common stock in the Interim Corporation issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.02 Delivery of Merger Consideration. At the First Effective Time, Acquiror shall pay or deliver or cause to be paid or delivered to NESCO Owner (a) by wire transfer of immediately available funds to an account designated in writing by NESCO Owner no less than three Business Days prior to the Closing Date, an amount equal to the Cash Merger Consideration, (b) the Stock Consideration and (c) the Warrant Consideration.

3.03 Cancellation of Sponsor Shares and Sponsor Warrants. Pursuant to the terms of and as further specified in the Sponsor Agreement, immediately prior to the Domestication, Acquiror and the Sponsors shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Merger Sub, the Surviving Company or the Sponsors: (a) 2,000,000 Sponsor Shares and (b) 2,500,000 Sponsor Warrants.

3.04 Acquiror Warrants. By virtue of the Domestication and without any action on the part of any holder of Acquiror Warrants, each Acquiror Warrant that is outstanding immediately prior to the consummation of the

Domestication shall, pursuant to and in accordance with Section 4.5 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall entitle the holder thereof to acquire shares of Acquiror Common Stock (after giving effect to the Domestication).

3.05 Withholding. Each of Acquiror, the Company and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Law. To the extent that Acquiror, the Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

3.06 Payment of Expenses.

(a) At least three Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all fees and expenses incurred by the Company or the NESCO Owner in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company, the NESCO Owner and Company management incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company or the NESCO Owner in connection with the Transactions and the Domestication (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three Business Days prior to the Closing Date, Acquiror shall provide to the Company and NESCO Owner a written report setting forth a list of (i) all fees and disbursements of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, including for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers, in each case, in connection with the Transactions, the Debt Financing (including, for the avoidance of doubt, any agency fees, commitment fees, financing fees, upfront fees and original issue discount payable to the Debt Financing Sources) and any PIPE Investment and (ii) all outstanding Stockholder Notes (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Acquiror Expenses.

3.07 Repayment of Indebtedness and other Obligations.

(a) No less than 15 days and no more than 60 days prior to the Closing Date, the Company shall cause the Second Lien Notes Issuers to issue, in accordance with the terms and conditions of the Second Lien Notes Indenture, a notice of redemption to redeem all of the outstanding aggregate principal amount of the Second Lien Notes pursuant to Section 3.7(b) of the Second Lien Notes Indenture (the “Second Lien Notes Redemption”) that is conditioned upon the substantially simultaneous occurrence of the Closing. In connection therewith, (i) the Second Lien Notes Issuers shall promptly prepare a redemption notice, as well as all other customary certificates, opinions, or other documentation that is necessary to effect the Second Lien Notes Redemption (collectively, the “Redemption Documents”), and provide Acquiror an opportunity to review and comment on the Redemption Documents and to include any proposed changes thereon that Acquiror reasonably requests within two Business Days of receipt of the proposed Redemption Documents; (ii) the Company, the Second Lien Notes Issuers and Acquiror shall cooperate, and shall cause their respective Representatives to cooperate, with each other in the preparation of the Redemption Documents; (iii) the Company, the Second Lien Notes Issuers and Acquiror shall cooperate in connection with the Second Lien Notes Redemption in order to cause the Second Lien Notes Redemption to occur substantially simultaneously with the Closing; and (iv) simultaneously with and conditioned upon the Closing and in accordance with the terms of the Second Lien Notes Redemption (but prior to the time the Second Lien Notes Issuers are required to pay for any Second Lien Notes in the Second Lien Notes Redemption), Acquiror shall provide, or arrange for the Debt Financing Sources to provide, to the Company and the Second Lien Notes Issuers the funds necessary to consummate the Second Lien Notes

Redemption. The Company shall use commercially reasonable efforts to cause the Second Lien Notes Issuers to mail the Redemption Documents to the holders of the Second Lien Notes promptly following the commencement of the Second Lien Notes Redemption; provided, however, that all mailings to the holders of the Second Lien Notes in connection with the Second Lien Notes Redemption and all press releases issued by the Second Lien Notes Issuers with respect to the Second Lien Notes Redemption (including any press release that purports to announce, modify or amend the terms of the Second Lien Notes Redemption) shall be subject to the prior review, comment and approval of each of Acquiror and the Company, which review, comment and approval shall not be unreasonably withheld, conditioned, delayed or denied. The Company shall cause its counsel to provide any legal opinions required by the Indenture or as may be reasonably requested by the trustee in connection with the Second Lien Notes Redemption. Notwithstanding any provision hereof to the contrary, Acquiror may, by written notice to the Company, require the Company to cause the Second Lien Notes Issuers to extend the redemption date applicable to the Second Lien Notes Redemption to a date selected by Acquiror not later than the Closing Date.

(b) If, on the date on which all conditions set forth in Article X shall have been satisfied or waived (other than the condition set forth in Section 10.02(b) solely with respect to the satisfaction of Section 3.07(a) and those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the Second Lien Notes Redemption would not reasonably be expected to occur on the Closing Date, (i) the Company shall cause the Second Lien Notes Issuers to comply with Section 11.01 of the Second Lien Notes Indenture on or before the Closing Date and (ii) the Company shall cause the Second Lien Notes Issuers, simultaneously with the Closing Date, to take any other actions reasonably requested by Acquiror (reasonably in advance of the Closing Date) to facilitate the satisfaction and discharge of the Second Lien Notes on the Closing Date pursuant to the satisfaction and discharge provisions of the Second Lien Notes Indenture and the other provisions of the Second Lien Notes Indenture; provided that prior to or simultaneously with the Company’s being required to take any of the actions pursuant to this clause (ii), Acquiror shall have, or shall have caused to be, deposited with the trustee under the Second Lien Notes Indenture in a timely manner sufficient funds to effect such redemption and satisfaction and discharge in accordance with the terms and conditions of the Second Lien Notes Indenture and the procedures of The Depository Trust Company. The redemption and satisfaction and discharge of the Second Lien Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Second Lien Notes.

(c) At least three Business Days prior to the Closing Date, to the extent the First Lien Credit Agreement, the FILO Agreement and/or the Second Lien Notes remain outstanding, the Company shall cause the administrative agent, the collateral agent or the applicable hedge counterparty, as the case may be, under the Indebtedness pursuant to the outstanding First Lien Credit Agreement, the FILO Agreement and/or the Second Lien Notes to deliver to Acquiror (i) copies of customary payoff letters (or other customary evidence), in form and substance reasonably satisfactory to Acquiror, with respect to such Indebtedness setting forth the amount required to pay off such Indebtedness in full on the Closing Date and evidencing the satisfaction of all liabilities of the Company and its Subsidiaries thereunder upon receipt of the amounts set forth therein and (ii) drafts of releases in customary form (including UCC-3 termination statements, termination of any account control agreements, releases of mortgages and terminations for any intellectual property security agreements), in form and substance reasonably satisfactory to Acquiror, providing for, concurrently with the repayment of obligations giving rise thereto, the release of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to such Indebtedness. Substantially concurrently with the Closing, and subject to the other terms and conditions set forth in this Agreement (including in this Section 3.07), (A) (1) Acquiror, Merger Sub, Intermediate Holdings or New HoldCo shall make available to the Company, or pay directly, an amount sufficient to pay all amounts owing with respect to the First Lien Credit Agreement and the FILO Agreement outstanding on the Closing Date immediately prior to the Closing, if any, (2) the Company, if such amount is not paid directly by, and has been made available to the Company by, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo, shall apply the amounts made available to it to pay such amounts owing with respect to the First Lien Credit Agreement and the FILO Agreement, and (3) the Company shall cause its Subsidiaries to be fully and irrevocably released upon the occurrence of the Closing from all Liens relating to the Repaid Indebtedness.

3.08 Closing Statement. No more than five, nor less than three, Business Days prior to the Closing, Acquiror shall deliver to the NESCO Owner a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), the Cash Merger Consideration, the Stock Consideration and the Redemption

Adjustment Amount, in each case, determined in accordance with the definitions set forth in this Agreement. Acquiror shall consider in good faith the NESCO Owner’s comments to the Closing Date Certificate delivered to Acquiror no less than two Business Days prior to the Closing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is duly incorporated and validly existing under the Laws of the State of Delaware, licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Significant Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Significant Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Significant Subsidiary. Each Significant Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 4.05) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company and by NESCO Owner, the sole shareholder of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) except as set forth on Schedule 4.04(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.11(a), whether or not set forth on Schedule 4.11(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

4.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. NESCO Owner holds all of the shares or other equity interests of the Company. As of the date hereof there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) As of the date hereof, except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. As of the date hereof, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Significant Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Significant Subsidiaries is bound obligating such Significant Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Significant Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Significant Subsidiaries. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries.

4.07 Financial Statements. Attached as Schedule 4.07 are the audited consolidated balance sheets of the NESCO Owner and its Subsidiaries (including the Company) as of December 31, 2016, as of December 31, 2017 and as of December 31, 2018 (the “Latest Balance Sheet Date”) and the audited consolidated statements of operations, cash flow and changes in member’s (deficit) equity of the NESCO Owner and its Subsidiaries (including the Company) for the years ended December 31, 2016, December 31, 2017 and December 31, 2018, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the NESCO Owner, the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice and were derived from, and accurately reflect in all material respects, the books and records of the NESCO Owner, the Company and its Subsidiaries.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole), (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules or (d) arising under this Agreement and/or the performance by the Company or the NESCO Owner of their respective obligations hereunder.

4.09 Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to enter into and perform its obligations under this Agreement.

4.10 Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since January 1, 2016, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b) Since January 1, 2016, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee or agent of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11 Contracts; No Defaults.

(a) Schedule 4.11(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been provided to or made available to Acquiror or its agents or representatives.

(i) any Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash salary in excess of $250,000;

(iii) each collective bargaining agreement;

(iv) any Contract pursuant to which the Company or its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) click-wrap, shrink-wrap and off-the-shelf software licenses and (B) any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year;

(v) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi) any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case, in an amount in excess of $2,500,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $2,500,000 of committed credit;

(vii) other than any employment agreement set forth on Schedule 4.12(a), any Contract between the Company or its Subsidiaries, on the one hand, and NESCO Owner or its Affiliates, on the other hand;

(viii) each Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries since January 1, 2016 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(x) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.11(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2018, in excess of $1,000,000 and

(xi) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.11(a), whether or not set forth on Schedule 4.11(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) during the last 12 months, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or to the knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (v) during the last 12 months, neither the Company nor its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.12 Company Benefit Plans.

(a) Schedule 4.12(a) sets forth a complete list of each material Company Benefit Plan, other than any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that: (i) covers only former directors, officers, employees, individual independent contractors and individual service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities or (ii) is sponsored or maintained by a Governmental Authority. For the avoidance of doubt, “Company Benefit Plan” includes plans maintained outside of the United States.

(b) With respect to each Company Benefit Plan maintained in the United States and each other Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form

5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since January 1, 2016 for which a material liability remains outstanding.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e) Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j) No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

4.13 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, and (ii) no labor union, labor organization or works council o has made a written pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2016, has not experienced any actual or, to the knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e) As of the date hereof, to the knowledge of the Company, no current member of the executive management team of the Company or its Subsidiaries presently intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

4.14 Taxes.

(a) Except as set forth on Schedule 4.14(a), all material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as set forth on Schedule 4.14(b), all material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Latest Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Except as set forth on Schedule 4.14(d), neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the Company’s knowledge, no oral claim has been made, since January 1, 2016 by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) global intangible low-taxed income attributable to periods ending prior to the Closing; or (iv) to the knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k) Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) The aggregate amount subject to inclusion pursuant to Section 965(a) of the Code (taking into account Section 965(b) of the Code) with respect to Subsidiaries of the Company that are deferred foreign income corporations (as such term is defined in Section 965 of the Code) is not material.

(n) None of the Company’s Subsidiaries that is organized under the Laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (iv) has elected under Section 897(i) of the Code to be treated as a domestic corporation. Neither the Company nor Acquiror or any of their Affiliates would be required to include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date.

(o) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(p) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment.

4.15 Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.16 Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.17 Real Property; Assets.

(a) Schedule 4.17(a) sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.17(a), neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.17(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

(e) With respect to each Real Estate Lease Document:

(i) since January 1, 2016, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii) except as set forth on Schedule 4.17(e)(ii), neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g) Except for Permitted Liens and licenses of Intellectual Property, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries. All owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition, other than rental fleet under repair or out of service in the ordinary course of business.

4.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d) no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law.

4.19 Absence of Changes.

(a) Since the Latest Balance Sheet Date, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of Acquiror pursuant to Section 7.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

4.20 Affiliate Agreements. Except as set forth on Schedule 4.20 and other than (a) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or (b) Contracts with portfolio companies of funds controlled by or Affiliated with Energy Capital Partners III, LLC on terms not materially less favorable than the Company or its Subsidiaries would obtain in a comparable Contract with a third party entered into on an arm’s-length basis, none of the Affiliates, stockholders, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.21 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.21, to the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Acquiror and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing; provided that, as of the date hereof, to the knowledge of the Company, any such material deficiencies set forth on Schedule 4.21 have been resolved or remedied.

4.22 Intellectual Property.

(a) Schedule 4.22(a) sets forth a true and complete list of all material registered Intellectual Property that is owned by the Company or its Subsidiaries (the “Registered Intellectual Property”). No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property (other than office actions issued in the ordinary course of prosecution by an applicable Governmental Authority).

(b) To the knowledge of the Company, neither the Company nor its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the knowledge of the Company has been threatened since January 1, 2016, alleging any such infringement, misappropriation, dilution or violation. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or its Subsidiaries in any manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.23 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24 Customers and Suppliers. Schedule 4.24 sets forth a complete and accurate list of (a) the ten (10) largest customers (consolidating any customers that, to the knowledge of the Company, are members of the same Affiliated group or have a common parent entity) of the Company and its Subsidiaries, based on the total dollar amount of invoiced sales or rentals, for the fiscal year ended December 30, 2018 and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, based on dollar amount of expenditures from such suppliers for the fiscal year ended

December 30, 2018. Other than in the ordinary course of business, none of the customers or suppliers listed in Schedule 4.24 has terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate, all of its business relationship with the Company or any of its subsidiaries.

4.25 Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, at the time of the Annual Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.26 No Additional Representations and Warranties. Except as provided in this Article IV and Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES
OF THE NESCO OWNER

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the NESCO Owner represents and warrants to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo as follows:

5.01 Organization and Entity Power. The NESCO Owner is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited partnership power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Due Authorization. The NESCO Owner has all requisite entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and the execution, delivery and performance of this Agreement by the NESCO Owner and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the NESCO Owner’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes, a valid and binding obligation of the NESCO Owner, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 Title to Company Common Stock. Immediately prior to the First Effective Time, the NESCO Owner will be the sole lawful record and beneficial owner of the Company Common Stock and shall have title to the Company Common Stock free and clear of all Liens other than applicable Securities Laws restrictions. Other than this Agreement, such Company Common Stock are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Company Common Stock.

5.04 No Violation. The execution, delivery and performance of this Agreement by the NESCO Owner and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the NESCO Owner Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to the NESCO Owner, or any of its respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the NESCO Owner is a party or by which it or its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of the NESCO Owner, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the NESCO Owner to enter into and perform its obligations under this Agreement.

5.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the NESCO Owner with respect to the NESCO Owner’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the NESCO Owner to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 5.05.

5.06 Litigation and Proceedings. There are no pending or, to the knowledge of the NESCO Owner, threatened, Actions against the NESCO Owner, or otherwise affecting the NESCO Owner, that (x) could reasonably be expected to adversely affect the ability of the NESCO Owner to consummate the transactions contemplated by this Agreement or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. The NESCO Owner is not subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

5.07 Tax Matters. The NESCO Owner has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment. The NESCO Owner does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment.

5.08 Proxy Statement/Prospectus. None of the information relating to the NESCO Owner or its Affiliates (excluding the Company and its Subsidiaries) supplied by the NESCO Owner, or by any other Person acting on behalf of the NESCO Owner, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, at the time of the Annual Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.09 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the NESCO Owner or any of its Affiliates for which the Company or any of its Subsidiaries has any obligation.

Article VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, MERGER SUB, INTERMEDIATE HOLDINGS and New HoldCo

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), Acquiror, Merger Sub, Intermediate Holdings and New HoldCo represent and warrant to the Company and the NESCO Owner as follows:

6.01 Corporate Organization. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo has been duly incorporated or organized and is validly existing as a corporation, limited liability company or an exempted company with limited liability, as applicable, in good standing under the Laws of the state or jurisdiction of its incorporation or formation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, respectively, previously delivered by Acquiror to the Company, are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to enter into this Agreement or consummate the transactions contemplated hereby.

6.02 Due Authorization.

(a) Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo has all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and, upon receipt of the Acquiror Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously authorized and approved by the board of directors or similar governing body of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo is necessary to authorize this Agreement or the Transactions (other than the adoption of this Agreement by Acquiror in its capacity as the sole member of Merger Sub, Intermediate Holdings and New HoldCo, which adoptions will occur immediately following execution of this Agreement). This Agreement has been duly and validly executed and delivered by each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, enforceable against Acquiror, Merger Sub, Intermediate Holdings and New HoldCo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum is present:

(i) each of the Proposals (other than the Domestication, the Name Change Proposal, the Charter Proposal and the Director Election Proposal) shall require the approval of an ordinary resolution as a matter of Cayman Islands law which shall require the affirmative vote of the holders of a simple majority of the issued and outstanding shares of Acquiror Stock which are present and vote at the Annual Meeting;

(ii) each of the Domestication, the Name Change Proposal and the Charter Proposal shall require the approval of a special resolution as a matter of Cayman Islands law which shall require the affirmative vote of a majority of at least two-thirds of the issued and outstanding shares of Acquiror Stock which are present and vote at the Annual Meeting; and

(iii) the Director Election Proposal shall require the approval of an ordinary resolution of the holders of Acquiror Sponsor Stock as a matter of Cayman Islands law which shall require the affirmative vote of the holders of a simple majority of the issued and outstanding shares of Acquiror Sponsor Stock which are present and vote at the Annual Meeting.

(c) The foregoing votes are the only votes of any of Acquiror’s capital stock necessary in connection with the Domestication and entry into this Agreement by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

(d) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Acquiror Stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the Acquiror Stockholders approval of the transactions contemplated by this Agreement.

6.03 No Conflict. The execution, delivery and performance of this Agreement by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub, Intermediate Holdings and New HoldCo), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including Merger Sub, Intermediate Holdings and New HoldCo) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror (including Merger Sub, Intermediate Holdings or New HoldCo), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to enter into and perform its respective obligations under this Agreement.

6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions against Acquiror, Merger Sub, Intermediate Holdings or New HoldCo, or otherwise affecting Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror, Merger Sub, Intermediate Holdings or New HoldCo which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to enter into and perform its respective obligations under this Agreement.

6.05 Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo with respect to Acquiror, Merger Sub, Intermediate Holdings or New HoldCo’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed as of the Effective Time.

6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $409,482,273 invested in a trust account at J.P. Morgan Chase Bank N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated August 15, 2017, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated August 15, 2017. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust

Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since August 15, 2017 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder or is seeking repayment of any Stockholder Notes.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the NESCO Owner contained herein and the compliance by the Company and the NESCO Owner with their respective obligations hereunder, none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo on the Closing Date.

(c) As of the date hereof, none of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness other than pursuant to the Stockholder Notes.

6.07 Brokers’ Fees. Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.

6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 15, 2017 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). As of the date hereof, Acquiror meets the issuer requirements for use of Form S-3 (or its equivalent) under the Securities Act. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.09 Business Activities.

(a) Since its respective organization, none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or to which Acquiror, Merger Sub, Intermediate Holdings or New HoldCo is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or any acquisition of property by Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or the conduct of business by Acquiror, Merger Sub, Intermediate Holdings or New HoldCo as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub, Intermediate Holdings and New HoldCo, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for transactions contemplated herein, New HoldCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for transactions contemplated herein, Intermediate Holdings does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for transactions contemplated herein, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Each of Merger Sub, Intermediate Holdings and New HoldCo was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the First Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 6.09(d), none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (other than this Agreement and the Contracts expressly contemplated hereby and Contracts set forth on Schedule 6.09(d)).

(e) As of the date hereof, there is no liability, debt or obligation against Acquiror, Merger Sub, Intermediate Holdings or New HoldCo that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2018 as reported on Form 10-K or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) less than $100,000 in the aggregate with respect to any individual or series of related liabilities, debts or obligations that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2018 as reported on Form 10-K in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in the Schedules, including Schedule 6.09(d) and Schedule 6.09(e) or (iv) for professional fees, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions.

6.10 Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to the Acquiror Stockholders, and at the time of the Annual Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company or the NESCO Owner specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

6.11 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or by the NESCO Owner in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or the NESCO Owner, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV or Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

6.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c) There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror or any of its Subsidiaries, nor has Acquiror or any of its Subsidiaries executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d) No material audit or other examination of any Tax Return of Acquiror or any of its Subsidiaries by any Tax authority is presently in progress, nor has Acquiror or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(e) Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment. Neither Acquiror nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment.

6.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 400,000,000 shares of Acquiror Common Stock, of which, without giving effect to the Domestication, (A) 40,250,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 19,950,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement and (iii) 50,000,000 shares of Acquiror Sponsor Stock, of which, without giving effect to the Domestication, 10,062,500 shares of Acquiror Sponsor Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Sponsor Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Stock held by the Sponsors.

(b) Except for the Acquiror Warrants and Stockholder Notes, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in agreements with the NESCO Owner, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Stock or any other equity interests of Acquiror.

(c) The authorized equity interests of New HoldCo consist of limited liability company membership interests, all of which are issued and outstanding and beneficially held by Intermediate Holdings as of the date of this Agreement. All of such issued and outstanding limited liability company membership interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the equity interests of New HoldCo, or any other Contracts to which New HoldCo is a party or by which New HoldCo is bound obligating New HoldCo to issue or sell any equity interests in or debt securities of, New HoldCo, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in New HoldCo. There are no outstanding contractual obligations of New HoldCo to repurchase, redeem or otherwise acquire any securities or equity interests of New HoldCo. There are no outstanding bonds, debentures, notes or other Indebtedness of New HoldCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which New HoldCo’s members may vote. Except for this Agreement and the transactions contemplated hereby, New HoldCo is not a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of New HoldCo.

(d) The authorized equity interests of Intermediate Holdings consist of limited liability company membership interests, all of which are issued and outstanding and beneficially held by Acquiror as of the date of this Agreement. All of such issued and outstanding limited liability company membership interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the equity interests of Intermediate Holdings, or any other Contracts to which Intermediate Holdings is a party or by which Intermediate Holdings is bound obligating Intermediate Holdings to issue or sell any equity interests in or debt securities of, Intermediate Holdings, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Intermediate Holdings. There are no outstanding contractual obligations of Intermediate Holdings to repurchase, redeem or otherwise acquire any securities or equity interests of Intermediate Holdings. There are no outstanding bonds, debentures, notes or other Indebtedness of Intermediate Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Intermediate Holdings’s members may vote. Except for this Agreement and the transactions contemplated hereby, Intermediate Holdings is not a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of Intermediate Holdings.

(e) The authorized equity interests of Merger Sub consist of limited liability company membership interests, all of which are issued and outstanding and beneficially held by Acquiror as of the date of this Agreement. All of such issued and outstanding limited liability company membership interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

(f) The Acquiror Stock to be issued in connection with the Initial Merger will, upon issuance, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued free and clear of all Liens other than restrictions in the organizational documents of Acquiror and applicable Securities Laws restrictions and other than any Contracts in effect between any shareholder receiving such Acquiror Stock and Acquiror or any of its Subsidiaries.

6.14 NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CIC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CIC.WS”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CIC.U”. Except as set forth on Schedule 6.14, Acquiror is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock, Acquiror Warrants or Acquiror Units or terminate the listing of Acquiror Common Stock, Acquiror Warrants or Acquiror Units on the NYSE. None of Acquiror, Merger Sub, Intermediate Holdings, New HoldCo or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

6.15 Debt Commitment Letter. As of the date hereof, Acquiror has provided the NESCO Owner with a true, correct and complete copy of the Debt Commitment Letter. The Debt Commitment Letter has been duly authorized and executed by Acquiror (and, to the knowledge of Acquiror, the other parties thereto). As of the date hereof, the Debt Commitment Letter has not been amended or modified and the commitments contained in the Debt Commitment

Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Debt Commitment Letter (a) is, to the knowledge of Acquiror, in full force and effect and (b) constitutes the legal, valid and binding obligation of Acquiror, and to the knowledge of Acquiror, the other parties thereto, in each case, enforceable by Acquiror against each such counterparty in accordance with its terms; provided, that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Debt Commitment Letter on the part of Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other parties thereto. As of the date hereof and subject to the satisfaction of the conditions set forth in Article X, Acquiror does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Acquiror on the Closing Date. Subject to payment of fees set forth therein, the Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Acquiror on the terms therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Acquiror or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Debt Financing.

Article VII
COVENANTS OF THE COMPANY

7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 7.01 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b) (i) make, declare or pay any dividend or distribution to the stockholders of the Company, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a), or any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries are a party or by which they are bound, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(d) sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company and its Subsidiaries, taken as a whole, except for sales of items or materials in an amount not in excess of $5,000,000 in the aggregate, other than (i) sales or leases of assets to customers in the ordinary course of business and (ii) customary pledges of such assets under the First Lien Credit Agreement, the FILO Agreement and/or the Second Lien Notes;

(e) except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, (iii) grant or provide any material severance or termination payments or benefits to any employee or manager of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, stock or other properties in excess of $2,500,000 individually or $10,000,000 in the aggregate, (iii) sell, transfer, license, assign or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company and its Subsidiaries with a value in excess of $2,500,000, or acquire any assets in excess of $2,500,000, other than (A) customary pledges of such assets or Intellectual Property in connection with the Company’s existing credit facility, (B) licenses of Intellectual Property granted in the ordinary course of business, and (C) the expiration of Intellectual Property in accordance with the applicable statutory term, or (iv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(g) make any loans or advances to any Person, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(h) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(i) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(j) enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(k) (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 7.01(k);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $1,000,000 in the aggregate (net of insurance recoveries);

(m) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than borrowings and other extensions of credit under the First Lien Credit Agreement, provided that in no event shall any such borrowing or other extension of credit be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness;

(n) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(o) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(p) enter into any agreement to do any action prohibited under this Section 7.01.

7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

7.04 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.04 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

7.05 No Acquiror Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its controlled Affiliates, to comply with the foregoing sentence.

7.06 No Claim Against the Trust Account. Each of the Company and the NESCO Owner acknowledges that it has read Acquiror’s final prospectus, dated August 15, 2017 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and the NESCO Owner further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by August 21, 2019 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and the NESCO Owner on behalf of itself and its Affiliates hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.06 shall survive the termination of this Agreement for any reason.

7.07 Proxy Solicitation; Other Actions.

(a) The Company agrees to use commercially reasonable efforts to (i) promptly provide Acquiror with the information and financial statements listed on Schedule 7.07 to be included in the Proxy Statement/Prospectus and (ii) provide Acquiror, no later than April 18, 2019, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the Public Company Accounting Oversight Board’s standards applicable to SEC registrants. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 7.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

7.08 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, accountants, representatives, agents and advisors to, cooperate with Acquiror and its Subsidiaries in connection with the arrangement, syndication and obtaining of the Debt Financing (solely for purposes of this Section 7.08, the term “Debt Financing” shall be deemed to also include a customary “high yield” non-convertible debt securities offering to be issued or incurred in lieu of any bridge facility contemplated by the Debt Financing or pursuant to any “flex” or “securities demand” provisions of the fee letter applicable to the Debt Financing) as may be reasonably requested by Acquiror. Such cooperation by the Company and its Subsidiaries shall include: (i) furnishing, or causing to be furnished to, Acquiror and the Debt Financing Sources the Required Information and such other information regarding the Company and its Subsidiaries as may be reasonably requested by Acquiror that is reasonably necessary to consummate the Debt Financing, (ii) causing the Company’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, to participate in meetings, lender presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective lenders and ratings agencies, including direct contact between senior management of the Company and its Subsidiaries, on the one hand, and the actual and potential Debt Financing Sources and potential lenders or investors in the Debt Financing, on the other hand, in each case, upon reasonable advance notice and at mutually agreed times, (iii) providing assistance to Acquiror (A) to prepare rating agency presentations and bank books, Offering Documents and other marketing materials of a type customarily used for the Debt Financing, (B) to cooperate with the marketing efforts of Acquiror and its Debt Financing Sources (or any sources of Alternate Debt Financing) for any of the Debt Financing (or any Alternate Debt Financing) as reasonably requested by Acquiror and (C) in (1) obtaining customary (for high yield offerings of non-convertible debt securities) comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year for which historical financial statements are included in the applicable Offering Documents, in each case, from the Company’s auditors, and confirmation that such auditors are prepared to deliver such comfort letters throughout the Marketing Period upon completion of customary procedures (including by delivery of customary management representation letters), (2) preparing pro forma financial statements in form and substance reasonably acceptable to the Company’s auditors and (3) obtaining assistance from the Company’s auditors in attending accounting due diligence sessions in connection with the Debt Financing, (iv) facilitating the pledging of collateral in connection with the Debt Financing (including the delivery at Closing of original share certificates (to the extent the equity interests of such Person are certificated), scheduling collateral information, assisting with collateral audits and field examinations and appraisals and other collateral diligence with respect to Company and each of its Subsidiaries if required under the Debt Documents), (v) delivering customary authorization and representation letters with respect to the bank information memoranda, offering documents, lender presentations and other marketing materials from a senior officer of the Company representing to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities and requesting consents of accountants for use of their reports in the Offering Documents and other marketing materials used in connection with the Debt Financing, (vi) at least five Business Days prior to the Closing, providing (A) all documentation and other information (including any required beneficial ownership certification) about the Company as is requested by the Debt Financing Sources at least ten Business Days prior to the Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, and (B) a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined in the Debt Commitment Letter), (vii) using reasonable efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from existing lending and investment banking relationships of the Company and its Subsidiaries, (viii) to the extent timely requested by Acquiror, (A) causing the assets of the Company and its Subsidiaries to be released from any liens securing indebtedness, (B) without limiting the foregoing, furnishing documents reasonably requested by Acquiror or the Debt Financing Sources relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related liens, including customary payoff letters, guarantee releases, lien releases, redemption notices and satisfaction and discharge indentures, in each case in a form reasonably satisfactory to Buyer and the Debt Financing Sources, (ix) executing and delivering any customary certificates or documents as may be reasonably requested by Acquiror on behalf of its Debt Financing Sources and to be delivered to the Debt Financing Sources (including a certificate of the chief financial officer or another financial officer of the Business with respect to (A) solvency matters in the form set forth as an exhibit to the Debt Commitment Letter and (B) financial information in the offering documents not otherwise customarily covered by the “comfort” letters described above) and (x) facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing, including by requesting that the appropriate members of the governing bodies of the Company and each of its Subsidiaries and the appropriate officers of the Company and each of its Subsidiaries be available upon reasonable notice to Acquiror and its counsel to sign resolutions, certificates and Debt Documents (in each case to be held in escrow pending the Closing) in connection with the authorization of the Debt Financing and the Debt Documents and the execution and delivery of the Debt Documents in anticipation of the Closing (provided, that any such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs and shall be derived exclusively from the authority of Acquiror as the controlling equity holder of the Company as constituted after giving effect to the Closing); provided, in each case in clauses (i) through (x) above, that (w) neither the NESCO Owner nor any of its directors or officers, in their capacity as such, shall be required to cooperate with, or to incur any liability whatsoever in connection with, the Debt Financing prior to the Closing, (x) nothing in this Section 7.08 shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Article X to not be satisfied or otherwise cause any breach of this Agreement or (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate any Law, or result in the material contravention of, or result in a material violation or breach of, or material default under, any material Contract,

(y) except as provided in clause (x) above, the governing bodies of the Company and its Subsidiaries shall not be required prior to the Closing to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained and (z) none of the Company or any of its Subsidiaries shall be required to execute any Debt Documents (except as set forth in clause (x) above) prior to the Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing.

(b) The Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or would reasonably be expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Article VIII
COVENANTS OF Acquiror, Merger Sub, Intermediate Holdings and New HoldCo

8.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.

(d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Subject to Section 3.06(a), each of the Company and Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

8.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 8.02.

(b) For a period of six years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2018; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the NESCO Owner with the individuals set forth on Schedule 8.05(a) and Schedule 8.05(b), which indemnification agreements shall continue to be effective following the Closing.

8.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.03, in connection with the Domestication or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the certificate of formation, operating agreement or other organizational documents of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo;

(iii) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v) other than as expressly permitted pursuant to the provisos of Section 8.03(a)(vii), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (including pursuant to any Stockholder Notes); provided that, Acquiror shall be permitted to issue Stockholder Notes (solely and exclusively to the extent issued to the Sponsors) as necessary to permit Acquiror to fund or pay for (A) any ordinary course out-of-pocket expenses incurred in support of the Transactions and/or (B) any fees, costs or expenses incurred or arising under the Contracts set forth on Schedule 6.07 or Schedule 6.09; provided, further that any Stockholder Note issued pursuant to the foregoing proviso shall (1) be on terms and conditions reasonably satisfactory to the Company and (2) not contain any right, term, provision, covenant or agreement which permits or requires, and shall expressly forbid, that such Stockholder Note be converted into any equity securities or warrants of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo;

(viii) permit to be converted, redeemed, replaced or otherwise discharged, except by repayment with cash, any Stockholder Note;

(ix) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including pursuant to the provisos of Section 8.03(a)(vii) or incurred or arising under the Contracts set forth on Schedule 6.07 or Schedule 6.09, or (B) incurred in support of the Transactions; or

(x) (A) other than in connection with any PIPE Investment, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub, Intermediate Holdings and New HoldCo) to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

8.04 Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of the Debt Financing and any PIPE Investment to be applied, in each case, for the following: (a) the redemption of any shares of Acquiror Stock in connection with the Offer; (b) the payment of the Cash Merger Consideration pursuant to Section 3.02; (c) the payment of the Repaid Indebtedness pursuant to Section 3.07; (d) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.06; and (e) the balance of the assets in the Trust Account and net proceeds of the Debt Financing and any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) through (d), to be disbursed to Acquiror or the Surviving Company.

8.05 Director & Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate to cause (a) all of the members of the Acquiror Board to resign effective as of the Closing unless such member of the Acquiror Board is included on Schedule 8.05(a), (b) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 8.05(a) and (c) the individuals set forth on Schedule 8.05(a) to be elected as members of the Acquiror Board, effective as of the Closing. Except as otherwise specified in writing by the Company prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and the Acquiror Board shall take all actions necessary or appropriate to cause (i) all of the officers of Acquiror to resign effective as of the Closing and (ii) the individuals set forth on Schedule 8.05(b) to have been appointed as the officers of Acquiror in the positions specified opposite such individual’s names on Schedule 8.05(b), effective as of the Closing.

8.06 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror, Merger Sub, Intermediate Holdings and New HoldCo shall, and shall cause their Subsidiaries to, afford to the Company, the NESCO Owner and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, that are in the possession of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo, as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, the NESCO Owner and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.07 Stock Exchange Listing. From the date hereof through the Closing, Acquiror shall take reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants to be listed on, an Approved Stock Exchange.

8.08 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.09 PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 7.02 herein) as reasonably requested by Acquiror in connection with any PIPE Investment. None of Acquiror, Merger Sub, Intermediate Holdings, New Holdco or any of their respective Affiliates or Subsidiaries shall enter into or consummate a PIPE Investment without the prior written consent of the NESCO Owner (such consent not to be unreasonably withheld, conditioned or delayed; provided, that

NESCO Owner shall be permitted to withhold its consent, and the withholding of such consent shall be deemed reasonable, if (a) the gross purchase price per share of Acquiror Stock sold in such PIPE Investment shall be less than $10.00 per share, (b) the gross purchase price per share (after taking into account any exercise price, strike price or similar amount) of Acquiror Stock under any securities convertible into, or any rights, warrants or options to acquire, any capital stock or equity interests of Acquiror shall be less than $10.00 per share, or (c) such PIPE Investment is undertaken to raise equity capital in excess of the aggregate amount of redemptions sought from and/or expected to be made from the Trust Account), and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to the NESCO Owner.

8.10 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Acquiror to the NESCO Owner and shall be mutually agreed (in good faith) by Acquiror and the NESCO Owner prior to the Closing Date (the “LTIP”).

8.11 Domestication. Subject to receipt of the Acquiror Stockholder Approval, prior to the First Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached hereto as Exhibit D-1, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Cayman Law in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the First Effective Time, Acquiror shall cause the bylaws of Acquiror to be in the form attached hereto as Exhibit D-2 until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of Acquiror and the DGCL. In accordance with the Applicable Organization Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Stockholder, (i) each Class A ordinary share of Acquiror outstanding immediately prior to the effective time of the Domestication shall be converted into one share of common stock, par value $0.0001 per share, of Acquiror and (ii) each Class B ordinary share of Acquiror outstanding immediately prior to the effective time of the Domestication shall be converted into a number of shares of common stock, par value $0.0001 per share, of Acquiror that such Class B ordinary share would have converted into pursuant to Article 4.2 of Acquiror’s memorandum and articles of association on the first Business Day following consummation of a Business Combination.

8.12 Debt Financing.

(a) Subject to the other provisions of this Agreement, Acquiror hereby agrees to use commercially reasonable efforts to take all actions to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, to the extent required, the exercise of any “market flex” provisions), including using commercially reasonable efforts to maintain in effect the Debt Commitment Letter and using commercially reasonable efforts to, as promptly as possible (taking into account the timing of the Marketing Period): (i) satisfy on a timely basis all conditions applicable to Acquiror obtaining the Debt Financing set forth therein that are in their control, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related “market flex” provisions) or on other terms in the aggregate not materially less favorable to Acquiror (as reasonably determined by Acquiror), (iii) timely prepare, with the assistance of the Company and the Debt Financing Sources, the marketing materials with respect to the Debt Financing and (iv) commence the syndication and/or marketing activities contemplated by the Debt Commitment Letter.

(b) Prior to Closing, Acquiror shall (i) use commercially reasonable efforts to comply in all material respects with its obligations under the Debt Commitment Letter, (ii) not, without the prior written consent of the Company, terminate the Debt Commitment Letter or any definitive agreement related thereto; provided, that, Acquiror may terminate the Debt Commitment Letter upon the substantially concurrent execution of an Alternate Debt Financing without the prior written consent of the Company, and (iii) not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any material waiver of any provision or remedy under, the Debt Commitment Letter, if the effect of any such amendment, modification or waiver would (A) increase the margin (including by virtue of additional commitment fees, upfront fees and original issue discount) in excess of the percentage set forth on Schedule 8.12, (B) impose new or additional conditions, or otherwise expand any of the conditions to the receipt of the Debt Financing, (C) would be reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or (D) would or would reasonably be expected to result in a material and adverse effect on Acquiror and its Subsidiaries (including, following the Closing, the Company and its Subsidiaries), taken as a whole, after giving effect to the Transactions. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 8.12 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(c) Acquiror shall give the Company prompt written notice: (i) of any breach or default by any party to the Debt Commitment Letter or other Debt Document of which Acquiror becomes aware, if such breach or default would reasonably be expected to affect the timely availability of, or amount of, the Debt Financing, (ii) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document, (iii) if for any reason Acquiror believes in good faith it will not be able to obtain any material portion of the Debt Financing on the terms, in the manner and from the sources contemplated by the Debt Commitment Letter (including any related “market flex” terms) or the definitive agreements with respect thereto (including the Debt Document) and (iv) of any termination of the Debt Commitment Letter; provided, that in no event will Acquiror be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Acquiror shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related “market flex” terms), Acquiror shall, without limiting the obligations of Acquiror set forth in the immediately following sentence, use commercially reasonable efforts in direct consultation with the Company to arrange to obtain Alternate Debt Financing, including from alternative sources, on terms (including any related “market flex” terms), taken as a whole, in the aggregate not materially less favorable to Acquiror (as reasonably determined by Acquiror) than the Debt Financing contemplated by the Debt Commitment Letter (after giving effect to all related “market flex” terms) (“Alternate Debt Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 8.12 and Sections 7.08, 12.03, 12.04, 12.06, 12.10 and 12.13 shall be applicable to the Alternate Debt Financing, and, for the purposes of the definition of “Debt Documents”, Sections 6.15 and 7.08, this Section 8.12 and Sections 12.03, 12.04, 12.06, 12.10 and 12.13, all references to the Debt Financing shall be deemed to include such Alternate Debt Financing, all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternate Debt Financing and all references to the Debt Financing Sources shall include the persons providing or arranging the Alternate Debt Financing.

Article IX
JOINT COVENANTS

9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Mergers.

9.02 Preparation of Form S-4 & Proxy Statement; Annual Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to file with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Annual Meeting with respect to the Proposals (as defined below)).

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the de-registration of Acquiror in the Cayman Islands pursuant to Article 47 of the Acquiror Governing Documents and the registration by way of continuation as a corporation in the State of Delaware, (ii) approval of the change of Acquiror’s name to “Nesco Holdings, Inc.” upon the Effective Time (the “Name Change Proposal”), (iii) amendment and restatement of the Acquiror Governing Documents in connection with the Domestication and as set forth in Section 10.03(d), including any separate or unbundled proposals as are required to implement the foregoing (the “Charter Proposal”), (iv) the adoption and approval of this Agreement, (v) the approval of the Mergers, (vi) the approval of the issuance of the Stock Consideration, Warrant Consideration and Earnout Shares for purposes of complying with regulations of the Approved Stock Exchange on which the Acquiror Common Stock comprising part of the Stock Consideration is intended to be listed, (vii) the election of directors effective as of the Closing (the “Director Election Proposal”), (viii) approval of the LTIP effective as of the Closing and (ix) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Annual Meeting.

(d) Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Annual Meeting in accordance with the Applicable Organization Law for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 9.02(d), if on a date for which the Annual Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present,

Acquiror shall have the right to make one or more successive postponements or adjournments of the Annual Meeting, provided that the Annual Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Annual Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.

9.03 Exclusivity.

(a) During the Interim Period, each of the Company and the NESCO Owner shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub, Intermediate Holdings, New HoldCo and/or any of their Affiliates) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Acquiror, Merger Sub, Intermediate Holdings and New HoldCo hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a proposal to engage in an Acquisition Transaction without any breach by the Company of this Section 9.03(a); provided, further, however, that the foregoing acknowledgement shall not in any way diminish the obligations of the Company, the NESCO Owner, and their respective Affiliates and Representatives pursuant to this sentence and, for the avoidance of doubt, the Company shall not enter into any further discussions or negotiations or provide any further information in respect of, or enter into any agreement or arrangement with respect to, any such proposal. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances. Each of the Company and the NESCO Owner shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the NESCO Owner and/or any of their Affiliates), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, the NESCO Owner and their respective Affiliates and Representatives. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

9.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Mergers and the other transactions contemplated hereby. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror and the NESCO Owner will join in the execution of any such Tax Returns.

(b) Reorganization Treatment. Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, the Company and NESCO Owner intend that (i) the Domestication shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Mergers, taken together as a single integrated transaction for U.S. federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, the Company and NESCO Owner shall, and shall cause its respective Affiliates to, use its reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law or as required in good faith to settle a dispute with a Governmental Authority. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Company, Acquiror, Merger Sub, Intermediate Holdings and New HoldCo hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) Acquiror shall reasonably cooperate with the holders of Acquiror Stock to timely provide them with information sufficient to substantiate the “all earnings and profits amount” (as such term is used in Treasury Regulation Section 1.367(b)-3) with respect to their Acquiror Stock and to make any filings contemplated by Treasury Regulation Section 1.367(b)-1(c) (including, if applicable, the statement contemplated by Treasury Regulation Section 1.367(b)-1(c)(5)) with respect to the Domestication.

(e) Acquiror shall make or cause to be made a timely election to treat Merger Sub as a corporation for U.S. federal income tax purposes, which election will be effective prior to the First Effective Time.

9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, each party hereto and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of the other party hereto; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

9.06 Post-Closing Cooperation; Further Assurances. Each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article X
CONDITIONS TO OBLIGATIONS

10.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities shall have been procured or made, as applicable.

(b) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d) Acquiror will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer and prior to the Mergers.

(e) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.02 Conditions to Obligations of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo. The obligations of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(c) (Capitalization), and Section 4.15 (Brokers’ Fees) (the “Company Specified Representations”) and (B) of the NESCO Owner contained in Section 5.01 (Organization and Entity Power), Section 5.02 (Due Authorization), Section 5.03 (Title to Common Stock) and Section 5.09 (Brokers’ Fees) (the “NESCO Owner Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Sections 4.06(a), (b) and (d) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii) The representations and warranties of the Company contained in Section 4.01(b) (Due Incorporation) and Section 4.19(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company and the NESCO Owner contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Due Incorporation), Sections 4.06(a), (b) and (d) (Capitalization), the NESCO Owner Specified Representations and other than the representation and warranty of the Company contained in Section 4.19(a)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Each of the covenants of the Company and the NESCO Owner to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) NESCO Owner shall have executed and delivered the Registration Rights Agreement.

(d) NESCO Owner shall have executed and delivered the Stockholders’ Agreement.

(e) The Company shall have delivered to Acquiror a certificate signed by an officer of the Company and with regard only to the representations, warranties and covenants of the NESCO Owner an officer of the NESCO Owner, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(f) NESCO Owner shall have delivered to Acquiror a certification of non-foreign status, dated as of the Closing Date, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(g) The Acquiror Stockholder Approval shall have been obtained.

(h) The Debt Financing shall be available to be funded in accordance with the Debt Commitment Letter concurrently with the Closing.

10.03 Conditions to the Obligations of the Company and the NESCO Owner. The obligation of the Company and the NESCO Owner to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the NESCO Owner:

(a) Each of the representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 6.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(b) The representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo contained in Section 6.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c) Each of the covenants of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to be performed as of or prior to the Closing shall have been performed in all material respects.

(d) The Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit D-1, shall have been filed with the Secretary of State of the State of Delaware and Acquiror shall have adopted the Bylaws, substantially in the form attached hereto as Exhibit D-2.

(e) Acquiror shall have executed and delivered the Registration Rights Agreement.

(f) Acquiror shall have executed and delivered the Stockholders’ Agreement.

(g) Each of the covenants of each Sponsor required under such Sponsor’s Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(h) The Acquiror Common Stock comprising part of the Stock Consideration to be issued pursuant to this Agreement shall have been approved for listing on an Approved Stock Exchange, subject only to official notice of issuance thereof.

(i) The Available Closing Date Cash shall not be less than $265,000,000.

(j) Acquiror shall have delivered to the Company and the NESCO Owner a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b), Section 10.03(c) and Section 10.03(i) have been fulfilled.

Article XI
TERMINATION/EFFECTIVENESS

11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) August 21, 2019 or (B) to the extent Acquiror Stockholders duly approve a later date (the “Acquiror Deadline”) for completion of a Business Combination, the earlier of (x) such later Acquiror Deadline and (y) October 7, 2019 (the “Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s, Merger Sub’s, Intermediate Holdings’s or New HoldCo’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo set forth in this Agreement, such that the conditions specified in Section 10.03(a), Section 10.03(b) or Section 10.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Annual Meeting (subject to any adjournment or recess of the meeting).

11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, Debt Financing Sources, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 7.06, this Section 11.02 and Sections 12.02, 12.03, 12.04, 12.05, 12.06, 12.13, 12.15 and 12.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XII
MISCELLANEOUS

12.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.02 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror, Merger Sub, Intermediate Holdings, New HoldCo or the Surviving Company, to:

Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia 22209
Attn: Mark D. Ein, Chairman & CEO, and Dyson Dryden, President & CFO
E-mail:	mark@capinvestment.com
dyson@capinvestment.com
with a copy to:
Latham & Watkins LLP
555 Eleventh Street, N.W.
Washington, DC 20004
Attention:	Paul Sheridan
E-mail:	paul.sheridan@lw.com

(b) If to, or concerning, the NESCO Owner or the Company, to:

Nesco, LLC
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 45894
Attention:	Lee Jacobson
Bruce Heinemann
E-mail:	lee.jacobson@nescorentals.com
bruce.heinemann@nescorentals.com
with a copy to:
Energy Capital Partners III, LLC
12680 High Bluff Drive, Suite 400
San Diego, California 92130
Attention:	Rahman D’Argenio
Chris Leininger
Email:	rdargenio@ecpartners.com
cleininger@ecpartners.com

and with a copy to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:	William J. Benitez, P.C.
Cyril V. Jones
E-mail:	william.benitez@kirkland.com
cyril.jones@kirkland.com

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 7.01, an email from either Mark D. Ein or L. Dyson Dryden expressly consenting to the matter or action in question will suffice.

12.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that Acquiror, Merger Sub, Intermediate Holdings and/or New HoldCo may assign this Agreement and its rights hereunder without the prior written consent of the Company to any of the Debt Financing Sources to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Debt Financing in connection herewith; provided further, that the Company and/or the NESCO Owner may (a) delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company or the NESCO Owner so long as the Company or the NESCO Owner, as applicable, remains fully responsible for the performance of the delegated obligations (if any), (b) following the Closing, assign to any acquirer of the equity or all or substantially all of the assets of the Company, the NESCO Owner or any of their respective Affiliates, including the Surviving Company and its Subsidiaries (whether such sale is structure as a sale of stock, a sale of assets, a merger or otherwise) and (c) assign its rights, in whole or in part, to receive the Earnout Shares to any Person or Persons. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.02, (ii) from and after the Effective Time, the NESCO Owner (and its successors, heirs and representatives) shall be an intended third-party beneficiary of, and may enforce, Article II, Article III and Article IX, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 12.15 and 12.16. Notwithstanding anything to the contrary contained herein, each of Sections 11.02, 12.03, 12.06, 12.10, 12.12, 12.13, 12.14 and 12.15 and this sentence in Section 12.04 shall be enforceable by each Debt Financing Source (and each is an intended third party beneficiary thereof).

12.05 Expenses. Except as otherwise provided herein (including Section 3.06, Section 8.01(e) and Section 11.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, all claims or causes of action based upon, arising out of, or related to the Debt Financing or the Debt Commitment Letter, the transactions contemplated thereby, or against the Debt Financing Sources shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Sponsor Agreement and that certain Confidentiality Agreement, dated as of January 2, 2019, by and between Energy Capital Partners III, LLC and Acquiror (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors or manager, as applicable, of any of the parties hereto to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10. Notwithstanding anything to the contrary herein, Sections 11.02, 12.03, 12.04, 12.06, 12.13, the last two sentences of Section 12.15 and this sentence in Section 12.10 (and the definitions related thereto, to the extent relevant) may not be modified or amended in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

12.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any such party.

12.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

12.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court (except in respect of the Debt Financing or against any Debt Financing Source as set forth below). Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING). NOTWITHSTANDING ANYTHING SET FORTH ABOVE, NO PARTY HERETO, NOR ANY OF ITS AFFILIATES, SHALL BRING OR SUPPORT THE BRINGING OF, ANY CLAIM, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR

OTHERWISE, AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF ANYWHERE OTHER THAN IN (I) ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

12.14 Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

12.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the NESCO Owner, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Company agrees on behalf of itself and its Affiliates and Representatives that none of the Debt Financing Sources shall have any liability or obligation to the Company or any of its Affiliates or Representatives relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing). This Section 12.15 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Company.

12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

12.17 Acknowledgements.

(a) Each party hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the NESCO Owner Representations constitute the sole and exclusive representations and warranties of the NESCO Owner in connection with the transactions contemplated by this Agreement; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo; (v) except for the Company Representations by the Company, the NESCO Owner Representations by the NESCO Owner, and the Acquiror Representations by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the NESCO Owner Representations by the NESCO Owner and the Acquiror Representations by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo.

(b) Effective upon Closing, each party hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Notwithstanding anything herein to the contrary, nothing in this Section 12.17(b) shall preclude any party hereto from seeking any remedy for actual and intentional fraud by a party hereto solely and exclusively with respect to the making of any representation or warranty by it in Article IV, Article V or Article VI (as applicable). Each party hereto shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Stockholders’ Agreement, the Registration Rights Agreement and the Sponsor Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

CAPITOL INVESTMENT CORP. IV
By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer
CAPITOL INVESTMENT MERGER SUB 1, LLC
By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer
CAPITOL INTERMEDIATE HOLDINGS, LLC
By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer
CAPITOL INVESTMENT MERGER SUB 2, LLC
By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

[Signature page to Agreement and Plan of Merger]

NESCO HOLDINGS, LP
By:	NESCO Holdings GP, LLC
Its:	General Partner
By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	President and Secretary
NESCO HOLDINGS I, INC.
By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Assistant Secretary, President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Annex B

CERTIFICATE OF INCORPORATION
OF
NESCO HOLDINGS, INC.

First:    The name of the corporation is Nesco Holdings, Inc. (hereinafter sometimes referred to as the “Corporation”).

Second:    The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third:    The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (“DGCL”).

Fourth:    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 255,000,000 of which 250,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 5,000,000 shares shall be Preferred Stock par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     Preferred Stock.    The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B.      Common Stock.

1.      General.    The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.      Voting.    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.      Dividends.    Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4.      Liquidation.    Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Fifth:    The name and address of the incorporator is [Name], [Address].

Sixth:    The provisions of this Article Sixth shall be subject to the terms of that certain Stockholders’ Agreement, dated as of [•], 2019, by and among the Corporation and the stockholders party thereto, as amended or supplemented (including by any joinder) from time to time (the “Stockholders’ Agreement”). The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the 2020 Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the 2021 Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the 2022 Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Seventh:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.     Election of directors need not be by ballot unless the Bylaws so provide.

B.      In furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

C.     The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

E.      No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders except where such consent is signed by the holders of all shares of stock of the Corporation then outstanding and entitled to vote thereon.

Eighth:

A.     The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.      The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

NINTH:

A.     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery (or the federal district court for the District of Delaware or other state court of the State of Delaware, as applicable) having personal jurisdiction over the indispensable parties named as defendants therein.

B.      If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

Tenth:    Subject to the terms of the Stockholders’ Agreement, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Tenth.

Eleventh:

A.     Corporate Opportunity — Scope.    The provisions of this Article Eleventh are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) Energy Capital Partners, LLC, a Delaware limited liability company, Energy Capital Partners II, LLC, a Delaware limited liability company, Energy Capital Partners III, LLC, a Delaware limited liability company, Energy Capital Partners Mezzanine, LLC, a Delaware limited liability company, Energy Capital Partners IV, LLC, a Delaware limited liability company, Energy Capital Partners Credit Solutions II, LLC, a Delaware limited liability company, ECP ControlCo, LLC, a Delaware limited liability company, Energy Capital Partners Holdings, LP, a Delaware limited partnership, ECP Feeder, LP, a Delaware limited partnership and ECP Management GP, LLC, a Delaware limited liability company (collectively, “ECP”), and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with ECP), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, and (ii) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company, Mark Ein, L. Dyson Dryden, William Plummer and Jeff Stoops and each of their respective affiliates, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation; provided, that Exempted Persons shall not include the Corporation or any of its subsidiaries.

B.      Competition and Allocation of Corporate Opportunities.    To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to any such corporate opportunity that is expressly and exclusively offered to a director or officer of the Corporation in his or her capacity as such.

C.     Certain Matters Deemed Not Corporate Opportunities.    In addition to and notwithstanding the foregoing provisions of this Article Eleventh, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D.     Limitation of Director Liability.    To the fullest extent permitted by law, no amendment or repeal of this Article Eleventh in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article Eleventh shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

E.      Deemed Notice.    Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.

Twelfth:    The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Thirteenth:    For as long as the Stockholders’ Agreement remains in effect, in the event of any conflict between the terms and provisions of this Certificate of Incorporation and those contained in the Stockholders’ Agreement, the terms and provisions of the Stockholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by on this __ day of _______, 2019.

Name:
Title: [Incorporator]

[Signature Page to Nesco Holdings, Inc. Certificate of Incorporation]

Bylaws of
Nesco Holdings, Inc.
(a Delaware corporation)

Bylaws of
Nesco Holdings, Inc.

Article I — Corporate Offices

1.1    Registered Office.

The address of the registered office of Nesco Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted.

2.3    Special Meeting.

Special meetings of the stockholders for any purpose or purposes may be called at any time by the Board, but such special meetings may not be called by any other person or persons.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

2.4    Advance Notice Procedures for Business Brought before a Meeting.

(i)     At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in Person who (A)(1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in Person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90 day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)         As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (2) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b)         As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing

Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)         As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

(iv)   For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive office of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(vi)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii)  In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5    Advance Notice Procedures for Nominations of Directors.

(i)     Nominations of any Person for election to the Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in Person (as defined in Section 2.4) (1) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(ii)    Without qualification, for a stockholder to make any nomination of a Person or Persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)         As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b)         As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting); and

(c)         As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi).

(iv)   For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any other participant in such solicitation.

(v)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(vi)   To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination.

(vii)  The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(viii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(ix)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(x)    Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

2.6    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)     if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii)    if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in Person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in Person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10  Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11  Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12  Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13  Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.14  List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15  Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i)     determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)   count and tabulate all votes;

(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

2.16  Consent of Stockholders in Lieu of a Meeting.

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Article III — Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the class, if any, to which the director is appointed and until such director’s successor shall have been elected and qualified. A vacancy on the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in Person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or any two members of the Board.

Notice of the time and place of special meetings shall be:

(i)     delivered Personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)   sent by facsimile or electronic mail; or

(iv)   sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (a) delivered Personally by hand, by courier or by telephone, (b) sent by facsimile or electronic mail, or (c) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

At all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9    Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10  Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1    Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)     Section 3.5 (place of meetings and meetings by telephone);

(ii)    Section 3.6 (regular meetings);

(iii)   Section 3.7 (special meetings and notice);

(iv)   Section 3.9 (action without a meeting); and

(v)    Section 7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)     the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V — Officers

5.1    Officers.

The officers of the Corporation shall include a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3    Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6    Representation of Shares of Other Corporations.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Article VII — General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2    Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3    Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9    Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10  Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11  Registered Stockholders.

The Corporation:

(i)      shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.12  Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice by Electronic Transmission

8.1    Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i)     the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii)    such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other Person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)     if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)   if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2    Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX — Indemnification

9.1    Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a Person in connection with a Proceeding initiated by such Person only if the Proceeding was authorized in the specific case by the Board.

9.2    Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such Proceeding.

9.3    Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Person to repay all amounts advanced if it should be ultimately determined that the Person is not entitled to be indemnified under this Article IX or otherwise.

9.4    Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5    Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6    Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7    Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8    Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9    Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such Person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer appointed pursuant to Article V of these bylaws, and to any vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the Certificate of Incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), Personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Article XII — Conflicts

For as long as that certain Stockholders’ Agreement, dated as of [•], 2019, by and among the Corporation and the stockholders party thereto, as amended or supplemented (including by any joinder) from time to time (the “Stockholders’ Agreement”), remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders’ Agreement, the terms and provisions of the Stockholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Nesco Holdings, Inc.

Certification of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Nesco Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on ___________, 2019, effective as of ___________, 2019 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of ___, 2019.

[Name]
[Secretary]

Annex C

NESCO HOLDINGS, INC.
2019 OMNIBUS INCENTIVE PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
SHARES Available for Awards

4.1    Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, redeemed, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3    Incentive Option Limitations. Notwithstanding anything to the contrary herein, no more than 3,150,000 Shares may be issued pursuant to the exercise of Incentive Options.

4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or shares, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate.

Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5    Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $700,000 per year (provided that such limit shall not apply in the first fiscal year of a director’s service with the Company if the Awards in excess of such amount are approved by other directors not receiving comparable or similar awards).

ARTICLE V.
Options and Stock Appreciation Rights

5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any

Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such termination of Service).

5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase or redeem all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2    Restricted Stock.

(a)    Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares of Restricted Stock, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Shares or property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of share of Restricted Stock, together with a stock power endorsed in blank.

6.3    Restricted Stock Units.

(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)    Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VII.
Other STOCK or Cash Based Awards

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.
Adjustments for Changes in Shares
and Certain Other Events

8.1    Equity Restructuring. (a)    In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Shares or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3    Administrative Stand Still. In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Shares, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.4    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; No Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Option to a Non-Qualified Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing, the Administrator may not, without the approval of the Company’s stockholders, take any action that would be considered a “repricing” of an Option or Stock Appreciation Right under the applicable listing standards of the national securities exchange on which the Common Stock is listed (if any).

9.7    Conditions on Delivery of Shares. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Additional Terms of Incentive Options. The Administrator may grant Incentive Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Options under the Code. If an Incentive Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Option.

ARTICLE X.
Miscellaneous

10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on share certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the day that it is adopted by the Board and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, no Awards will be granted under the Plan will continue in full force and effect in accordance with their terms.

10.4    Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13    Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

10.14    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5    “Board” means the Board of Directors of the Company.

11.6    “Cause” means, with respect to a Participant, “Cause” (or any term of similar effect) as defined in such Participant’s employment agreement with the Company or any of its Subsidiaries if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its Subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries; or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries.

11.7    “Change in Control” means and includes each of the following:

(a)    A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange

Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10    “Common Stock” means share(s) of common stock par value $0.0001 per share of the Company.

11.11    “Company” means Nesco Holdings, Inc., a Delaware corporation.

11.12    “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14    “Director” means a Board member.

11.15    “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17    “Employee” means any employee of the Company or its Subsidiaries.

11.18    “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a share dividend, share split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of the Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

11.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20    “Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

11.21    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of equity securities of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22    “Incentive Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23    “Non-Qualified Option” means an Option not intended or not qualifying as an Incentive Option.

11.24    “Option” means an option to purchase Shares.

11.25    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.26    “Overall Share Limit” means 3,150,000 Shares.

11.27    “Participant” means a Service Provider who has been granted an Award.

11.28    “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Shares, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.29    “Plan” means this 2019 Omnibus Incentive Plan.

11.30    “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.31    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, a Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.32    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.33    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.34    “Securities Act” means the Securities Act of 1933, as amended.

11.35    “Service Provider” means an Employee, Consultant, or Director of the Company or any of its Subsidiaries.

11.36    “Share” means a share of Common Stock.

11.37    “Stockholder” means a holder of Common Stock.

11.38    “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.40    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.41    “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

PROSPECTUS FOR UP TO 48,312,500 SHARES OF COMMON STOCK,
18,450,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS,
AND 18,450,000 WARRANTS

OF

CAPITOL INVESTMENT CORP. IV

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [•], 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Capitol’s memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

After the Domestication, Capitol’s certificate of incorporation will provide that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)     For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of Capitol’s certificate of incorporation will provide:

“To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date
2.1	Agreement and Plan of Merger, dated as of April 7, by and among Capitol Investment Corp. IV, Capitol Intermediate Holdings, LLC, Capitol Investment Merger Sub 1, LLC, Capitol Investment Merger Sub 2, LLC, NESCO Holdings, LP, and NESCO Holdings I, Inc.*	Annex A	—	—
3.1	Form of Certificate of Incorporation of Nesco Holdings, Inc.	Annex B	—	—
3.2	Form of Bylaws of Nesco Holdings, Inc.	Annex B	—	—
3.3	Memorandum and Articles of Association of Capitol Investment Corp. IV	By Reference	S-1	July 7, 2017
3.4	Amended and Restated Memorandum and Articles of Association of Capitol Investment Corp. IV	By Reference	8-K	August 17, 2017
4.1	Specimen Unit Certificate.	By Reference	S-1/A	August 7, 2017
4.2	Specimen Ordinary Share Certificate.	By Reference	S-1/A	August 7, 2017
4.3	Specimen Warrant Certificate.	By Reference	S-1/A	August 7, 2017
4.4	Specimen Common Stock Certificate of Nesco Holdings, Inc.	Herewith	—	—
4.5	Specimen Warrant Certificate of Nesco Holdings, Inc.	Herewith	—	—
4.6	Form of Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company and Nesco Holdings, Inc.	Herewith	—	—
4.7	Form of Registration Rights Agreement between Nesco Holdings, Inc. and certain holders identified therein.	Previously Filed	—	—
5.1	Opinion of Graubard Miller.	Previously Filed	—	—
10.1	Letter Agreement signed by each of Capitol Acquisition Management IV, LLC and Mark D. Ein.	By Reference	8-K	August 17, 2017
10.2	Letter Agreement signed by each of Capitol Acquisition Founder IV, LLC and L. Dyson Dryden.	By Reference	8-K	August 17, 2017

Exhibit No.	Description	Included	Form	Filing Date
10.3	Form of Letter Agreement signed by each of Lawrence Calcano, Brooke B. Coburn, and Richard C. Donaldson.	By Reference	8-K	August 17, 2017
10.4	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Capitol Investment Corp. IV.	By Reference	8-K	August 17, 2017
10.5

Registration Rights Agreement among Capitol Investment Corp. IV and each of Capitol Acquisition Management IV, LLC, Capitol Acquisition Founder IV, LLC, Lawrence Calcano, Brooke B. Coburn, and Richard C. Donaldson.

		By Reference	8-K	August 17, 2017
10.6	Form of Private Placement Warrants Purchase Agreement between Capitol Investment Corp. IV and each of the purchasers of Private Placement Warrants	By Reference	S-1/A	August 7, 2017
10.7	Administrative Services Agreement between Capitol Investment Corp. IV, Venturehouse Group, LLC and Dryden Capital Management, LLC.	By Reference	8-K	August 17, 2017
10.8	Form of promissory note issued to officers and directors.	By Reference	8-K	March 22, 2019
10.9	Form of Omnibus Incentive Plan	Annex C	—	—
10.10	Form of Stockholders’ Agreement	Previously Filed	—	—
10.11	Sponsor Support Agreement	Previously Filed	—	—
10.12	Employment Agreement, dated February 26, 2014, by and among NESCO Holdings, LP, NESCO LLC and Lee Jacobson	Previously Filed	—	—
10.13	Employment Agreement, dated September 26, 2014, by and among NESCO Holdings, LP, NESCO LLC and Bruce J. Heinemann	Previously Filed	—	—
10.14	Employment Agreement, dated February 26, 2014, by and among NESCO Holdings, LP, N ESCO LLC and Kevin Kapelke	Previously Filed	—	—
10.15	Employment Agreement, dated May 13, 2019 by and among NESCO Holdings, LP, NESCO, LLC and Robert Blackadar	Previously Filed	—	—
10.16	Form of Stock Option Agreement	Previously Filed	—	—
21.1	Subsidiaries of the Registrant	Previously Filed	—	—
23.1	Consent of Deloitte & Touche LLP	Herewith	—	—
23.2	Consent of Marcum LLP	Herewith	—	—
23.3	Consent of Graubard Miller	Included within exhibit 5.1	—	—
99.1	Form of Proxy Card	Previously Filed	—	—
99.2	Consent of William Plummer to be named as a Director	Previously Filed	—	—
99.3	Consent of Doug Kimmelman to be named as a Director	Previously Filed	—	—
99.4	Consent of Rahman D’Argenio to be named as a Director	Previously Filed	—	—
99.5	Consent of Jeff Stoops to be named as a Director	Previously Filed	—	—
99.6	Consent of Lee Jacobson to be named as a Director	Previously Filed	—	—

____________

*        Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, VA, on the 4th day of June, 2019.

By:	/s/ Mark D. Ein
Mark D. Ein
President (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark D. Ein and L. Dyson Dryden acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Mark D. Ein	Chairman of the Board and Chief Executive Officer	June 4, 2019
Mark D. Ein	(Principal Executive Officer)
/s/ L. Dyson Dryden	President, Chief Financial Officer and Director	June 4, 2019
L. Dyson Dryden	(Principal Financial and Accounting Officer)
	Director	June 4, 2019
Lawrence Calcano
*	Director	June 4, 2019
Brooke B. Coburn
*	Director	June 4, 2019
Richard C. Donaldson

____________

*        By L. Dyson Dryden, power of attorney